LICENSE AND CONDUCT OF BUSINESS AGREEMENT

dated as of November 21, 2004

by and among

TDS FRANCHISING, LLC,

THE DISNEY STORE, LLC

and

THE DISNEY STORE (CANADA) LTD.

LICENSE AND CONDUCT OF BUSINESS AGREEMENT

          THIS LICENSE AND CONDUCT OF BUSINESS AGREEMENT (this "Agreement"), dated as of November 21, 2004 (the "Effective Date"), is made and entered into by and among TDS Franchising, LLC, a California limited liability company ("TDSF"), The Disney Store, LLC, a California limited liability company ("TDS USA"), and The Disney Store (Canada) Ltd., a corporation incorporated under the laws of the Province of Ontario ("TDS Canada" and, together with TDS USA, "Licensee"). Each of TDSF and Licensee may be referred to herein as a "party" or, collectively, as the "parties."

W I T N E S S E T H:

          WHEREAS, pursuant to an Acquisition Agreement, dated as of October 19, 2004 (the "Acquisition Agreement"), by and among Disney Enterprises, Inc. ("DEI"), Disney Credit Card Services, Inc., Hoop Holdings, LLC, a Delaware limited liability company ("Licensee Parent"), and Hoop Canada Holdings, Inc., a Delaware corporation ("Canadian Parent"), on the date hereof, Licensee Parent is acquiring all of the equity interests of TDS USA and Canadian Parent is acquiring all of the equity interests of TDS Canada; and

          WHEREAS, Licensee is the tenant under certain leases and the owner, lessee or licensee of various other personal property assets that heretofore have been used in the operation of a chain of specialty retail stores known as the "Disney Store"; and

          WHEREAS, Licensee desires to continue to operate such chain of specialty retail stores in a form, manner and style as provided for in this Agreement; and

          WHEREAS, an Affiliate of TDSF has heretofore operated an online retail store located on the World Wide Web at www.disneystore.com; and

          WHEREAS, Licensee desires to operate a new online retail store located on the World Wide Web at www.disneystore.com in a form, manner and style as provided for in this Agreement; and

          WHEREAS, in order to enable Licensee to so operate such chain and such online retail store, Licensee desires to obtain from TDSF, and TDSF desires to grant to Licensee, certain rights in specified names, marks, symbols, logos, characters and other proprietary designations and intellectual property owned by or licensed to TDSF and its Affiliates, all subject to and in strict adherence to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

1.           DEFINITIONS.

          As used in this Agreement, the following defined terms shall have the respective meanings set forth below:

          "Acquisition Agreement" shall have the meaning specified in the recitals hereto.

          "Action" shall mean any action, lawsuit, charge, complaint, claim (including a letter authored by an attorney on behalf of his client alleging a Loss), counterclaim, arbitration, order, decree, judgment, investigation or other legal, administrative or Tax proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Additional Merchandise Categories" shall mean any merchandise category, other than the Pre-Approved Merchandise Categories, as TDSF shall approve in its sole discretion, which approval shall be sought in accordance with Section 9.19.3.

          "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by Contract, or otherwise; provided, that (i) in no event shall Licensee be deemed an Affiliate of TDSF or vice versa, and (ii) for purposes of this Agreement, in no event shall any of the following Persons or any of their respective Affiliates be deemed an Affiliate of TDSF: (A) Euro Disney Investments, Inc., EDL S.N.C. Corporation, Euro Disney Associes S.N.C., Euro Disneyland SNC, Euro Disney SCA, Euro Disneyland Participations S.A., Euro Disney S.A., EDL Holding Company, EDL Participations S.A., Centre de Congres Newport S.A.S., Euro Disneyland Imagineering S.a.r.l., Societe de Gerance d’Euro Disneyland SA and any other entity commonly known as "Euro Disney", "Euro Disneyland" or "Disneyland Resort Paris", and (B) Hongkong International Theme Parks Limited, Hong Kong Disneyland Management Limited, and Walt Disney Holdings (Hong Kong) Limited and any other entity commonly known as "Hong Kong Disney", "Hong Kong Disneyland" or "Disneyland Resort Hong Kong".

          "Agreement" shall mean this Agreement, by and among the parties as amended, restated and/or supplemented from time to time.

          "Allocated Cost Methodology" shall mean a calculation of costs and expenses of TDSF, its Affiliates and Representatives in accordance with the following: (a)  personnel of TDSF and/or its Affiliates shall be billed at their direct costs (i.e., payroll costs, including payroll taxes and fringe benefit costs, for both employees and supervisors), plus twenty percent (20%) of all said direct costs to cover additional overhead; (b) materials shall be billed at the net cost to TDSF, its Affiliates and Representatives, plus five percent (5%) thereof to cover overhead; and (c) services other than those of personnel of TDSF and its Affiliates (e.g., contractors, subcontractors or other Representatives) shall be billed at TDSF’s or its Affiliates’ costs, plus five percent (5%) thereof to cover overhead.

          "Annual Business Plan" shall have the meaning specified in Section 9.2.

          "Appeal Notice" shall have the meaning specified in Section 21.23.4.

          "Appellate Arbitrators" shall have the meaning specified in Section 21.23.5(e).

          "Appraiser" and "Appraisers" shall have the respective meanings specified in Section 15.2.1(b).

          "Approval Item" shall have the meaning specified in Section 9.19.3.

          "Approval Item Proposal" shall have the meaning specified in Section 9.19.3(a).

          "Approval Requests" shall have the meaning specified in Section 8.1.

          "Approved Template" shall have the meaning specified in Section 5.2.1.

          "Arbitrable Disputes" shall have the meaning specified in Section 21.23.2.

          "Arbitration Administrator" shall have the meaning specified in Section 21.23.2.

          "Arbitration Parties" shall have the meaning specified in Section 21.23.3.

          "Arbitrator" shall have the meaning specified in Section 21.23.5(e).

          "Archives Location" shall mean the physical library or other physical room or substantially comparable physical location, if any, located at 500 South Buena Vista Street, Burbank, California (or, if the headquarters of TWDC is moved to an alternative location, such alternative headquarters of TWDC), at which an Affiliate of TDSF maintains replicas of consumer products, souvenirs and other merchandise that principally bear, feature or incorporate one (1) or more Disney-Branded Properties and are used and maintained for archival purposes.

          "Article" shall have the meaning specified in Section 5.1.

          "Audit Firm" shall have the meaning specified in Section 5.1.4(a)(i).

          "Average Royalty Amount" shall have the meaning specified in Section 7.2.

          "Bank One" shall mean, collectively, Bank One, Delaware, N.A., a national banking association, and Bank One, N.A., a national banking association, and any successor to either of the foregoing.

          "Bank One Agreement" shall mean the Co-Branded Credit Card Agreement, effective as of April 30, 2002, by and between Bank One and Disney Credit Card Services, Inc., a California corporation.

          "Banking Institution" shall mean (i) any national bank or banking institution or trust company organized under the Laws of the United States or any state or territory of the United States or the District of Columbia, the business of which is substantially confined to banking and is supervised by the applicable federal, state or territorial banking commission or similar official; (ii) a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution that is supervised and examined by state or federal authority having supervision over any such institution; or (iii) a company that is organized as an insurance company and whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and that is subject to supervision by the insurance commission or a similar official or agency of a state or territory or the District of Columbia; provided, that, for purposes of this Agreement, any Banking Institution that is owned, leased, licensed, controlled or operated by a Person who would be a Disqualified Person but for subparagraph (7) of the definition of "Disqualified Person" shall be excluded from the definition of "Banking Institution."

          "Banking Product" shall mean bank savings and checking accounts, certificates of deposit, home equity loans, mortgages, online banking, student loans, consumer savings bonds, consumer and small business installment loans and consumer and small business lines of credit.

          "Barricade Procedures" shall have the meaning specified in Section 9.3.1(c).

          "Board" shall have the meaning specified in Section 9.13.1.

          "Board Communication" shall have the meaning specified in Section 9.13.1(a).

          "Board Meetings" shall have the meaning specified in Section 9.13.1.

          "Board Observer" shall have the meaning specified in Section 9.13.1.

          "Board Special Committee Session" shall have the meaning specified in Section 9.13.1(e).

          "Breach Threshold" shall have the meaning specified in Section 13.14.

          "Business" shall mean, collectively, all conduct in accordance with the provisions of this Agreement in connection with (i) operating the Facilities and the Internet Store under the "Disney Store" name (or, in the case of Outlet Facilities, the name "Disney Store Outlet" or such other name as shall be approved by each of TDSF and Licensee in its respective sole discretion), (ii) developing, manufacturing or causing the manufacture of, warehousing, distributing, offering for sale and selling Disney Merchandise solely within the Facilities and the Internet Store, (iii) marketing, advertising and promoting the Facilities, the Internet Store and the Disney Merchandise offered for sale within the Facilities and the Internet Store, (iv) corporate administration of the foregoing activities and (v) other comparable and ancillary activities related thereto.

          "Business Day" shall mean any day except Saturday, Sunday or any day on which banks in the State of California are permitted to be closed.

          "Business Properties" shall mean, collectively, all Leased Property, Other Real Property and any other real property used in the Business.

           "BVHE" shall mean Buena Vista Home Entertainment, Inc., a wholly owned subsidiary of TWDC.

          "BVHE Merchandise" shall have the meaning specified in Section 9.6.3(b).

          "Canada Reincorporation" shall have the meaning specified in Section 9.12.1(a)(III).

          "Canada Reincorporation Date" shall have the meaning specified in Section 9.12.1(a)(III).

          "Canadian Joinder" shall have the meaning specified in Section 9.12.1(a)(II).

          "Canadian Limited Partner" shall mean a Nova Scotia entity that is (or will be) a wholly owned Subsidiary of TDS Canada that has been (or will be) newly formed by TDS Canada for the sole purpose of holding the limited partner interests in New Canadian Limited Partnership. For purposes of clarification, Canadian Limited Partner is or will be a holding company whose sole operation consists of holding the limited partner interests in New Canadian Limited Partnership.

          "Canadian Parent" shall mean Hoop Canada Holdings, Inc., a Delaware corporation, until the execution and delivery of the Canadian Joinder as contemplated by Section 9.12.1(a)(II), whereupon "Canadian Parent" shall refer individually and collectively to Hoop Canada Holdings, Inc., a Delaware corporation, and Canadian Limited Partner. For purposes of clarification, Hoop Canada Holdings, Inc. is a holding company whose sole operation consists of holding the Outstanding TDS Canada Securities.

          "Canadian Parent Securities" shall mean Securities of Canadian Parent in whatever form.

          "CAP" shall have the meaning specified in Section 5.1.4(a)(iii).

          "Chain Wide In Store Materials" shall have the meaning specified in Section 5.2.2(b).

          "Character Appearances" shall have the meaning specified in Section 4.11.

          "Character Properties" shall mean any animated character names, designs and depictions that are Disney-Branded Properties (e.g., Mickey Mouse, Donald Duck, Cinderella, Dumbo, Snow White).

          "Charged Off Receivable" shall have the meaning specified in Section 7.1.1.

          "Charitable Organization" shall mean any charitable organization as defined in Section 501(c)(3) of the Internal Revenue Code, provided such Charitable Organization is not in any way Affiliated with any Dabah Stockholders.

          "Closing Procedures Objection Notice" shall have the meaning specified in Section 9.3.1(c).

          "Co-Branded Card Agreements" shall mean, collectively, the Bank One Agreement and the Visa Agreement.

          "Code" shall have the meaning specified in Section 5.1.4(a)(i).

          "Complaint" shall have the meaning specified in Section 21.23.4.

          "Conceptual Materials" shall have the meaning specified in Section 5.1.1(a).

          "Confidential Information" shall have the meaning specified in Section 17.2.

          "Conforming Approved Template" shall mean an Approved Template in which none of the Disney Properties included therein have been altered or modified in any manner (other than proportional increases or decreases in size to reflect different sized materials) and, except for (i) alterations or modifications to those features and information that were intended to be changed with each use thereof as specified by Licensee in connection with the submission of the applicable proposed Template pursuant to Section 5.2.1 and (ii) immaterial alterations or modifications that are not related to any Disney Property in any manner whatsoever (in the case of any dispute arising with respect to subparagraph (ii), such dispute shall be resolved by TDSF in its business judgment), none of the other elements of such Approved Template have been altered or modified in any manner.

          "Conforming Sizes" shall have the meaning specified in Section 5.1.3(i).

          "Continuing Employee" shall have the meaning specified in Section 9.4.2.

          "Contract" shall mean any agreement, lease, license, evidence of debt, mortgage, hypothec, charge, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding, or other contract, obligation or arrangement of any kind, whether written or oral, including, without limitation, all amendments, renewals, extensions or other modifications thereof.

          "Contract Year" shall have the meaning specified in Section 2.1.

          "Contract Year Royalty Amount" shall have the meaning specified in Section 7.2.

          "Contract Year Start Date" shall have the meaning specified in Section 2.1.

          "Core Stores" shall mean those Store Facilities designated as "Core Stores" under the Acquisition Agreement.

          "CPI" shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average (1982-1984=100) Unadjusted, all items indexed, published by the Bureau of Labor Statistics (the "BLS") United States Department of Labor, subject to the following conditions and contingencies: (i) in the event that the CPI is revised during the Term, such revised index shall be used to compute all CPI-based adjustments provided for in this Agreement, provided, that, should the revised index vary from the unrevised CPI to such an extent that the BLS publishes a conversion factor, that conversion factor shall be applied to the unrevised index in determining such adjustments; (ii) in the event the base reference used in computing the CPI is changed during the Term, the CPI-based adjustments provided for in this Agreement shall be calculated based on the new base year index, provided, that, in such event, TDSF shall apply a conversion factor to the prior base year index for the purpose of making the new index as comparable as practicable with the prior base year index; and (iii) if the CPI shall cease to be compiled and published altogether at any time during the Term, the parties hereto shall mutually agree upon and select an index as closely comparable thereto as is practicable, but if they are unable to mutually agree on an index within ten (10) Business Days, an index shall be selected for the parties hereto by the accounting firm of PricewaterhouseCoopers, which selection shall be binding on the parties.

          "CPI Adjustment Methodology" shall mean, whenever an amount is required to be increased from one Contract Year to another by the amount of the CPI increase, such increase shall be calculated by multiplying such amount for the immediately preceding Contract Year by a fraction, the numerator of which is the CPI for the month just prior to the commencement of the forthcoming subject Contract Year (or, if there was no CPI published for such month, the CPI published for the most recent calendar month prior thereto for which such index was published shall be used), and the denominator of which is the CPI published for the same calendar month in the immediately prior Contract Year (or, if there was no CPI published for such month, the CPI published for the most recent calendar month prior thereto for which such index was published shall be used); provided, that in no event (i) shall such amount for any Contract Year be less than the applicable amount for the immediately preceding Contract Year and (ii) shall the amount for a Contract Year exceed one hundred three percent (103%) of the applicable amount for the immediately preceding Contract Year.

          "Cumulative Cash Flow" shall mean, at any date, the cumulative Consolidated Net Income (as defined on Schedule 1(a)) of Licensee, Licensee Parent, Canadian Parent and their respective Subsidiaries from the commencement of the Term through the date of calculation, plus (i) without duplication and only to the extent reflected as a charge in the statement of such Consolidated Net Income, the amount of depreciation and amortization expense of Licensee, Licensee Parent, Canadian Parent and their respective Subsidiaries from the commencement of the Term through the date of calculation, minus (ii) (a) the amount of all capital expenditures made in connection with the Business, the Facilities and the Internet Store by Licensee, Licensee Parent, Canadian Parent and their respective Subsidiaries from the commencement of the Term through the date of calculation (but excluding any such capital expenditures that were funded by capital contributions by TCP or Licensee Parent to TDS USA in excess of the initial Fifty Million Dollar ($50,000,000) capital contribution made by TCP and Licensee Parent to TDS USA on or about the Effective Date pursuant to the TCP Guaranty and Commitment) and all Licensee Payments and Dividend Payments made or accrued but unpaid from the commencement of the Term through the date of calculation, in each case without duplication and only to the extent not already deducted in calculating such Consolidated Net Income, and (b) the positive or negative amount equal to the Working Capital as of the date of calculation minus the Effective Date Working Capital.

          "Cure" or "Cured" shall mean that a breaching party under this Agreement has cured its respective breach of this Agreement to the satisfaction of the non-breaching party (as determined by the non-breaching party in its business judgment) (i) in the case of a Royalty Breach, within five (5) Business Days following written notice of such breach from the non-breaching party to the breaching party, (ii) in the case of a Licensee Infringing Use, within ten (10) Business Days following written notice of such breach from the non-breaching party to the breaching party (or, if such cure cannot reasonably be accomplished to the non-breaching party’s satisfaction within such ten (10) Business Day period, then the breaching party shall in good faith have commenced such cure within such ten (10) Business Day period and shall thereafter have proceeded diligently to complete such cure to the non-breaching party’s satisfaction (as determined by the non-breaching party in its business judgment) within twenty (20) Business Days following such written notice from the non-breaching party to the breaching party), and (iii) in the case of any breach other than a Royalty Breach or a Licensee Infringing Use, within twenty (20) Business Days following written notice of such breach from the non-breaching party to the breaching party (or, if such cure cannot reasonably be accomplished to the non-breaching party’s satisfaction within such twenty (20) Business Day period, then the breaching party shall in good faith have commenced such cure within such twenty (20) Business Day period and shall thereafter have proceeded diligently to complete such cure to the non-breaching party’s satisfaction (as determined by the non-breaching party in its business judgment) within thirty (30) Business Days following such written notice from the non-breaching party to the breaching party). The parties acknowledge and agree that, with respect to any Marketing Materials or Disney Merchandise that constitute a breach of this Agreement by Licensee and that were broadly distributed or disseminated to the general public prior to the date on which Licensee became aware of such breach of this Agreement, Licensee shall not be required to collect or recover such publicly distributed Marketing Materials or Disney Merchandise from the general public in order to Cure the respective breach; provided that (i) Licensee shall be required to immediately cease any further distribution thereof to the general public (including, without limitation, by collecting and recovering such Marketing Materials or Disney Merchandise from the Facilities or any other locations that are readily accessible to Licensee without undue cost or burden) and (ii) the foregoing shall not relieve Licensee of any obligations with respect to the foregoing under applicable Law, including, without limitation, any recall obligations that may arise with respect to any Disney Merchandise, or any other obligations arising under this Agreement with respect to such breach.

          "Current Negotiations" shall have the meaning specified in Section 3.2.

          "Customer Data" shall have the meaning specified in Section 10.1.

          "Customer Elections" shall mean any specific requests, preferences, elections or other expressions of consent or non-consent stated or made by any customers (e.g., "opt-in" or "opt-out" elections) in connection with the Business.

          "Dabah Stockholders" shall mean Ezra Dabah, his spouse or former spouse, his lineal or legally adopted descendants or ancestors (and their spouses), the trustee of a trust for the principal benefit of one (1) or more of the foregoing Persons, other comparable estate planning instruments or entities for the principal benefit of any of the foregoing Persons, and the respective Affiliates of the foregoing Persons.

          "Data Transfer" shall have the meaning specified in Section 10.2.1.

          "DDM Business" shall have the meaning specified in Section 6.1.5.

          "Debt Facilities" shall have the meaning specified in Section 9.17.2(b).

          "DEI" shall have the meaning specified in the recitals hereto.

          "Department Store" shall mean a retail store (i) offering a variety of products organized by department (e.g., men’s clothing, women’s clothing, children’s clothing, housewares, jewelry, leather goods, furniture, home electronics, etc.), (ii) with an average store size of not less than 40,000 and not more than 300,000 gross leaseable square feet, and (iii) generally offering merchandise on a full-retail pricing model rather than a discount or warehouse pricing model, except for periodic promotional and seasonal sales. As of the Effective Date, examples of "Department Stores" shall be deemed to include Sears, JC Penney, Macy’s, Lord & Taylor, Marshall Fields, Filenes, Bloomingdale’s and Nordstrom.

          "Design Modifications" shall have the meaning specified in Section 9.19.2.

          "Design Proposal" shall have the meaning specified in Section 9.19.2(a).

          "Designated Facilities" shall have the meaning specified in Section 15.1.1.

          "Designated WDW Stores" shall have the meaning specified in Section 6.1.1.

          "Disney Animated Characters" shall have the meaning specified in Section 4.11.

          "Disney-Branded Properties" shall mean (i) the "Disney Store" name, (ii) the names, designs and depictions of the animated characters set forth on Schedule 1(b), and (iii) whether or not included in the preceding subparagraph (ii), all current and future animated character names, designs and depictions and properties featured in the Motion Picture Properties, the Publishing Properties, the Television Properties and the Theatrical Properties, together with all Trademarks (including the name "Disney") associated with each of the foregoing; provided, that, subject to Section 4.9, with respect to the preceding subparagraphs (ii) and (iii), (I) any such animated character name, design or depiction or property shall not be a Disney-Branded Property hereunder or shall cease to be a Disney-Branded Property hereunder if it is not, or it ceases to be, owned and controlled by or licensed to TDSF or any of its Affiliates in a manner that, in TDSF’s or one (1) or more of its Affiliates’ judgment in its sole discretion, entitles and authorizes TDSF to include such animated character name, design or depiction or property hereunder for use on or in connection with the Licensed Materials, and (II) the extent to which any such animated character name, design or depiction or property is included hereunder as a Disney-Branded Property may be limited by (a) restrictions on categories of merchandise with which, time periods during which and territories in which such Disney-Branded Property may be used (provided that such restrictions have been imposed by a third party) and (b) prohibitions against the use of certain art styles, depictions and/or illustrations of or in connection with such Disney-Branded Property. For purposes of clarification and without limitation, "Disney-Branded Properties" shall not include any character name, design or depiction or property that is owned, licensed or otherwise controlled by TDSF or any of its Affiliates under any name, brand, trademark, logo, symbol or other proprietary designation that does not incorporate the "Disney" name, such as, by way of illustration and not limitation, ABC, Miramax, Touchstone, Baby Einstein, Family Fun and ESPN.

          "Disney Competitive Business" shall mean any business that competes, in whole or in part, directly or indirectly, with (i) the motion picture production, motion picture distribution, television and/or radio programming, television and/or radio network, television and/or radio station, Theme Park, cruise line, hotel, resort or animated character-based consumer products business of TDSF or its Affiliates, or (ii) any other media or entertainment business or other material division or portion of the present or future business of TDSF or any of its Affiliates not covered by the preceding subparagraph (i); provided that a Disney Competitive Business that competes only with a business of TDSF or its Affiliates identified in the preceding subparagraph (ii) (and not in the preceding subparagraph (i)) shall not be deemed to constitute a Disney Competitive Business hereunder if, during the most recently completed fiscal year of such Disney Competitive Business, it generated less than One Million Dollars ($1,000,000) of revenues from such competing business.

          "Disney Dollars" shall mean instruments commonly referred to and known as of the Effective Date as "Disney Dollars" that may be purchased from TDSF or its Affiliates and used as a method of payment comparable to cash to purchase a variety of products and services at certain venues owned, leased, licensed, controlled and/or operated by TDSF or its Affiliates, any modifications or replacements of the foregoing and any comparable instruments created by TDSF or its Affiliates after the Effective Date.

          "Disney Extended Non-Core Store Lease Agreement" shall mean the Lease Agreement for any Non-Core Store with respect to which the term of such Lease Agreement was extended by DEI without the approval of Licensee Parent pursuant to DEI’s rights under Section 6.7.1(b)(i)(B)(x) of the Acquisition Agreement; provided that "Disney Extended Non-Core Store Lease Agreements" shall not under any circumstances include (i) any Lease Agreement for a Non-Core Store that was approved by Licensee Parent in accordance with the terms of the Acquisition Agreement or (ii) any amendment, modification, extension, renewal or replacement of a Disney Extended Non-Core Store Lease Agreement that may occur following the Effective Date.

          "Disney Guarantee" shall mean the "Guarantee by Disney Worldwide Services, Inc." attached hereto following the signature page hereof.

          "Disney-Guaranteed Lease" shall have the meaning specified in Section 9.7.1(g).

          "Disney IP Claim" shall mean any claim or challenge (formal or informal, written or oral), action, complaint, charge, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator, mediator or Governmental Entity, including, without limitation, any claims of infringement and any proceedings before the U.S. Patent and Trademark Office, relating to or arising out of or affecting the Disney Properties, the Licensed Materials or any other name, brand, trademark, logo, symbol, character or other proprietary designation or intellectual property of TDSF or its Affiliates, including, without limitation, (i) claims that any of the foregoing properties infringe the intellectual property rights of another Person, (ii) claims that any other Person’s products or activities infringe on any of the foregoing properties, and (iii) claims arising from the use of any of the foregoing properties whether by Licensee, TDSF or their respective Affiliates.

          "Disney Merchandise" shall mean consumer products and merchandise that (i) are developed by or on behalf of Licensee under and in strict accordance with the terms of this Agreement, (ii) are products contained within one of the Pre-Approved Merchandise Categories or Additional Merchandise Categories, (iii) bear, feature or incorporate one (1) or more of the Disney Properties and do not bear, feature or incorporate any character, proprietary designation or intellectual property of any other Person, provided, that, at any given time during the Term, up to ten percent (10%) of all SKUs of consumer products and merchandise then offered for sale in the Facilities and the Internet Store may consist of merchandise that does not bear, feature or incorporate one (1) or more of the Disney Properties (although all such merchandise shall bear a "Disney Store" hang-tag or other identification that identifies it as "Disney Store" merchandise), which consumer products and merchandise shall nonetheless be deemed to be "Disney Merchandise" hereunder so long as such consumer products and merchandise otherwise comply with subparagraphs (i), (ii), (iii) and (iv) of this definition and are complementary in nature to the other Disney Merchandise (i.e., designed to be used or worn in a coordinated manner together with other Disney Merchandise), and (iv) are, as determined by TDSF in its sole discretion, legally authorized and entitled to be labeled with and bear the "Disney" name (unless such product or merchandise bears, features or incorporates only Non-Disney-Branded Properties, in which case it shall be labeled with and bear such name(s) as TDSF shall designate in its sole discretion). In addition, "Disney Merchandise" shall be deemed to include all inventories of merchandise that bears, features or incorporates one (1) or more Disney Properties that is owned or on order by or in transit to Licensee as of the Effective Date (but not developed by Licensee hereunder).

          "Disney Privacy Policy" shall mean the consumer data privacy policy established by TDSF and its Affiliates, as such policy may be amended, modified or replaced from time to time.

          "Disney Product Guidelines" means the Disney Product Guidelines of TWDC and its Affiliates, consisting of rules, regulations, procedures and other guidelines with respect to product safety, including product safety requirements and obligations designed to protect the image, reputation and brand of the Disney Properties, as in effect as of the Effective Date and as provided to Licensee by TDSF prior to the Effective Date, and any successor thereto or replacement thereof. The Disney Product Guidelines may be amended or modified by TWDC or its Affiliates from time to time in their sole discretion; provided that no such amendment or modification shall be effective for purposes of this Agreement unless such amendment or modification is also imposed upon, to the extent permitted by applicable Law, (i) all retail locations that are owned and operated by TWDC or its Affiliates and (ii) all Other Disney Store Operators (but such amendment or modification need not be imposed upon Other Disney Licensees).

          "Disney Properties" shall mean, collectively, Disney-Branded Properties, Non-Disney-Branded Properties and the TDS Internet Domains.

          "Disney Reciprocal Return" shall have the meaning specified in Section 9.9.5.

          "Disney Retained Stores" shall mean those "Disney Store" facilities identified as "Disney Retained Stores" in the Acquisition Agreement, which were retained by Affiliates of TDSF in connection with the sale of the equity interests in TDS USA and TDS Canada to Licensee Parent and Canadian Parent, respectively, pursuant to the Acquisition Agreement.

           "Disney Severance Plan" shall mean the Severance Pay Plan of TWDC.

          "Disney Stored Value Cards" shall have the meaning specified in Section 9.9.11.

          "Disney’s Visa Card" shall mean the consumer, small business and/or commercial credit or charge cards issued pursuant to the Bank One Agreement that operate on the Visa payment clearing network and that feature or display one (1) or more of the names, marks, symbols, logos, characters or other proprietary designations or intellectual property of TDSF or any of its Affiliates, including the name "Disney," and any successor to or replacement of such credit or charge cards.

          "Disney’s Visa Reward Instrument" shall have the meaning specified in Section 9.8.2(a)(vi).

          "DISNEYLAND Resort" shall mean the entertainment, recreation and lodging complex located in Anaheim, California, known as DISNEYLAND® Resort, one of the principal features of which is the operation of two (2) separately gated theme and amusement parks known as DISNEYLAND® park and DISNEY’S CALIFORNIA ADVENTURE™ theme park.

          "DISNEYLAND Resort PARIS" shall mean the entertainment and recreation complex located in Marne-La-Vallèe, France, one of the principal features of which is the operation of two (2) separately gated theme and amusement parks known as DISNEYLAND® theme park and the WALT DISNEY STUDIOS® theme park.

          "Disqualified Person" shall mean (i) any Person or group of Persons who (by itself or through its Affiliates) owns, leases, licenses, operates or otherwise engages in, in whole or in part, directly or indirectly, a Disney Competitive Business; (ii) any Person or group of Persons who does not possess the requisite experience or expertise in the business of retail sales of consumer merchandise to enable such Person to operate the Business in the manner contemplated and required by this Agreement; (iii) any Person or group of Persons whose financial condition, results of operations, sources of liquidity and/or prospects are insufficient or inadequate to enable such Person, during the Term, to operate the Business in accordance with, and to fulfill its other obligations under, this Agreement, the TCP Guaranty and Commitment and any other Contracts entered into in connection herewith or therewith; or (iv) any Person or group of Persons (together with its Affiliates) whose association with the Business, the Facilities, the Internet Store, Licensee, TDSF or their respective Affiliates, businesses, assets or properties as a result of the ownership of Licensee Securities, Licensee Affiliate Securities, TCP Securities or TCP Affiliate Securities or as a source or provider of liquidity under the Liquidity Plan (a) may, as determined by TDSF in its business judgment, be expected to violate, constitute a default under or breach in any material respect, or, even if not constituting an actual violation, default or breach, may be expected to materially conflict with or impair the rights, benefits or value accruing to Licensee, TDSF or their respective Affiliates under, any material Contract to which any of Licensee, TDSF or their respective Affiliates is a party or under which any of their properties or assets are bound, or (b) may, as determined by TDSF in its sole discretion, be expected to be injurious to, adversely impact or be inconsistent with, in any material respect, the image, reputation, appearance or quality of, or may impair or adversely impact, in any material respect, the goodwill associated with, the Disney Properties, the Licensed Materials or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of Licensee, TDSF or their respective Affiliates; provided, that:

                     (1) a Person or group of Persons that, together with its Affiliates taken as a whole, either (x) is engaged principally in the business of retail sales of consumer merchandise and does not offer character-based consumer merchandise in more than fifteen percent (15%) of the aggregate retail merchandising space (in square feet) that is open to the public (i.e., excluding stock rooms, restrooms and other non-public or non-retail space) within any store or facility owned, leased, licensed, controlled or operated by such Person or group of Persons, or (y) engages in a Disney Competitive Business in no manner whatsoever other than the ownership of no more than five percent (5%) of the voting securities of a public company that is engaged in a Disney Competitive Business, shall not be deemed to be engaged in a Disney Competitive Business under the preceding subparagraph (i);

                     (2) with respect to the condition under the preceding subparagraph (ii) pertaining to the possession of the requisite experience or expertise in the business of retail sales of consumer merchandise, (A) in the case of a Transfer of TCP Securities or TCP Affiliate Securities, the absence of such experience and expertise shall only make the acquirer of such TCP Securities or TCP Affiliate Securities a Disqualified Person if such acquirer is or becomes the Largest TCP Stockholder, the Second Largest TCP Stockholder, the Largest TCP Affiliate Stockholder or the Second Largest TCP Affiliate Stockholder, (B) a Person or group of Persons shall be deemed to have such experience and expertise if the aggregate revenues of such Person or group of Persons, together with its Affiliates taken as a whole, during its most recently completed fiscal year prior to the date of determination hereunder, either (x) were at least fifty percent (50%) comprised of retail sales of consumer merchandise and included at least Five Hundred Million Dollars ($500,000,000) of retail sales of consumer merchandise or (y) included at least One Billion Dollars ($1,000,000,000) of retail sales of consumer merchandise, and (C) a private equity fund that is engaged in the business of creating, maintaining and managing a diversified portfolio of investments shall be deemed to have such experience and expertise if, as of the date of determination hereunder, it had at least fifty percent (50%) or more of its aggregate funds under management invested in Persons or groups of Persons meeting the requirements contained in either of the preceding subparagraphs (x) or (y) of the preceding subparagraph (B);

                     (3) the preceding subparagraph (iii) shall not apply with respect to a Person (or group of Persons) owning TCP Securities or TCP Affiliate Securities but not Licensee Securities or Licensee Affiliate Securities;

                     (4) for purposes of the preceding subparagraph (iv)(a), a Contract shall be considered "material" if it is material in either a quantitative manner (e.g., constituting more than two percent (2%) of a Person's revenues or cash flows from operations) or a qualitative manner (e.g., impacting more than one (1) business unit or division of a Person, the subject of material media or consumer attention, a source of brand prestige or favorable brand association, a basis for attracting other business or alliances, a long-term or long-standing arrangement, or other comparable qualitative factors);

                     (5) for purposes of the preceding subparagraph (iv)(b), TDSF acknowledges and agrees that, in making its determination in its sole discretion thereunder, it shall not use the criteria set forth in such subparagraph as a subterfuge to disguise an ulterior reason for determining that a Person is a "Disqualified Person," but rather TDSF shall base its determination thereunder solely on the criteria set forth in such subparagraph to assess whether the Person is appropriate for association with a family and children's entertainment brand such as "Disney," which would exclude, by way of example and without limitation, businesses that are associated with, relate to or promote tobacco, alcohol, firearms, pornography, drugs, violence or crime (e.g., certain videogames) or gambling;

                     (6) no Mutual Fund, Pension Fund or Eligible Investment Fund shall be or be deemed to be a Disqualified Person;

                     (7) a Banking Institution's ownership of debt Securities (including, without limitation, notes, bonds, debentures or other similar debt instruments) of TCP, Licensee Parent, Licensee, Canadian Parent or any of their respective Subsidiaries shall not be considered in determining whether such Banking Institution is a Disqualified Person; and

                     (8) in the event that any Banking Institution that is a provider of liquidity under the Liquidity Plan becomes a Disqualified Person following the date on which it originally became a provider of liquidity under the Liquidity Plan, Licensee shall have up to sixty (60) days from the date on which such Banking Institution became a Disqualified Person to eliminate or replace such Banking Institution as a provider of liquidity under the Liquidity Plan before such Banking Institution shall be deemed a Disqualified Person for all purposes of this Agreement.

          "Distinct Public Name" shall mean (i) the names Hoop Holdings, LLC, Hoop Retail Stores, LLC (the proposed name of the successor upon merger of TDS USA), and Hoop Canada Holdings, Inc., in each case subject to the provisions of Section 9.12.3 with respect to the use of the name "Hoop" and variations thereof, and (ii) as determined by TDSF in its sole discretion, any other name, brand, trademark, logo, symbol or other proprietary designation that does not include, directly or indirectly, in full or abbreviated form, by way of acronym, slight modification or partial misspelling, or in any other confusingly similar manner, the term "Disney", "The Disney Stores" or "TDS" or any variation of any of the foregoing or any of the Disney Properties or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or any of its Affiliates.

          "Distribution Centers" shall mean any and all distribution warehouses, centers or other comparable facilities used in connection with the shipping, receiving, storing, warehousing and distribution of goods, products and merchandise to, from or among the Facilities and the customers of the Internet Store.

          "Dividend Payment" shall have the meaning specified in Section 9.13.3(b).

          "DTR License" shall mean a license granted by TDSF or its Affiliates directly to a Person, which license authorizes such Person to create, design, source, manufacture, cause the manufacture of, offer for sale, sell and distribute consumer products featuring one (1) or more Character Properties through such Person’s retail stores, outlets or other retail channels of distribution.

          "DTR Notice" shall have the meaning specified in Section 6.2.2(a).

          "DTR Product Category" shall mean any specific category of consumer products set forth on Schedule 1(c), as such Schedule 1(c) may be amended from time to time with the approval of TDSF and Licensee in their respective sole discretion.

          "Effective Date" shall have the meaning specified in the preamble to this Agreement.

          "Effective Date Working Capital" shall mean, as of the last day of the Fiscal Quarter of Licensee in which the Subsequent Closing occurs, the sum of all current assets reflected on a consolidated balance sheet of Licensee, Licensee Parent, Canadian Parent and their respective Subsidiaries prepared in accordance with GAAP, minus the sum of all current liabilities reflected on such consolidated balance sheet.

          "El Capitan" shall mean the El Capitan Theater located at 6838 Hollywood Boulevard, Los Angeles, California.

          "Election Notice" shall have the meaning specified in Section 15.1.3.

          "Eligible Investment Fund" shall mean any Person that is an "investment company" within the meaning of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, but only if and for so long as such Person’s investment in Licensee Securities, Licensee Affiliate Securities, TCP Securities or TCP Affiliate Securities is held solely for investment purposes (as a passive investor) and not for the purpose, or with the effect, of changing or influencing the control, management or policies of Licensee, Licensee Parent, Canadian Parent, any Subsidiary of Licensee, Licensee Parent or Canadian Parent, TCP or such TCP Affiliate or as a participant in any transaction having that purpose or effect; provided, that, for purposes of this Agreement, any Eligible Investment Fund that is sponsored, established, administered, issued, controlled, owned or operated by a Person who would be a Disqualified Person but for subparagraph (6) of the definition of "Disqualified Person" shall be excluded from the definition of "Eligible Investment Fund."

          "Emergency Arbitrator" shall have the meaning specified in Section 21.23.7.

          "Employee Benefit Plans" shall mean (i) any employee benefit plan within the meaning of Section 3(3) of ERISA, (ii) any similar employment, consulting, severance agreement, contract, commitment, program or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees’ beneficiary association" as defined in Section 501(c)(9) of the Internal Revenue Code providing for the same or other benefits), or profit-sharing, deferred compensation, bonuses, stock options, stock appreciation rights or other stock-based awards, or other forms of incentive compensation or post-retirement insurance, compensation or benefits, (iii) any Pension Fund, or (iv) any Multiemployer Plan.

          "Encumbrance" shall mean any easement, encumbrance, security interest, lien, hypothec, charge, pledge, or comparable restriction, except for any restrictions on transfer generally arising under any applicable federal, state or provincial securities Law.

          "Environmental Laws" shall mean all federal, state, provincial and local government or agency Laws relating to pollution or protection of human health and safety or the environment (including air, surface water, ground water, land surface and subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Substances.

          "Equitable Action" shall have the meaning specified in Section 21.21.2.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

          "Exercise Notice" shall have the meaning specified in Section 2.2.1.

          "Existing DTR License" shall have the meaning specified in Section 6.2.4.

          "Existing Restricted Name Agreement" shall have the meaning specified in Section 6.1.7.

          "Facilities" shall mean, collectively, all Store Facilities and all Outlet Facilities.

          "Facility Appraisal Value" shall have the meaning specified in Section 15.2.1(e).

          "Facility Design Elements" shall have the meaning specified in Section 9.3.6(a).

          "Federal Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute or, with respect to any jurisdiction other than the United States, any other equivalent law of such jurisdiction.

          "FF&E Materials" shall have the meaning specified in Section 4.1.

          "Financial Covenant" shall have the meaning specified in Section 2.2.1(e).

          "Fiscal Quarter" shall mean a fiscal quarter of any Fiscal Year of the applicable Person referred to in each instance in this Agreement.

          "Fiscal Year" shall mean, in the case of TDSF, the fiscal year of TDSF and its Subsidiaries ending on September 30 of each calendar year or, if changed by TDSF, such other fiscal year as may be designated by TDSF in writing to Licensee, and, in the case of the Licensee Entities and the TCP Entities, the annual period consisting of a "retail" fiscal year and four "retail" fiscal quarters and twelve (12) Retail Months selected from time to time by each such Person as its fiscal year for accounting purposes in accordance with GAAP.

          "Floor Guarantee" shall have the meaning specified in Section 7.2.

          "FMV Appraisal" shall have the meaning specified in Section 15.2.1(e).

          "Five Year Date" shall have the meaning specified in Section 9.17.2(b).

          "FY04 Cash Contribution" shall mean the aggregate amount of all revenues generated from all sales of goods, products, merchandise, services or other items of any kind in the Non-Core Stores during the fiscal year ended October 2, 2004 minus the aggregate amount of all actual cash expenses related directly and solely to the operation of the Non-Core Stores incurred during the fiscal year ended October 2, 2004 (including, without limitation, all rent (including base rent and percentage rent or comparable payments if designated by a different name), common area maintenance charges, taxes and other amounts paid pursuant to the Lease Agreements for the Non-Core Stores, all expenses related to employees at the Non-Core Stores and merchandise inventories located within the Non-Core Stores (including, without limitation, freight-to-store expenses and merchandise shrinkage) and all cleaning, maintenance and repair expenses related to the Non-Core Stores), calculated by TDSF in good faith in accordance with past practice. For purposes of clarification, (i) depreciation and amortization expenses (with respect to the Non-Core Stores or otherwise), (ii) expenses related to capital improvements (at the Non-Core Stores or elsewhere), (iii) expenses related to the corporate headquarters or other corporate offices or corporate employees of TDSF or its Affiliates, (iv) expenses related to distribution operations or any distribution warehouses, centers or other comparable facilities used by TDSF or its Affiliates in connection with the shipping, receiving, storing, warehousing and distribution of goods, products and merchandise, (v) other corporate overhead expenses (including, without limitation, marketing expenses (other than in-store marketing expenses), income tax expense, interest expense, commissions, discounts and other fees and charges associated with indebtedness and amortization of intangibles (including, but not limited to, goodwill)), and (vi) expenses related to any other properties or operations of TDSF or its Affiliates (including, without limitation, the Core Stores and the Predecessor Disney Website) shall not be considered expenses related directly and solely to the operation of the Non-Core Stores for purposes of calculating FY04 Cash Contribution.

          "GAAP" shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

          "General DTR License" shall mean a DTR License under which TDSF or its Affiliates authorize the use of more than one (1) family of Character Properties in connection with the consumer products manufactured and sold thereunder. For purposes of clarification, a family of Character Properties generally shall consist of all Character Properties associated with a particular line of characters or featured in a particular Motion Picture Property, Publishing Property, Television Property or Theatrical Property. For purposes of illustration and without limitation, each animated motion picture or character line set forth in the left-hand column on Schedule 1(b) (e.g., Walt Disney’s Cinderella, Disney’s Beauty and the Beast, Disney’s standard characters (which includes Mickey Mouse, Minnie Mouse, Donald Duck, Daisy Duck, Pluto and Goofy), the Winnie the Pooh line of characters, etc.) shall, in the aggregate, constitute one (1) family of Character Properties.

          "Gift Card" shall mean any gift card, certificate or other redemption instrument, vehicle or methodology, whether in paper, plastic, electronic or other form, that may be used as a method of payment at the Facilities, the Internet Store or any retail locations owned, leased, licensed, controlled and/or operated by TDSF or its Affiliates, including, without limitation, the Disney Stored Value Cards.

          "Governing Documents" shall mean, with respect to any Person, the charter documents (articles or certificate of incorporation or other), bylaws, operating agreements, partnership or limited partnership agreements, securityholders agreements and other governing documents and other Contracts pertaining to the management or operation of, or the ownership of any Securities of, such Person.

          "Governmental Entity" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, provincial or local, or domestic or foreign, and any self-regulatory agency, such as the New York Stock Exchange or the Nasdaq Stock Market.

          "Guarantee Amount" shall have the meaning specified in Section 7.2.

          "Guarantor" shall have the meaning specified in the Disney Guarantee.

          "Guaranty Assumption" shall mean an assumption by a Qualified Person of all (or such portion as shall be required by TDSF in its sole discretion) of the liabilities, duties and obligations (past, present and future) of TCP and Licensee Parent arising under the TCP Guaranty and Commitment and any related Contract entered into in connection therewith, such assumption to be in writing and in form and substance satisfactory to TDSF in its business judgment, provided, that no such Guaranty Assumption shall be deemed to relieve TCP or Licensee Parent of any of its liabilities, duties or obligations under the TCP Guaranty and Commitment unless TDSF shall elect, in its sole discretion, to release such parties from such liabilities, duties or obligations thereunder in writing, and, in the absence of any such written release, TCP and Licensee Parent shall remain jointly and severally liable, together with any party to a Guaranty Assumption, for all of their liabilities, duties and obligations thereunder.

          "Hardlines" shall mean those categories of hardline consumer products set forth on Schedule 1(d), as such Schedule 1(d) may be amended from time to time with the approval of TDSF and Licensee in their respective sole discretion.

          "Hazardous Substances" shall mean substances that are defined or listed in, or otherwise classified under, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum.

          "Hyperlink" shall have the meaning specified in Section 9.3.2(b)(vii).

          "Ideas" shall have the meaning specified in Section 17.2.

          "Identifiable Food Service Area" shall have the meaning specified in Section 5.2.8(a).

          "ILS" shall have the meaning specified in Section 5.1.4(a).

          "In Store Materials" shall have the meaning specified in Section 5.2.1.

          "In Store Response Failure" shall have the meaning specified in Section 5.2.2(b).

          "In Store Response Failure Fee" shall have the meaning specified in Section 5.2.2(b).

          "Indebtedness" shall have the meaning specified in Schedule 1(a).

          "Indemnified Party" shall have the meaning specified in Section 12.3.1.

          "Indemnifying Party" shall have the meaning specified in Section 12.3.1.

          "Independent Director" shall mean a person who is a U.S. citizen (or with respect to any Licensee Entity organized in Canada or any province thereof, either a U.S. or a Canadian citizen), who is at least thirty (30) years old, and who shall not be, and shall not have been within the three (3) years prior to being selected as an Independent Director, either (i) a director, officer or employee of, or a relative (by birth, marriage or otherwise) of a director, officer or employee of, a Licensee Entity, a TCP Entity, TDSF or any of their respective Affiliates, (ii) a person who (individually or with any group of Persons) beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act) ten percent (10%) or more of any voting Securities of a Licensee Entity, a TCP Entity, TDSF or any of their respective Affiliates, or any relative (by birth, marriage or otherwise) of any such person, or (iii) a person who (A) has received, or whose relative (by birth, marriage or otherwise) has received, more than Fifty Thousand Dollars ($50,000) per year in direct compensation from a Licensee Entity, a TCP Entity, TDSF or any of their respective Affiliates, other than pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (B) is an Affiliate of, or employed by, or whose relative (by birth, marriage or otherwise) is an Affiliate of, or employed in a professional capacity by, a present or former internal or external auditor of a Licensee Entity, a TCP Entity, TDSF or any of their respective Affiliates; (C) is employed, or whose relative (by birth, marriage or otherwise) is employed, as an executive officer of another company where any of the present directors, officers or employees of a Licensee Entity, a TCP Entity, TDSF or any of their respective Affiliates serve on that company’s board or compensation committee; or (D) is a director, officer or employee, or whose relative (by birth, marriage or otherwise) is a director, officer or employee, of a company that makes payments to, or receives payments from, a Licensee Entity, a TCP Entity, TDSF or any of their respective Affiliates for property or services in an amount that, in any single Fiscal Year, exceeds the greater of (x) One Million Dollars ($1,000,000) and (y) two percent (2%) of such other company’s consolidated gross revenues.

          "Initial Minimum Refurbishment Commitment" shall have the meaning specified in Section 9.3.5(b).

          "Initial Model Design" shall have the meaning specified in Section 9.19.2(d).

          "Initial Non-Core Stores Abatement Period" shall have the meaning specified in Section 7.1.2.

          "Initial Term" shall have the meaning specified in Section 2.1.

          "Insolvent" shall mean (i) a Person has ceased to pay its debts in the ordinary course of business or cannot pay its debts as they become due, or (ii) a Person’s financial condition is such that the sum of its liabilities is greater than the sum of its assets determined in accordance with GAAP (except that, in the case of TDSF, the assets and liabilities of TDSF’s ultimate parent entity, TWDC, shall be considered for purposes of such determination).

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Internet Start Date" shall mean October 1, 2005.

          "Internet Store" shall mean an online specialty retail store that (i) is located on the World Wide Web at the TDS Internet Domains or such other domain names or URLs as Licensee may request and TDSF may approve in its sole discretion, (ii) offers a variety of Disney Merchandise in a general emporium format, (iii) does not offer for sale, feature or sell any goods, products, merchandise, services or other items other than Disney Merchandise that (a) is then offered, (b) has been offered within the preceding twelve (12) Retail Months or (c) pursuant to the Quarterly Merchandise Plans for the applicable Contract Year shall be offered within the following six (6) Retail Months, in each case in at least one-third (1/3) of the Store Facilities (provided that the Internet Store may offer such Disney Merchandise consisting of apparel in sizes not available in any Store Facility so long as such sizes have been approved by TDSF pursuant to Section 5.1.3(i)), and (iv) is owned by Licensee and operated by Licensee under the "Disney Store" name in a form, manner and style that are approved by each of TDSF and Licensee in its respective sole discretion following the Effective Date or as are otherwise permitted by, and are in accordance with, the provisions of this Agreement.

          "Japan Disney Store Merchandise" shall mean any Other Disney Store Merchandise that is developed by a Japan Disney Store Operator.

          "Japan Disney Store Operator" shall mean any Other Disney Store Operator designated by TDSF or its Affiliates from time to time that operates one (1) or more retail stores under the "Disney Store" name in Japan.

          "Joint Advisory Committee" shall have the meaning specified in Section 8.3.

          "Judgment Threshold" shall have the meaning specified in Section 13.12.

          "Knowledge" shall mean the actual knowledge of the applicable Person (if such Person is a natural person) or the actual knowledge of any executive officer of the applicable Person (if such Person is a corporation, partnership, limited partnership, limited liability company, trust or other form of legal entity).

          "Landlord" shall have the meaning specified in Section 9.7.1(a).

          "Largest TCP Affiliate Stockholder" shall mean, with respect to each Affiliate of TCP (other than Licensee, Licensee Parent, Canadian Parent and the Subsidiaries of Licensee, Licensee Parent and Canadian Parent), the Person or group of Persons whose beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act) of voting TCP Affiliate Securities of such Affiliate of TCP entitles it to the largest vote in the election of the board of directors (or comparable governing body) of such Affiliate of TCP among all holders of TCP Affiliate Securities of such Affiliate of TCP.

          "Largest TCP Stockholder" shall mean the Person or group of Persons whose beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act) of voting TCP Securities entitles it to the largest vote in the election of TCP’s board of directors (or comparable governing body) among all holders of TCP Securities.

          "Law" or "Laws" shall mean any law, statute, order, decree, judgment, rule, regulation, code, administrative requirement, ordinance or other pronouncement of any Governmental Entity or having the effect of law in any jurisdiction, federal, state, provincial or local, foreign or domestic.

          "Lease Agreements" shall mean the agreements, written or oral, express or implied, present or future, creating or regarding Licensee’s rights to the Leased Property, including, without limitation, any addenda, riders, exhibits, schedules, amendments, extensions, waivers, modifications or replacements thereof. For purposes of clarification, "Lease Agreements" includes New Business Property Lease Agreements and Lease Extension Arrangements.

          "Lease Extension Arrangements" shall mean any agreement or arrangement, written or oral, express or implied, that becomes effective after the Effective Date and extends the term of a Lease Agreement (including, without limitation, by renewal, amendment, extension, replacement or exercise of an option to extend).

          "Leased Property" shall mean (a) any and all Facilities and (b) any real property other than a Facility of which fifty percent (50%) or more of such real property was, is or will be used by Licensee relating to, or associated with, the Business (e.g., a corporate headquarters or other office) in which, in the case of subparagraph (a) or (b), Licensee (i) had, has or will have an estate for years, a leasehold estate or a subleasehold estate, (ii) was, is or will become a tenant, lessee, subtenant, sublessee, landlord, lessor, sublandlord or sublessor or (iii) had, has or will have any options, rights of first refusal, expansion rights or other similar rights to enter into an estate for years, a leasehold estate or a subleasehold estate.

          "Lender Liquidation Period" shall have the meaning specified in Section 16.5.

          "License Assumption" shall mean an assumption by a Qualified Person of all (or such portion as shall be required by TDSF in its sole discretion) of the liabilities, duties and obligations (past, present and future) of Licensee arising under this Agreement and any related Contract entered into in connection herewith, such assumption to be in writing and in form and substance satisfactory to TDSF in its business judgment, provided, that no such License Assumption shall be deemed to relieve Licensee of any of its liabilities, duties or obligations under this Agreement unless TDSF shall elect, in its sole discretion, to release Licensee from such liabilities, duties or obligations hereunder in writing, and, in the absence of any such written release, TDS USA and TDS Canada shall remain jointly and severally liable, together with any party to a License Assumption, for all of their liabilities, duties and obligations hereunder.

          "License Encumbrance Agreement" shall have the meaning set forth in Section 6.2.1.

          "Licensed Materials" shall have the meaning specified in Section 4.1.

          "Licensee" shall have the meaning specified in the preamble to this Agreement. As the context may require, "Licensee" shall be deemed to refer to TDS USA and/or TDS Canada.

          "Licensee Advisors" shall have the meaning specified in Section 8.2.

          "Licensee Affiliate Securities" shall mean Securities of Licensee Parent, Canadian Parent, any Subsidiary of Licensee Parent or Canadian Parent (other than Licensee) and any Subsidiary of Licensee, in whatever form.

          "Licensee Board" and "Licensee Boards" shall have the respective meanings specified in Section 9.13.2.

          "Licensee Compensation Amount" shall have the meaning specified in Section 15.2.3(a).

          "Licensee Employee" shall have the meaning specified in Section 9.4.1.

          "Licensee Entities" shall have the meaning specified in Section 9.13.1.

          "Licensee Infringing Use" shall mean Licensee’s use of any Disney Properties, Licensed Materials or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or any of its Affiliates (i) without the approval in writing of TDSF in accordance with this Agreement, (ii) in a manner that fails to comply in any respect with any approval in writing of TDSF granted in accordance with the terms of this Agreement or (iii) in a manner that violates or breaches any provision of this Agreement in any material respect, in the case of each of subparagraphs (i), (ii) and (iii), such uses shall be and be deemed to be an infringement of the rights of TDSF and/or its Affiliates in and to such Disney Properties, Licensed Materials and/or other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or any of its Affiliates.

          "Licensee Infringement/Breach Fee" shall have the meaning specified in Section 21.24.1.

          "Licensee Infringement/Breach Fee Maximum Amounts" shall have the meaning specified in Section 21.24.1.

          "Licensee Parent" shall have the meaning set forth in the recitals hereto. For purposes of clarification, Licensee Parent is a holding company whose sole operation consists of holding the Outstanding TDS USA Securities.

          "Licensee Parent Securities" shall mean Securities of Licensee Parent in whatever form.

          "Licensee Payments" shall have the meaning specified in Section 7.3.

          "Licensee Percent LTM Sales" shall mean, with respect to any proposed new DTR License to be granted by TDSF or its Affiliates after the Effective Date to a chain of Specialty Retail Stores, the percentage of Licensee’s Net Retail Sales derived, during the full twelve (12) Retail Month period completed immediately preceding the Retail Month in which the DTR Notice pertaining to such proposed new DTR License is provided, from a particular Property-Product Combination authorized or to be authorized under such DTR License.

          "Licensee Reciprocal Return" shall have the meaning specified in Section 9.9.5.

          "Licensee Securities" shall mean Securities of TDS USA and/or TDS Canada in whatever form.

          "Liquidation Period" shall have the meaning specified in Section 16.4.

          "Liquidators" shall have the meaning specified in Section 6.3.

          "Liquidity Period" shall have the meaning specified in Section 9.11.4.

          "Liquidity Plan" shall have the meaning specified in Section 9.11.4.

          "Long-Term Lease" shall mean any Lease Agreement with respect to a Facility that is not a Short-Term Lease.

          "Loss" shall have the meaning specified in Section 12.1.

          "Loss Threshold" shall have the meaning specified in Section 13.13.

          "Management Employees" shall have the meaning specified in Section 9.4.4.

          "Manufacturers" shall have the meaning specified in Section 5.1.4(a)(i).

          "Manufacturer’s Agreement" shall have the meaning specified in Section 5.1.4(a)(i).

          "Manufacturer’s FAMA" shall have the meaning specified in Section 5.1.4(a)(i).

          "Manufacturer’s MOU" shall have the meaning specified in Section 5.1.4(a)(i).

          "Marketing Materials" shall have the meaning specified in Section 4.1.

          "Mass Merchandiser" shall mean retail stores (i) offering either (x) a wide range of products within one product category or a small number of product categories (e.g., toys, sporting goods, home electronics, etc.) or (y) numerous categories of products organized by department (e.g., some or all of the following: men’s clothing, women’s clothing, children’s clothing, housewares, jewelry, leather goods, furniture, home electronics, etc.), (ii) with an average store size of not less than fifty thousand (50,000) gross leaseable square feet, and (iii) generally offering merchandise on a "low-price" retail pricing model or a wholesale pricing model rather than a full-priced retail pricing model, which may (but need not) involve regular promotional and seasonal sales. As of the Effective Date, examples of "Mass Merchandisers" shall be deemed to include Wal-Mart, Target, Kmart, Toys "R" Us, Costco and Sam’s Club.

          "Material Breach" shall mean, excluding any Licensee Infringing Use, (i) the failure by either party in any material respect to perform any agreement, term, covenant or condition to be performed by such party under this Agreement or (ii) any breach by either party of any representation or warranty of such party under this Agreement in any material respect. For purposes of clarification, "Material Breach" shall include any Royalty Breach.

          "Maximum Guarantee Liability" shall have the meaning specified in the Disney Guarantee.

          "Maximum Refurbishment Amount" shall have the meaning specified in Section 9.19.2(e).

          "McDonald’s Agreement" shall mean that certain Participant Agreement dated as of December 8, 1996, between McDonald’s Corporation and Disney Enterprises, Inc., as amended.

          "Measurement Period" shall have the meaning specified in Section 2.2.1(a).

          "Minor Revision Approved Template" shall mean an Approved Template in which the only alterations or modifications thereto (other than (i) alterations or modifications to those features and information that were intended to be changed with each use thereof as specified by Licensee in connection with the submission of the applicable proposed Template pursuant to Section 5.2.1 and (ii) immaterial variations that are not related to any Disney Property in any manner whatsoever (in the case of disputes arising with respect to this subparagraph (ii), such disputes shall be resolved by TDSF in its business judgment)) consist of minor revisions to the Disney Properties included therein or other elements thereof, as determined by TDSF in its sole discretion.

          "Model Design" shall have the meaning specified in Section 9.19.2(d).

          "Monogram Agreement" shall mean the Amended and Restated Credit Card Program Agreement dated as of February 11, 1994, between Monogram Bank and Disney Credit Card Services, Inc., as amended.

          "Monogram Bank" shall mean Monogram Credit Card Bank of Georgia, a Georgia banking corporation.

          "Monogram-Disney Card" shall mean the private label credit and charge cards that are issued by Monogram Bank pursuant to the Monogram Agreement, that feature one (1) or more of the names, marks, symbols, logos, characters and other proprietary designations or intellectual property of TDSF or any of its Affiliates, including the name "Disney", and that are accepted as a method of payment at the Facilities, the Internet Store and certain business operations of TDSF or its Affiliates.

          "Monthly Facilities Royalty Amount" shall have the meaning specified in Section 7.1.1.

          "Monthly Internet Store Royalty Amount" shall have the meaning specified in Section 7.1.1.

          "Monthly Royalty Amount" shall mean the Monthly Facilities Royalty Amount plus the Monthly Internet Store Royalty Amount.

          "Motion Picture Properties" shall mean children-oriented animated motion pictures that are produced and/or distributed (whether through movie theaters or home entertainment devices such as video tapes and digital video discs) by TDSF or any of its Affiliates under the "Walt Disney Pictures" or "Disney/Pixar" banner or any other banner that incorporates the name "Disney" or any variation thereof, but specifically excluding any other theatrical motion pictures that are produced and/or distributed by TDSF or any of its Affiliates, such as, by way of illustration and without limitation, motion pictures produced and/or distributed under the Touchstone and Miramax banners.

          "Multiemployer Plan" shall mean any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA that is (or was) subject to Title IV of ERISA.

          "Mutual Fund" shall mean any open-end investment fund commonly known as a "mutual fund" that combines the funds of numerous individual investors, invests such funds in a variety of securities, and enables each individual investor to participate on a pro rata basis in all such investments through such investor’s interest in the mutual fund; provided, that, for purposes of this Agreement, any Mutual Fund that is sponsored, established, administered, controlled or operated by a Person who would be a Disqualified Person but for subparagraph (6) of the definition of "Disqualified Person" shall be excluded from the definition of "Mutual Fund."

          "NDB Stores" shall mean specialty retail stores that are primarily focused on the sale of Softlines and/or Toys/Plush that bear, feature or incorporate names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property that are owned, licensed or otherwise controlled by TDSF and/or any of its Affiliates other than Disney-Branded Properties, including, without limitation, all Non-Disney-Branded Properties, but specifically excluding any character names, designs or depictions or properties that are owned, licensed or otherwise controlled by TDSF or its Affiliates under any name, brand, trademark, logo, symbol or other proprietary designation of Miramax (by way of illustration and without limitation, a "Family Fun Store").

          "Net Retail Sales" shall have the meaning specified in Section 7.1.1.

          "New Business Property" shall mean any Facility, Distribution Center, corporate office or other location, store, facility or real property used in the Business that is leased, purchased or otherwise acquired by Licensee or any of its Affiliates after the Effective Date.

          "New Business Property Lease Agreements" shall mean Lease Agreements pertaining to New Business Properties.

          "New Canadian Limited Partnership" shall have the meaning specified in Section 9.12.1(a)(II).

          "New Sales Medium" shall have the meaning specified in Section 9.1.1.

          "New Store Construction" shall have the meaning specified in Section 9.19.2.

          "Non-Conforming Approved Template" shall mean an Approved Template in which any of the Disney Properties included therein or any other elements thereof have been altered or modified in any manner, other than (i) alterations or modifications to those features and information that were intended to be changed with each use thereof as specified by Licensee in connection with the submission of the applicable proposed Template pursuant to Section 5.2.1, (ii) immaterial variations that are not related to any Disney Property in any manner whatsoever (in the case of disputes arising with respect to this subparagraph (ii), such disputes shall be resolved by TDSF in its business judgment) or (iii) minor revisions to the Disney Properties included therein or other elements thereof (in the case of this subparagraph (iii) as determined by TDSF in its sole discretion).

          "Non-Conforming Sizes" shall have the meaning specified in Section 5.1.3(i).

          "Non-Core Stores" shall mean those Store Facilities designated as "Non-Core Stores" under the Acquisition Agreement.

          "Non-Disney-Branded Properties" shall mean, excluding Disney-Branded Properties, those children-oriented animated character names, designs and depictions and/or properties, together with their related Trademarks, that are (i) owned and controlled by TDSF or any of its Affiliates or licensed to TDSF or any of its Affiliates in a manner that, in TDSF’s or one (1) or more of its Affiliates’ judgment in its sole discretion, entitles and authorizes TDSF to include such animated character names, designs or depictions or properties hereunder for use on or in connection with the Licensed Materials, (ii) determined by TDSF, in its sole discretion, to be appropriate to offer, sell and distribute through the Facilities and the Internet Store, whether based on brand considerations, customer demand, release schedules for entertainment properties, tie-ins with Disney-Branded Properties or such other factors as TDSF may wish to consider in its sole discretion (provided, that (x) TDSF shall not be required to provide any reason to Licensee for its determination and (y) in making such determination, TDSF will not treat Licensee less favorably in any material respect than any Other Disney Store Operator has been treated by TDSF or its Affiliates with respect to the applicable Non-Disney-Branded Property), and (iii) designated from time to time in writing by TDSF, in its sole discretion, as "Non-Disney-Branded Properties" hereunder, which designation may, in TDSF’s sole discretion, include a specified time period, specified usage or other comparable limitations; provided, that, subject to Section 4.9, (I) any such animated character name, design or depiction or property shall cease to be a Non-Disney-Branded Property hereunder at such time as (a)(1) it is no longer owned and controlled by or licensed to TDSF or any of its Affiliates in a manner that, in TDSF’s or one (1) or more of its Affiliates’ judgment in its sole discretion, entitles and authorizes TDSF to include such animated character name, design or depiction or property hereunder for use on or in connection with the Licensed Materials, or (2) it is, in TDSF’s judgment in its sole discretion, otherwise inconsistent with or inappropriate for the image, reputation and brand of a specialty retail store operated under the "Disney Store" name, or (b) TDSF shall specify in writing to Licensee (provided, that, in making its determination or specification under the preceding subparagraph (a)(2) or (b), TDSF will not treat Licensee less favorably in any material respect than any Other Disney Store Operator has been treated by TDSF or its Affiliates with respect to the applicable Non-Disney-Branded Property), and (II) the extent to which any such animated character name, design or depiction or property is included hereunder as a Non-Disney-Branded Property may be limited by the rights of any third parties in or to such Non-Disney-Branded Property, which limitations may include, by way of example and without limitation, restrictions on categories of merchandise with which such Non-Disney-Branded Property may be used, time periods during which and territories within which such Non-Disney-Branded Property may be used, prohibitions against the use of certain art styles, depictions and/or illustrations of or in connection with such Non-Disney-Branded Property, exclusive manufacturing rights granted to certain manufacturers with respect to specified categories of consumer products, or other rights or restrictions imposed by such third parties. Notwithstanding the foregoing, under no circumstances shall "Non-Disney-Branded Properties" include any character names, designs or depictions or properties that are owned, licensed or otherwise controlled by TDSF or its Affiliates under any name, brand, trademark, logo, symbol or other proprietary designation of Miramax. Schedule 1(e) sets forth the Non-Disney-Branded Properties available as of the Effective Date for Licensee’s use in connection with the Licensed Materials in accordance with the terms of this Agreement, subject to TDSF’s rights under the foregoing definition of Non-Disney-Branded Properties and Section 4.9.

          "Non-Disney Technology and Elements" shall have the meaning specified in Section 11.1.

          "Non-DTR Products" shall have the meaning specified in Section 6.2.4.

          "Non-Signatory Dispute" shall have the meaning specified in Section 21.23.15.

           "Non-U.S. Strategic Alliances" shall have the meaning specified in Section 9.8.4.

          "NWC Permitted Dividend Amount" shall mean the amount, if positive and if any, equal to (i) the "Buyer Working Capital Amount" as defined in the Acquisition Agreement, if any, minus (ii) any payments by DEI (or its Affiliates) to Licensee Parent (or its Affiliates) pursuant to the working capital adjustment provisions of Section 2.3 of the Acquisition Agreement.

          "Obligations" shall have the meaning specified in the Disney Guarantee.

          "Opening/Closing Proposal" shall have the meaning specified in Section 9.19.1(a).

          "Operating Manual" shall have the meaning specified in Section 9.18.

          "Original Debt Facility" shall mean the Loan and Security Agreement between Licensee and Wells Fargo Retail Finance, LLC, dated on or about the Effective Date, in its original form prior to any amendment, modification or other change thereto.

          "Original Lease Term" shall mean, with respect to any Core Store, Non-Core Store or Disney-Guaranteed Lease, the remaining term of the Lease Agreement for such Core Store, Non-Core Store or Disney-Guaranteed Lease, as applicable, in each case as it existed as of the Effective Date, without regard to any renewal or other extension of such term occurring after the Effective Date, whether resulting from any amendment or modification of such Lease Agreement, the exercise of any option to extend or renew such Lease Agreement, the continuation of such Lease Agreement on a month-to-month basis or any other action taken by any party to such Lease Agreement.

          "Original Retail Price" shall mean, with respect to any Disney Merchandise, the retail price at which such Disney Merchandise is offered to the public on the date on which such Disney Merchandise is first so offered in the Facilities and/or the Internet Store, prior to any discount, markdown or other price reduction.

          "Other Disney Licensee" shall mean any Person (other than TDSF and its Affiliates, Licensee and its Affiliates, and any Other Disney Store Operator and its Affiliates) that designs, develops and/or manufactures Other Licensee Merchandise (e.g., Mattel, Hasbro).

          "Other Disney Store Merchandise" shall mean any consumer products and merchandise that (i) are developed by an Other Disney Store Operator pursuant to a Contract between such Other Disney Store Operator, on the one hand, and TDSF and/or any of its Affiliates, on the other hand, and (ii) bear, feature or incorporate one (1) or more of the Disney Properties.

          "Other Disney Store Operator" shall mean any Person that operates one (1) or more retail stores under the "Disney Store" name in one (1) or more locations outside of the Territory (e.g., Europe, Japan, China, Hong Kong) pursuant to a Contract between such Person, on the one hand, and TDSF and/or any of its Affiliates, on the other hand.

          "Other Licensee Merchandise" shall mean any consumer products and merchandise that (i) are developed by an Other Disney Licensee pursuant to a Contract between such Other Disney Licensee, on the one hand, and TDSF and/or any of its Affiliates, on the other hand, and (ii) bear, feature or incorporate one (1) or more of the Disney Properties.

          "Other Real Property" shall mean any real property that is not a Leased Property, but was, is or will be used by Licensee relating to, or associated with, the Business (e.g., a Facility, a Distribution Center, a corporate headquarters or other office, or another location, store, facility or real property used in the Business), including, without limitation, fee simple ownership of real property, easements, servitudes, licenses or any other real or personal property interest affecting such real property.

          "Out of Store Materials" shall have the meaning specified in Section 5.2.2(a).

          "Outlet Center" shall mean a multi-tenant retail shopping destination that is known, identified, promoted or held out to the public as a common or unified complex, with the following elements and characteristics: (i) one hundred thousand (100,000) or more gross leaseable square feet of shopping space, (ii) substantially all tenants consisting of Outlet Stores, and (iii) a majority of tenants consisting of Outlet Stores that offer nationally recognizable, name-brand consumer products (e.g., the Outlet Store version of Gap, Polo Ralph Lauren, Coach, Carter’s, The Children’s Place, Samsonite, etc.). For purposes of clarification, "Outlet Centers" shall include outlet centers that are in a form and manner similar to those operated as of the Effective Date by Mills Corporation.

          "Outlet Facility" shall mean a physical (not a "virtual" or online) Outlet Store located within an Outlet Center that is owned or leased by Licensee and operated by Licensee under the name "Disney Store Outlet" or such other name as shall be approved by each of TDSF and Licensee in its respective sole discretion, a material purpose of which is liquidating excess, obsolete or otherwise slow-moving inventories of Disney Merchandise from Store Facilities and/or the Internet Store.

          "Outlet Store" shall mean a retail store that offers products to consumers with an emphasis on low prices, a material purpose of which is liquidating excess, obsolete or otherwise slow-moving inventory from other related retail activities (e.g., a "Gap" outlet would liquidate inventory from the "Gap" chain of specialty retail clothing stores).

          "Outstanding Licensee Securities" shall mean the Licensee Securities constituting equity Securities outstanding as of the Effective Date.

          "Outstanding TDS Canada Securities" shall mean the TDS Canada Securities constituting equity Securities outstanding as of the Effective Date.

          "Outstanding TDS USA Securities" shall mean the TDS USA Securities constituting equity Securities outstanding as of the Effective Date.

          "Overhead Assets and Operations" shall have the meaning specified in Section 15.1.1.

          "Parent Affiliate" shall mean, with respect to any Person, an Affiliate of such Person who owns at least a majority of the outstanding voting equity Securities of such Person.

           "party" shall have the meaning set forth in the preamble to this Agreement.

          "Party Designations" shall have the meaning specified in Section 21.23.5(b).

          "Payment Service Products" shall mean all versions of the following, regardless of the medium or technology used in the delivery thereof (e.g., whether via plastic cards or electronic, "smart" or chip-based, remote, on-line, internet or wireless versions, or other methods of delivery): (i) credit cards and charge cards; (ii) debit cards; (iii) automatic teller machine cards; (iv) electronic funds transfer point-of-sale cards; (v) stored value cards or prepaid cards, including reloadable cards such as payroll cards, incentive cards and gift cards (other than Disney Stored Value Cards); (vi) travelers checks and "TravelMoney" cards; (vii) corporate, purchasing, distribution and travel and entertainment cards; and (viii) transaction security services featuring payer and/or seller authentication.

          "Pension Fund" shall mean an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is either (i) subject to the requirements of Section 403(a) of ERISA or (ii) described in Sections 3(32), 3(33) or 4(b)(4) of ERISA; provided, that, for purposes of this Agreement, any Pension Fund (a) that is sponsored, established, administered, controlled, managed or operated by a Person who would be a Disqualified Person but for subparagraph (6) of the definition of "Disqualified Person" or (b) the majority of the funds of which is contributed by a Person and/or the employees of a Person who would be a Disqualified Person but for subparagraph (6) of the definition of "Disqualified Person," shall be excluded from the definition of "Pension Fund."

          "Permitted Closings" shall have the meaning specified in Section 9.3.1(b).

          "Permitted Openings" shall have the meaning specified in Section 9.3.1(a).

          "Permitted Opening/Closing Notice" shall have the meaning specified in Section 9.3.1(c).

          "Permitted Openings Measurement Year" shall have the meaning specified in Section 9.3.1(a).

          "Permitted Transfer" shall mean any of the following, provided, that each is conducted in accordance with all applicable Laws (including all applicable securities Laws) and subject in each case to compliance with Section 9.12.3, as applicable:

                     (i) the Transfer of Licensee Securities, Licensee Affiliate Securities, TCP Securities or TCP Affiliate Securities by any Person pursuant to a Public Offering;

                     (ii) the Transfer of Licensee Securities, Licensee Affiliate Securities, TCP Securities or TCP Affiliate Securities, in each case consisting of debt Securities only, by the issuer thereof (i.e., Licensee, the respective Licensee Affiliate, TCP or the respective TCP Affiliate, as applicable) only to "qualified institutional buyers" (as defined in Rule 144A) who are not Disqualified Persons, in each case pursuant to and in accordance with Rule 144A;

                     (iii) the Transfer of Licensee Securities, Licensee Affiliate Securities, TCP Securities or TCP Affiliate Securities pursuant to and in accordance with Rule 144, provided that, in the case of each individual Transfer or series of related Transfers pursuant to Rule 144 by any Dabah Stockholder that is conducted through a "brokers' transaction" (as defined in Rule 144) as opposed to through a "market maker" (as defined in Rule 144), with respect to each such individual Transfer or series of related Transfers, no one Person or one group of Persons shall acquire more that twenty-five percent (25%) of the aggregate amount of Securities being Transferred pursuant to such individual Transfer or series of related Transfers;

                     (iv) the grant or issuance of TCP Securities or, following a Public Offering thereof, any Licensee Securities, Licensee Affiliate Securities or TCP Affiliate Securities to employees or directors of the issuer thereof (i.e., Licensee, the respective Licensee Affiliate, TCP or the respective TCP Affiliate, as applicable) pursuant to and in compliance with the terms of any stock option, stock purchase or similar equity plan for the benefit only of employees and/or directors of the applicable issuer or its Affiliates, provided that this subparagraph (iv) specifically does not relate to or cover the resale of any such Securities by any such employee or director to another Person or group of Persons;

                     (v) the Transfer of TCP Securities or, following a Public Offering thereof, any Licensee Securities, Licensee Affiliate Securities or TCP Affiliate Securities by any Dabah Stockholder (a) to his or her spouse or former spouse or lineal or legally adopted descendants or ancestors (and their spouses), (b) to the trustee of a trust for the principal benefit of any one (1) or more of the foregoing Persons, (c) for other comparable estate planning purposes or (d) to any Charitable Organization, provided that in each such case the Transferee of such TCP Securities shall continue to be and be deemed to be a Dabah Stockholder for all purposes of this Agreement (provided that, so long as all Charitable Organizations in the aggregate have not received, in one (1) or more Transfers, more than five percent (5%) of any tranche of outstanding voting TCP Securities, then any Charitable Organization that receives, in the aggregate in one (1) or more Transfers, no more than one percent (1.0%) of any tranche of outstanding voting TCP Securities shall not be deemed a Dabah Stockholder);

                     (vi) the Transfer of Licensee Securities or Licensee Affiliate Securities by any Person to a Qualified Person so long as such Transfer is accompanied by a Guaranty Assumption (as and to the extent required by TDSF in its sole discretion) and, in the case of a Transfer involving Licensee Securities, a License Assumption (as and to the extent determined to be necessary or prudent and therefore required by TDSF in its business judgment);

                     (vii) the Transfer of TCP Securities or TCP Affiliate Securities by any Person to a Qualified Person; and

                     (viii) the Transfer of TCP Securities or TCP Affiliate Securities by any Person to a Disqualified Person, provided, that: (a) during any calendar year, the aggregate amount of TCP Securities or TCP Affiliate Securities Transferred to Disqualified Persons by TCP, the Dabah Stockholders and the Affiliates of TCP, taken together, pursuant to this subparagraph (viii), shall not exceed one and one-half percent (1.5%) of any tranche of outstanding voting TCP Securities or outstanding voting TCP Affiliate Securities; (b) at no time shall any Disqualified Person who is the Largest TCP Stockholder or the Largest TCP Affiliate Stockholder own, beneficially or of record, more than nineteen percent (19%) of any tranche of outstanding voting TCP Securities or outstanding voting TCP Affiliate Securities; (c) at no time shall any Disqualified Person who is not the Largest TCP Stockholder or the Largest TCP Affiliate Stockholder own, beneficially or of record, more than twenty-five percent (25%) of any tranche of outstanding voting TCP Securities or outstanding voting TCP Affiliate Securities; and (d) at no time shall all Disqualified Persons, taken together in the aggregate, without regard to whether any such Disqualified Person is or is not the Largest TCP Stockholder or the Largest TCP Affiliate Stockholder, own, beneficially or of record, more than thirty-three percent (33%) of any tranche of outstanding voting TCP Securities or outstanding voting TCP Affiliate Securities. For purposes of calculating the percentages under the preceding subparagraphs (b), (c) and (d), the ownership of TCP Securities or TCP Affiliate Securities by a Disqualified Person shall be included in such calculation only to the extent it is known or, based upon diligent inquiry by Licensee and its Affiliates, should reasonably have been known to Licensee or its Affiliates, whether based on publicly available information (such as filings in accordance with Schedule 13D under the Securities Exchange Act), the stock ledgers and records of Licensee or its Affiliates, or other available sources of information. For purposes of calculating the percentages under the preceding subparagraph (a), Licensee shall be deemed to have knowledge of all such Transfers to Disqualified Persons and the qualification in the preceding sentence shall be inapplicable.

          For purposes of clarification, a pledge of TCP Securities as security for a margin loan shall be deemed a Permitted Transfer hereunder so long as any sale of the pledged TCP Securities upon foreclosure (or comparable action) upon or in connection with such margin loan would constitute a Permitted Transfer pursuant to one (1) or more of the preceding subparagraphs (i) through (viii) of this definition and the terms of such margin loan are designed to ensure compliance with one (1) or more of such provisions.

          "Person" shall mean any natural person or any corporation, partnership, limited partnership, limited liability company, trust or other form of legal entity.

          "Pre-Approved Merchandise Categories" shall mean Hardlines, Softlines and Toys/Plush.

          "Pre-Exercise Notice" shall have the meaning specified in Section 2.2.1.

          "Pre-Existing Percent LTM Sales" shall have the meaning specified in Section 6.2.2(a).

          "Predecessor Disney Website" shall mean the online retail store located on the World Wide Web at the TDS Internet Domains (or any replacements thereof adopted by TDSF or its Affiliates in anticipation of the Internet Start Date) operated by TDSF and its Affiliates prior to the Internet Start Date.

          "Premiums" shall mean Disney Merchandise intended to be distributed to customers or the trade for free or for a nominal fee in connection with any marketing, advertising or promotional activities under this Agreement.

          "Primary Disney Retail Store" shall mean any self-contained physical (not "virtual" or online) retail store(s) and/or free-standing kiosk(s) that (i) is either (a) owned or operated by TDSF and/or any of its Affiliates or (b) owned or leased by any unrelated third party and operated by such unrelated third party pursuant to and in accordance with a license to use Disney-Branded Properties granted by TDSF or its Affiliates, and (ii) either (x) is operated and held out to the public under a name that incorporates the word "Disney" or any Disney-Branded Property and/or (y) offers, in at least seventy-five percent (75%) of such store’s or kiosk’s Public Merchandising Space, SKUs of consumer products and merchandise that bear, feature or incorporate one (1) or more Disney-Branded Properties.

          "Prime Rate" shall mean the base rate on corporate loans at large United States money center commercial banks as such rate is reported under "prime rate" in The Wall Street Journal from time to time.

          "Priority Designations" shall have the meaning specified in Section 21.23.5(d).

          "Product Design Elements" shall have the meaning specified in Section 11.1.

          "Product Safety Director" shall mean an employee of TDSF or its Affiliates (of such rank or level as TDSF may determine in its sole discretion) designated by TDSF or its Affiliates, whose sole responsibility shall consist of overseeing and managing, on behalf of TDSF, the relationship between TDSF and Licensee with respect to product safety guidelines and procedures pertaining to Disney Merchandise as contemplated by this Agreement, including Section 5.1.4. The Product Safety Director may, at the election of TDSF, consist of more than one (1) employee of TDSF or its Affiliates. For purposes of clarification, the Product Safety Director shall not be an employee of Licensee or its Affiliates and shall not take directions or instructions from Licensee or its Affiliates but rather only from TDSF and its Affiliates, notwithstanding the fact that, so long as Licensee maintains a headquarters office in the vicinity of Burbank or Glendale, California, the Product Safety Director shall maintain his or her primary office at such headquarters office of Licensee (at the sole cost and expense of Licensee) in addition to the office that may be maintained by the Product Safety Director at the offices of TDSF or its Affiliates.

          "Product Safety Laboratory" shall mean an internationally recognized product safety testing laboratory that (i) is selected in good faith by Licensee and approved in writing by TDSF (such approval to be granted or denied by TDSF in its business judgment), (ii) is a third party that is not related to or Affiliated with Licensee or its Affiliates, except to the extent contemplated by Section 5.1.4(f), and (iii) has received a copy of the Disney Product Guidelines from Licensee and agreed to test the Disney Merchandise against and in compliance with the standards contained in the Disney Product Guidelines.

          "Product Trademarks" shall have the meaning specified in Section 11.1.

          "Promotional Brief" shall have the meaning specified in Section 5.2.1.

          "Property-Product Combination" shall mean, with respect to a DTR License granted to a chain of Specialty Retail Stores by TDSF or its Affiliates, the combination of (i) a particular Character Property authorized to be used under such DTR License and (ii) a particular DTR Product Category in connection with which such particular Character Property is authorized to be used under such DTR License.

          "Proposed Lease Agreement Notice" shall have the meaning specified in Section 9.7.1(e).

          "Public Merchandising Space" shall mean, with respect to (i) any Primary Disney Retail Store or (ii) any specialty retail store that is owned, leased, licensed, controlled and/or operated by TCP or its Affiliates (other than Licensee Parent, Licensee, Canadian Parent and their respective Subsidiaries), the aggregate retail merchandising space (in square feet) that is open to the general public (i.e., excluding stock rooms, restrooms and other non-public or non-retail space).

          "Public Offering" shall mean an underwritten public offering of any Licensee Securities, Licensee Affiliate Securities, TCP Securities or TCP Affiliate Securities pursuant to an effective registration statement under the Securities Act, provided, that such Public Offering shall comply with the following conditions: (i) in the case of a Public Offering of Licensee Securities or Licensee Affiliate Securities, (a) such Public Offering shall not be filed with the Securities and Exchange Commission or otherwise commenced at any time prior to the end of the second (2nd) Contract Year, and (b) such Public Offering shall generate aggregate gross proceeds, before deduction of selling commissions and expenses, of at least Twenty Million Dollars ($20,000,000), and (ii) such Public Offering shall be made to the general public and not to a select or targeted group of investors.

          "Publishing Properties" shall mean children-oriented publications that are produced and/or distributed by TDSF or any of its Affiliates under the "Disney Adventures" and "Disney Magazine" label or any other label that incorporates the name "Disney" or any variation thereof, but specifically excluding any other publications that are produced and/or distributed by TDSF or any of its Affiliates, such as, by way of illustration and without limitation, publications produced and/or distributed under the Hyperion label.

          "Purchase Commencement Date" shall have the meaning specified in Section 15.1.4.

          "Purchase Price" shall mean, with respect to any Disney Merchandise, an amount equal to the retail price at which such Disney Merchandise is offered to the public on a particular date.

          "Purchase Process" shall have the meaning specified in Section 15.1.1.

          "Qualified Person" shall mean any Person who is not a Disqualified Person.

          "Qualifying Strip Center" shall mean a quality multi-tenant retail shopping destination that is known, identified, promoted or held out to the public as a common or unified complex, with the following elements and characteristics: (i) one hundred thousand (100,000) or more gross leaseable square feet of retail shopping space, (ii) two (2) or more Specialty Retail Stores (in addition to any Store Facility), (iii) a full-priced retail image (as opposed to a discount image), except for periodic promotional and seasonal sales, and (iv) a layout or design that is generally oriented toward a public street or thoroughfare.

          "Quarterly Merchandise Plan" shall have the meaning specified in Section 9.6.1.

          "Refurbishments" shall have the meaning specified in Section 9.3.5(b).

          "Release Year" shall have the meaning specified in Section 9.9.3.

          "Remainder Amount" shall have the meaning specified in Section 15.2.3(a).

          "Renewal Term" shall have the meaning specified in Section 2.2.

          "Representatives" shall mean, with respect to any Person, the officers, directors, employees, managers, partners, agents, consultants, advisors (including legal advisors, financial advisors and accountants), contractors and subcontractors of such Person.

          "Reproductions" shall have the meaning specified in Section 9.9.12.

          "Required Product" shall have the meaning specified in Section 9.9.2.

          "Response Failure" shall have the meaning specified in Section 5.1.1(b).

          "Response Failure Fee" shall have the meaning specified in Section 5.1.1(b).

          "Restaurant" shall have the meaning specified in Section 5.2.8(a).

          "Restricted Name" shall mean solely the names "Disney Store," "Disney Boutique," "Disney Emporium," "Disney Market," "Disney Mart," "Disney Shop," "Disney Place" and "Disney Stop," and no other names.

          "Retail Facilities" shall mean retail shopping mall, outlet center or strip mall facilities primarily focused on retail sales of consumer products.

          "Retail Month" shall mean a month in a "retail" Fiscal Year consisting of a four (4) or five (5) week period, as applicable, beginning on a Sunday closest to the last day of a calendar month and ending on a Saturday and corresponding with the generally accepted retail calendar.

          "Revolving Loans" shall have the meaning specified in Section 9.17.2(b).

          "Royalty Breach" shall mean the failure by Licensee to make any payment required to be made by Licensee pursuant to Section 7.

          "Rule 144" shall mean Rule 144 of the General Rules and Regulations promulgated under the Securities Act, as in effect from time to time.

          "Rule 144A" shall mean Rule 144A of the General Rules and Regulations promulgated under the Securities Act, as in effect from time to time.

          "Schedules" shall mean those certain schedules to this Agreement that have been separately delivered by TDSF to Licensee concurrently with the execution of this Agreement and with reference to this Agreement.

          "SEC" shall mean the United States Securities and Exchange Commission or any successor.

          "Second Largest TCP Affiliate Stockholder" shall mean, with respect to each Affiliate of TCP (other than Licensee, Licensee Parent, Canadian Parent and the Subsidiaries of Licensee, Licensee Parent and Canadian Parent), the Person or group of Persons whose beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act) of voting TCP Affiliate Securities of such Affiliate of TCP entitles it to the second largest vote (after the Largest TCP Affiliate Stockholder) in the election of the board of directors (or comparable governing body) of such Affiliate of TCP among all holders of TCP Affiliate Securities of such Affiliate of TCP.

          "Second Largest TCP Stockholder" shall mean the Person or group of Persons whose beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act) of voting TCP Securities entitles it to the second largest vote (after the Largest TCP Stockholder) in the election of TCP’s board of directors (or comparable governing body) among all holders of TCP Securities.

          "Secured Lender" shall mean any lender under the Debt Facilities of Licensee and/or its Subsidiaries entered into in accordance with Section 9.17.2 that has taken a security interest in Licensee’s and/or its Subsidiaries’ inventory, accounts receivable and/or assets of the Business, including, without limitation, Wells Fargo Retail Finance, LLC, under the Original Debt Facility.

          "Securities" shall mean any and all debt and equity securities and other ownership interests in whatever form, including, without limitation, common stock or shares, preferred stock or shares or other capital stock, membership, partnership or participation interests or units, and notes, bonds, debentures or other similar debt instruments, including, without limitation, any securities, warrants, options or rights convertible into or exercisable or exchangeable for any of the foregoing.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

          "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any similar successor statute.

          "Securities Filings" shall have the meaning set forth in Section 9.11.6.

          "Select Street Location" shall mean any quality shopping street located within a major metropolitan area or notable resort district (e.g., State Street in Chicago, Illinois; 86th> Street in Manhattan, New York; Hollywood Boulevard in Los Angeles, California) that includes three (3) or more Specialty Retail Stores (in addition to any Store Facility) located on the same street as, and within one-quarter (¼) mile of, any Store Facility.

          "Shopping Mall" shall mean a multi-tenant retail shopping destination that is known, identified, promoted or held out to the public as a common or unified complex, with the following elements and characteristics: (i) five hundred thousand (500,000) or more gross leaseable square feet of retail shopping space, (ii) one (1) or more Department Stores, (iii) one (1) or more Specialty Retail Stores (in addition to any Store Facility) that occupy, in the aggregate, at least one hundred fifty thousand (150,000) gross leaseable square feet, (iv) numerous other retail stores offering a wide variety of products and services, such as apparel, shoes, jewelry, toys, sporting goods, books and music, each operated by a separate merchant tenant, (v) at least one (1) entertainment venue, such as a restaurant, food court or movie theater, (vi) a full-priced retail image (as opposed to a discount image), except for periodic promotional and seasonal sales, and (vii) a self-contained layout with an enclosed structure or a format organized around an interior courtyard or private pedestrian street system, in either case such that the shopping experience is not open to public streets or thoroughfares. Without limiting the foregoing and for purposes of clarification, "Shopping Mall" shall not include any "strip mall" (i.e., a collection of retail outlets generally oriented toward a public street or thoroughfare), any Outlet Center, life-style center or any shopping destination that is organized around public streets (e.g., "Main Street" in any downtown location).

          "Short-Term Lease" shall mean a Lease Agreement providing for the operation of a Facility under a month-to-month tenancy or for a full term or short-term renewal of two (2) years or less.

          "Significant Subsidiary" shall have the meaning specified in subparagraph (w) of Section 210.1-02 of Regulation S-X promulgated by the SEC, as amended, modified or replaced from time to time.

          "Silver Pass Holders" shall have the meaning specified in Section 20.3.

          "SK Entities" shall mean The SK Equity Fund, L.P., the SK Investment Fund, L.P. and each of their respective Affiliates.

          "SKU" shall mean a stock keeping unit.

          "Softlines" shall mean those categories of softline consumer products set forth on Schedule 1(f), as such Schedule 1(f) may be amended from time to time with the approval of TDSF and Licensee in their respective sole discretion.

          "Specialty Retail Store" shall mean a retail store that is known, identified, promoted or held out to the public as being part of a chain of retail stores with the following elements and characteristics: (i) all stores in the chain operate under the same nationally or regionally recognizable brand name (regardless of whether such stores are operated by one owner or by different franchisees), (ii) the chain consists of more than eighty (80) retail stores (or, for purposes of the limitations on DTR Licenses granted by TDSF and/or its Affiliates to one (1) or more chains of Specialty Retail Stores set forth in Section 6.2.2, the chain consists of more than sixty (60) retail stores), (iii) the average size of stores within the chain is less than twenty thousand (20,000) gross leaseable square feet, (iv) all stores within the chain primarily offer Softlines and/or Hardlines with a specific emphasis on one category or type of consumer product (e.g., apparel, cookware, electronics, music, etc.) as opposed to a wide variety of consumer products organized by department or otherwise, such as in a Department Store, and (v) the stores within the chain generally offer merchandise on a full-retail pricing model rather than a discount or warehouse pricing model, except for periodic promotional and seasonal sales. As of the Effective Date, examples of "Specialty Retail Stores" shall be deemed to include Gap, Banana Republic, Old Navy, Baby Gap, The Children’s Place, Gymboree, Spencer Gifts, The Limited, Express, Victoria’s Secret, Bath and Body Works, Williams-Sonoma, Abercrombie & Fitch, KB Toys, Hallmark, Dress Barn, Fashion Bug, Stride-Rite, Radio Shack and Sam Goody.

          "Store Facility" shall mean a physical (not a "virtual" or online) specialty retail store that (i) is located in a Shopping Mall, a Select Street Location or a Qualifying Strip Center, (ii) operates on a stand-alone basis only (i.e., as opposed to a Store-Within-a-Store Format), (iii) offers a variety of Disney Merchandise in a general emporium format, (iv) does not offer for sale, feature or sell any goods, products, merchandise, services or other items other than Disney Merchandise, and (v) is owned or leased by Licensee and operated by Licensee under the "Disney Store" name in a form, manner and style that is substantially similar to the form, manner and style in which such stores were operated by TDSF or its Affiliates under the "Disney Store" name immediately prior to the Effective Date (with any modifications to such form, manner and style as may be approved by each of TDSF and Licensee in its respective sole discretion following the Effective Date or as are otherwise permitted by, and are in accordance with, the provisions of this Agreement).

          "Store-Within-a-Store Format" shall mean a retail location that is designated or identified as a self-contained shop, section, department or division within a larger store, such as a "Disney" shop, section, department or division within a Wal-Mart, Target, Sears or JC Penney store.

          "Stored Value Card Fee" shall have the meaning specified in Section 9.9.11(b).

          "Stored Value Card Fee Rate" shall have the meaning specified in Section 9.9.11(b).

          "Strategic Alliances" shall have the meaning specified in Section 9.8.1.

          "Strike Notice" shall have the meaning specified in Section 21.23.5(c).

          "Stub Period" shall have the meaning specified in Section 2.1.

          "Subsequent Closing" shall have the meaning specified in the Acquisition Agreement.

          "Subsequent Closing Date" shall have the meaning specified in the Acquisition Agreement.

          "Subsequent Closing Period" shall have the meaning specified in the Acquisition Agreement.

          "Subsidiaries" shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors, managers or trustees of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

          "Tax" or "Taxes" shall mean (i) any and all federal, state, provincial, local, municipal and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities of any kind, including taxes or other charges based upon or measured by gross receipts, income, profits, sales, capital, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, personal property, excise, duty, customs and real estate taxes, and, in addition to the foregoing, with respect to TDS Canada, Canada Pension Plan and provincial pension plan contributions, employment and unemployment insurance contributions, worker’s compensation and deductions at source, together, in each case, with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in subparagraph (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payments of the amounts of the types described in subparagraph (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person (other than any indemnification obligation arising under this Agreement).

          "Tax Return" shall mean a report, return or other information or form required to be supplied to a Governmental Entity with respect to Taxes, including, without limitation, where permitted or required, combined or consolidated returns for any group of entities that includes any Affiliate.

          "TCP" shall mean The Children’s Place Retail Stores, Inc., a Delaware corporation and the parent of Licensee Parent and the indirect parent of Licensee and Canadian Parent. Following the Effective Date, any Affiliate of TCP who becomes an Obligor or an Affiliate Guarantor (each as defined in the TCP Guaranty and Commitment) under the TCP Guaranty and Commitment pursuant to the definition of "TCP" therein or Section 4(m) thereof, respectively, shall be subject to the obligations, restrictions and provisions pertaining to TCP hereunder.

          "TCP Affiliate Securities" shall mean Securities of any Subsidiary of TCP other than Licensee, Licensee Parent, Canadian Parent and the Subsidiaries of Licensee, Licensee Parent and Canadian Parent, in whatever form.

          "TCP Characters" shall have the meaning specified in Section 6.3.

          "TCP Entities" shall have the meaning specified in Section 9.13.1.

          "TCP Guaranty and Commitment" shall mean the Guaranty and Commitment of even date herewith entered into by TCP and Licensee Parent in favor of Licensee and TDSF, pursuant to which TCP and Licensee Parent have jointly and severally guaranteed the obligations of Licensee under this Agreement and all other Contracts from time to time executed and/or delivered in connection herewith (including, without limitation, any applicable agreements between TDSF, Licensee and/or their respective Affiliates with respect to the provision of certain administrative, distribution and/or information technology services on a transitional basis and/or the operation of the Disney Retained Stores) and committed to invest certain funds in Licensee to support such obligations and Licensee’s operation of the Facilities and the Internet Store hereunder.

          "TCP Intercompany Services Agreement" shall mean the Intercompany Services Agreement of even date herewith among TCP and/or its Affiliates, on the one hand, and Licensee and/or its Subsidiaries, on the other hand, in substantially the form set forth in Schedule 1(g), pertaining to the provision by TCP and/or its Affiliates (other than Licensee and its Subsidiaries) of certain management, administrative, support and other services to Licensee and its Subsidiaries in connection with Licensee’s operation of the Business and the allocation of costs to Licensee and its Subsidiaries in connection therewith.

          "TCP Securities" shall mean Securities of TCP in whatever form.

          "TCP Tax Sharing Agreement" shall mean an intercompany agreement among TCP, Licensee and their respective Subsidiaries pertaining to the allocation of responsibility for tax liability among such parties, which agreement shall contain terms and conditions that are customary for agreements of such nature. Such agreement, together with any amendments, modifications, waivers, renewals, replacements or other changes thereto or thereunder, shall be subject to the approval of TDSF in its business judgment.

          "TDS Canada" shall mean The Disney Store (Canada) Ltd., a corporation incorporated under the laws of the Province of Ontario, until (i) the Canada Reincorporation as contemplated by Section 9.12.1(a)(III), whereupon TDS Canada shall refer to Hoop Canada, Inc., a corporation incorporated under the laws of the Province of New Brunswick, and (ii) the execution and delivery of the Canadian Joinder as contemplated by Section 9.12.1(a)(II), whereupon TDS Canada shall refer individually and collectively to Hoop Canada, Inc. and New Canadian Limited Partnership.

          "TDS Canada Securities" shall mean Securities of TDS Canada in whatever form.

          "TDS Internet Domains" shall mean, collectively, the Internet domain name www.disneystore.com together with any substantially similar Internet domain names that use the words "Disney" and "store" in combination and that are owned and controlled by TDSF or its Affiliates (e.g., www.disneystores.com, www.thedisneystore.com).

          "TDS USA" shall have the meaning specified in the preamble to this Agreement.

          "TDS USA Merger" shall have the meaning specified in Section 9.12.1(a)(I).

          "TDS USA Securities" shall mean Securities of TDS USA in whatever form.

          "TDSF" shall have the meaning specified in the preamble to this Agreement.

          "TDSF Advisors" shall have the meaning specified in Section 8.1.

          "TDSF Flagship Stores" shall have the meaning specified in Section 6.1.1.

          "TDSF Self-Help Cure" shall have the meaning specified in Section 9.10.2.

          "TDSF Self-Help Fund" shall have the meaning specified in Section 9.10.3(a).

          "TDSF Self-Help Fund Amount" shall have the meaning specified in Section 9.10.3(c).

          "TDSF/Affiliate Store" shall have the meaning specified in Section 9.9.5.

          "Television Properties" shall mean all children-oriented television programs (whether made for broadcast television, cable television or any other form of television programming) that feature in their title the name "Disney" or any variation thereof, such as, by way of illustration and not limitation, "Wonderful World of Disney" and "Disney’s Kim Possible", which programs are produced and/or distributed by TDSF or any of its Affiliates, but specifically excluding any other television programs that are produced and/or distributed by TDSF or any of its Affiliates, such as, by way of illustration and without limitation, television programs such as "The Bachelor", "8 Simple Rules for Dating My Teenage Daughter" and other television programs made for broadcast on the ABC Television Network or any television programs produced and/or distributed on the Disney Channel that do not feature in their title the name "Disney."

          "Template" shall have the meaning specified in Section 5.2.1.

          "Temporary Liquidation Store" shall mean a retail store, a material purpose of which is liquidating excess, obsolete or otherwise slow-moving inventory from the DDM Business and/or any Theme Parks, hotels, motels, condominiums, Disney Vacation clubs or other time-share style accommodations or comparable lodging establishments owned, leased, licensed, controlled and/or operated by or on behalf of TDSF and/or any of its Affiliates, that is operated on a periodic and temporary basis (i.e., for a period not exceeding one hundred twenty-five (125) days at any particular location during any calendar year).

          "Term" shall mean, collectively, the Initial Term and any and all Renewal Terms, as applicable.

          "Term Loans" shall have the meaning specified in Section 9.17.2(b).

          "Territory" shall have the meaning specified in Section 3.1.

          "Theatrical Properties" shall mean children-oriented theatrical stage plays that are produced and/or operated by TDSF or any of its Affiliates and that either are derived directly from a Motion Picture Property or Television Property or bear in their title the name "Disney" or any variation thereof, such as, by way of illustration and not limitation, "Disney’s The Lion King" and "Disney’s Beauty and the Beast" theatrical stage plays, but specifically excluding any other theatrical stage plays that are produced and/or distributed by TDSF or any of its Affiliates.

          "Theme Park" shall mean either an individual facility or a group, district or other assemblage of facilities that is known, identified, promoted or held out to the public as a common or unified complex, in either case offering amusement-style attractions and/or rides (e.g., roller coasters, "Space Mountain," "It’s a Small World," or the "Jaws" attraction at Universal Studios Theme Park) and/or other substantially similar forms of entertainment, regardless of whether a fee is charged to gain entry or admission thereto; provided, that "Theme Park" shall not include (i) any local, county or state fairs, sporting arenas or sporting events or museums or (ii) any facilities that offer amusement-style attractions and/or rides but with respect to which the offering of such amusement-style attractions and/or rides does not comprise more than, in the case of Retail Facilities, fifteen percent (15%), and in the case of all other facilities, five percent (5%), of the total square footage of such facilities that is open to the general public (e.g., a gambling casino, such as the New York, New York hotel and casino in Las Vegas, that offers amusement-style rides or games in one portion of the lobby of the casino), provided that the carveouts described in this subparagraph (ii) shall not apply to any facility that is adjacent to, contained within, or held out to the public as being a part of, a facility that is a "Theme Park" within the terms of this definition. By way of example, and for illustration purposes only, the following venues (and all components thereof) are Theme Parks for the purposes of this definition: MAGIC KINGDOM® Park, DISNEYLAND® Resort, WALT DISNEY WORLD® Resort, DISNEYLAND Resort PARIS, Cedar Point, Six Flags, LEGOland, Busch Gardens, Universal® Studios and Sea World®.

          "Theme Park Admission Passes" shall have the meaning specified in Section 9.9.1.

          "Third Party Offer" shall have the meaning specified in Section 15.2.2(d).

          "Third Party Purchaser" shall have the meaning specified in Section 15.1.1.

          "Toys/Plush" shall mean those categories of toy and plush toy products set forth on Schedule 1(h), as such Schedule 1(h) may be amended from time to time with the approval of TDSF and Licensee in their respective sole discretion.

          "Trademarks" shall mean all names, trademarks, service marks, logos, brands and other comparable proprietary designations, including all registrations thereof and applications for registrations thereof anywhere in the world, and all goodwill associated therewith.

          "Transfer" shall mean any issuance, sale, transfer, assignment, subletting, hypothecation, pledge as security or collateral, Encumbrance or other disposition, in whole or in part, whether voluntarily or involuntarily, whether by gift, bequest or otherwise. In the case of a hypothecation, pledge or Encumbrance, the Transfer shall be deemed to occur both at the time of the initial pledge and at any pledgee’s sale, any sale by any secured creditor, or any retention by any secured creditor of the pledge assets in complete or partial satisfaction of the indebtedness for which such assets are security.

          "TWDC" shall mean The Walt Disney Company, a Delaware corporation and an Affiliate of TDSF.

          "Uncured" shall mean that a Cure has not occurred in the manner or in the time periods contemplated by the definition of "Cure" set forth in this Agreement.

          "URL" shall mean uniform resource locator.

          "ValueLink Agreement" shall mean the Enterprise Stored Value Card Agreement, dated as of September 9, 2004, by and between Disney Gift Card Services, Inc., a Virginia corporation, and ValueLink, LLC, a Delaware limited liability company.

          "ValueLink Participation Agreement" shall mean a participation agreement, as contemplated by the ValueLink Agreement, regarding participation in the gift card program established pursuant to the ValueLink Agreement by Persons who are not Affiliates of Disney Gift Card Services, Inc.

          "Visa" shall mean, collectively, Visa U.S.A. Inc., a non-stock membership corporation organized under the laws of the State of Delaware, and Visa International Service Association, a non-stock membership corporation organized under the laws of the State of Delaware.

          "Visa Agreement" shall mean the Master Promotional and Sponsorship Agreement, effective as of April 30, 2002, as amended, by and between Visa and Disney Worldwide Services, Inc., a Florida corporation and an Affiliate of TDSF.

          "Visa Payment Service Products" shall mean Payment Service Products operated, managed and controlled by Visa and/or its Affiliates.

          "Walled Store-Within-a-Store" shall mean a retail location that has a Store-Within-a-Store Format and that is demarcated by walls of at least six (6) feet in height on at least three (3) sides of the retail location.

          "WALT DISNEY WORLD Resort" shall mean the entertainment, recreation and lodging complex located in Orange County and Osceola County, Florida, known as the WALT DISNEY WORLD® Resort, one of the principal features of which is the operation of four (4) separately gated theme and amusement parks known as MAGIC KINGDOM® Park, EPCOT®, Disney-MGM Studios and DISNEY’S ANIMAL KINGDOM® Theme Park.

          "Wind Down Procedures" shall have the meaning specified in Section 9.3.1(c).

          "Withdrawal Date" shall have the meaning specified in Section 4.9.

           "Withdrawal Determination" shall have the meaning specified in Section 4.9.

          "Working Capital" shall mean, at any date, the sum of all current assets reflected on a consolidated balance sheet of Licensee, Licensee Parent, Canadian Parent and their respective Subsidiaries prepared in accordance with GAAP, minus the sum of all current liabilities reflected on such consolidated balance sheet.

2.           TERM OF AGREEMENT.

          2.1 Initial Term. The initial term of this Agreement (the "Initial Term") shall commence effective as of the Effective Date and, unless earlier terminated or extended as herein provided, shall terminate on the date that is the last day of the sixtieth (60th) Fiscal Quarter of Licensee measured from the later to occur of either: (i) January 31, 2005, or (ii) the first day after the end of the Fiscal Quarter of TCP in which the Effective Date occurs (such date in subparagraph (i) or (ii), the "Contract Year Start Date"). For purposes of this Agreement, the period (if any) commencing on the Effective Date and ending on the day prior to the Contract Year Start Date is referred to herein as the "Stub Period" and each period of four Fiscal Quarters of Licensee commencing on the Contract Year Start Date or on any anniversary of the Contract Year Start Date during the Term is referred to herein as a "Contract Year." Notwithstanding the foregoing, the Term as it pertains to Licensee’s rights with respect to the Internet Store shall be subject to Section 4.3.6.

          2.2 Renewal Terms. The Initial Term may be extended for one (1) or more additional terms (each, a "Renewal Term"), subject to and in accordance with the following terms and conditions:

                     2.2.1 Conditional Renewal Terms. Subject to Licensee’s satisfaction of the conditions set forth below in this Section 2.2.1, Licensee shall be entitled, in its sole discretion, to exercise up to three (3) Renewal Terms of ten (10) Contract Years each (for a total of thirty (30) additional Contract Years beyond the Initial Term if all such Renewal Terms are exercised by Licensee). In order to exercise any such Renewal Term, Licensee shall provide TDSF with written notice stating that Licensee is considering exercising such Renewal Term (the "Pre-Exercise Notice") at any time during the first three (3) months of the eleventh (11th) Contract Year (in the case of the first such Renewal Term) or, if applicable (assuming the first Renewal Term became effective in accordance with the terms of this Section 2.2.1), during the first three (3) Retail Months of the twenty-first (21st) Contract Year (in the case of the second Renewal Term, if applicable) or, if applicable (assuming the first and second Renewal Terms became effective in accordance with the terms of this Section 2.2.1), during the first three (3) Retail Months of the thirty-first (31st) Contract Year (in the case of the third Renewal Term, if applicable). Within three (3) Retail Months following such written notice from Licensee, TDSF shall provide written notice to Licensee indicating whether or not the conditions to the effectiveness of the applicable Renewal Term set forth below in this Section 2.2.1 have been satisfied. If such conditions have been satisfied, then the applicable Renewal Term shall be deemed effective, and the Term of this Agreement shall be deemed to have been extended by such Renewal Term, upon written notice from Licensee stating that Licensee desires to exercise such Renewal Term (the "Exercise Notice"), which Exercise Notice must be given by Licensee on or prior to the last day of the eleventh (11th) Contract Year (in the case of the first such Renewal Term) or, if applicable (assuming the first Renewal Term became effective in accordance with the terms of this Section 2.2.1), on or prior to the last day of the twenty-first (21st) Contract Year (in the case of the second Renewal Term, if applicable) or, if applicable (assuming the first and second Renewal Terms became effective in accordance with the terms of this Section 2.2.1), on or prior to the last day of the thirty-first (31st) Contract Year (in the case of the third Renewal Term, if applicable). If such conditions have not been satisfied, such Renewal Term shall be deemed ineffective for all purposes hereunder. Notwithstanding anything to the contrary contained herein, no Renewal Term contemplated by this Section 2.2.1 may be exercised by Licensee, and the Initial Term shall not be extended by any such Renewal Term, unless each of the following conditions shall have been satisfied, as determined by TDSF in its reasonable discretion:

                                (a) During, in the case of the first such Renewal Term, the Stub Period and the first (1st) through the tenth (10th) Contract Years of the Term, inclusive, or, in the case of the second such Renewal Term, if applicable, the eleventh (11th) through the twentieth (20th) Contract Years of the Term, inclusive, or, in the case of the third such Renewal Term, if applicable, the twenty-first (21st) through the thirtieth (30th) Contract Years of the Term, inclusive (each, a "Measurement Period"), Net Retail Sales shall have grown at an average annual compound rate equal to the increase, if any, in the CPI during each Contract Year of the Measurement Period calculated in accordance with the CPI Adjustment Methodology, with the first (1st) Contract Year to be treated as the base Contract Year for the first Measurement Period and, if applicable, the tenth (10th) Contract Year to be treated as the base Contract Year for the second Measurement Period and, if applicable, the twentieth (20th) Contract Year to be treated as the base Contract Year for the third Measurement Period;

                                (b) During the applicable Measurement Period, Licensee shall not have committed (i) any Uncured Royalty Breach, (ii) such number of Cured or Uncured Royalty Breaches as would permit TDSF to terminate this Agreement pursuant to subparagraph (ii) or (iii) of Section 13.1, (iii) any Uncured Licensee Infringing Use, (iv) more than four (4) Cured Licensee Infringing Uses, (v) more than two (2) Uncured Material Breaches (other than Royalty Breaches), or (vi) more than six (6) Cured Material Breaches (other than Royalty Breaches);

                                (c) During the applicable Measurement Period, neither TCP nor Licensee Parent shall have breached any material term, covenant or condition that is binding upon TCP or Licensee Parent under the TCP Guaranty and Commitment and failed to cure such breach within ten (10) Business Days following written notice of such breach from TDSF, Licensee or any of their respective Affiliates;

                                (d) As of the first day of the eleventh (11th) Contract Year, in the case of the first such Renewal Term, or, in the case of the second such Renewal Term, if applicable, as of the first day of the twenty-first (21st) Contract Year, or, in the case of the third such Renewal Term, if applicable, as of the first day of the thirty-first (31st) Contract Year, there shall not be (i) any Uncured Material Breach by Licensee (except as otherwise permitted by the preceding subparagraph (b)(v)) or any Uncured Licensee Infringing Use (and, for purposes of clarification, the condition in this subparagraph (i) shall not be deemed to have failed until the expiration of the applicable Cure period with respect to Licensee's Material Breach or the Licensee Infringing Use), nor (ii) any breach by TCP and/or Licensee Parent of any material term, covenant or condition that is binding upon TCP, Licensee Parent or their Affiliates under the TCP Guaranty and Commitment or any breach by TCP and/or Licensee Parent of any material representation or warranty of TCP or Licensee Parent made under the TCP Guaranty and Commitment, in each case which breach is not cured by TCP or Licensee Parent within ten (10) Business Days following written notice of such breach from TDSF, Licensee or any of their respective Affiliates (and, for purposes of clarification, the condition in this subparagraph (ii) shall not be deemed to have failed until the expiration of such ten (10) Business Day period);

                                (e) As of the last day of each of the last two (2) Fiscal Years of Licensee completed during the applicable Measurement Period, Licensee shall have been in compliance with the financial covenant set forth in Schedule 1(a) (the "Financial Covenant"); and

                                (f) Prior to or concurrently with the delivery of Licensee's Pre-Exercise Notice, TCP and Licensee Parent shall have delivered a written statement to TDSF, in form and substance reasonably satisfactory to TDSF, confirming that, upon the effectiveness of the applicable Renewal Term, (i) the TCP Guaranty and Commitment shall be deemed to have been renewed for such Renewal Term, (ii) all of the provisions of the TCP Guaranty and Commitment (including, without limitation, the remaining capital commitment under Section 2 thereof) shall continue in full force and effect during such Renewal Term and (iii) notwithstanding any payments made by TCP and/or Licensee Parent during the Initial Term or any prior Renewal Term pursuant to the guaranty under Section 3 of the TCP Guaranty and Commitment, such guaranty shall be equal to Twenty-Five Million Dollars ($25,000,000) for such Renewal Term, whether or not any payment had previously been made thereunder.

                     2.2.2 Negotiated Renewal Terms. During a six (6) month period of time (or such longer period of time as the parties may consent to in writing in their respective sole discretion) that shall begin (a) twenty (20) Business Days following the determination that a Renewal Term will not become effective pursuant to Section 2.2.1, whether due to Licensee’s failure to deliver the Pre-Exercise Notice or the Exercise Notice within the specified time, Licensee’s notice that it will not exercise such rights, or TDSF’s determination that the conditions required to exercise such Renewal Term have not been satisfied, or (b) if all Renewal Terms under Section 2.2.1 have been previously exercised, on the date that is four (4) years prior to the expiration date of the Term, TDSF and Licensee shall enter into good faith negotiations regarding the terms and conditions upon which they may be willing to enter into a Renewal Term of such duration as to which the parties may agree. Each of TDSF and Licensee shall be entitled to decide whether to enter into any such Renewal Term in its sole discretion and may terminate such discussions following such six (6) month period without recourse or remedy by the other party and without any abatement or reduction of any payments or other obligations hereunder. Any agreement reached under this Section 2.2.2 shall be memorialized in a written agreement or amendment to this Agreement. Notwithstanding the foregoing, TDSF shall not be required to conduct the negotiations contemplated by this Section 2.2.2 or, if already commenced, shall be entitled to terminate such negotiations in the event that, at any time prior to or during such six (6) month negotiating period, TCP or Licensee declines to enter into such good faith negotiations (or otherwise withdraws from such negotiations) or, during such six (6) month negotiating period or the twelve (12) month period immediately preceding such negotiating period, (X) Licensee shall have committed (i) any Uncured Royalty Breach, (ii) any Uncured Licensee Infringing Use, (iii) more than two (2) Cured Licensee Infringing Uses, (iv) more than two (2) Uncured Material Breaches (other than a Royalty Breach), or (v) more than three (3) Cured Material Breaches (other than a Royalty Breach), or (Y) either of TCP or Licensee Parent shall have breached any material term, covenant or condition that is binding upon TCP or Licensee Parent under the TCP Guaranty and Commitment and shall have failed to cure such breach within ten (10) Business Days following written notice of such breach from TDSF, Licensee or any of their respective Affiliates.

3.           TERRITORY.

          3.1 Definition of Territory. The territory covered by this Agreement and in which Licensee may exercise the rights granted to it hereunder shall consist of and be limited solely to (i) the United States of America and its territories and possessions, including Puerto Rico but excluding the Commonwealth of Northern Mariana Islands and Palau, and (ii) Canada (collectively, the "Territory"). For purposes of clarification and without limiting the foregoing, Licensee acknowledges and agrees that other third parties currently operate specialty retail chains under the "Disney Store" name offering consumer products featuring one (1) or more Disney Properties outside of the Territory (e.g., Europe, Japan, China, Hong Kong) and, in the future, TDSF, its Affiliates and/or third parties may continue to do so outside of the Territory.

          3.2 Rights of Negotiation Regarding Central America, South America and China. During the Term, upon Licensee’s written request to TDSF, TDSF shall negotiate with Licensee in good faith, but not on an exclusive basis, for a period of up to twenty (20) Business Days following Licensee’s written request, regarding the terms and conditions upon which, and the separate consideration for which, TDSF would engage Licensee to be the operator of "Disney Stores" comparable to the Facilities operated hereunder within Central America (including Mexico), South America and/or China (including Hong Kong but excluding the Hong Kong airport). Any such written request by Licensee shall include a reasonably detailed preliminary business plan with respect to such operations proposed to be conducted by Licensee in such region(s). Each of TDSF and Licensee shall be entitled to decide whether to enter into any such agreement or arrangement in its sole discretion and may terminate such discussions at the end of such twenty (20) Business Day period (or earlier if, during such twenty (20) Business Day period, TDSF and/or its Affiliates enter into an agreement with another Person to be the operator of such "Disney Store" facilities in such region(s)), in each case without recourse or remedy by the other party and without any abatement or reduction of any payments or other obligations hereunder. Notwithstanding anything to the contrary contained herein, (i) for purposes of clarification, Licensee acknowledges and agrees that, prior to the Effective Date, TDSF and/or its Affiliates have previously commenced negotiations, and intend to continue such negotiations, with one (1) or more third Persons regarding the proposed operation of "Disney Store" facilities in such regions (all such negotiations in process as of the Effective Date, the "Current Negotiations") and, accordingly, prior to the exercise by Licensee of any of its rights pursuant to this Section 3.2, TDSF and/or its Affiliates may enter into or may have entered into an agreement with another Person, which may consist of a Person who competes directly or indirectly with Licensee or its Affiliates, to be the operator of such "Disney Store" facilities in such region(s) or may elect to operate such "Disney Store" facilities itself, in which event TDSF would be entitled either not to commence negotiations with Licensee hereunder or to terminate any such negotiations that had commenced with respect to such region(s), in each case without recourse or remedy by Licensee and without any abatement or reduction of any payments or other obligations of Licensee hereunder, (ii) in the event that, during the Term, all of the Current Negotiations regarding the proposed operation of "Disney Store" facilities in Central America (including Mexico) or South America terminate, TDSF shall provide written notice to Licensee of such termination and, upon Licensee’s written request made within five (5) Business Days following TDSF’s written notice, TDSF shall negotiate with Licensee in good faith and exclusively for a period of twenty (20) Business Days following Licensee’s written request (such period not to be shortened based upon the circumstances described in the preceding subparagraph (i) of this Section 3.2.), regarding the terms and conditions upon which, and the separate consideration for which, TDSF would engage Licensee to be the operator of such "Disney Store" facilities in Central America (including Mexico) or South America, as applicable, and (iii) in the event that, during the Term, all of the Current Negotiations regarding the proposed operation of "Disney Store" facilities in China (including Hong Kong) terminate, TDSF shall provide written notice to Licensee of such termination and, upon Licensee’s written request made within five (5) Business Days following TDSF’s written notice, TDSF shall negotiate with Licensee in good faith, but not on an exclusive basis, for a period of twenty (20) Business Days following Licensee’s written request (such period not to be shortened based upon the circumstances described in the preceding subparagraph (i) of this Section 3.2.), regarding the terms and conditions upon which, and the separate consideration for which, TDSF would engage Licensee to be the operator of such "Disney Store" facilities in China (including Hong Kong but excluding the Hong Kong airport), provided, that, in the case of the preceding subparagraphs (ii) and (iii), (a) each of TDSF and Licensee shall be entitled to decide whether to enter into any such agreement or arrangement in its sole discretion and may terminate such discussions at the end of such twenty (20) Business Day period, in each case without recourse or remedy by the other party and without any abatement or reduction of any payments or other obligations hereunder, and (b) in the event that Licensee fails to respond to TDSF within five (5) Business Days following TDSF’s written notice or the parties fail to enter into a definitive written agreement within such twenty (20) Business Day period, then TDSF and/or any of its Affiliates shall be entitled to operate, and/or negotiate and enter into any agreement with any other Person, including any Person who competes directly or indirectly with Licensee or its Affiliates, to be the operator of, such "Disney Store" facilities in any such region(s), without recourse or remedy by Licensee and without any abatement or reduction of any payments or other obligations of Licensee hereunder. Any agreement between TDSF and Licensee reached under this Section 3.2 shall be memorialized in a separate written agreement.

4.           LICENSE.

           4.1 Grant of License. Subject to the terms and conditions of this Agreement (including, without limitation, the approval provisions set forth in Section 5), TDSF grants to Licensee, and Licensee hereby accepts from TDSF, during the Term and within the Territory, the non-exclusive, non-sublicenseable (except to the extent of any sublicense granted pursuant to a Manufacturer’s Agreement or Manufacturer’s MOU), limited right to use, reproduce and display the Disney Properties only on or in connection with: (i) tenant improvements and furniture, fixtures and equipment that are embodied or used in the Facilities in connection with the Business, including, without limitation, shelving, appliances, lighting, packages, shopping bags, gift wrap, staff costumes and other physical attributes of the Facilities (collectively, the "FF&E Materials"); (ii) Disney Merchandise, including packaging and containers for such Disney Merchandise, that are developed, manufactured, distributed, offered for sale and sold solely within the Facilities and the Internet Store authorized hereunder and operated in accordance with the terms hereof (or as otherwise permitted by Section 6.3(i)(b) and 6.3(i)(c)); and (iii) marketing, advertising and promotional materials, displays and other collateral materials that pertain to the Business, including, without limitation, all designs, layouts and graphics for advertising, promotional and other displays (including signage) in the Facilities, all direct marketing materials used in connection with email, telephone and/or mail solicitations, all designs, layouts, graphics and other displays for each webpage of the Internet Store, and employee application forms and training materials for the Business (collectively, the "Marketing Materials") (the materials described in the foregoing subparagraphs (i), (ii) and (iii) of this Section 4.1 are referred to herein collectively as the "Licensed Materials"); provided, that the Licensed Materials shall be used by Licensee only in the exact form, style, type and manner prescribed or approved by TDSF from time to time hereunder in connection with the Business. All concepts, drawings, prototypes, models, artwork, pre-production samples, production samples, blueprints, webpages and other designs for the FF&E Materials, the Disney Merchandise and the Marketing Materials that pertain to the Business, whether created by or for Licensee, must be submitted to TDSF for prior written approval in accordance with Section 5. Licensee agrees to actively exercise the rights granted to it under this Section 4.1.

           4.2 Exclusions; Reservation of Rights. Except as otherwise expressly permitted by any separate written agreement between Licensee and TDSF, Licensee agrees not to use any Licensed Materials in any form or to exercise any rights granted herein in any manner other than as expressly specified in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, except as specifically set forth in Section 4.1, no other properties (including any proprietary designations or intellectual property) of TDSF or any of its Affiliates are included in the Licensed Materials. Any rights with respect to the Disney Properties or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or any of its Affiliates that are not expressly granted to Licensee under Section 4.1 are reserved in their entirety to TDSF and its Affiliates.

           4.3 Limitations.

                      4.3.1 The rights granted to Licensee hereunder are solely for the purpose of operating the Business through the Facilities and the Internet Store and do not extend to any use of Disney Properties for any other purpose, including, without limitation, catalog or direct mail sales (other than, in the case of direct mail, promotional activities in accordance with this Agreement), telephone sales (other than incidental telephone sales conducted in connection with the customer service operations of the Internet Store), sales through Mass Merchandisers or Department Stores, or any other sales of any sort (at retail, wholesale or otherwise) not originating in and transacted at a Facility or the Internet Store (other than sales to TDSF, any of its Affiliates, Other Disney Stores Operators or Liquidators as permitted by Section 6.3(i)(b) and 6.3(i)(c)).

                      4.3.2 The rights granted to Licensee hereunder shall not extend to two-dimensional fine art (including, without limitation, cels, sericels, serigraphs, lithographs and other fine art prints and posters), three-dimensional fine art or high-end collectibles (i.e., collectibles that are priced materially higher than comparable non-collectible products of the same type) (including, without limitation, high-end figurines, sculptures and maquettes) bearing, featuring or incorporating Disney Properties; provided, that the foregoing shall not prohibit Licensee from selling any three dimensional character props that are located in or affixed to any Facilities that are being closed or refurbished, subject to TDSF’s approval in its sole discretion of the manner by which such items are sold. In addition, the rights granted to Licensee hereunder shall not extend to the creation, development, manufacture, sourcing or production of content-based merchandise or services, such as, by way of example and without limitation, motion pictures, television programming, home entertainment products, theatrical productions or books, magazines or other publications; provided, that TDSF will consider in good faith any Licensee proposals to create newsletters in connection with loyalty clubs for guests of the Facilities, but Licensee’s right to produce any such newsletters shall be subject to the final approval of TDSF in its sole discretion.

                      4.3.3 Licensee shall not engage in any marketing, advertising or promotional campaign that consists of or includes a sweepstakes, lottery or other game of chance without in each instance obtaining the prior written consent of TDSF pursuant to Section 5, which TDSF may grant or withhold in its sole discretion. Licensee acknowledges and agrees that it is the expectation of the parties hereto that such campaigns shall be used on a limited basis only, that TDSF shall be under no obligation whatsoever to approve any such campaign, that Licensee shall be solely responsible for ensuring that any such campaign complies with the rules of such campaign and all applicable Laws in each jurisdiction in which it is conducted, including with respect to any bonding or other comparable insurance requirements, and that Licensee shall indemnify and hold harmless TDSF and its Affiliates for any failure of any such campaign to so comply with such rules of such campaign and applicable Laws.

                      4.3.4 Licensee shall have the right to use Disney Merchandise as Premiums as part of marketing, advertising and promotional activities hereunder, subject in each instance to the written approval of TDSF in its sole discretion, provided, that Licensee acknowledges and agrees that it is the expectation of the parties hereto that Premiums shall be used as a part of such marketing, advertising and promotional activities on a limited basis only and that TDSF shall be under no obligation whatsoever to approve any Disney Merchandise for use as Premiums but rather shall do so only in its sole discretion. Any Premiums approved by TDSF in accordance with this Section 4.3.4 shall be subject to all of the provisions of this Agreement pertaining thereto (including, without limitation, the approval provisions set forth in Section 5).

                      4.3.5 Licensee acknowledges and agrees that (i) the primary benefit it seeks to obtain through the license granted under this Agreement is the ability to use, feature reproduce and display the Disney-Branded Properties on or in connection with the Licensed Materials, as opposed to the Non-Disney-Branded Properties, (ii) TDSF shall be under no obligation whatsoever to designate any Non-Disney-Branded Properties for use, reproduction or display under this Agreement but rather shall do so only in its sole discretion (provided, that in making any such determination, TDSF will not treat Licensee less favorably in any material respect than any Other Disney Store Operator has been treated by TDSF or its Affiliates with respect to the applicable Non-Disney-Branded Property), and (iii) it is the expectation of both Licensee and TDSF that Non-Disney-Branded Properties (notwithstanding those contained in Schedule 1(e), which in any case remain subject to the terms of Section 4.9) shall be designated for use hereunder only occasionally or sporadically and that, in light of that expectation, Licensee shall not be harmed or disadvantaged if TDSF does not designate any Non-Disney-Branded Properties for use, reproduction or display hereunder.

                      4.3.6 Notwithstanding anything to the contrary contained herein, Licensee acknowledges and agrees that its rights pertaining to the operation of the Internet Store, including, without limitation, its right to use the TDS Internet Domains, its right to use the Disney Properties in the creation or development of webpages or other design elements for the Internet Store, its right to offer for sale, sell and/or distribute Disney Merchandise at or through the Internet Store, and any and all other rights pertaining in any manner whatsoever to the Internet Store, shall not become effective until the Internet Start Date but shall thereafter continue throughout the remainder of the Term. Licensee further acknowledges and agrees that, other than the Internet Store, it shall not, and shall not be authorized or entitled under this Agreement to, operate any direct-to-consumer retail business, including, without limitation, any mail or telephone order retail business, any catalog business, or any Internet, online, electronic or "virtual" business other than the Internet Store, whether before or after the Internet Start Date (provided that the foregoing shall not be deemed to prohibit marketing or advertising activities promoting the Facilities and the Internet Store in accordance with this Agreement).

           4.4 Ownership of Licensed Materials and Trademarks.

                      4.4.1 Ownership. Licensee acknowledges that the copyrights and all other proprietary rights in and to the Licensed Materials are exclusively owned by and reserved to TDSF and its Affiliates (or its licensors, if applicable to any Licensed Materials). Licensee shall neither acquire nor assert copyright ownership or any other rights in the Licensed Materials or in any derivation, adaptation, variation or name thereof or Trademark related thereto. The rights and powers hereby granted to Licensee in this Section 4 are those of a licensee only. Licensee acknowledges and agrees that under no circumstances shall any power granted to Licensee, or that may be deemed to be granted to Licensee, be deemed to be coupled with an interest. Without limiting the foregoing, Licensee hereby assigns to TDSF all of Licensee’s worldwide right, title and interest in and to the Licensed Materials, including, without limitation, the copyrights and all renewals and extensions thereof, and other adaptations, compilations, collective works, derivative works, variations or names of Licensed Materials, heretofore or hereafter created by or for Licensee. All such new materials are included in the definition of Licensed Materials under this Agreement. If Licensee engages, retains or otherwise involves any third party to make any contribution to the creation of any new materials included in the definition of Licensed Materials, Licensee shall obtain from such third party a full assignment of rights so that the foregoing assignment by Licensee shall vest full rights to such new materials in TDSF. In addition, all uses of any Trademarks of TDSF or its Affiliates by Licensee shall inure to TDSF’s benefit. Licensee acknowledges that, as between Licensee and TDSF, TDSF is the exclusive owner of all Trademarks of TDSF or its Affiliates, and the trademark rights created by such uses. Without limiting the foregoing, Licensee hereby assigns to TDSF all trademark rights created by its use of any Trademarks of TDSF or its Affiliates, together with the goodwill attaching to that part of Licensee’s business in connection with which such Trademarks are used.

                      4.4.2 Registration. Registration of copyrights, trademarks, service marks, trade names, internet domain names and URLs, industrial designs and business designations, and securing utility models and patents of inventions, belonging to TDSF or any of its Affiliates shall be the responsibility of TDSF, which may, at its option in its sole discretion and at its own expense, file all appropriate applications deemed necessary by TDSF to protect its rights, and through this Agreement those rights licensed to Licensee, in all such copyrights, trademarks, service marks, trade names, internet domain names and URLs, industrial designs, business designations, utility models and patents. Licensee shall not register or attempt to register copyrights in, or to register as a trademark, service mark, trade name, internet domain name or URL, industrial design, business designation, utility model or patent, any of the Licensed Materials, or derivations or adaptations thereof, or any word, symbol or design that is so similar thereto as to suggest association with or sponsorship by TDSF or its Affiliates. In no event shall Licensee oppose or seek to cancel or challenge, in any forum, including but not limited to the U.S. Patent and Trademark Office, any application or registration of any copyright, trademark, service mark, trade name, internet domain name or URL, industrial design, business designation, utility model, patent or other proprietary designation or intellectual property of TDSF or its Affiliates. At any time, upon TDSF’s request, Licensee agrees to execute and deliver to TDSF such assignments and/or other documents as TDSF may require to confirm the ownership of the Licensed Materials by TDSF or its Affiliates, and Licensee hereby designates TDSF as Licensee’s true and lawful attorney-in-fact and agent, for Licensee and in Licensee’s name, place and stead, in any and all capacities, solely for the purpose of executing any such assignments and/or other documents necessary for TDSF to confirm and/or perfect the ownership of the Licensed Materials by TDSF or its Affiliates that Licensee fails to execute and deliver to TDSF within five (5) Business Days following TDSF’s request. Without limiting this Section 4.4, the parties hereto acknowledge and agree that the ownership and license rights of the parties with respect to Non-Disney Technology and Elements and Product Trademarks are set forth in and governed by the provisions of Section 11.

           4.5 Copyrights. As a condition to Licensee’s right hereunder to use, reproduce and display the Licensed Materials, each use, reproduction or display thereof shall bear a proper copyright notice permanently affixed in the name of TDSF or its Affiliates as follows: "© Disney", or such other notice as TDSF may specify to Licensee in writing from time to time. Licensee acknowledges and agrees that all Disney Merchandise shall, in TDSF’s judgment in its sole discretion, be legally authorized and entitled to be labeled with and bear the "Disney" name, and any products or merchandise that do not meet such requirement shall not be created, produced, manufactured, offered or sold hereunder as Disney Merchandise (provided, that products or merchandise that bear, feature or incorporate only Non-Disney-Branded Properties shall nonetheless qualify as Disney Merchandise hereunder if they are labeled with and bear such name(s) as TDSF shall designate in its sole discretion). Licensee will comply with all instructions as to the form, location and content of such copyright or other notices as TDSF may specify to Licensee from time to time. Licensee will not, without TDSF’s prior written consent, affix to any Licensed Materials a copyright notice in any other name. If through inadvertence or otherwise a copyright notice in Licensee’s name or the name of a third party should appear on any Licensed Materials, Licensee hereby (i) agrees to assign to TDSF the copyright represented by any such copyright notice in the name of Licensee or such third party and cause the execution and delivery to TDSF of all documents necessary to convey to TDSF the copyright represented by such copyright notice and (ii) designates TDSF as Licensee’s true and lawful attorney-in-fact and agent, for Licensee and in Licensee’s name, place and stead, in any and all capacities, to execute any such documents that Licensee fails to execute and deliver to TDSF within five (5) Business Days following any request by TDSF to Licensee to execute and deliver such documents. If by inadvertence a proper copyright notice is omitted from any Licensed Materials and if TDSF so requests, Licensee agrees, at Licensee’s sole expense, to use its commercially reasonable efforts to correct the omission on all such Licensed Materials not previously sold by Licensee. Licensee agrees to advise TDSF promptly and in writing of the steps being taken to correct any such omission and to make the corrections on existing Licensed Materials not previously sold by Licensee. Without limiting the foregoing, with respect to Licensed Materials consisting of Winnie The Pooh, Licensee agrees to include on such Licensed Materials the following language: "Based on the "Winnie The Pooh" works, by A. A. Milne and E. H. Shepard."

           4.6 No Rights in Music. No music or musical compositions, or any name, voice or likeness of any individual performer associated with the Licensed Materials, is licensed under this Agreement. Any charges, fees or royalties payable for music rights, name, voice or likeness rights, or any other rights not covered by this Agreement, shall be in addition to the Licensee Payments (notwithstanding that all or a portion of such charges, fees or royalties may be payable to TDSF or any of its Affiliates for their own benefit and shall not be deducted from other payments due hereunder to TDSF), and Licensee must negotiate, obtain and pay for any such rights through separate agreements, including, without limitation, for any in-store audio/video uses of Licensed Materials and all uses of Licensed Materials in Disney Merchandise. Upon request by Licensee, TDSF shall, or shall cause Disney Music Publishing or such other Affiliates of TDSF as TDSF shall designate in its sole discretion to, provide or arrange for the provision of reasonable assistance to Licensee in connection with obtaining any such rights (provided that, if any such rights are owned or controlled by third parties rather than TDSF or its Affiliates, the obligation of TDSF and its Affiliates hereunder shall be limited to providing such information (if any) with respect to such rights as is known and readily available to TDSF and its Affiliates without investigation or diligence). In the event that TDSF, Disney Music Publishing and/or such other Affiliates of TDSF so provide or arrange for such assistance, Licensee shall reimburse TDSF and/or its Affiliates for their costs and expenses incurred in connection therewith in accordance with the Allocated Cost Methodology. TDSF, Disney Music Publishing and/or such other Affiliates of TDSF shall invoice Licensee monthly in arrears for the assistance provided pursuant to this Section 4.6, and Licensee shall pay TDSF and/or its Affiliates for amounts due on each such invoice no later than twenty (20) Business Days following delivery of such invoice by TDSF, Disney Music Publishing and/or such other Affiliates of TDSF.

           4.7 Film Clips. In order for Licensee to use any Licensed Materials containing film clips, Licensee must negotiate, obtain and pay for any such rights through separate agreements. Payment for such rights may include licensing and/or royalty fees and/or union re-use payments relating to the use or reproduction of compositions, recordings, artists, voices or other elements or components thereof in connection with Licensee’s use of the Licensed Materials, a portion of which payments may be due to TDSF or any of its Affiliates for their own benefit and shall not be deducted from other payments due hereunder to TDSF. Any such film clip footage may not be modified or reproduced (except within the approved Licensed Materials). Promptly after the final permitted use of any film clip footage, such footage shall either be returned to TDSF or destroyed by Licensee, provided, that Licensee must provide TDSF with a written certification from its Chief Financial Officer or a senior executive officer with knowledge of or responsibility for the matters being certified stating that such film clip footage was destroyed.

           4.8 Infringement; Legal Actions.

                      4.8.1 Notice. Promptly (and in any case within three (3) Business Days) after Licensee or its Affiliates become aware of any Disney IP Claim relating to the Business, Licensee shall provide written notice thereof to TDSF.

                      4.8.2 Control of Disney IP Claims Involving Licensee; Costs. In the event that Licensee or any of its Affiliates is subject to or becomes a party to any Disney IP Claim, whether as plaintiff or defendant, complainant or accused, or in any other capacity, TDSF shall have exclusive control over, and shall have sole discretion to take any such action as it deems appropriate with respect to, such Disney IP Claim. As used herein, "control" of a Disney IP Claim means the right to select counsel, to oversee and direct the actions of counsel, to approve all filings, motions and other procedures occurring in connection therewith, to approve any settlement of, or decision not to settle, such Disney IP Claim, to direct any litigation arising from such Disney IP Claim, and to approve all other matters relating thereto. Licensee and its Affiliates (i) shall not institute any Disney IP Claim without TDSF’s prior written consent (to be granted or denied by TDSF in its sole discretion), and (ii) upon TDSF’s request, shall agree to be named by TDSF as a sole complainant or co-complainant in any Disney IP Claim that TDSF or its Affiliates desire to initiate. With respect to any Disney IP Claim (a) that TDSF has elected to initiate and in which Licensee is a complainant or co-complainant (other than a cross-complaint made in response to a Disney IP Claim made against Licensee, unless otherwise covered by the following subparagraph (b)) or (b) with respect to which TDSF is required to indemnify Licensee pursuant to Section 12.2, TDSF shall bear the costs of such Disney IP Claim (in the case of the preceding subparagraph (b), as and to the extent required in accordance with the provisions of Sections 12.2 and 12.3). With respect to any other Disney IP Claim to which Licensee or any of its Affiliates is a party, Licensee shall solely bear the costs of such Disney IP Claim, notwithstanding the fact that it is controlled exclusively by TDSF.

                      4.8.3 Cooperation. In all Disney IP Claims, Licensee shall, and shall cause its Affiliates to, cooperate and render such assistance and do such acts and things as, in the opinion of TDSF or its counsel in their business judgment, are reasonably necessary to protect and maintain TDSF’s, its Affiliates’ or Licensee’s interests in any Disney IP Claim or otherwise to protect and maintain the Licensed Materials, the Disney Properties or any other name, brand, trademark, logo, symbol, character or other proprietary designation or intellectual property of TDSF or its Affiliates.

                      4.8.4 No Right to Proceeds. Licensee acknowledges and agrees that Licensee and its Affiliates are not entitled to share in any damages, proceeds or other monetary relief recovered pursuant to a Disney IP Claim (by settlement, judgment or otherwise), unless and only to the extent that such damages, proceeds or other monetary relief, or any part thereof, actually represent injuries directly sustained by Licensee as a result of its inability to sell Disney Merchandise that was owned or ordered by Licensee as of the commencement of the respective Disney IP Claim, and only to such extent and specifically excluding any damages or awards that relate to the Disney Properties in a general manner.

           4.9 Withdrawal of Licensed Materials. TDSF may, at any time and from time to time during the Term, determine, in its sole discretion (a "Withdrawal Determination"), to withdraw or retire or not authorize or permit, either temporarily or permanently, and/or amend, modify or revoke any prior approval granted under Section 5 with respect to, the use, reproduction or display of any particular Disney Property (e.g., a particular proprietary designation or animated character), or the use, reproduction or display of any particular Disney Property with any particular Disney Merchandise, FF&E Materials, Marketing Materials or other product or service, or the use, reproduction or display of any particular Disney Property in a given manner, in each case for any reason, which may include, without limitation, (i) the extent to which a particular Disney Property supports TDSF’s or its Affiliates’ entertainment message, (ii) overexposure or underexposure of a particular Disney Property, (iii) other corporate brand considerations, including, without limitation, protection of the "Disney" brand, name, reputation and quality and, in the case of Non-Disney-Branded Properties, any determination by TDSF in its sole discretion that any such Non-Disney-Branded Property is no longer appropriate to offer, sell or distribute through the Facilities and/or the Internet Store or is otherwise inconsistent with or inappropriate for the image, reputation and brand of a specialty retail store operated under the "Disney Store" name, (iv) any alleged or actual copyright and/or trademark infringement or other Disney IP Claim, (v) any other legal consideration or rights dispute regarding any intellectual property, or (vi) termination of TDSF’s and its Affiliates’ license for, or the sale of, or any other loss of use by TDSF and its Affiliates of, a particular Disney Property; provided, that, (a) with respect to Disney-Branded Properties only, unless the basis for any Withdrawal Determination is one of the reasons set forth in the preceding subparagraphs (iv), (v) or (vi), TDSF shall not withdraw or retire any particular Disney-Branded Property for use hereunder in connection with any particular category or type of merchandise unless TDSF and its Affiliates shall also have, on a substantially concurrent basis, withdrawn or retired such Disney-Branded Property for use in connection with such category or type of merchandise within the Territory by TDSF, its Affiliates and their respective licensees of such Disney-Branded Property, and (b) solely with respect to the Non-Disney-Branded Properties set forth on Schedule 1(e), unless the basis for any Withdrawal Determination is one of the reasons set forth in the preceding subparagraphs (iv), (v) or (vi), TDSF shall not withdraw or retire any particular Non-Disney-Branded Property set forth on Schedule 1(e) for use hereunder in connection with any particular category or type of merchandise unless TDSF and its Affiliates shall also have, on a substantially concurrent basis, withdrawn or retired such Non-Disney-Branded Property for use in connection with such category or type of merchandise by all Other Disney Store Operators. In the event that TDSF makes a Withdrawal Determination with respect to any particular Disney Property, then TDSF may, in its sole discretion, instruct Licensee in writing to cease all manufacturing of Licensed Materials bearing, featuring or incorporating such Disney Property and to withdraw immediately any other Licensed Materials bearing, featuring or incorporating such Disney Property from the market (e.g., remove all such Licensed Materials from all Facilities and the Internet Store (including all Disney Merchandise or FF&E Materials containing such Disney Property included therein) and remove from the market all Marketing Materials (including webpages of the Internet Store) containing such Disney Property), in each case by a date determined by TDSF in its sole discretion and specified in such written instructions from TDSF (the "Withdrawal Date"). In accordance with TDSF’s instructions, Licensee shall cease such manufacturing of and withdraw all such Licensed Materials from the market by the Withdrawal Date, subject to the following **:

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                      4.9.1 **;

                      4.9.2 **; and

                      4.9.3 **.

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

           4.10 Limitations on Licensee’s Uses. Except as expressly permitted by this Agreement, Licensee shall not have the right to, and nothing in this Agreement shall be construed to give Licensee the right to, and Licensee shall not:

                      4.10.1 use any names, marks, symbols, copyrights, logos, characters of any kind, designs, representations, figures, drawings, ideas or other proprietary designations or properties owned, developed, created by or licensed to TDSF or any of its Affiliates (e.g., "ABC," "ESPN," "Muppets" and "Miramax");

                      4.10.2 use any of the Licensed Materials as Licensee's or its Affiliates' own property;

                      4.10.3 use any of the Licensed Materials to express or imply any endorsement of goods, products, merchandise, services or other items manufactured, supplied, offered or sold by Licensee or its Affiliates;

                      4.10.4 use the names "Disney," "Walter E. Disney" or any variation thereof;

                      4.10.5 sell, lend or otherwise distribute, with or without payment, any literature, merchandise, souvenirs or other items that use the Licensed Materials;

                      4.10.6 use, reproduce, distribute, display or exploit the Licensed Materials following the date of expiration or earlier termination of this Agreement, except as otherwise specifically permitted under Section 16;

                      4.10.7 use any of the Licensed Materials in connection with, in any manner or form, the names, marks, signs, symbols, characters, products, services, logos or other proprietary designations or intellectual property of any third parties without TDSF’s prior written consent, which may be granted or denied in TDSF’s sole discretion;

                      4.10.8 sublicense or attempt to sublicense any rights in the Licensed Materials, the Disney Properties or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or its Affiliates without TDSF’s prior written consent, which may be granted or denied in TDSF’s sole discretion; or

                      4.10.9 use any of the Licensed Materials or any other intellectual property of TDSF or any of its Affiliates in, upon or in conjunction with any goods or services of Licensee or its Affiliates.

           4.11 Disney Character Appearances. Subject to the provisions of this Section 4.11, each Contract Year during the Term, upon at least twenty (20) Business Days’ advance written request by Licensee, TDSF shall from time to time provide personal appearances of one (1) or more Disney Animated Characters at: (i) on a one-time basis, each Store Facility that was newly opened or as to which a Refurbishment was completed in accordance with Section 9.3 during such Contract Year and (ii) such additional designated Store Facilities as may be approved by TDSF in its sole discretion (such appearances collectively, the "Character Appearances"). In connection with each Licensee request, Licensee shall propose the time, date, Store Facility, requested character(s) and a description of how the requested Character Appearance promotes the brand and entertainment message of both TDSF and its Affiliates and Licensee. Each Character Appearance and all aspects and components thereof, including, without limitation, whether a particular Character Appearance is approved, how many Character Appearances may be approved in any particular time period (subject to subparagraphs (i) and (ii) of this Section 4.11) and how many Disney Animated Characters may appear at any particular Character Appearance, shall be subject to TDSF’s prior written approval, which approval may be granted or denied in TDSF’s sole discretion. Licensee acknowledges and agrees that, except for situations involving special circumstances (which shall be adequately demonstrated to TDSF by Licensee), TDSF shall not provide more than four (4) Disney Animated Characters at a single Character Appearance. In determining whether to grant or deny approval for a requested Character Appearance, TDSF may (but shall not be required to) take into account the following factors (which are meant to be illustrative and not definitive nor limiting in any fashion): (a) the safety of TDSF personnel and guests, (b) character availability and prior commitments, (c) conflicting activities of TDSF and/or its Affiliates and (d) marketing determinations concerning overexposure and underexposure of one (1) or more of the Disney Animated Characters. Licensee acknowledges and agrees that a crucial element of any Character Appearance is the placement of the Disney Animated Characters in a relevant, themed environment; therefore, Licensee agrees to follow TDSF’s direction concerning all aspects of any approved Character Appearance to ensure that such appearance satisfies the mutual common goal of presenting a quality, positive experience to the audience. Licensee shall comply with all guidelines, rules and regulations respecting the use of Disney Animated Characters and Character Appearances as TDSF may adopt from time to time during the Term, including, without limitation, TDSF’s then-current character use guidelines. All approved Character Appearances shall be made by personnel of TDSF or its Affiliates. Licensee shall bear all costs and expenses and shall reimburse TDSF in full for those costs associated with any Character Appearance, including, without limitation, labor, including per diem costs, transportation, accommodations, and creative development and implementation costs associated with any such appearance. For purposes of this Section 4.11, the term "Disney Animated Characters" shall mean employees of TDSF or its Affiliates in costumes representing those animated characters solely owned and controlled by TDSF and/or its Affiliates, excluding (unless otherwise permitted by TDSF, on a case by case basis) the Winnie the Pooh characters (i.e., Winnie the Pooh, Christopher Robin, Piglet, Rabbit, Eeyore, Tigger, Owl, Gopher, Kanga, Roo and Heffalump), that TDSF in its sole discretion may designate from time to time during the Term for use in connection with one (1) or more appearances of such characters in public only.

           4.12 Certain Obligations to Third Parties. In connection with Licensee’s use of Disney Properties under this Agreement, Licensee shall, as and to the extent required by TDSF in order to ensure compliance with TDSF’s or its Affiliates’ obligations owed to third parties with respect to any Disney Property, (a) provide any third party designated by TDSF with samples of merchandise bearing, featuring or incorporating the respective Disney Property and/or (b) comply with any trademark, service mark and/or copyright notice requirements or other intellectual property placement requirements of any third party associated with the respective use of the Disney Property. In addition, notwithstanding anything to the contrary contained herein, including, without limitation, Section 17, TDSF and/or its Affiliates shall be entitled to provide third parties with sales data, forecasts, projections and other financial information received by TDSF from Licensee hereunder, including, without limitation, the sales data contemplated by Section 9.11.1, to the extent necessary to ensure compliance with TDSF’s or its Affiliates’ obligations owed to third parties with respect to any Disney Property or to the extent necessary, as determined by TDSF in its sole discretion, to facilitate TDSF’s or its Affiliates’ relationships with such third parties (provided that under no circumstances shall Licensee be entitled to any inspection, audit or comparable rights with respect to such third party Contracts, whether any demand or request is made pursuant to the terms of this Agreement or in connection with any dispute or controversy that may arise hereunder or any attempted discovery thereof in connection with such dispute or controversy, whether by way of document production, interrogatories, depositions or other discovery method). In the event that TDSF provides third parties with information received from Licensee pursuant to the preceding sentence, TDSF shall, subject to the terms of any confidentiality restrictions with such third party, endeavor to provide Licensee with notice of the information so furnished and the identity of the third party to whom such information was furnished. Any failure by TDSF to provide Licensee with such notice and/or identify the third party to whom such information was furnished shall not be deemed a breach by TDSF of this Agreement.

5.           TDSF'S APPROVAL PROCEDURES.

           5.1 Disney Merchandise Approvals. Licensee shall not create, develop, manufacture, produce or offer for sale, through the Facilities, the Internet Store or otherwise, any article of Disney Merchandise, including any containers and packaging for such Disney Merchandise (collectively, each, an "Article"), regardless of whether such Disney Merchandise bears, features or incorporates any Disney Properties, without first obtaining TDSF’s approval in accordance with the provisions set forth in this Section 5.1 in each instance.

                      5.1.1 Approval of Conceptual Materials and Pre-Production Samples.

                                (a) As early as possible, and in any case before commercial production of any Article, Licensee shall submit to TDSF for TDSF's review and to obtain TDSF's written approval (to utilize such materials in preparing a pre-production sample), all concepts, preliminary and proposed final artwork, and, to the extent relevant, three-dimensional models and any other comparable pre-production materials (collectively, the "Conceptual Materials") that are to appear on or in each SKU of the Article. TDSF shall use commercially reasonable efforts to approve or disapprove such submission within ten (10) Business Days following such submission of such Conceptual Materials. If TDSF approves in writing the Conceptual Materials, then Licensee thereafter shall submit to TDSF for TDSF's written approval a pre-production sample of each SKU of each Article, together with the test reports required by Section 5.1.4(b)(ii). TDSF shall use commercially reasonable efforts to approve or disapprove such submission within ten (10) Business Days following such submission of such pre-production sample(s). TDSF may approve or disapprove any such pre-production sample based on, as determined by TDSF in its sole discretion: (i) lack of conformity of such pre-production sample to the approved Conceptual Materials, (ii) unacceptable quality of the Article (including any artwork included therewith) as manufactured, (iii) the results of the test reports submitted pursuant to Section 5.1.4(b)(ii), or (iv) such other factors as TDSF may determine on a case-by-case basis in its sole discretion. All Conceptual Materials and pre-production samples described in this Section 5.1.1 shall be submitted to the individual so designated from time to time by TDSF.

                                (b) In each instance where TDSF fails to provide Licensee with any communication indicating TDSF's approval or disapproval of Licensee's submissions of Conceptual Materials or pre-production samples, as applicable, within the ten (10) Business Day period described in subparagraph (a) of this Section 5.1.1, Licensee shall be entitled to provide TDSF with written notice of such failure to communicate any response and, if Licensee provides such written notice and TDSF fails to communicate its approval or disapproval of to the applicable submission within two (2) Business Days following such written notice from Licensee, then such failure shall be deemed a "Response Failure." Following an initial Response Failure with respect to any particular submission of Conceptual Materials or pre-production samples, if another ten (10) Business Days elapses without communication of an approval or disapproval from TDSF, then Licensee shall be entitled to provide an additional written notice of such failure to communicate a response and, if Licensee provides such additional written notice and TDSF fails to communicate its approval or disapproval of such submission within two (2) Business Days following such additional written notice, then such failure to communicate a response shall also be deemed a "Response Failure." Following such second Response Failure, the foregoing notification process may continue until TDSF communicates its approval or disapproval of the applicable submission and any subsequent failure by TDSF to communicate its approval or disapproval of such submission within two (2) Business Days following written notice from Licensee in accordance with the foregoing provisions shall also be deemed a "Response Failure." Within twenty (20) Business Days following the end of each half (1/2) of each Contract Year, TDSF shall pay to Licensee an amount (if positive and if any) equal to (i)(A) the number of Response Failures occurring during the immediately preceding six (6) Retail Months of such Contract Year minus fifteen percent (15%) of the aggregate number of submissions by Licensee to TDSF of Conceptual Materials and pre-production samples during such six (6) Retail Month period of such Contract Year, multiplied by (B) Five Hundred Dollars ($500), minus (ii) Five Hundred Dollars ($500) (such amount, the "Response Failure Fee") by wire transfer to an account designated by Licensee in writing. Notwithstanding anything to the contrary contained herein, other than referral of repetitive Response Failures to the Joint Advisory Committee pursuant to Section 8.3.6, the Response Failure Fee shall be Licensee's sole and exclusive remedy for any and all Response Failures and Licensee shall have no other recourse or remedy nor be entitled to any abatement or reduction of any payments or other obligations hereunder on account of any such Response Failures.

                                (c) In addition to the foregoing subparagraphs (a) and (b) of this Section 5.1.1, (i) in any case where Licensee has re-submitted Conceptual Materials and/or pre-production samples that were previously approved or disapproved by TDSF under this Section 5.1.1 and were subject to only minor revisions or refinements, TDSF shall respond to such re-submission within five (5) Business Days following Licensee's submission of such revisions or refinements, (ii) during each Monday-through-Friday period during the Term, TDSF shall, upon Licensee's request, use its commercially reasonable efforts to respond to up to five (5) submissions of Conceptual Materials and/or pre-production samples within two (2) Business Days rather than ten (10) Business Days, and (iii) if, during any Retail Month, TDSF fails to respond to at least seventy-five percent (75%) of all submissions of Conceptual Materials and/or pre-production samples during such Retail Month within six (6) Business Days or less, such response rate shall be reviewed by the Joint Advisory Committee pursuant to Section 8.3.6 to determine strategies for improving TDSF's rate of response to such submissions. Notwithstanding anything to the contrary contained herein, such review by the Joint Advisory Committee pursuant to subparagraph (c)(iii) of this Section 5.1.1 shall be Licensee's sole and exclusive remedy for any and all failures by TDSF to so respond to at least seventy-five percent (75%) of such submissions within such six (6) Business Day period as described in subparagraph (c)(iii) of this Section 5.1.1 and Licensee shall have no other recourse or remedy nor be entitled to any abatement or reduction of any payments or other obligations hereunder on account of any such failures. Licensee shall not be permitted to proceed to the next stage of the Disney Merchandise approval process under Section 5.1.2 until Licensee has obtained TDSF's written approval of the Conceptual Materials and the pre-production samples with respect to each SKU of a particular Article pursuant to this Section 5.1.1.

                      5.1.2 Approval of Production Samples.

                                (a) Before offering for sale to consumers any Article of Disney Merchandise in the Facilities or the Internet Store, Licensee agrees to furnish to TDSF, from the first production run of each supplier of such Article, for TDSF's approval, three (3) production samples of each SKU of such Article or such smaller number as TDSF may direct in its sole discretion from time to time. In addition, one (1) production sample of each SKU of such Article shall be sent directly to TDSF's Copyright and Trademark Registration Department. Such production samples must conform in all respects to the approved Conceptual Materials and pre-production samples (other than immaterial variations that are not related to any Disney Property in any manner whatsoever). Any production sample of an Article for which TDSF has approved a pre-production sample pursuant to Section 5.1.1, which production sample conforms in all respects to such approved pre-production sample (other than immaterial variations that are not related to any Disney Property in any manner whatsoever), shall be deemed approved by TDSF, provided, that TDSF shall be entitled, at any time within ten (10) Business Days following Licensee's submission of such production sample, to disapprove any such production sample based on (i) lack of conformity of such production sample to the approved Conceptual Materials or pre-production sample in any manner (other than immaterial variations that are not related to any Disney Property in any manner whatsoever), or (ii) unacceptable quality of the Article (including any artwork included therewith) as manufactured, in each case as determined by TDSF in its sole discretion, by providing written notice to Licensee of such disapproval, which notice shall identify the manner in which such production sample does not conform to the approved Conceptual Materials or pre-production sample or in which such production sample has failed to achieve an acceptable level of quality as compared to the quality of the pre-production sample. Any SKU of any Article not approved by TDSF in accordance with the foregoing provisions shall, unless otherwise agreed by TDSF in writing, be destroyed. Such destruction shall be attested to in a certificate signed by one of Licensee's officers. Licensee agrees to give TDSF written notice (which notice may be in the form of "on-order" reports detailing orders placed by Licensee with Manufacturers) of the first ship date for each production sample when Licensee provides the production sample to TDSF's Copyright and Trademark Registration Department in accordance with this Section 5.1.2(a).

                                (b) Licensee agrees to make available at no charge up to but no more than four (4) production samples of any or all SKUs of each Article as TDSF may from time to time request for the purpose of comparison with earlier production samples, for TDSF's anti-piracy efforts, or for such other purposes as TDSF may determine in its sole discretion. This subparagraph (b) shall be in addition to the requirements of Section 4.12.

                                (c) No modification of an approved production sample (other than immaterial modifications not related to any Disney Property) shall be made without TDSF's further prior written approval. Each SKU of an Article being sold must conform in all respects to the production sample approved for sale, except with regard to immaterial changes that may appear from time to time during the actual production of such SKU of an Article. It is understood that, except with regard to any immaterial changes described in the foregoing sentence, if, in TDSF's sole discretion, the quality of any SKU of an Article originally approved has deteriorated in later production runs or if the SKU has otherwise been altered, TDSF may, in addition to other remedies available to TDSF, by written notice require such SKU of an Article to be immediately withdrawn from the market at Licensee's sole cost and expense. Accordingly, TDSF recommends that Licensee submit production samples to TDSF for approval before committing to a large original production run or committing to purchase a large shipment from a new supplier.

                      5.1.3 General Matters Regarding Disney Merchandise Approvals.

                                (a) If any unapproved SKU of any Article is being sold, TDSF may, together with other remedies available to TDSF, by written notice require such SKU of such Article to be immediately withdrawn from the market solely at Licensee's sole cost and expense. Any modification of any SKU of an Article (other than immaterial modifications not related to any Disney Property), including, without limitation, change of materials, color, design or size of the Licensed Materials, must be submitted in advance for TDSF's written approval as if it were a new SKU of an Article. Approval of any SKU of an Article that uses particular artwork does not imply approval of such artwork for use with a different Article. The fact that artwork has been taken from a Disney Property or a previously approved Article does not mean that its use will necessarily be approved in connection with an Article licensed hereunder.

                                (b) If Licensee knowingly submits for approval artwork from an article of merchandise manufactured or published by another licensee of TDSF or of any of TDSF's Affiliates, Licensee must advise TDSF in writing of the source of such artwork. If Licensee fails to do so, any approval that TDSF may give for use by Licensee of such artwork may be withdrawn by giving Licensee written notice thereof, and Licensee may be required by TDSF not to sell any Article using such artwork.

                                (c) If TDSF has supplied Licensee with forms for use in applying for approval of Conceptual Materials, pre-production samples and production samples of Articles, Licensee shall use such forms when making submissions for TDSF's approval.

                                (d) If the likenesses and product application of the Disney Properties used on or in connection with the Articles are subject to any third party approvals that TDSF deems necessary for Licensee to obtain, then TDSF will act as the liaison with such third parties (or, with TDSF's consent, in its sole discretion, Licensee may deal directly with such third parties) during the approval process, provided, that Licensee shall be solely responsible for any costs or fees incurred in connection with obtaining such approvals.

                                (e) Except as permitted under Section 6.3(i)(c) hereof, the rights granted hereunder do not permit the sale of "seconds" or "irregulars."

                                (f) Licensee acknowledges that TDSF may not approve Conceptual Materials perceived to be for selling periods beyond the Term.

                                (g) At any time during the Term, TDSF shall have the right, in its sole discretion, by written notice to Licensee, to require modification of any SKU of any Article that was previously approved by TDSF in accordance with this Section 5.1, provided, that such notification shall advise Licensee of the nature of the changes required and shall be subject to the terms of Section 4.9 (including the reimbursement provisions set forth in such Section as if such notification were a Withdrawal Determination).

                                (h) In the event that Licensee demonstrates, to the satisfaction of TDSF in its business judgment, that a Disney-Branded Property proposed to be featured on or incorporated in any SKU of any Article submitted by Licensee to TDSF for approval under this Section 5.1 is, at the time of such submission, featured on or incorporated in a consumer product of the exact same type as such submitted Article, which consumer product is available for retail purchase within the Territory or from an Other Disney Store Operator outside of the Territory and is being distributed by TWDC, its Affiliates, any of TWDC's third party licensees or any Other Disney Store Operator, then TDSF shall not withhold its approval of the use of such Disney-Branded Property on such SKU of such Article proposed by Licensee, provided, that, (i) if such Disney-Branded Property is, at the time of such submission, featured on a consumer product that is available for purchase from and is being distributed by an Other Disney Store Operator outside of the Territory, TDSF may, in its sole discretion, impose conditions or other restrictions in connection with such approval of the use of such Disney-Branded Property on such SKU of such Article by Licensee within the Territory based on such considerations and factors relating to the Territory as TDSF may deem relevant in its sole discretion, including, without limitation, release schedules for entertainment properties within the Territory, overexposure and underexposure of particular Disney-Branded Properties within the Territory and other factors relating to the timing of the introduction of such SKU of such Article within the Territory, and (ii) Licensee shall nonetheless be required to obtain all other approvals from TDSF required pursuant to this Section 5.1, including, without limitation, approval of the form, style and manner in which such Disney-Branded Property is used in connection with such SKU of such Article. If Licensee believes any submission to TDSF is made in accordance with this Section 5.1.3(h), Licensee shall so indicate to TDSF in writing at the same time Licensee submits Conceptual Materials to TDSF in accordance with Section 5.1.1.

                                (i) With respect to any submission of Conceptual Materials, pre-production samples and/or production samples of apparel Articles that are expected to be manufactured and offered for sale in more than one (1) size, (a) Licensee shall identify each size of such Article that is expected to be manufactured and offered for sale, which sizes shall be within size standards established from time to time by Licensee and approved by TDSF in its sole discretion ("Conforming Sizes") or, if not within the Conforming Sizes, shall be separately identified as being outside of the Conforming Sizes ("Non-Conforming Sizes"), (b) Licensee shall not be required to provide samples of each size to be manufactured and offered for sale but rather shall only be required to provide (1) with respect to Conforming Sizes of any Article of children's apparel, a pre-production sample and production sample in at least one (1) of such Conforming Sizes, (2) with respect to Conforming Sizes of any Article of adult apparel, a pre-production sample and production sample in at least one (1) of such Conforming Sizes, (3) in the event that Licensee determines in its business judgment that the presentation of any element or component of the Disney Properties in Conforming Sizes of any Article of children's apparel or adult apparel varies based on size, at least one (1) additional sample of such Conforming Sizes to demonstrate such variations, and (4) with respect to Non-Conforming Sizes of any Article, pre-production samples and production samples in each of such Non-Conforming Sizes, and (c) TDSF shall be entitled, in its sole discretion, to approve or disapprove any apparel Article within specified sizes or ranges of sizes (e.g., approval of an Article in children's sizes but not in adult sizes) based on the appropriateness of the applicable Disney Properties for certain age groups, the appearance of certain apparel Articles in various sizes, the presentation of Disney Properties in various sizes, or such other factors as TDSF shall determine in its sole discretion.

                      5.1.4 Manufacturing/Sourcing.

                                (a) International Labor Standards ("ILS"); Compliance.

                                            (i) Licensee agrees to engage at its expense a TDSF-approved audit firm ("Audit Firm") to evaluate and monitor the vendors and manufacturers used to design, produce, manufacture, package or distribute the Articles and components of the Articles (the "Manufacturers"). The Audit Firm (and, if TDSF elects in its sole discretion to participate in any audit, TDSF or its Affiliates) shall use TDSF's policies and protocol in conducting audit activities and measuring compliance with TDSF's Code of Conduct for Manufacturers (the "Code," which is set forth in Section 6 of the form of Manufacturer's Agreement set forth in Schedule 5.1.4(a-1) (such Manufacturer's Agreement, as it may be revised from time to time with the approval of TDSF in its sole discretion, the "Manufacturer's Agreement")). In connection with the use of Manufacturers, Licensee and TDSF shall in good faith mutually develop and, at least once per Contract Year within thirty (30) days following the commencement of each Contract Year, review a compliance program, an audit schedule, a reporting process and a definition and approach to high-risk countries, provided that each of the foregoing and any amendments or modifications thereto shall be subject to the final approval of TDSF in its sole discretion. Licensee agrees to require all Manufacturers to comply with the Code, which includes the Manufacturer's consent to, among other things, unannounced on-site inspections of manufacturing, packaging and distribution facilities and employer-provided housing, reviews of books and records relating to employment matters, and private interviews with employees. Any amendments or modifications to the Code, the Manufacturer's Agreement, the Manufacturer's Memorandum of Understanding set forth in Schedule 5.1.4(a-2) (the "Manufacturer's MOU") or the Manufacturer's Facility and Merchandise Authorization Form set forth in Schedule 5.1.4(a-3) (the "Manufacturer's FAMA") shall be subject to the approval of TDSF in its sole discretion, provided, that (x) TDSF shall consult in good faith with Licensee regarding any such amendments or modifications proposed by TDSF prior to implementing such amendments or modifications, (y) following such consultation with Licensee, TDSF shall make any final determination as to whether and how to implement any such amendments or modifications in its sole discretion and (z) TDSF shall not propose any such amendments or modifications unless such amendments or modifications shall also apply to substantially all Softline and/or Toys/Plush consumer products licensees of TDSF and its Affiliates within the Territory.

                                            (ii) Licensee agrees to have the Audit Firm conduct a compliance inspection of each Manufacturer prior to any production of Articles in its facility and to use only Manufacturers that are shown to be in compliance with such inspection. Licensee also agrees to conduct its own investigation of any claimed or observed violations of the Code and, if Licensee finds there have been violations of the Code, to take appropriate and prompt steps to correct such violations.

                                            (iii) Licensee shall provide advance consent to the Audit Firm to report the audit findings from the compliance inspection of each Manufacturer directly to TDSF, with a copy to Licensee if Licensee determines to use such Manufacturer to design, produce, manufacture, package or distribute Articles or components of the Articles. If egregious violations are identified (as determined by TDSF in its sole discretion) during any audit (or through Licensee's or TDSF's or their respective Affiliates' own investigations), Licensee shall no longer use such Manufacturer for the Articles. With respect to any other violations, TDSF will prepare a corrective action plan ("CAP") letter and designate for Licensee a commercially reasonable follow-up audit time-frame. Licensee will inform the Manufacturer of the necessary corrective actions and the time-frame for the follow-up audit. Licensee shall work with the Manufacturer to ensure that remedial actions are promptly implemented by the Manufacturer.

                                            (iv) Licensee at its expense shall have the Audit Firm perform the follow-up audit in the time-frame designated in the CAP letter and report the findings directly to TDSF promptly following the audit. If violations are still found, TDSF will prepare a follow-up CAP letter. Licensee shall again work with the Manufacturer to ensure that remedial actions are promptly implemented by the Manufacturer and, at Licensee's expense, shall again have the Audit Firm perform a follow-up audit in the time-frame designated in the CAP letter and report the findings promptly to TDSF. The process outlined in this subparagraph (iv) shall continue until the Manufacturer reaches compliance with the Code, Licensee elects to terminate or TDSF, in its sole discretion, directs Licensee to terminate the non-compliant Manufacturer.

                                            (v) Licensee acknowledges that TDSF is relying on Licensee's commitment to enforce the Code in factories and facilities used to produce the Articles. If requested by TDSF, Licensee will advise the public or other third parties that Licensee's Manufacturers are contractually responsible to Licensee for adherence to the Code and that Disney has in good faith relied upon Licensee to assure compliance with the Code.

                                (b) Product Safety. Licensee is fully and solely responsible for the consistent safety of the Articles and for the compliance of the Articles with applicable Laws (including, without limitation, applicable product safety Laws), applicable industry standards, the Disney Product Guidelines and the warranties with respect thereto set forth in Section 9.6.4. Any Article that fails to comply with any applicable Law or the Disney Product Guidelines shall be deemed disapproved, even if previously approved by TDSF, and shall not be sold. Before Licensee puts any Article on the market, if such Article is of a type that is required to be safety tested pursuant to the Disney Product Guidelines, Licensee shall ensure that (i) such Article has been submitted for safety testing to the Product Safety Laboratory, which shall produce a written report of such safety testing, (ii) the written report of each such product safety test for each such Article so submitted has been delivered to TDSF, and (iii) if the test result for such Article was not positive in any respect or if the test result proposes or recommends any modifications to make the Article safer, at least three (3) Business Days have elapsed following the delivery of such written test report to TDSF without notice from TDSF that such Article has been disapproved by TDSF on the basis of such negative or qualified test report (whether such qualification is based on or consists of a recommendation or proposal or other suggested modification) (and TDSF shall be entitled to disapprove any Article on the basis of any such product safety test report in its sole discretion, provided that TDSF shall provide Licensee with its reason or reasons for such disapproval). If Licensee determines that any Article does not need to be safety tested pursuant to the Disney Product Guidelines, Licensee shall report to the Product Safety Director that such Article is not of the type that is required to be safety tested pursuant to the Disney Product Guidelines and shall consult in good faith with the Product Safety Director with respect thereto, provided that the final determination regarding whether any Article is required to be safety tested pursuant to the Disney Product Guidelines shall be made by TDSF or its Affiliates in their respective sole discretion. Both before and after Licensee puts any Article on the market, Licensee shall ensure that its Manufacturers follow such additional reasonable and proper procedures as may be necessary to ensure safety control and to ensure that the Articles comply with all applicable Laws and the Disney Product Guidelines and shall permit TDSF or its designee to inspect testing, manufacturing and safety control records and procedures and the Product Safety Laboratory and to test Articles for compliance with product safety and other applicable Laws and will implement any reasonable and/or necessary changes in design, materials, manufacturing, labeling or packaging intended to make any Article more safe or as may be desirable as determined by TDSF and/or its Affiliates in their respective sole discretion to protect the image, quality and/or reputation of the Disney Properties and/or Disney Merchandise. Licensee and/or its Manufacturers shall provide written notice to TDSF within five (5) Business Days following receipt of any notice of any claim or suit filed with respect to any Article, or of any investigation, directive or notice from the U.S. Consumer Product Safety Commission or any other governmental safety agency. No approval, disapproval or omission of approval or disapproval by TDSF with respect to any Article given or not given to Licensee or any Manufacturer under this Agreement shall in any way lessen or mitigate Licensee's full and sole responsibility under this subparagraph (b) nor constitute or imply any opinion by TDSF that any Article is safe or complies with applicable Laws or the Disney Product Guidelines. Licensee shall coordinate all activities pertaining to product safety and product safety testing pursuant to this Section 5.1.4(b) with the Product Safety Director. Any breach of this Section 5.1.4(b) by Licensee that has an adverse impact on the reputation, image or brand of the Disney Properties or that results in injury to person shall be deemed a Material Breach of this Agreement by Licensee.

                                (c) Approval of Manufacturers. In addition to any requirements set forth in Section 5.1.4(a), Licensee shall be required to use only Manufacturers that are approved in advance in writing by TDSF in its sole discretion and that have executed a Manufacturer's Agreement, a Manufacturer's FAMA and, to the extent required by TDSF, a Manufacturer's MOU. With respect to any Manufacturer that entered into a Manufacturer's Memorandum of Understanding with Licensee prior to the Effective Date but in a different form than the Manufacturer's MOU, Licensee shall be required to terminate its relationship with any such Manufacturer unless, within forty (40) Business Days following the Effective Date, Licensee and such Manufacturer shall have entered into a Manufacturer's MOU in the form contained on Schedule 5.1.4(a-2). TDSF shall provide Licensee with a list of any pre-approved Manufacturers for Articles, and Licensee shall be entitled to use each such pre-approved Manufacturer for a period of up to six (6) months following the Effective Date, during which time Licensee shall cause the Audit Firm to conduct a compliance inspection of each such Manufacturer to confirm its compliance with the Code and all other requirements of this Section 5.1.4. If any such Manufacturer is not inspected by the Audit Firm within such 6-month period, it shall be deemed disapproved by TDSF hereunder as of the end of such 6-month period, and if such inspection is conducted for any such Manufacturer and such inspection indicates that such Manufacturer is not in compliance with the Code or such other requirements, such Manufacturer shall, as determined by TDSF in its sole discretion, either be deemed disapproved by TDSF hereunder or be subject to the corrective actions set forth under Section 5.1.4(a) with respect to non-compliant Manufacturers. TDSF's decision to grant or deny its approval of any Manufacturers not on TDSF's pre-approved list shall be made by TDSF in its sole discretion, for any reason or no reason, including, without limitation, TDSF's interest in maintaining the highest product quality standards, the subject Manufacturer's ILS record, the subject Manufacturer's credit history, and TDSF's interest in maintaining consistency and continuity in the presentation of its brands in the marketplace. Licensee shall ensure that, upon the date of termination or expiration of a Manufacturer's Agreement, a Manufacturer's FAMA or, as applicable, a Manufacturer's MOU, the subject Manufacturer shall cease production of all Articles and all components thereof and shall otherwise comply with the terms of the Manufacturer's Agreement, the Manufacturer's FAMA and the Manufacturer's MOU with respect to termination of the relationship.

                                (d) Name and Address of Licensee. With respect to Disney Merchandise ordered after the Effective Date, the name and address of Licensee (i) must appear on permanently affixed labeling on each Article of such Disney Merchandise, or (ii) if such Article of such Disney Merchandise is sold to the public in packaging or a container, must be printed on such packaging or container. On Softlines, "permanently affixed" shall mean sewn on.

                                 (e) Unauthorized Activities. If any Manufacturer utilizes any Licensed Materials for any unauthorized purpose, Licensee shall cooperate fully in bringing such utilization to an immediate halt and, upon TDSF's request, Licensee shall immediately terminate its relationship with such Manufacturer for the production, manufacturing, packaging and/or distribution of any Articles.

                                (f) Potential Internal Audit Compliance Team and Product Safety Laboratory. Upon Licensee's request from time to time during the Term, TDSF shall explore the possibility of Licensee's use of an internal compliance audit team (with respect to inspections of Manufacturers under Section 5.1.4(a)) and/or an internal product safety laboratory (with respect to product safety testing pursuant to Section 5.1.4(b) relating to specified elements or components of certain Articles) in either case comprised of Licensee's and/or its Affiliates' employees, as opposed to the third-party Audit Firm contemplated by Section 5.1.4(a) and/or the third-party Product Safety Laboratory contemplated by Section 5.1.4(b), as the case may be, to conduct the functions of the Audit Firm or the Product Safety Laboratory, as applicable, as contemplated by this Section 5.1.4, provided that (i) any such internal compliance audit team and/or internal product safety laboratory shall be required to comply with such conditions with respect to capabilities as TDSF shall determine are necessary in its sole discretion, (ii) any such internal compliance audit team and/or internal product safety laboratory shall be subject to periodic review by the Product Safety Director and TDSF and its Affiliates, with the right to revoke its authorization hereunder if TDSF determines that the terms and conditions imposed upon such internal compliance audit team and/or internal product safety laboratory have not been satisfied in any respect, and (iii) the final determination with respect to whether Licensee shall be entitled to use any such internal compliance audit team and/or internal product safety laboratory, and any determination to revoke Licensee's use of any such internal compliance audit team and/or internal product safety laboratory if it is approved at any time, shall be made by TDSF in its sole discretion, and Licensee shall not be entitled to any right or remedy or any abatement of any obligations hereunder in the event that TDSF does not approve, or revokes any approval of, any such internal compliance audit team and/or internal product safety laboratory.

           5.2 FF&E Materials and Marketing Materials Approvals. Licensee shall not create, develop, manufacture, produce, use or distribute (i) any Marketing Materials for the Business, regardless of whether such Marketing Materials bear, feature or incorporate any Disney Properties, or (ii) any FF&E Materials that bear, feature or incorporate any Disney Properties, without first obtaining TDSF’s approval in accordance with the provisions set forth in this Section 5.2 in each instance.

                      5.2.1 Original Submissions. Licensee shall submit to TDSF for approval (i) all prototype (i.e., rough draft) drawings, designs, architectural renderings, materials, samples and other media (including, without limitation, publicity copy, artwork and layout) pertaining to the FF&E Materials and Marketing Materials, (ii) a brief statement setting forth the proposed use to which such materials will be put (including, if applicable, the media or channels through which and the period of time during which such materials will be distributed or displayed), (iii) if the materials being submitted by Licensee are Marketing Materials and involve purchases of broadcast media (e.g., over-the-air television, cable television, satellite television and radio), print media (e.g., newspapers, periodicals and other publications), outdoor advertising (e.g., billboards and other signage) or any other forms of traditional media advertisements, a draft of a promotional brief in the form of Schedule 5.2.1, duly completed by Licensee (the "Promotional Brief"), and (iv) all other background information and supporting material as will be reasonably necessary, or as TDSF may reasonably request, to allow TDSF to make an informed judgment and appraisal for purposes of TDSF’s approving or disapproving Licensee’s request to use such Licensed Materials. Licensee shall use commercially reasonable efforts to submit all such materials described in this Section 5.2.1 to the individual so designated by TDSF at least sixty (60) Business Days prior to the date of first intended use. Licensee may, in connection with any original submission under this Section 5.2.1 of Marketing Materials that will be used solely within the Facilities or the Internet Store (collectively, "In Store Materials"), designate such submission as an advertising template that will be used for multiple advertisements over a specified period of time with all elements of such template (including, without limitation, the use of Disney Properties therein), other than certain specified information, remaining unchanged with each use thereof (each, a "Template"). With respect to any proposed Template, Licensee shall specify (a) the features and information contained in such Template that will be changed with each use thereof, which may not under any circumstances consist of any changes involving or impacting any of the Disney Properties, (b) the period of time during which such Template will be used, and (c) the channels of distribution for such Template (i.e., within the Facilities and/or the Internet Store). A Template that has been approved by TDSF pursuant to Section 5.2.2 is referred to herein as an "Approved Template." Subject to Section 5.2.3, Licensee shall be entitled to use any Conforming Approved Template during the approved time period without re-submitting such Conforming Approved Template for approval pursuant to Section 5.2.2, provided, that, for purposes of clarification, except as otherwise provided in Section 5.2.2, all of the requirements set forth in this Section 5.2 with respect to In Store Materials shall apply to Non-Conforming Approved Templates and Minor Revision Approved Templates. Notwithstanding anything to the contrary contained herein, TDSF shall have the right in its sole discretion to alter, modify, discontinue or terminate the use of any Approved Template at any time upon twenty (20) Business Days’ advance written notice to Licensee.

                      5.2.2 Preliminary Approval.

                                 (a) Provided that Licensee has fully complied with Section 5.2.1, TDSF shall use its commercially reasonable efforts to notify Licensee of its preliminary approval or disapproval of Licensee's submission of proposed materials (including the proposed use to which such materials will be put and, if applicable, the media or channels through which and the period of time during which such materials will be distributed or displayed) and, as applicable, the Promotional Brief (i) in the case of In Store Materials (including any proposed Template but excluding any Approved Template), within ten (10) Business Days following Licensee's submission of the information required to be submitted pursuant to Section 5.2.1, (ii) in the case of Non-Conforming Approved Templates, within ten (10) Business Days following Licensee's submission of the information required to be submitted pursuant to Section 5.2.1, (iii) in the case of Minor Revision Approved Templates, within two (2) Business Days following Licensee's submission of the information required to be submitted pursuant to Section 5.2.1, (iv) in the case of FF&E Materials, within fifteen (15) Business Days following Licensee's submission of the information required to be submitted pursuant to Section 5.2.1, (v) in the case of Marketing Materials that are not In Store Materials, including, without limitation, Marketing Materials pertaining to the purchase and/or use of broadcast media, print media or outdoor advertising, Marketing Materials to be used in connection with direct marketing activities (including, without limitation, email, telephone and/or mail solicitations), and any other Marketing Materials to be distributed or used outside of the Facilities and the Internet Store (collectively, "Out of Store Materials") (other than Out of Store Materials consisting of a single piece direct mail solicitation), within twenty (20) Business Days following Licensee's submission of the information required to be submitted pursuant to Section 5.2.1, and (vi) in the case of Out of Store Materials consisting of a single piece direct mail solicitation (including e-mail solicitations), within fifteen (15) Business Days following Licensee's submission of the information required to be submitted pursuant to Section 5.2.1. For purposes of clarification, pursuant to and subject to the terms of Section 5.2.1, Licensee need not submit Conforming Approved Templates for approval pursuant to this Section 5.2.2.

                                 (b) In each instance where TDSF fails to provide Licensee with any communication indicating TDSF's approval or disapproval of Licensee's submissions of In Store Materials that are designed to be used in substantially all of the Facilities (collectively, "Chain Wide In Store Materials") within the ten (10) Business Day period described in Section 5.2.2(a)(i) or 5.2.2(a)(ii), as applicable, Licensee shall be entitled to provide TDSF with written notice of such failure to communicate a response and, if Licensee provides such written notice and TDSF fails to communicate its approval or disapproval of the applicable submission within two (2) Business Days following such written notice from Licensee, then such failure shall be deemed an "In Store Response Failure"; provided, that there shall not under any circumstances be deemed to be more than one (1) In Store Response Failure with respect to any particular submission of Chain Wide In Store Materials, notwithstanding any further failure by TDSF to respond thereto. Within twenty (20) Business Days following the end of each half (1/2) of each Contract Year, TDSF shall pay to Licensee an amount (if positive and if any) equal to (I)(A) the number of In Store Response Failures occurring during the immediately preceding six (6) Retail Months of such Contract Year minus fifteen percent (15%) of the number of submissions by Licensee to TDSF of Chain Wide In Store Materials during such six (6) Retail Month period of such Contract Year, multiplied by (B) Five Hundred Dollars ($500), minus (II) Five Hundred Dollars ($500) (such amount, the "In Store Response Failure Fee"), by wire transfer to an account designated by Licensee in writing; provided, that, if during any Retail Month of the applicable six (6) Retail Month period the total number of submissions of In Store Materials (x) exceeds thirty (30) but is less than or equal to forty (40), then the number in the preceding subparagraph (I)(B) shall be reduced from Five Hundred Dollars ($500) to Two Hundred Fifty Dollars ($250), or (y) exceeds forty (40), then the number in the preceding subparagraph (I)(B) shall be reduced from Five Hundred Dollars ($500) to Zero Dollars ($0). Notwithstanding anything to the contrary contained herein, other than referral of repetitive In Store Response Failures to the Joint Advisory Committee pursuant to Section 8.3.6, the In Store Response Failure Fee shall be Licensee's sole and exclusive remedy for any and all In Store Response Failures and Licensee shall have no other recourse or remedy nor be entitled to any abatement or reduction of any payments or other obligations hereunder on account of any such In Store Response Failures. For purposes of clarification, with respect to submissions of any In Store Materials or Chain Wide In Store Materials contemplated by this Section 5.2.2(b), each Template and/or item contained in each such submission shall be counted as a separate submission, even if submitted concurrently with other In Store Materials or Chain Wide In Store Materials in the same package of Marketing Materials, provided, that multiple sizes of an item with the same content (e.g., a single advertisement in the form of a point-of-sale card, a shelf display and a window display, all in varying sizes) shall be treated as one item and one submission. In addition, at the time of its submission of Chain Wide In Store Materials, Licensee shall so designate such submission, which designation (or lack thereof) shall be binding on Licensee, although TDSF shall be entitled to dispute any such designation in its sole discretion.

                                 (c) Notwithstanding anything to the contrary contained in subparagraph (a) of this Section 5.2.2, in any case where Licensee has re-submitted materials that were previously approved or disapproved by TDSF under this Section 5.2.2 and were subject to only minor revisions or refinements, TDSF shall respond to (i.e., approve or disapprove) such re-submission within five (5) Business Days following Licensee's submission of such revisions or refinements. In addition, during each Monday-through-Friday period during the Term, TDSF shall, upon Licensee's request, use its commercially reasonable efforts to respond to (i.e., approve or disapprove) up to five (5) submissions of In Store Materials within two (2) Business Days. TDSF agrees that it shall not exercise its approval rights as described under this Section 5.2.2 so as to preclude Licensee from providing any disclosures required by any applicable Law.

                     5.2.3 Final Proofs. If FF&E Materials or Marketing Materials and, as applicable, the Promotional Brief are approved by TDSF under Section 5.2.2, at or before the time they are to be used for general use in the Facilities or the Internet Store or general distribution to the public, (i) if applicable, TDSF and Licensee shall each duly execute the Promotional Brief, which shall be binding upon such parties, and (ii) Licensee shall furnish to TDSF final proofs, scripts, architectural renderings, designs, webpages, samples or versions of all such materials (including any Non-Conforming Approved Template, Minor Revision Approved Template and, for informational purposes only, Conforming Approved Template), indicating the specific use to which they will be put (including, if applicable, the media or channels through which and the period of time during which such materials will be distributed or displayed), which final proofs, scripts, architectural renderings, designs, webpages, samples and versions shall not differ in any respect from the proposals or prototypes previously preliminarily approved by TDSF (other than immaterial variations that are not related to any Disney Property in any manner whatsoever).

                      5.2.4 Final Approval. Any final submission under Section 5.2.3 for which TDSF has granted a preliminary approval pursuant to Section 5.2.2, which final submission does not differ in any respect from the proposals or prototypes previously preliminarily approved by TDSF (other than immaterial variations that are not related to any Disney Property in any manner whatsoever), shall be deemed approved, provided, that TDSF shall be entitled, at any time within ten (10) Business Days following Licensee’s submission of such materials, to disapprove any such materials if (i) TDSF finds any of such final proofs, scripts, architectural renderings, designs, webpages, samples or versions or the specific use to which they will be put (including, if applicable, the media or channels through which or the period of time during which such materials will be distributed or displayed) different in any manner whatsoever from the proposals or prototypes previously preliminarily approved (other than immaterial variations that are not related to any Disney Property in any manner whatsoever), (ii) any (a) alleged or actual copyright and/or trademark infringement or other Disney IP Claim or any other legal consideration or rights dispute regarding any intellectual property or (b) corporate brand considerations, including without limitation, protection of the "Disney" brand, name, reputation and quality shall, in TDSF’s sole discretion, require the temporary postponement (or, if necessary, revocation) of any previous preliminary approval (provided, that in the case of a revocation pursuant to this subparagraph (ii), TDSF shall reimburse Licensee for its actual, reasonable out-of-pocket costs and expenses incurred in connection with the item subject to such revocation from the date the preliminary approval thereof was granted up to the date such notice of revocation was given by TDSF to Licensee), or (iii) TDSF determines that Licensee has failed to comply with any term or condition of the Promotional Brief related to the Licensed Materials or any other material term or condition of the Promotional Brief (if applicable), by providing written notice to Licensee of such disapproval, which notice shall identify the circumstances set forth in the preceding subparagraphs (i) through (iii) that have resulted in such disapproval. In the case of any such disapproval, Licensee shall, as soon as practicable after such notice is given by TDSF, cause the modification or withholding of such materials or cure the default under the Promotional Brief, as the case may be.

                      5.2.5 Print, Radio and Television. Licensee shall obtain all necessary approvals for all print, radio and television marketing, advertising and promotional materials that TDSF has approved in accordance with this Section 5.2, and shall ensure that all such marketing, advertising and promotional materials comply with all applicable Laws.

                      5.2.6 FF&E Materials. Licensee shall obtain all necessary approvals (including all necessary landlord approvals) for all FF&E Materials that TDSF has approved in accordance with this Section 5.2, and shall ensure that all such FF&E Materials comply with all applicable Laws, including, without limitation, any applicable zoning or land use ordinances.

                      5.2.7 Promotional Brief. The parties agree that the execution of a Promotional Brief is not a prerequisite to the development and creative approval process for any promotion hereunder; provided, that execution by the parties of a Promotional Brief is a prerequisite to the commencement, conduct or public performance of any promotion identified in subparagraph (iii) of Section 5.2.1. All such promotions shall be subject to the terms of this Agreement and the applicable Promotional Brief.

                      5.2.8 **.

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

           5.3 General Terms Applicable to TDSF Approval of All Licensed Materials. Notwithstanding anything contained herein to the contrary, with respect to all submissions by Licensee under this Section 5, whether consisting of submissions pertaining to Disney Merchandise, FF&E Materials or Marketing Materials, Licensee acknowledges and agrees that: (i) the approval or disapproval of any such submission shall be at TDSF’s sole discretion; (ii) if any submission is disapproved by TDSF, where the proposed use of the Disney Properties by Licensee would be permissible in accordance with the terms of this Agreement if modified, TDSF shall, to the extent feasible (and in any event with respect to a substantial number of submissions), propose in writing alternative suggestions and recommendations with respect thereto for the purpose of providing Licensee an opportunity to correct such submission and re-submit it to TDSF; (iii) except as otherwise provided with respect to final, conforming submissions in Section 5.1.2(a) and Section 5.2.4, any submission not receiving the specific written approval of TDSF shall be deemed disapproved and unlicensed; (iv) no failure of TDSF to respond within a specified time period shall be deemed a breach of or default under this Agreement by TDSF under any circumstances, including, without limitation, any circumstance under which TDSF is obligated to pay any Response Failure Fee or any In Store Response Failure Fee; (v) any submission receiving approval by TDSF will not constitute or imply a representation or belief by TDSF that such submission complies with any applicable Laws and/or other policies issued by any Governmental Entity, which compliance shall be the sole responsibility of Licensee, and, in connection therewith, Licensee shall, at its sole cost and expense, obtain any required consents, approvals, permits, licenses or other authorizations that may be required by any Governmental Entity or applicable Law; (vi) any approval by TDSF of a submission may be expressed in an informal written manner, such as by way of a Representative of TDSF placing his or her signature and the word "approved" directly upon the proposed submission or by a Representative of TDSF providing written approval via electronic mail or fax; and (vii) at any time during the Term, TDSF shall have the right, in its sole discretion, by written notice to Licensee, to modify or revoke its approval of any use of Licensed Materials in accordance with this Section 5, provided, that such notification shall advise Licensee of the nature of the changes required or the reasons for the revocation and shall be subject to the terms of Section 4.9 (including the reimbursement provisions set forth in such Section as if such notification were a Withdrawal Determination).

           5.4 Unique Nature of Agreement. Licensee acknowledges and agrees that TDSF and its Affiliates place the utmost importance on the conservation and protection of the Disney Properties, the Licensed Materials, and all other names, brands, trademarks, logos, symbols, characters and other propriety designations and intellectual property of TDSF and its Affiliates. TDSF entered into the transactions contemplated by this Agreement only after a careful and methodical process pursuant to which TDSF selected TCP, Licensee Parent and Canadian Parent to be the indirect and direct owners of Licensee, which is the sole licensee hereunder, from among a wide range of other potential candidates. TDSF assessed that Licensee, being owned by TCP, Licensee Parent and Canadian Parent, was uniquely well qualified to perform the obligations of the licensee under this Agreement and imposed upon Licensee the specific, highly customized terms, conditions and procedures set forth herein, which are specifically tailored to provide the highest level of protection for the Disney Properties and Licensed Materials. Such terms, conditions and procedures include, among other things, (i) TDSF’s right to approve each and every Licensee use of the Disney Properties and Licensed Materials in TDSF’s sole discretion, as well as other related approval rights, (ii) the right of TDSF, without limiting its other rights and remedies, to seek equitable relief in a court of law in the case of a Licensee Infringing Use or other Licensee breach of this Agreement, (iii) the right of TDSF to cure breaches and other forms of non-compliance of Licensee with funds made available by Licensee in accordance with Section 9.10, (iv) the fact that the limitation on liability of the parties pursuant to Section 21.22 does not apply to Licensee’s misuse of the Disney Properties or Licensed Materials, (v) the right of TDSF to terminate this Agreement if Licensee attempts certain prohibited assignments of this Agreement or if certain change of control transactions occur, and (vi) the rights of TDSF and the obligations of TCP and Licensee Parent arising under the TCP Guaranty and Commitment. Licensee acknowledges and agrees that, if Licensee had not been the other party to this Agreement or had not been acquired by TCP, Licensee Parent and Canadian Parent pursuant to the Acquisition Agreement or had not agreed to the specific, carefully tailored terms, conditions and procedures set forth herein, TDSF would not have agreed to enter into this Agreement.

           5.5 Quality Control. In connection with its use of the Licensed Materials, Licensee shall at all times maintain a level of quality that is consistent with those maintained by TDSF and its Affiliates with respect to the respective Disney Properties incorporated therein and with the quality levels prevailing among full-priced specialty retail chains focused on children’s consumer products. TDSF shall from time to time inspect (provided that it shall endeavor to provide at least three (3) Business Days notice of such inspection) Licensee’s operations to ensure Licensee’s compliance with the foregoing quality control standards, and Licensee shall make available the Business Properties, copies of all webpages from the Internet Store, Licensee’s books and records, and its management and employees to assist TDSF with such inspection in accordance with Section 9.10.1. Any failure to comply with such quality control standards by Licensee shall be deemed a Material Breach by Licensee.

           5.6 Other Limitations. Licensee shall not, under any circumstances, use any Disney Properties or Licensed Materials for the design, development, production, manufacture, distribution, sale or use of any Disney Merchandise, FF&E Materials or Marketing Materials that are or may be harmful to or may impair the prestige, good name and reputation and/or goodwill of the Disney Properties, the Licensed Materials, or any other name, brand, trademark, logo, symbol, character or other proprietary designation or intellectual property of TDSF and/or its Affiliates. Without limiting the generality of the foregoing restriction, any use of any Disney Property in connection with any of the following is expressly prohibited:

                                 (a) Disney Merchandise or other Licensed Materials that are harmful to children or potentially detrimental to their characters, including, without limitation, tobacco products and accessories, alcoholic beverages (including beer and wine) and accessories, and gambling devices;

                                 (b) products not manufactured in compliance with the requirements of the Code;

                                 (c) medicines, vitamins, herbs, nutritional supplements and drugs (whether prescription, over-the-counter or otherwise);

                                 (d) personal hygiene products (but not including generic personal care products such as paper handkerchiefs, toothbrushes, soaps, cosmetics, nail polish and shampoo) and toilet articles for men or women;

                                 (e) any comic material or character not owned by or licensed to TDSF or any of its Affiliates; and

                                 (f) any Disney Merchandise or other Licensed Materials that publicize or promote any motion picture, television program, internet site, interactive game, or other consumer product or service, if such motion picture, television program, internet site, interactive game, or other consumer product or service is not (i) a Disney Property or owned by or licensed to TDSF or any of its Affiliates and (ii) approved for use hereunder in writing by TDSF.

           5.7 Exceptions. The following shall be deemed to have been approved by TDSF under this Section 5 as of the Effective Date: (i) any pre-production sample or production sample of any Article of Disney Merchandise that, as of the Effective Date, has been completed, (ii) any FF&E Materials existing at, in transit to, or on order for the Facilities as of the Effective Date, (iii) any Marketing Materials that have been printed or produced in final form as of the Effective Date or for which a purchase order has been issued as of the Effective Date, or (iv) any Article of the type described in the last sentence of the definition of "Disney Merchandise."

           5.8 Business Stationery and Related Materials. Licensee shall be authorized to use the name "Disney Store" in connection with Licensee’s business cards, stationery, letterhead paper, purchase orders and other comparable paper instruments used to identify Licensee, provided that (i) in each such case Licensee’s corporate name (e.g., "Hoop Retail Stores, LLC", the proposed name of the successor upon merger of TDS USA) shall also be displayed in a prominent manner to avoid confusion between the Facilities and Licensee, on the one hand, and TDSF and its Affiliates, on the other hand, and (ii) the size, style, design and all other elements and components of each such use of the "Disney Store" name (including, without limitation, the manner in which Licensee’s corporate name is used in connection therewith) shall be subject to the final approval of TDSF in its sole discretion. Notwithstanding anything to the contrary contained in this Agreement, except for the use of the "Disney Store" name in the manner contemplated by the preceding sentence, Licensee acknowledges and agrees that it shall not be entitled to use any other Disney Properties or Licensed Materials on any of Licensee’s or its Affiliates’ business cards, stationery, letterhead paper, purchase orders or other comparable instruments used to identify Licensee or its Affiliates, whether in paper, electronic or other form.

6.           PRESERVATION OF PROMOTIONAL VALUE.

           6.1 Preservation of Licensee’s Promotional Value. During the Term and within the Territory, subject to the provisions set forth below in this Section 6.1 and Section 6.2 and except as otherwise specifically provided under the terms of this Agreement, neither TDSF nor any of its Affiliates shall, nor shall TDSF or any of its Affiliates authorize any third party to:

                                 (A) **;

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                                 (B) use (i) the name "Disney Store" or any other name that includes the words "Disney Store" (other than in connection with the Facilities as operated by Licensee) or (ii) in connection with the offer or sale of Softlines and/or Toys/Plush through physical (not "virtual" or online) retail stores that are operated on either a stand-alone basis or in a Store-Within-a-Store Format, any other Restricted Name; or

                                 (C) following the Internet Start Date, use any of the TDS Internet Domains other than in connection with the Internet Store.

Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Licensee acknowledges and agrees that nothing contained in this Agreement, including, without limitation, the preceding subparagraphs of this Section 6.1, shall be deemed to limit, restrict or otherwise apply in any manner whatsoever to any of the following activities, each of which shall be deemed to be a business, operation or activity in which TDSF and/or any of its Affiliates shall be entitled to participate, directly or indirectly through or with one (1) or more unrelated third parties, without any restriction or limitation whatsoever:

                     6.1.1 Flagship Stores, Designated WDW Stores and El Capitan. TDSF and its Affiliates shall be entitled to, and to authorize any unrelated third party to, own, lease, license, control, maintain, manage, staff, supply, administer, market, advertise, promote and otherwise operate (including, without limitation, the right to create, manufacture, cause the manufacture of, source, distribute, offer for sale, and sell consumer products bearing, featuring or incorporating one (1) or more Disney Properties for and in such locations), in such manner and for such period of time as TDSF and/or any of its Affiliates shall elect in their sole discretion, (a) the "flagship" and studio stores operating under the "Disney Store" name existing as of the Effective Date and located at (i) 711 Fifth Avenue, New York, New York and (ii) 500 South Buena Vista Street, Burbank, California (Disney Studio Lot) (collectively, the "TDSF Flagship Stores"), (b) the stores related to WALT DISNEY WORLD Resort existing as of the Effective Date and located at (i) the Ocala Welcome Center, (ii) 3200 International Drive, Kissimmee, Florida (Gaylord Palms Hotel), and (iii) 9101 International Drive, Suite 1212, Orlando, Florida (Disney World Port) (collectively, the "Designated WDW Stores"), and (c) the Disney Retained Store located within the El Capitan; provided, that (x) except in the case of the TDSF Flagship Store located in Burbank, California described in the preceding subparagraph (a)(ii), no such TDSF Flagship Store or Designated WDW Store shall be operated under any Restricted Name and (y) the parties acknowledge that the "Disney Store" located within the El Capitan will be operated by Licensee as a Disney Retained Store under the "Disney Store" name until such time as TDSF shall designate in its sole discretion for its closure, at which time an alternative retail location, operated under a name other than "Disney Store" and located within the El Capitan, may be operated by TDSF or its Affiliates or its third party designee (other than Licensee) for so long as TDSF or its Affiliates may determine in their sole discretion as if it were a TDSF Flagship Store under this Section 6.1.1.

                      6.1.2 Disney Retained Stores. TDSF and its Affiliates shall be entitled to, and to authorize any unrelated third party (including, without limitation, Licensee) to, own, lease, license, control, maintain, manage, staff, supply, administer, market, advertise, promote and otherwise operate (including, without limitation, the right to create, manufacture, cause the manufacture of, source, distribute, offer for sale, and sell consumer products bearing, featuring or incorporating one (1) or more Disney Properties for and in such locations), in such manner (including, without limitation, under any Restricted Name) as TDSF and/or any of its Affiliates shall elect in their sole discretion, each of the Disney Retained Stores (other than the TDSF Flagship Stores, which are covered by Section 6.1.1, and other than the alternative retail location operated within the El Capitan as contemplated by subparagraph (y) of Section 6.1.1 after the closure of the Disney Retained Store located therein) until such time as the lease for each such Disney Retained Store existing as of the Effective Date has expired or has been terminated in a manner acceptable to TDSF and/or its Affiliates in their sole discretion or the operations of such Disney Retained Stores have otherwise been terminated in a manner acceptable to TDSF and/or its Affiliates in their sole discretion (and provided, that, at the direction of TDSF and/or its Affiliates, Licensee shall conduct the closure of any such Disney Retained Stores operated by Licensee in a commercially reasonable time and manner, in accordance with any applicable agreements between TDSF, Licensee and/or their respective Affiliates with respect to the operation of such Disney Retained Stores and in accordance with such reasonable instructions as TDSF and/or its Affiliates shall specify).

                      6.1.3 Other Disney Retail Stores. TDSF and its Affiliates shall be entitled to, and to authorize any unrelated third party to, own, lease, license, control, maintain, manage, staff, supply, administer, market, advertise, promote and otherwise operate (including, without limitation, the right to create, manufacture, cause the manufacture of, source, distribute, offer for sale, and sell consumer products bearing, featuring or incorporating one (1) or more Disney Properties for and in such locations), in such manner (including, without limitation, under any Restricted Name) and for such period of time as TDSF and/or any of its Affiliates shall elect in their sole discretion, retail stores that are (i) located within any Theme Park owned, leased, licensed, controlled and/or operated by or on behalf of TDSF and/or any of its Affiliates, including, without limitation, WALT DISNEY WORLD Resort and DISNEYLAND Resort, (ii) located within a five (5) mile radius of any Theme Park (including, without limitation, WALT DISNEY WORLD Resort) owned, leased, licensed, controlled and/or operated by or on behalf of TDSF and/or any of its Affiliates, except that, with respect to DISNEYLAND Resort and any Theme Park owned, leased, licensed, controlled and/or operated by or on behalf of TDSF and/or any of its Affiliates that is located in a major metropolitan area and first opened to the public after the Effective Date, such radius shall be limited to two and one-half (2½) miles, (iii) located within any airport located in or near the same city as any Theme Park owned, leased, licensed, controlled and/or operated by or on behalf of TDSF and/or any of its Affiliates, including, without limitation, WALT DISNEY WORLD Resort and DISNEYLAND Resort, (iv) located within, on the grounds of, adjacent to or within one thousand (1,000) feet of any hotel, motel, condominium, Disney Vacation Club or other time-share style accommodations (including, without limitation, the Disney Vacation Clubs operated as of the Effective Date in Hilton Head, South Carolina and Vero Beach, Florida) or comparable lodging establishment owned, leased, licensed, controlled and/or operated by or on behalf of TDSF and/or any of its Affiliates, or (v) located within any other location that is owned, leased, licensed, controlled and/or operated by or on behalf of TDSF and/or any of its Affiliates that is not primarily focused on retail sales of consumer products but that may contain one (1) or more retail locations at which consumer products bearing, featuring or incorporating one (1) or more of the Disney Properties may be offered for sale (by way of illustration and without limitation, the New Amsterdam Theater in New York City; cruise ships of and port terminals for the Disney Cruise Line; or a Disney-themed mixed-use family amusement center that features Disney-themed rides, games, restaurants, theaters, children’s clubs and, as one component thereof, retail stores).

                      6.1.4 Outlet Stores. TDSF and its Affiliates shall be entitled to, and to authorize any unrelated third party to, own, lease, license, control, maintain, manage, staff, supply, administer, market, advertise, promote and otherwise operate (including, without limitation, the right to create, manufacture, cause the manufacture of, source, distribute, offer for sale, and sell consumer products bearing, featuring or incorporating one (1) or more Disney Properties for and in such locations), in such manner (including, without limitation, under any Restricted Name other than any name that includes the words "Disney Store") and for such period of time as TDSF and/or any of its Affiliates shall elect in their sole discretion, up to twenty-five (25) Outlet Stores within the Territory, a material purpose of which is liquidating inventories of consumer products bearing, featuring or incorporating one (1) or more of the Disney Properties; provided, that, following the Effective Date, if TDSF and its Affiliates elect to open a new Outlet Store, the location thereof shall not, as of the date on which the site of such Outlet Store is identified to Licensee by written notice from TDSF, be within a five (5) mile radius of any then existing Facility.

                      6.1.5 Direct-to-Consumer. TDSF and its Affiliates shall be entitled to, and to authorize any unrelated third party to, own, lease, license, control, maintain, manage, staff, supply, administer, market, advertise, promote and otherwise operate (including, without limitation, the right to create, manufacture, cause the manufacture of, source, distribute, offer for sale, and sell consumer products bearing, featuring or incorporating one (1) or more Disney Properties for and through such means), in such manner (including, without limitation, under any Restricted Name other than any name that includes the words "Disney Store") and for such period of time as TDSF and/or any of its Affiliates shall elect in their sole discretion, any direct-to-consumer retail business, including, without limitation, (i) any mail or telephone order retail business, (ii) any online, electronic, "virtual" or paper catalog business, including the existing "Disney Catalog" business owned and operated by Affiliates of TDSF, and (iii) any Internet, online, electronic or "virtual" business, including the existing Internet business owned and operated by Affiliates of TDSF located at www.disneycatalog.com, notwithstanding the fact that any such business of TDSF or its Affiliates may be directly competitive with the Internet Store operated by Licensee, provided, that, following the Internet Start Date, TDSF and its Affiliates shall not use, or authorize any unrelated third party to use, any of the TDS Internet Domains in the operation of any such Internet, online, electronic or "virtual" business, but provided further, that TDSF and its Affiliates shall be permitted in connection therewith to use other Internet domain names that incorporate the name "Disney" or any Disney Property other than the name "Disney Store" (e.g., www.disneycatalog.com or any Restricted Name other than "Disney Store") (such direct-to-consumer retail businesses operated by TDSF and its Affiliates, including those described in the preceding subparagraphs (i), (ii) and (iii), the "DDM Business") . For purposes of clarification, Licensee acknowledges and agrees that, prior to the Internet Start Date, TDSF or its Affiliates shall continue to operate the Internet retail business located at www.disneystore.com and conducted by TDSF and its Affiliates as of the date of the Acquisition Agreement, such operation to be conducted by and through the TDS Internet Domains until the Internet Start Date.

                      6.1.6 Temporary Liquidation Stores. TDSF and its Affiliates shall be entitled to, and to authorize any unrelated third party to, own, lease, license, control, maintain, manage, staff, supply, administer, market, advertise, promote and otherwise operate (including, without limitation, the right to source, distribute, offer for sale, and sell consumer products bearing, featuring or incorporating one (1) or more Disney Properties for and in such locations), in such manner (including, without limitation, under any Restricted Name other than any name that includes the words "Disney Store") and at such times as TDSF and/or any of its Affiliates shall elect in their sole discretion, up to twenty (20) Temporary Liquidation Stores within the Territory per Contract Year; provided that (i) a material purpose of such Temporary Liquidation Stores shall be liquidating inventories of consumer products bearing, featuring or incorporating one (1) or more of the Disney Properties and (ii) the location of any such Temporary Liquidation Store opened after the Effective Date shall not, as of the date on which the site of such Temporary Liquidation Store is identified to Licensee by written notice from TDSF, be within a five (5) mile radius of any existing Store Facility or, if such Temporary Liquidation Store is located within a twenty (20) mile radius of any Theme Park of TDSF or its Affiliates, then within a two (2) mile radius of any existing Store Facility.

                      6.1.7 Existing Authorizations to Use Restricted Names. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, subparagraph (B) of Section 6.1, any Contract existing as of the Effective Date that authorizes any Person to use any Restricted Name (an "Existing Restricted Name Agreement"), including, without limitation, any Contract set forth on Schedule 6.1.7, shall not be prohibited by this Agreement, provided, that, following the Effective Date, unless such use is permitted by any of the provisions of this Agreement (including, without limitation, Section 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.5 or 6.1.6), any such authorization shall not be extended or renewed following the expiration date thereof as provided under the terms of any such Contract (unless such extension or renewal is automatic under, or otherwise required or permitted (including, without limitation, upon the exercise of any option or right to renew or extend for any specified period(s) of time) by, the terms of such Contract). For purposes of clarification, the Contracts set forth on Schedule 6.1.7 reflect TDSF’s good faith efforts to identify all Existing Restricted Name Agreements as of the Effective Date, but Schedule 6.1.7 shall not be deemed to be an exhaustive list of all such Contracts and neither the omission of any such Contract from such Schedule 6.1.7 nor the use of any Restricted Name by any Person pursuant to any such Contract that is not set forth on such Schedule 6.1.7 shall be or be deemed to be a breach by TDSF of Section 6.1 or any other provision of this Agreement, and no representation or warranty is made or deemed to be made hereby with respect to the completeness or accuracy of Schedule 6.1.7.

           6.2 Other Channels of Distribution Not Limited. For purposes of clarification, Licensee acknowledges and agrees that, except and only to the extent specifically set forth in Section 6.1, notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall, nor shall it be deemed to, limit, restrict or otherwise prohibit in any manner whatsoever TDSF and/or any of its Affiliates (or any unrelated third party authorized or permitted by TDSF and/or any of its Affiliates) from creating, manufacturing, causing the manufacture of, sourcing, distributing, offering for sale and selling consumer products that bear, feature or incorporate one (1) or more of the Disney Properties through or into or by way of any channel of distribution (whether existing as of the Effective Date or developed thereafter), including, without limitation, the unlimited right of TDSF and/or its Affiliates (or any unrelated third party authorized or permitted by TDSF and/or any of its Affiliates) to (i) offer for sale and sell such consumer products that bear, feature or incorporate one (1) or more of the Disney Properties through mass merchandisers (e.g., Wal-Mart, Target, K-Mart, Costco, Sam’s Club), department stores (e.g., Sears, JC Penney, Macy’s Bloomingdale’s, Nordstrom), specialty retail stores (e.g., Gap, Gymboree, The Limited), toy stores (e.g., Toys "R" Us, KB Toys), "five & dime" style stores (e.g., Woolworth’s), drug stores (e.g., Walgreens, Rite-Aid), and individual or "mom & pop" type stores, in each case including, without limitation, in a Store-Within-a-Store Format, and/or (ii) grant a DTR License for any or all Disney Properties to any such mass merchandiser, department store, specialty retail store, toy store, "five & dime" store, drug store or "mom & pop" store or any other Person enabling such retailer or other Person to create, manufacture, cause the manufacture of, source, distribute, offer for sale and sell consumer products that bear, feature or incorporate one (1) or more of the Disney Properties through their respective channel(s) of distribution, subject only to the following:

                      6.2.1 **;

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                      6.2.2 In addition to the provisions of Section 6.2.1, TDSF’s and its Affiliates’ right to grant one (1) or more DTR Licenses with respect to any and all categories of consumer products to one (1) or more chains of Specialty Retail Stores shall be subject to the following limitations:

                                 (a) During the Term, (i) at least fourteen (14) Business Days prior to granting or voluntarily renewing any DTR License authorizing one (1) or more Property-Product Combinations to a chain of Specialty Retail Stores, TDSF or any such Affiliate shall provide to Licensee written notice of its desire to so grant or voluntarily renew such DTR License (the "DTR Notice"), which DTR Notice shall set forth (x) the approximate proposed initial term and renewal term(s), if any, of such DTR License and only such additional material non-economic, non-financial terms or information of such DTR License as are necessary to enable Licensee to perform the calculations required pursuant to this Section 6.2.2(a) (without any requirement to identify by name the entity potentially entering into such DTR License) and (y) **, and (ii) **, provided, that (xx) the preceding subparagraphs (i) and (ii) of this Section 6.2.2(a) shall apply only in the case of any such voluntary renewal following the expiration date of the applicable DTR License as provided under the terms thereof and shall not under any circumstances apply in the case of any such renewal that is automatic under, or otherwise required or permitted (including, without limitation, upon the exercise of any option or right to renew or extend for any specified period(s) of time) by, the terms of such DTR License and (yy) for purposes of clarification, (1) if any such DTR License to be granted by TDSF or its Affiliates to a chain of Specialty Retail Stores does not provide for a license with respect to any of the DTR Product Categories or (2) if any such DTR License to be granted by TDSF or its Affiliates to a chain of Specialty Retail Stores does not provide for a license with respect to any of the Character Properties, then in either such case the provisions of this Section 6.2.2(a) shall not be applicable to such DTR License nor limit, restrict or otherwise prohibit such DTR License in any manner whatsoever;

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                                 (b) **;

                                 (c) **; and

                                 (d) **;

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                      6.2.3 In addition to the provisions of Section 6.2.1, TDSF’s and its Affiliates’ right to grant one (1) or more DTR Licenses with respect to any and all categories of consumer products to one (1) or more Mass Merchandisers shall be subject to the following limitations: **; and

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                      6.2.4 For purposes of clarification, the limitations set forth in the preceding Sections 6.2.2 and 6.2.3 shall not, under any circumstances, apply to or be deemed to apply to (i) any Non-Disney-Branded Properties; **.

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                      6.3 Preservation of TDSF’s Promotional Value. Without the prior written consent of TDSF, during the Term and throughout the world, except as contemplated by this Agreement, Licensee shall not, nor shall it permit or authorize TCP, Licensee Parent, Canadian Parent or any of their Affiliates or any unrelated third party on its or their behalf to, (i) offer for sale or sell Disney Merchandise or any other consumer products or services bearing, featuring or incorporating one (1) or more of the Disney Properties or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property that are owned, licensed or otherwise controlled by TDSF and/or its Affiliates by or through any venue, methodology, channel of distribution or other means (including, without limitation, by or through catalogs, mail order, telephone order (other than incidental telephone sales conducted in connection with the customer service operations of the Internet Store) or other comparable direct-to-consumer channels of distribution) or otherwise exercise any of Licensee’s rights or benefits under this Agreement other than (a) by and through the Facilities and the Internet Store in the manner specifically contemplated by and approved by TDSF under this Agreement, (b) to TDSF, its Affiliates and Other Disney Store Operators, or (c) in the case of inventories of excess, discontinued or obsolete Disney Merchandise or slightly irregular Softlines of Disney Merchandise (e.g., imperfect color, stitching, sizing), to unrelated third parties engaged in the business of liquidating excess inventory ("Liquidators"), provided, that the aggregate Original Retail Price of all Disney Merchandise sold to Liquidators during the Stub Period or any Contract Year shall not exceed three percent (3%) of Net Retail Sales for the Stub Period or such Contract Year, respectively, or (ii) own, lease, license, control, maintain, manage, staff, supply, administer, market, advertise, promote or otherwise operate or assist in the operation of any other specialty retail store or stores that are primarily focused on the offer to sell or sale of consumer products or services that feature one (1) or more character-based or character-themed properties, including, without limitation, properties consisting of names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property that are generally known to the public as being associated with (a) any Theme Parks, (b) any animated motion pictures, television programs, home videos and/or other similar forms of media, (c) children-oriented theatrical productions and publishing properties, and/or (d) other comparable entertainment properties, provided, that any specialty retail store that is owned or leased and controlled and operated by TCP or its Affiliates (other than Licensee Parent, Licensee, Canadian Parent and their respective Subsidiaries) shall be permitted to offer for sale and sell consumer products or merchandise that feature one (1) or more character-based or character-themed properties that are owned solely, exclusively and directly by TCP or its Affiliates (other than Licensee Parent, Licensee, Canadian Parent and their respective Subsidiaries) (such properties, the "TCP Characters") so long as such consumer products or merchandise featuring such TCP Characters are offered in no more than fifteen percent (15%) of any such specialty retail store’s Public Merchandising Space (provided that such fifteen percent (15%) restriction shall not apply to any such consumer products or merchandise if the respective TCP Character has been adopted as TCP’s official logo or mark and is featured on substantially all of the consumer products and merchandise offered at all such specialty retail stores).

                      6.4 Right of First Negotiation With Respect to NDB Stores. In the event that, during the Term and within the Territory, TDSF and/or any of its Affiliates elect, in their sole discretion, to operate or engage a third party to operate any NDB Store, then TDSF shall provide Licensee with written notice thereof, and if Licensee provides written notice within five (5) Business Days of Licensee’s receipt of TDSF’s written notice of Licensee’s desire to negotiate with TDSF or its Affiliates in good faith, thereafter TDSF shall negotiate with Licensee in good faith and exclusively, for a period of two (2) months following TDSF’s written notice to Licensee, regarding the terms and conditions upon which, and the separate consideration for which, TDSF would engage Licensee to be the operator of the NDB Stores within the Territory. Each of TDSF and Licensee shall be entitled to decide whether to enter into any such agreement or arrangements in its sole discretion and may terminate such discussions at the end of such two (2) month period without recourse or remedy by the other party and without any abatement or reduction of any payments or other obligations hereunder. Any agreement reached under this Section 6.4 shall be memorialized in a separate written agreement. In the event that Licensee declines TDSF’s invitation to negotiate (or fails to respond to it within five (5) Business Days following TDSF’s written notice) or the parties fail to enter into a definitive written agreement within such two (2) month period, then TDSF and/or any of its Affiliates shall be entitled to operate, and/or negotiate and enter into any agreement on any terms and conditions whatsoever with any other Person, including any Person who competes directly or indirectly with Licensee or its Affiliates, to be the operator of, the NDB Stores within the Territory, without recourse or remedy by Licensee and without any abatement or reduction of any payments or other obligations of Licensee hereunder. Notwithstanding anything to the contrary contained in this Agreement, this Section 6.4 shall not apply to any NDB Store pertaining to or operated under any name, brand, trademark, logo, symbol or other proprietary designation of Miramax, as to which Licensee shall have no rights hereunder and as to which there shall be no restrictions under this Agreement.

7.           ROYALTIES.

           7.1 Payments.

                      7.1.1 Monthly Royalties. In consideration of the rights, benefits and privileges granted to Licensee by TDSF under this Agreement, except as set forth in Section 7.1.2 and Section 7.1.3 and subject to Section 7.6, Licensee shall pay to TDSF, on or before the seventh (7th) Business Day of each Retail Month during the Term in respect of the preceding Retail Month of the Term, an amount equal to (I) five percent (5%) of (A) all Net Retail Sales generated in the Facilities during the Retail Month immediately preceding the Retail Month of payment and (B) all sales of Disney Merchandise to Liquidators pursuant to Section 6.3(i)(c) during the Retail Month immediately preceding the Retail Month of payment (collectively, the "Monthly Facilities Royalty Amount") plus (II) (i) for one (1) year following the Internet Start Date, five percent (5%) of all Net Retail Sales generated through the Internet Store during the Retail Month immediately preceding the Retail Month of payment or (ii) following the first (1st) anniversary of the Internet Start Date, either (a) nine percent (9%) of all Net Retail Sales generated through the Internet Store or (b) for any period during which TDSF or any of its Affiliates provides the Hyperlink as described in subparagraph (vii) of Section 9.3.2(b), ten percent (10%) of all Net Retail Sales generated through the Internet Store, which Net Retail Sales, in the case of the preceding subparagraphs (ii)(a) and (ii)(b), were generated through the Internet Store during the Retail Month immediately preceding the Retail Month of payment (each, the "Monthly Internet Store Royalty Amount"). For purposes of this Agreement, "Net Retail Sales" shall mean the aggregate amount of all revenues generated from all sales of goods, products, merchandise, services or other items of any kind in the Facilities or the Internet Store (including, without limitation, any sales through any New Sales Medium without regard to the method by which Licensee is compensated for sales through any such New Sales Medium and the amount of all sales generated when Disney Dollars and/or Gift Cards are used as a method of payment or otherwise redeemed in the Facilities or, with respect to Gift Cards, the Internet Store, including through any New Sales Medium, without reduction for any Stored Value Card Fee), excluding only (1) revenues generated and commissions retained by Licensee from the sale of any Theme Park Admission Passes in accordance with Section 9.9.1 and Schedule 9.9.1 (which Theme Park Admission Passes shall only be available through the Facilities and not the Internet Store), (2) revenues generated from the sale of Disney Dollars (which shall only be available for sale in the Facilities and not through the Internet Store) and Gift Cards (in the case of Disney Dollars and Gift Cards, as opposed to the use thereof as a method of payment) and the sale of theater tickets for theatrical productions owned and produced by TDSF or its Affiliates, (3) the amount of any product returns and any refunds, credits, allowances and adjustments paid or otherwise provided to customers with respect to any goods, products, merchandise, services or other items sold in the Facilities or the Internet Store (including through any New Sales Medium), (4) the amount of any sales or similar Taxes on goods, products, merchandise, services or other items, (5) the amount of any shipping expenses charged to customers in connection with the sale of Disney Merchandise in the Facilities or the Internet Store, (6) proceeds from insurance with respect to property damage or liability suffered or incurred by Licensee, (7) proceeds received by Licensee in connection with any civil forfeiture, condemnation or other seizure of any Business Property by any Governmental Entity and (8) the amount of any account balances or other receivables relating to sales of goods, products, merchandise, services or other items in the Facilities or the Internet Store that are charged off as uncollectible in accordance with GAAP and Licensee’s past practice since the Effective Date (each such account balance or other receivable, a "Charged Off Receivable"), provided, that, for purposes of this subparagraph (8), (A) the amount of any such Charged Off Receivable shall be excluded from Net Retail Sales for the Fiscal Year of Licensee in which such account balance or other receivable is charged off, (B) under no circumstances shall the aggregate amount of Charged Off Receivables excluded from Net Retail Sales for any Fiscal Year of Licensee exceed one-half of one percent (0.5%) of Net Retail Sales for such Fiscal Year of Licensee and (C) if any such Charged Off Receivable is subsequently collected during the Term, the amount thereof shall be included in Net Retail Sales for the Fiscal Year of Licensee in which such Charged Off Receivable is collected. For purposes of clarification, Net Retail Sales shall include all revenues generated from (x) the sale in the Facilities or the Internet Store (including through any New Sales Medium) of any goods, products, merchandise, services or other items sourced from other licensees of TDSF or its Affiliates even if such other licensees also are required to pay a royalty to TDSF or its Affiliates with respect thereto and (y) the sale in the Facilities, the Internet Store (including through any New Sales Medium) or otherwise of goods, products, merchandise, services or other items to employees of Licensee or TDSF or any of their respective Affiliates.

                      7.1.2 Royalty for Non-Core Stores. Notwithstanding anything to the contrary contained in Section 7.1.1, with respect to each Non-Core Store, (i) until the later to occur of (a) the expiration of the Original Lease Term for such Non-Core Store, (b) the early termination of the Lease Agreement for such Non-Core Store and (c) the second (2nd) anniversary of the Effective Date (such period, the "Initial Non-Core Stores Abatement Period"), no Monthly Facilities Royalty Amount shall be payable with respect to Net Retail Sales from such Non-Core Store; (ii) following the Initial Non-Core Stores Abatement Period with respect to any Non-Core Store, if such Non-Core Store continues to be operated by Licensee as a Facility hereunder (whether under an amended or new Lease Agreement, on a month-to-month basis or otherwise), either (a) the Monthly Facilities Royalty Amount payable with respect to such Non-Core Store shall be equal to two and one-half percent (2.5%) of all Net Retail Sales therein (rather than five percent (5%) of all Net Retail Sales therein, as provided under Section 7.1.1) for a period of two (2) years following the Initial Non-Core Stores Abatement Period, if FY04 Cash Contribution equals Eight Million Dollars ($8,000,000) or more, (b) no Monthly Facilities Royalty Amount shall be payable with respect to Net Retail Sales from such Non-Core Store for a period of three (3) years following the Initial Non-Core Stores Abatement Period, if FY04 Cash Contribution equals at least Four Million Dollars ($4,000,000) but less than Eight Million Dollars ($8,000,000), (c) no Monthly Facilities Royalty Amount shall be payable with respect to Net Retail Sales from such Non-Core Store for a period of four (4) years following the Initial Non-Core Stores Abatement Period, if FY04 Cash Contribution equals at least Two Million Dollars ($2,000,000) but less than Four Million Dollars ($4,000,000), or (d) no Monthly Facilities Royalty Amount shall be payable with respect to Net Retail Sales from such Non-Core Store for a period of five (5) years following the Initial Non-Core Stores Abatement Period, if FY04 Cash Contribution equals less than Two Million Dollars ($2,000,000); and (iii) following the Initial Non-Core Stores Abatement Period and the applicable period referenced in subparagraph (ii) of this Section 7.1.2, such Non-Core Store shall be treated the same as all other Facilities under Section 7.1.1 for purposes of the Monthly Facilities Royalty Amount payable on Net Retail Sales therein. For purposes of clarification, in the event that any Non-Core Store is closed and a new Facility is opened in the same Shopping Mall, Select Street Location or Qualifying Strip Center as the closed Non-Core Store, such new Facility shall not be deemed to be a Non-Core Store for purposes of determining Licensee’s royalty obligations pursuant to this Section 7.

                      7.1.3 Facilities Royalty Abatement. Notwithstanding anything to the contrary contained in Section 7.1.1, no Monthly Facilities Royalty Amount shall be required to be paid or owed by Licensee to TDSF on any Net Retail Sales generated at the Facilities during the period starting on the Effective Date and ending on the second (2nd) anniversary of the Effective Date. The royalty abatement contemplated by this Section 7.1.3 (i) shall be deemed to run concurrently with the royalty abatement and/or reduction period for Non-Core Stores contemplated by Section 7.1.2 and (ii) shall not under any circumstances be deemed to apply to Net Retail Sales arising from or through the Internet Store, with respect to which Net Retail Sales the royalty obligations set forth in this Section 7 shall commence immediately upon the Internet Start Date.

           7.2 Guarantee. Commencing with the third (3rd) Contract Year and for each Contract Year thereafter, if the Contract Year Royalty Amount for such Contract Year is less than the Guarantee Amount for such Contract Year, Licensee shall pay an amount equal to such shortfall in one lump sum cash payment to TDSF within two (2) months following the end of such Contract Year. For purposes of this Agreement, (i) the "Contract Year Royalty Amount" shall mean the aggregate amount of Monthly Facilities Royalty Amounts due by Licensee to TDSF with respect to any Contract Year; (ii) the "Guarantee Amount" shall mean an amount equal to the greater of (a) sixty percent (60%) of the Floor Guarantee and (b) eighty percent (80%) of the Average Royalty Amount; (iii) the "Average Royalty Amount" shall mean the average of the Contract Year Royalty Amounts for the two (2) Contract Years immediately preceding the Contract Year for which the Guarantee Amount is being calculated; and (iv) the "Floor Guarantee" shall mean (x) for the third (3rd) Contract Year, an amount equal to the Contract Year Royalty Amount that would have been payable under this Agreement for the twelve (12) month period ending October 2, 2004 if this Agreement had been in effect during such period with respect to the Facilities subject to this Agreement, as calculated in good faith by TDSF, and (y) for each Contract Year following the third (3rd) Contract Year, the amount calculated under the preceding subparagraph (x) increased at an annual compound rate equal to the increase, if any, in the CPI during each such Contract Year calculated in accordance with the CPI Adjustment Methodology; provided, that, in calculating the Average Royalty Amount and the Floor Guarantee, (1) Section 7.1.3 shall be treated as if it were inapplicable at all times under this Agreement and (2) Section 7.1.2 shall be treated as if it applied during any period used in such calculations if and only to the extent it was applicable to any Non-Core Store during the Contract Year for which the Guarantee Amount is being calculated (and, accordingly, the Floor Guarantee and the Average Royalty Amount may increase as and to the extent Non-Core Stores become subject to royalty obligations in accordance with Section 7.1.2). Licensee shall not be entitled to any credit or offset against its obligations as to the Guarantee Amount under this Section 7.2 in any Contract Year in the event that the Contract Year Royalty Amount in any other Contract Year exceeds the Guarantee Amount for such Contract Year (i.e., no "rollover" credit or offset from one Contract Year to another).

           7.3 Manner of Payments. All payments of Monthly Facilities Royalty Amounts, Monthly Internet Store Royalty Amounts, Monthly Royalty Amounts, Guarantee Amounts and any other payments due by Licensee to TDSF under this Section 7 (collectively, "Licensee Payments") shall be made by Licensee to TDSF via federal wire transfer to an account designated by TDSF in writing. Licensee shall be solely responsible for any applicable sales, use, withholding (imposed by Canada or any other non-U.S. taxing jurisdiction), value-added or other similar Taxes due on the Licensee Payments, regardless of whether such Taxes must be collected by TDSF, and for any other Taxes arising in connection with this Agreement; provided, that TDSF shall be solely responsible for any local, state, provincial or federal income Taxes (or franchise, gross receipts or other similar Taxes imposed in lieu of net income Taxes), other than withholding Taxes imposed by Canada or any other non-U.S. taxing jurisdiction, payable by TDSF or its Affiliates on, or in respect of, the Licensee Payments. In addition, each Licensee Payment shall be accompanied by documentation in a form and manner reasonably satisfactory to TDSF and Licensee supporting the amount of such Licensee Payment. Upon TDSF’s request, Licensee shall promptly provide TDSF with such additional information or documentation as TDSF may reasonably require in connection with its review and analysis of any Licensee Payment. For purposes of clarification, nothing contained in this Section 7.3 is intended, as between the parties hereto, to alter the responsibility of the parties to the Acquisition Agreement for the payment of Taxes as and to the extent set forth in the Acquisition Agreement.

           7.4 U.S. Dollars; Exchange Rates. All Licensee Payments are to be made in U.S. dollars. In the event an exchange rate is necessary, Licensee shall use the official exchange rate as published in the Wall Street Journal, New York Edition, on the last Business Day of the applicable Retail Month, and Licensee shall identify such exchange rate on the applicable documentation provided to TDSF.

           7.5 Termination of Agreement. In the event that this Agreement is terminated early by TDSF pursuant to Section 13, without prejudice to any other right or remedy available to TDSF in the event of such termination, in addition to paying in full and in a timely manner any Guarantee Amount for the Contract Year immediately preceding the Contract Year that contains the date of such termination, Licensee shall, within two (2) months following the effective date of such termination, pay to TDSF in one lump sum cash payment the amount (if any) by which (i) an amount equal to (a) the Guarantee Amount for the Contract Year in which such termination occurs, multiplied by (b) a fraction, the numerator of which is the number of days during such Contract Year through and including the effective date of such termination and the denominator of which is three hundred sixty-five (365), exceeds (ii) the aggregate amount of Monthly Royalty Amounts paid by Licensee to TDSF in respect of the Contract Year in which such termination occurs through and including the date of termination.

           7.6 TDS Canada and Canadian Royalties. TDSF and Licensee acknowledge and agree that (i) notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall TDS Canada be liable for the payment of any Monthly Royalty Amount that is attributable to TDS USA’s use of the Licensed Materials or any payments in respect of the Guarantee Amount (provided that, for purposes of clarification, TDS USA shall remain liable for the full amount of all Licensee Payments hereunder, including, without limitation, those arising from TDS Canada’s use of the Licensed Materials), (ii) the Monthly Facilities Royalty Amount that is attributable to Net Retail Sales generated by the Facilities located in Canada is allocable ninety-five percent (95%) to the production or reproduction of Licensed Materials consisting of copyrighted Licensed Materials and five percent (5%) to Licensed Materials consisting of trademarks, and (iii) the Monthly Royalty Amount that is attributable to TDS Canada’s use of the Licensed Materials shall at all times be payable to an Entity that is considered resident of the United States under Article IV of the Canada-United States Tax Treaty and that is entitled to all benefits thereunder.

           7.7 TDS USA Royalties. TDSF and Licensee acknowledge and agree that the Monthly Royalty Amount that is attributable to TDS USA’s use of the Licensed Materials and any payment in respect of the Guaranteed Amount (i) shall at all times be payable to an entity that, for United States tax purposes, is either a United States corporation, a United States partnership or an entity one hundred percent of the interests in which are owned by either a United States corporation or a United States partnership and (ii) is allocable ninety-five percent (95%) to the production or reproduction of Licensed Materials consisting of copyrighted Licensed Materials and five percent (5%) to Licensed Materials consisting of trademarks.

           7.8 Use of Payments. Licensee understands and agrees that neither TDSF nor any of its Affiliates shall have any obligation whatsoever to account to Licensee for the use or application of any of the Licensee Payments, and TDSF and its Affiliates may use all such Licensee Payments for any purpose whatsoever as solely determined by TDSF or any of its Affiliates.

           7.9 No Third Party Royalty Payments. TDSF acknowledges and agrees that, subject to any provision of this Agreement that expressly requires the payment of a royalty or license fee to a third party, including, without limitation, Sections 4.6 and 4.7, and other than (x) the Licensee Payments and (y) any other amounts due to TDSF or its Affiliates under this Agreement (including, without limitation, indemnification obligations of Licensee pursuant to Section 12.1), Licensee shall have no obligation to pay any royalties or license fees to any other Person as a result of Licensee’s use of the Disney Properties pursuant to and in strict accordance with the terms of this Agreement.

8.           OVERSIGHT OF RELATIONSHIP.

           8.1 TDSF Advisors. During the Term, TDSF will designate one (1) or more full-time employees of TDSF and/or its Affiliates having an appropriate level of seniority as determined by TDSF in its business judgment (the "TDSF Advisors") (such number to be determined by TDSF in its sole discretion from time to time), whose responsibilities will include, in addition to any responsibilities such employees might have that are not related to this Agreement, (i) internally managing and supervising the overall relationship between TDSF and Licensee as contemplated by this Agreement, (ii) coordinating TDSF’s review of approval requests from Licensee, including, without limitation, requests pursuant to Section 5 and Section 9 and such other requests as Licensee may make from time to time in accordance with this Agreement (collectively, "Approval Requests"), and (iii) assisting Licensee with any problems that may arise, or any complaints that Licensee may have, in connection with TDSF’s review of Approval Requests or other issues arising under this Agreement. TDSF shall designate one (1) senior TDSF Advisor as the "relationship manager" with respect to the relationship between Licensee and TDSF hereunder. TDSF, in its sole discretion, may change from time to time which of its employees are designated as TDSF Advisors and as the "relationship manager," provided, that TDSF shall notify Licensee of such change.

           8.2 Licensee Advisors. During the Term, Licensee will designate a certain number of full-time employees of Licensee, Licensee Parent, Canadian Parent and/or TCP having an appropriate level of seniority as determined by Licensee in its business judgment (the "Licensee Advisors") (such number to be determined by Licensee in its sole discretion from time to time), whose primary responsibilities will include (i) internally managing and supervising the overall relationship between TDSF and Licensee as contemplated by this Agreement, (ii) coordinating Licensee’s submission of Approval Requests to TDSF, and (iii) otherwise exercising Licensee’s rights under this Agreement. Licensee shall designate a senior Licensee Advisor as the "relationship manager" with respect to the relationship between Licensee and TDSF hereunder. Licensee, in its sole discretion, may change from time to time which of its employees are designated as Licensee Advisors and as the "relationship manager," provided, that Licensee shall notify TDSF of such change.

           8.3 Joint Advisory Committee. Each of TDSF and Licensee shall designate three (3) TDSF Advisors and three (3) Licensee Advisors, respectively, each of which shall be a senior officer of TDSF or TWDC, on the one hand, or Licensee, Licensee Parent, Canadian Parent or TCP, on the other hand, to participate in a joint advisory committee under this Agreement (the "Joint Advisory Committee"). The Joint Advisory Committee will meet at least once per Fiscal Quarter of Licensee during each Contract Year to discuss, and advise the parties hereto on, overall matters pertaining to the Business and its performance. Meetings may occur by telephone conference or in person, provided, that, if meetings are conducted in person, the location shall alternate between the corporate headquarters of TDSF and Licensee, unless otherwise mutually agreed. The Joint Advisory Committee may establish subcommittees or working groups from time to time in its discretion to address specific issues. In addition to such other matters as may come before it, the Joint Advisory Committee shall discuss and advise the parties on the following:

                      8.3.1 The Annual Business Plan prepared by Licensee in accordance with Section 9.2, together with rolling three-year projections and budgets for the Business for each Contract Year, shall be prepared by Licensee in consultation with TDSF at least four (4) Retail Months prior to the commencement of each Contract Year (or, in the case of the first (1st) Contract Year, within four (4) Retail Months following the Effective Date);

                      8.3.2 The Quarterly Merchandise Plan prepared by Licensee in accordance with Section 9.6.1, which shall be prepared by Licensee in consultation with TDSF at least one (1) Retail Month prior to the commencement of each Fiscal Quarter of Licensee (or, in the case of the first (1st) Fiscal Quarter following the Effective Date, within one (1) Retail Month following the Effective Date);

                      8.3.3 The marketing plan for each Fiscal Quarter of Licensee, including marketing, advertising and promotional activities contemplated by Licensee to be conducted within the Facilities (e.g., window design, store displays), the Internet Store and in all other marketing channels, which shall be prepared by Licensee in consultation with TDSF at least one (1) Retail Month prior to the commencement of each Fiscal Quarter of Licensee (or, in the case of the first (1st) Fiscal Quarter, within one (1) Retail Month following the Effective Date);

                      8.3.4 (i) Operating results of the Business on a consolidated basis, including financial statements that have been prepared in accordance with GAAP and delivered by Licensee to TDSF under Section 9.11, (ii) operational matters related to the Facilities and the Internet Store, (iii) customer satisfaction surveys and survey results to the extent conducted by Licensee in its sole discretion, and (iv) such other matters that may arise from time to time in connection with this Agreement or the Business;

                      8.3.5 A presentation by TDSF to Licensee setting forth information pertaining to future business marketing plans and promotional initiatives of TDSF and its Affiliates that are likely to result in the development of additional Disney Properties for use by Licensee hereunder or other merchandising or promotional opportunities (including new opportunities for use of existing Disney Properties) for Licensee hereunder, including, as applicable, information pertaining to the motion picture, television and Theme Park businesses of TDSF and its Affiliates, new strategic alliances, and character properties that may be designated as Disney-Branded Properties or Non-Disney-Branded Properties. Notwithstanding the foregoing, TDSF shall not be required to disclose to Licensee any information that it is or may be (as determined by TDSF in its business judgment) prohibited from disclosing pursuant to any Contract binding on TDSF or its Affiliates or any of their properties, applicable Law or the rules and regulations of any stock exchange on which TDSF’s or any of its Affiliates’ Securities are traded; and

                      8.3.6 Procedures for the submission and review of Approval Requests (in connection therewith, if TDSF either repeatedly fails to grant its approval of Approval Requests or repeatedly fails to respond to Licensee in granting or denying its approval of Approval Requests within the time periods specified herein, and such repeated failures to respond materially impair the ability of Licensee to operate the Business in accordance with the applicable Annual Business Plan, then, upon the written request of Licensee, the Joint Advisory Committee shall promptly conduct a special meeting at which it shall review the process for the submission and review of Approval Requests under this Agreement and shall make recommendations regarding the resolution of such issues to the senior executive management of each of TWDC and Licensee, who shall consider such recommendations in good faith and shall promptly implement or cause to be implemented those recommendations that they consider appropriate in their respective business judgment and not inconsistent with the terms of this Agreement).

           Notwithstanding anything to the contrary contained herein, the Joint Advisory Committee shall act solely in an advisory capacity in a manner designed to foster mutual cooperation between the parties in connection with this Agreement and in order to promote the Business, but none of the activities of the Joint Advisory Committee nor any purported approval of any matter by the Joint Advisory Committee shall limit or restrict in any manner whatsoever the approval rights of TDSF as contained in this Agreement nor be deemed to constitute an approval by TDSF pursuant to this Agreement, in each case including, without limitation, under Sections 5 and 9, nor be deemed to establish a course of conduct of the parties hereunder, nor otherwise be deemed to amend or modify in any manner any of the terms of this Agreement.

9.           OPERATION OF THE FACILITIES AND THE INTERNET STORE.

          Licensee shall at all times operate the Business and each of the Facilities and the Internet Store strictly in accordance with the terms and conditions set forth in this Agreement (including, without limitation, the Schedules hereto and the matters set forth in this Section 9), any authorizations, waivers or consents given by TDSF from time to time in accordance herewith, the rules, regulations, standards, policies, procedures and guidelines of TDSF and its Affiliates as set forth in the Operating Manual, and any other guidelines as TDSF and Licensee may agree upon from time to time in their respective sole discretion.

           9.1 General Operating Standards.

                      9.1.1 Operation Through Facilities and Internet Store. During the Term, Licensee shall not operate the Business or offer or sell goods, products, merchandise, services or other items to consumers through any store, facility, location, venue, methodology or channel of distribution other than the Facilities and the Internet Store. Without limiting the foregoing, Licensee acknowledges and agrees that Licensee shall not offer or sell goods, products, merchandise, services or other items through any sales medium that was not used in the Facilities or the Internet Store immediately prior to the Effective Date, including, without limitation, vending machines, photocapture systems and/or computers, without the prior written approval of TDSF (as determined by TDSF in its sole discretion), which approval shall be sought in accordance with the approval provisions set forth in Section 9.19.3. Any such new sales medium approved by TDSF in accordance with the terms hereof is referred to herein as a "New Sales Medium."

                      9.1.2 Maximizing Value of the Business. Licensee shall at all times operate the Business and make business decisions with a view toward maximizing its standalone value as a retail operation. Without limiting the generality of the foregoing, Licensee agrees that (a) the Business, the Facilities and the Internet Store shall not be operated primarily as a promotional vehicle for other businesses or interests of Licensee or any of its Affiliates and (b) Licensee shall, and shall cause its Affiliates to, protect the business and financial interests of Licensee and the Business and, to that end, Licensee (i) shall not, and shall not permit its Affiliates to, take any action that is intended to favor Licensee’s Affiliates or any third party to the detriment of Licensee, and (ii) shall ensure that all transactions by Licensee or any of its Affiliates (including, without limitation, transactions between Licensee and any of its Affiliates, lease negotiations and other transactions with third parties) that are directly or indirectly related to, or that would reasonably be expected to have a direct or indirect impact on, Licensee and/or the Business shall be conducted at all times on an arm’s length, commercially reasonable basis and on terms and conditions that are not intended to favor Licensee’s Affiliates or any third party to the detriment of, or in a manner that would have a negative impact on, Licensee. For purposes of the preceding sentence, TDSF and Licensee acknowledge and agree that any action, term or condition that is expressly required or authorized pursuant to this Agreement shall not be deemed to be intended to favor Licensee’s Affiliates or any third party to the detriment of Licensee. In connection with carrying out Licensee’s obligations hereunder and the exercise of Licensee’s rights hereunder, Licensee shall protect the image, reputation, brand, appearance and quality of, and goodwill associated with, TDSF and its Affiliates, the businesses, properties and products of TDSF and its Affiliates, the Disney Properties, and any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF and its Affiliates, and shall maintain the reputation of the Facilities, the Internet Store and the Business as a high quality retail operation by offering high quality Disney Merchandise at good value and an entertaining shopping experience in quality locations. Licensee shall not, and shall not permit any of its Affiliates to, take any action or engage in any conduct, activity or practice that is inappropriate or injurious to, or inconsistent with, the image, reputation, brand, appearance and quality of, or that may impair the goodwill associated with, TDSF and its Affiliates, the businesses, properties or products of TDSF and its Affiliates, the Disney Properties, or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF and its Affiliates.

                      9.1.3 Operation By Licensee. During the Term, other than as expressly provided herein and other than pursuant to and in accordance with the TCP Intercompany Services Agreement or as TDSF may approve in writing in its sole discretion, Licensee shall not cause or permit the Business, the Facilities, the Internet Store or any material assets relating to or used in connection therewith (including, without limitation, any Business Properties, Lease Agreements, material personal property and leases with respect thereto, material Contracts and intellectual property rights) to be owned, leased, licensed, controlled and/or operated by any Person (including, without limitation, any subcontractor or agent) other than TDS USA and TDS Canada. In addition, during the Term, unless TDSF shall otherwise consent in writing in its sole discretion, Licensee shall cause the Business conducted within the United States and its territories and possessions to be owned, leased, licensed, controlled and operated by TDS USA and the Business conducted within Canada to be owned, leased, licensed, controlled and operated by TDS Canada.

                      9.1.4 No Other Operations. Neither Licensee nor any of its Subsidiaries shall, whether directly or indirectly, own, lease, license, control, maintain, manage, staff, supply, administer, market, advertise, promote, operate or otherwise engage in any manner in any business or activity or asset other than the Business, and Licensee Parent and Canadian Parent shall have no business, assets or operations other than solely holding the equity interests in TDS USA and TDS Canada, respectively.

           9.2 Annual Business Plans. At least three (3) Retail Months prior to the beginning of each Contract Year, Licensee shall prepare and submit to TDSF an annual budget and business plan (the "Annual Business Plan") for the Business for the upcoming Contract Year (except that the Annual Business Plan for the first (1st) Contract Year shall be prepared and submitted within four (4) Retail Months after the Effective Date). The Annual Business Plan shall take into account and reflect, among other things, projected revenues, expenses, profitability and Licensee Payments for the upcoming Contract Year and shall include a plan for the application of capital expenditures for maintaining and refurbishing the Facilities. Licensee shall consult with TDSF regarding the Annual Business Plan and shall consider in good faith TDSF’s comments and suggestions with respect thereto.

           9.3 Opening and Closing Business Properties; Maintenance and Refurbishment of Facilities.

                      9.3.1 Initial Facilities; Opening and Closing Facilities. As of the Effective Date, the Store Facilities and Outlet Facilities subject to this Agreement are those identified on Schedule 9.3.1, provided that such Schedule 9.3.1 may be amended to add additional Store Facilities and/or Outlet Facilities upon consummation of the Subsequent Closing. From time to time during the Term, subject to the provisions of this Agreement, including, without limitation, Sections 9.3.1, 9.3.2(a), 9.3.3, 9.7.1(e) and 9.19, Licensee may open and operate additional Facilities and may, subject to the provisions of this Agreement, including, without limitation, Sections 9.3.1, 9.3.2(a), 9.3.4 and 9.19, close and cease operations at any Facilities. Except as otherwise provided in Sections 9.3.1(a) and 9.3.1(b), each opening of a new Facility and each closing of a Facility shall be subject in each instance to the prior written approval of TDSF (such approval or disapproval determined by TDSF in its sole discretion), which approval shall be sought in accordance with the approval provisions set forth in Section 9.19.1.

                                 (a) Permitted Openings. Subject to the provisions of Section 9.3.1(c) and Section 9.3.3, Licensee shall be permitted to open Facilities at locations selected by Licensee without seeking or obtaining TDSF's approval of such locations as follows (collectively, the "Permitted Openings"): (i) during the Stub Period and the first (1st) and second (2nd) Contract Years, Licensee shall be permitted to open up to (but not more than) fifteen (15) Facilities in the aggregate at locations selected by Licensee, provided, that (A) the aggregate number of such Facilities opened by Licensee during the Stub Period and the first (1st) Contract Year shall not exceed seven (7) and (B) the aggregate amount of liability under each lease for each such Facility (consisting of base rent, percentage rent, common area maintenance charges, taxes and other comparable payment obligations) during the full term of such lease entered into during the Stub Period or the first (1st) or second (2nd) Contract Year shall not exceed Five Million Dollars ($5,000,000) per lease with respect to more than ten (10) of such Facilities or Seven Million Five Hundred Thousand Dollars ($7,500,000) with respect to any lease for any such Facility; (ii) during each of the third (3rd), fourth (4th) and fifth (5th) Contract Years, Licensee shall be permitted to open up to (but not more than) ten percent (10%) of the number of Facilities operated by Licensee on the first day of each such Contract Year at locations selected by Licensee; and (iii) during the sixth (6th) Contract Year and each Contract Year thereafter, Licensee shall be permitted to open up to (but not more than) twenty percent (20%) of the number of Facilities operated by Licensee on the first day of each such Contract Year at locations selected by Licensee; provided, that, (I) in the event that Licensee opens fewer than fifteen (15) Facilities in the aggregate during the Stub Period and the first (1st) and second (2nd) Contract Years, the number of Facilities that Licensee shall be permitted to open at locations selected by Licensee in the third (3rd) Contract Year shall be increased by the number of Facilities equal to the difference between fifteen (15) and the number of Facilities so opened during the Stub Period and the first (1st) and second (2nd) Contract Years, and (II) in the event that Licensee does not open the maximum number of Facilities permitted by subparagraph (ii) or (iii) above in a particular Contract Year (the "Permitted Openings Measurement Year"), the number of Facilities that Licensee shall be permitted to open at locations selected by Licensee in the next Contract Year shall be increased by the lesser of (x) the number of Facilities so permitted but not opened during the Permitted Openings Measurement Year and (y) five percent (5%) of the number of Facilities operated by Licensee on the first day of the Permitted Openings Measurement Year. For purposes of clarification, the number of Permitted Openings permitted by this Section 9.3.1(a) shall be in addition to (1) Lease Extension Arrangements with respect to Facilities already operating during the applicable Contract Year, and (2) replacements of any Facilities that are closed during the applicable Contract Year (excluding replacements of Non-Core Stores unless a new Facility replacing any such Non-Core Store shall be opened in the same Shopping Mall, Select Street Location or Qualifying Strip Center as the closed Non-Core Store). Thus, by way of example and not limitation, if, at the beginning of the third (3rd) Contract Year, Licensee operated three hundred (300) Facilities, and if, during such third (3rd) Contract Year, Licensee entered into Lease Extension Arrangements to renew expiring Lease Agreements for ten (10) of such Facilities and closed five (5) of such Facilities in accordance with the terms of this Agreement, Licensee would be permitted to select the locations at which to open five (5) new Facilities to replace the five (5) closed Facilities plus thirty (30) additional locations pursuant to subparagraph (ii) of this Section 9.3.1(a), in each case without seeking or obtaining TDSF's approval of such locations.

                                 (b) Permitted Closings. Subject to the provisions of Section 9.3.1(c) and Section 9.3.4, Licensee shall be permitted, during each Contract Year, to close, at locations selected by Licensee, (i) any Non-Core Store and (ii) up to (but not more than) ten percent (10%) of the number of Facilities (excluding Non-Core Stores) operated by Licensee on the first day of such Contract Year, in each case without seeking or obtaining TDSF's approval of such locations (collectively, the "Permitted Closings"), provided, that, (a) except with respect to a Non-Core Store, each location at which Licensee has elected not to enter into a Lease Extension Arrangement to renew or extend an expiring or terminating Lease Agreement with respect to the Facility operating at such location shall be counted as one (1) of the Permitted Closings permitted pursuant to this Section 9.3.1(b) (and, accordingly, Licensee acknowledges and agrees that, unless otherwise consented to in writing by TDSF pursuant to the first paragraph of this Section 9.3.1, during any Contract Year, Licensee shall not permit any Lease Agreement with respect to any Facility to expire or terminate if, prior thereto, Licensee has already used all of its Permitted Closings during any Contract Year), and (b) under no circumstances shall Licensee close any Store Facility or permit any Lease Agreement with respect to any Store Facility to expire or terminate if fewer than one hundred fifty (150) Store Facilities would be operated by Licensee following such closure, expiration or termination, such number being the minimum number of Store Facilities that Licensee shall operate at any time during the Term.

                                 (c) Restrictions on Permitted Openings and Permitted Closings. Notwithstanding Licensee's right to open and close certain Facilities, at locations selected by Licensee, pursuant to Sections 9.3.1(a) and 9.3.1(b), all of the other requirements set forth in, and all other TDSF approvals required by, this Agreement with respect to opening and closing Facilities, including, without limitation, Sections 9.3.2(a), 9.3.3, 9.3.4, 9.7.1(e) and 9.19, shall continue to apply with respect to Permitted Openings and Permitted Closings. In addition, (i) unless otherwise approved in writing by TDSF in its business judgment, (x) the location of any Permitted Opening shall not, within the two (2) year period immediately prior to such opening, have been occupied, licensed, franchised or operated by TCP or any of its Affiliates, including, without limitation, being occupied, licensed, franchised or operated as a "Children's Place" store, and (y) the location of any Permitted Closing shall not, within the two (2) year period immediately following such closing, be occupied, licensed, franchised or operated by TCP or any of its Affiliates, including, without limitation, being occupied, licensed, franchised or operated as a "Children's Place" store, and (ii) not later than twenty (20) Business Days before any Permitted Opening or Permitted Closing, Licensee shall provide to TDSF written notice thereof (the "Permitted Opening/Closing Notice"), which Permitted Opening/Closing Notice shall include (A) specific information with respect to the location of the Facility opened or closed and (B) in the case of a Permitted Closing, a statement of procedures for removing, or for barricading or blocking from public view, all Licensed Materials, Disney Properties and other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or any of its Affiliates located within or at such closed Facility (such procedures for such barricading or blocking from public view, the "Barricade Procedures") and a statement of procedures for winding down operations at such closed Facility, including, without limitation, plans for asset and inventory reallocation, clean up and exit from the premises, timely notification to employees regarding closure of the Facility, public notification to customers regarding closure of the Facility (which notification may include, among other things, information as to product return procedures and alternative store locations) (the "Wind Down Procedures"), provided, that, in the event that (I) such Barricade Procedures are not satisfactory to TDSF as determined by TDSF in its sole discretion or (II) such Barricade Procedures or Wind Down Procedures do not comply with the Operating Manual, TDSF shall, within ten (10) Business Days following the Permitted Opening/Closing Notice, provide to Licensee written notice of its objections to such Barricade Procedures and/or Wind Down Procedures (the "Closing Procedures Objection Notice"), which Closing Procedures Objection Notice shall propose such modifications to such Barricade Procedures and/or Wind Down Procedures as TDSF shall determine are necessary or appropriate in its sole discretion, and Licensee shall promptly comply with all such proposed modifications to such Barricade Procedures and/or Wind Down Procedures.

                      9.3.2 Outlet Facilities; Internet Store; Other Operations.

                                 (a) Outlet Facilities. At any time during the Term, within the Territory, Licensee shall be entitled to own or lease and operate Outlet Facilities representing, in the aggregate, no more than fifteen percent (15%) of the total number of Facilities at any time. Licensee shall operate each Outlet Facility under the name "Disney Store Outlet" or such other name as shall be approved by each of TDSF and Licensee in its respective sole discretion.

                                 (b) Internet Store. Commencing on the Internet Start Date and continuing during the remainder of the Term, Licensee shall operate the Business through the Internet Store and shall fully exercise its rights with respect to the TDS Internet Domains, subject to the following limitations and restrictions:

                                            (i) the Internet Store shall be located on the World Wide Web at the TDS Internet Domains or such other domain names or URLs as Licensee may request and TDSF may approve in its sole discretion, but not at any other domain name or URL;

                                            (ii) the Internet Store shall be operated on a full-retail pricing model (as opposed to on a discount or warehouse pricing model or in a manner comparable to the Outlet Facilities) (except for promotional and seasonal sales), each SKU of Disney Merchandise shall be sold in the Internet Store at substantially the same price at which such SKU of Disney Merchandise is or was, or is expected to be, sold in the Store Facilities. The Internet Store shall not be operated as a method of liquidating excess, obsolete or otherwise slow-moving inventories of Disney Merchandise;

                                            (iii) throughout the Term, the Internet Store shall be operated and available for access seven (7) days per week, twenty-four (24) hours per day, except for reasonable periods of downtime for scheduled maintenance and/or upgrades (including launching new features) and for unforeseen power and/or internet outages, virus or hacker attack, telecommunications line failure, communications provider strike, terrorist act, act of war, other Force Majeure event or other technical malfunctions; provided, that (1) Licensee shall use commercially reasonable efforts to minimize the amount of any such downtime, (2) Licensee shall provide TDSF with at least two (2) Business Days' advance written notice of routine maintenance and/or upgrades and shall use commercially reasonable efforts to perform such maintenance and/or upgrades at such times and in such manner as will minimize disruptions to and downtime for the Internet Store (by, for example and without limitation, performing such maintenance and/or upgrades during low-traffic periods), and (3) in the event that any downtime is expected to or does exceed five (5) consecutive Business Days, Licensee shall consult with TDSF regarding methods for reducing such downtime and for addressing customer service issues during such downtime and shall consider in good faith TDSF's suggestions and recommendations in connection therewith;

                                            (iv) the Internet Store shall not in any manner whatsoever be linked to, advertised on, promoted by or otherwise associated in any manner with any other Person (besides Licensee and TDSF and/or its Affiliates, as the case may be), website, domain name, URL or Internet location without the prior written consent of TDSF, which may be granted or denied by TDSF in its sole discretion, provided, that (i) Licensee shall not be responsible for, nor be deemed to be in breach of this provision as a result of, any unsolicited links to the Internet Store (except that Licensee shall (x) remove any such unsolicited links that have been established by any Affiliate of Licensee and (y) use its commercially reasonable efforts to remove any such unsolicited link that Licensee becomes aware of and that is to a website, domain name, URL or other Internet location that, as determined by TDSF in its sole discretion, may be injurious to, adversely impact or be inconsistent with the image, reputation, appearance or quality of, or the goodwill associated with, the Disney Properties, the Licensed Materials or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or its Affiliates); and (ii) Licensee may promote and advertise the Internet Store using online advertisements and promotions (i.e., pay for placement advertisements on search engines and portal websites), subject, in each instance, to TDSF's written approval in its sole discretion (which approval rights may be exercised by TDSF in order to, among other things, prevent any violation of a Strategic Alliance Contract and prohibit Licensee from using any "official" or "original" or comparable titles (e.g., "Official Site of the Disney Stores" or "Official Retailer of The Walt Disney Company" or the "Original Disney Store Online"));

                                            (v) the goods, products, merchandise, services or other items offered in the Internet Store shall be shipped only to retail customers located within the Territory or on United States military bases located outside of the Territory;

                                            (vi) Licensee shall be solely responsible, at its cost, for all matters pertaining to the creation, development, maintenance and operation of the Internet Store and the sale and delivery of products through the Internet Store, including, without limitation, (1) the design, development and production of all webpages for the Internet Store (subject to the approval provisions of Section 5.2), (2) hosting all portions of the Internet Store on its or third-party servers, providing all required infrastructure (i.e., telecommunications and connections to the Internet), and installing, operating and maintaining all required website and distribution center hardware, software, programming and other technology, (3) all order fulfillment requirements, including, without limitation, inventory management and warehousing, product distribution and shipping, transaction processing, billing, collection, product returns, sales tax collection, customer service, telephone inquiries, e-mail communications and other back-office functions for the Internet Store, and (4) ensuring that the Internet Store and all operations relating thereto comply with the requirements of applicable Law, including, without limitation, privacy regulations and sales and use tax regulations in each jurisdiction within the Territory;

                                            (vii) Licensee acknowledges and agrees that none of TDSF or its Affiliates shall have any obligation whatsoever to market, advertise or promote the Internet Store in any manner whatsoever, including, without limitation, through any links, buttons, tool bars or other navigation instruments or advertising on any Internet operations or websites of, or any other properties owned, operated or controlled by, or licensed to, TDSF or its Affiliates, and any such marketing, advertising or promotion that TDSF or any of its Affiliates may agree to conduct shall be the subject of a separate written agreement with separate consideration; provided, that, (1) at any time during which TDSF or its Affiliates shall own, operate or control, or have a license to, the Internet website located at www.disney.com (or any replacement thereof or successor thereto during the Term), TDSF shall, or shall cause its Affiliates to, display on such website, at a location therein determined by TDSF or its Affiliates in their sole discretion following consultation in good faith with Licensee (which location shall not be on, but shall not be more than three (3) hyperlinks from, the home page of such website), one or more webpages that feature a system whereby a customer may request (via text input only) the address of a Facility within the Territory via zip code (or comparable methodology mutually approved by Licensee and TDSF in their respective business judgment, including search via "city" if and to the extent the "store locator" technology located on or at the Internet Store provides such a search mechanism), and the www.disney.com website will communicate with the "store locator" technology located on or at the Internet Store to produce the applicable Facility addresses (provided that (i) the customer will at all times remain within the www.disney.com website and will not be linked or transferred to the Internet Store or any other website and the respective webpage(s) within the www.disney.com website will not contain any link or navigation instrument enabling the customer to exit the www.disney.com website (including, without limitation, links to any map service or comparable website) and (ii) Licensee will be responsible at all times for all costs associated with the telecommunications links between the Internet Store and the www.disney.com website and with the creation, maintenance, hosting and operation of the applicable "store locator" technology, any related databases and/or any comparable replacement technology), and (2) at any time and from time to time during the Term, TDSF shall have the right (but not the obligation), in its sole discretion, to, or to cause its Affiliates to, provide a button, tool bar or other navigation instrument creating a hyperlink from the home page of the Internet website located at www.disney.com (or any replacement thereof or successor thereto during the Term) to the Internet Store (the "Hyperlink"), with the placement, size, location, prominence, design, technology and all other elements of such navigation instrument to be determined by TDSF in its sole discretion, provided, that TDSF shall be entitled to, or to cause its Affiliates to, modify, remove, re-install and/or replace the Hyperlink at any time and from time to time as determined by TDSF in its sole discretion;

                                            (viii) other than advertisements and other promotions for the Facilities and/or the Internet Store (which advertisements may include, without limitation, advertisements and promotions for Disney Merchandise) or as otherwise may be approved by TDSF in its sole discretion, the Internet Store shall not contain, bear or feature any marketing, advertising or promotional content, including, without limitation, through any links, buttons, tool bars or other navigation instruments; provided, that Licensee shall, within the Internet Store, provide a button, tool bar or other navigation instrument creating a hyperlink from the Internet Store to the Internet website located at www.disney.com or such website or other online portion of the DDM Business of TDSF and its Affiliates as TDSF may designate in its sole discretion following TDSF's consultation in good faith with Licensee (provided, that, (1) if such designated website or other online portion of the DDM Business consists of a website primarily focused on the retail sale of Hardlines, Softlines and/or Toys/Plush, the designation thereof by TDSF shall be subject to the approval of Licensee in its business judgment; and (2) if such designated website or other online portion of the DDM Business consists of a website primarily focused on the retail sale of Softlines bearing, featuring or incorporating Disney-Branded Properties, the designation thereof by TDSF shall be subject to the approval of Licensee in its sole discretion), with the placement, size, location, prominence, design, technology and all other elements of such navigation instrument to be determined by TDSF in its sole discretion;

                                            (ix) the design, appearance and "look and feel" of the Internet Store (including, without limitation, all webpage templates of the Internet Store) shall be subject to TDSF's written approval in its sole discretion in accordance with the approval procedures set forth in Section 5; and

                                            (x) the Internet Store shall be operated in accordance with additional guidelines to be mutually agreed upon by TDSF and Licensee prior to the Internet Start Date, such approval to be granted or denied in each party's respective business judgment (except as to matters pertaining to the Licensed Materials, which shall be subject to the approval of TDSF in its sole discretion and the approval of Licensee in its business judgment).

                                 (c) Distribution Centers. During the Term, Licensee shall be entitled to own, lease and/or otherwise operate such number of Distribution Centers within the Territory as Licensee determines are reasonably necessary in connection with the operation of the Business for purposes of shipping, receiving, storing, warehousing and distributing goods, products and merchandise to, from and among the Facilities and customers of the Internet Store.

                      9.3.3 Additional Restrictions on Opening Facilities. Licensee shall not open or operate any new Facility that, at the time such Facility is opened, is located within (a) a one-quarter (¼) mile radius of the El Capitan, or (b) a one-half (½) mile radius of the site of any TDSF Flagship Store or any Designated WDW Store. In addition, Licensee shall not permit more than twenty percent (20%) of the total number of Facilities open at any time to be located adjacent to any location that is occupied, licensed, franchised or operated by TCP or any of its Affiliates, including, without limitation, a location occupied, licensed, franchised or operated as a "Children’s Place" store (provided that each separately branded chain that is occupied, licensed, franchised or operated by TCP and/or its Affiliates (e.g., The Children’s Place and any other retail chain that TCP and/or its Affiliates may operate in the future under a different brand name) shall be considered separately in determining whether such twenty percent (20%) threshold has been met with respect to each such chain).

                      9.3.4 Additional Restrictions on Closings. Without limiting the restrictions on Permitted Closings set forth in Section 9.3.1(b) or TDSF’s approval rights pursuant to Sections 9.3.1 and 9.19.1, Licensee shall continuously operate each Facility until expiration of the Lease Agreement relating thereto or associated therewith, unless earlier cessation of operations at a particular Facility is (a) not in violation of any of the terms of this Agreement and either (i) TDSF has approved in writing in its business judgment the manner in which the related Lease Agreement is terminated or (ii) the respective Landlord under the related Lease Agreement has (x) consented to the early termination thereof, (y) to the extent TDSF or its Affiliates have any obligations under the related Lease Agreement, under applicable Law or under Contract as determined by TDSF in its sole discretion, executed a full and final release of TDSF and its Affiliates from any and all obligations with respect to the applicable Facility, the related Lease Agreement, the cessation of operations at such Facility and the termination of such related Lease Agreement, and (z) not assessed against Licensee or any of its Affiliates, or otherwise required payment by Licensee or any of its Affiliates of, any fees, penalties, expenses or other charges or payments in excess of an amount equal to the tenant’s aggregate liability under such related Lease Agreement (consisting of base rent, percentage rent, common area maintenance charges, taxes and other comparable payment obligations) for one (1) year in connection with such cessation of operations and such termination of such related Lease Agreement, (b) authorized or required pursuant to the terms of the related Lease Agreement (without payment by Licensee or any of its Affiliates of any fees, penalties, expenses or other charges or payments in excess of an amount equal to the tenant’s aggregate liability under such related Lease Agreement (consisting of base rent, percentage rent, common area maintenance charges, taxes and other comparable payment obligations) for one (1) year), or (c) approved in writing by TDSF in its sole discretion. In connection with the cessation of operations at any Facility (including in the case of a Permitted Closing), Licensee shall (A) either remove all Licensed Materials, Disney Properties and other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or any of its Affiliates located within or at such closed Facility or comply with Barricade Procedures that are satisfactory to TDSF in its sole discretion and (B) comply with the Operating Manual (including, without limitation, any guidelines with respect to Barricade Procedures, Wind Down Procedures, lease termination and other matters related to winding down operations at the Facility).

                      9.3.5 Maintenance and Refurbishment.

                                 (a) Maintenance. Licensee shall maintain the quality, appearance and presentation standards of the Facilities in accordance with the Operating Manual. Without limiting the foregoing, Licensee shall at all times clean, maintain and keep in good repair the entirety of the Facilities, including the furniture, fixtures and equipment, tenant improvements, shelving, appliances, lighting, signage and other physical attributes thereof, in accordance with the highest standards prevailing in the specialty retail industry.

                                 (b) Facility Refurbishment. In addition to its maintenance obligations pursuant to Section 9.3.5(a), Licensee shall be required to maintain the quality, appearance and presentation standards of the Facilities by completing Refurbishments in accordance with the Annual Business Plans contemplated by Section 9.2 and as approved in writing by TDSF in its sole discretion pursuant to Section 9.19.2 (except to the extent that certain Facility Design Elements are subject to TDSF's approval in its business judgment as set forth in Section 9.3.6(a)). As used herein, "Refurbishments" shall mean major remodels of Facilities involving refurbishment of the entire Facility and substantially all its contents. In furtherance of its obligations under this Section 9.3.5(b), Licensee shall (i) before January 1, 2008, (a) complete a Refurbishment of at least ninety percent (90%) of Core Stores (x) that have Lease Agreements with Original Lease Terms expiring prior to January 1, 2008 and (y) that, upon expiration of the Original Lease Term of the related Lease Agreement, are renewed or extended pursuant to Long-Term Leases (whether by amendment, replacement, exercise of an option to extend or otherwise), and (b) open, or complete Refurbishments of, at least one hundred twenty (120) new or existing Store Facilities (the Refurbishment of such Core Stores and the opening or Refurbishment of such Store Facilities as described in the preceding subparagraphs (i)(a) and (i)(b), the "Initial Minimum Refurbishment Commitment"), provided, that the parties agree that each Refurbishment completed pursuant to subparagraph (i)(a) shall count as a Refurbishment for purposes of subparagraph (i)(b), and (ii) during the Term, complete a Refurbishment of each Facility in accordance with the following: (A) with respect to each Facility as to which, following the expiration or termination of the initial term of the related Lease Agreement (without regard to any renewal, month-to-month tenancy, option exercise or other extension thereof), such related Lease Agreement is renewed or the term thereof is otherwise extended pursuant to a Long-Term Lease (whether by amendment, replacement, exercise of an option to extend or otherwise), Licensee shall complete a Refurbishment no later than twelve (12) months (or, in the case of any such renewal or extension completed prior to the end of the third (3rd) Contract Year, no later than eighteen (18) months) following the date of expiration or earlier termination of the initial term of such related Lease Agreement (without regard to any renewal, month-to-month tenancy, option exercise or other extension thereof), whether such new Long-Term Lease is consummated before or after such expiration or earlier termination (provided that the requirement of this Subparagraph (A) shall not apply to any Non-Core Store that is leased pursuant to a Disney Extended Non-Core Store Lease Agreement unless and until such Disney Extended Non-Core Store Lease Agreement is renewed or the term thereof is otherwise extended pursuant to a Long-Term Lease that does not constitute a Disney Extended Non-Core Store Lease Agreement (whether by amendment, replacement, exercise of an option to extend or otherwise)), and (B) if a Refurbishment has not been completed earlier with respect to any Facility pursuant to the preceding subparagraph (ii)(A), Licensee shall complete a Refurbishment of each Facility at least once every twelve (12) years (taking into account, for this purpose, the length of time a Facility was operated prior to the Effective Date). During the last three (3) Contract Years of the Initial Term or any Renewal Term, if the Term has not been renewed pursuant to Section 2.2 prior to the beginning of any such three (3) Contract Year period, Licensee's Refurbishment obligation hereunder shall continue but Licensee shall not be required to spend more than two hundred fifty thousand dollars ($250,000) (such amount to be adjusted each year beginning with the second Contract Year by the CPI in accordance with the CPI Adjustment Methodology) on the Refurbishment of any single Facility.

                      9.3.6 Look and Feel.

                                 (a) Approval of Facility Design Elements. All aspects of the design and appearance of the Facilities (the "Facility Design Elements"), including, without limitation, (i) the store design layout (including the layout of Licensed Materials, Disney Properties and other intellectual property of TDSF or any of its Affiliates), (ii) carpeting and flooring, (iii) furniture, fixtures and equipment, (iv) shelving, (v) appliances, (vi) lighting, (vii) color scheme, (viii) decor, (ix) signage, (x) displays, (xi) cut-outs, (xii) window strips, (xiii) multimedia, (xiv) check-out counters and registers, (xv) packages, bags, gift wrap and similar items, and (xvi) all other physical attributes of the Facilities, shall be subject to TDSF's written approval in its sole discretion; provided, that (A) the size of the Facilities (in square feet), the location of the check-out counters and registers in the Facilities and the layout of shelving and other furniture, fixtures and equipment in the Facilities shall be subject to TDSF's written approval in its business judgment and (B) the design of the stock rooms located in the Facilities shall not be subject to TDSF's approval so long as such design is not, inconsistent with or inappropriate for the "Disney" image, reputation and brand in any material respect. Any approval required pursuant to this Section 9.3.6(a) shall be sought in accordance with the approval provisions set forth in Section 9.19.2.

                                 (b) Ownership of Facility Design Elements. As between TDSF and Licensee, subject to the rights of any licensors or other third parties, TDSF shall be, and be deemed to be, the sole and exclusive owner of all rights with respect to the trade dress of the Facilities and all Facility Design Elements therein and all such rights are reserved to TDSF. Licensee shall neither acquire nor assert any rights in or to such trade dress or Facility Design Elements and, without limiting the foregoing, Licensee hereby assigns to TDSF all rights created by its use of such trade dress and/or Facility Design Elements, together with the goodwill attaching to that part of Licensee's business in connection with which such trade dress and/or Facility Design Elements are used. Nothing in this Section 9.3.6(b) shall be deemed to limit the rights granted to Licensee pursuant to Section 4.1, which entitle Licensee to use such trade dress and/or Facility Design Elements in the Facilities during the Term, subject to and in accordance with the terms of this Agreement.

                      9.3.7 Days and Hours. The days and hours of operation for any Facility shall comply with the Operating Manual; provided, that the parties hereby acknowledge and agree that operating days and hours may be subject to applicable Law, the rules of a Facility’s Landlord, the rules and policies of the developer of the development in which a Facility is located, and other similar rules and regulations (e.g., rules of a tenant association). In the event that any such rules, policies or regulations to which a Facility may be subject are inconsistent with the Operating Manual, Licensee shall consult with TDSF regarding such inconsistency and Licensee and TDSF shall cooperate to determine the appropriate days and hours of operation for such Facility, which shall be consistent with the days and hours of operation for other retail stores in the respective Shopping Mall, Select Street Location, Qualifying Strip Center or, for Outlet Facilities, the Outlet Center, as applicable.

           9.4 Staffing.

                      9.4.1 General Staffing Matters. All staffing matters for each Business Property, including, without limitation, occupational health and safety measures, employee training, and employee uniforms, costumes and grooming, shall comply with, and be subject to, the Operating Manual and applicable Law. Without limiting the generality of the foregoing, the following provisions shall apply with respect to employees of Licensee or its Affiliates assigned to any Business Property or otherwise involved in the operation of the Business (each, a "Licensee Employee"):

                                 (a) Licensee Employees shall be fully compensated solely by Licensee;

                                 (b) Licensee Employees shall not be entitled to participate in any of the Employee Benefit Plans of TDSF or its Affiliates;

                                 (c) Licensee shall be solely responsible for all salaries, employee benefits, social security taxes, federal or state unemployment insurance, workers' compensation coverage and any and all required withholding of Taxes and other charges of any kind whatsoever relating to Licensee Employees;

                                 (d) All Licensee Employees shall, as a condition of their employment, agree to be subject to and comply with the Operating Manual, including, without limitation, the rules of conduct (including working hours) and personal appearance standards established in the Operating Manual; and

                                 (e) Licensee shall be responsible for the failure of any Licensee Employee to comply with any applicable provisions of this Agreement or the Operating Manual.

           In addition, in the event that TDSF, in its business judgment, determines that any Licensee Employee is conducting himself or herself in a manner that is inappropriate or injurious to, or inconsistent with, the image, reputation, brand, appearance and quality of, or that may impair the goodwill associated with, TDSF and its Affiliates, the businesses, properties or products thereof, the Disney Properties, or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF and its Affiliates, TDSF shall have the right, upon written notice to Licensee, to consult with Licensee with regard to the appropriate manner to resolve the issues relating to such Licensee Employee, and Licensee shall in good faith consider any suggestions made by TDSF, provided, that Licensee shall have the right to make the final determination regarding such Licensee Employee in Licensee’s business judgment. TDSF and its Affiliates shall have no liability in connection with any assignment, reassignment, transfer, removal or discharge of any Licensee Employee and Licensee shall indemnify and hold TDSF and its Affiliates harmless in connection therewith.

                      9.4.2 Employee Compensation and Benefits. Licensee shall, or shall cause its Affiliates to, (i) until the end of the first (1st) Contract Year or the date of termination, if earlier, compensate each Licensee Employee that was employed by TDSF or any of its Affiliates in connection with the operation of the Business immediately prior to the Effective Date (each, a "Continuing Employee") at a rate not less than that at which such Continuing Employee was compensated as an employee of TDSF or any of its Affiliates immediately prior to the Effective Date (including any base salary and, with respect to any employee at the director level or above, performance bonus (other than any retention or similar stay bonus), other incentive compensation and other forms of compensation (excluding stock options or comparable forms of equity compensation)) and (ii) provide each Continuing Employee with Employee Benefit Plans that, in the aggregate, provide benefits that are substantially the same as the benefits provided by TCP to its similarly situated employees having comparable responsibilities; provided, that if the Effective Date is before January 1, 2005, Licensee or its Affiliates shall provide each Continuing Employee with the opportunity to participate in a flexible spending account (within the meaning of Section 125 of the Internal Revenue Code and the regulations and proposed regulations thereunder) effective as of the first payroll date coincident with or following the Effective Date. Each Continuing Employee’s period of service and compensation history with TDSF or its Affiliates before the Effective Date shall be counted in determining eligibility for, and the amount and vesting of, benefits under each of Licensee’s Employee Benefit Plans. Each Continuing Employee who participates in an Employee Benefit Plan of Licensee or its Affiliates that provides health care benefits (whether or not through insurance) shall participate without regard to any waiting period or any condition or exclusion based on pre-existing conditions, medical history, claims experience, evidence of insurability or genetic factors (other than any condition or exclusion in effect immediately prior to the Effective Date that such Employee Benefit Plan of Licensee or its Affiliates is not required to cover under applicable Law) and, subject to Section 9.4.5(ii), shall receive full credit for any co-payments or deductible payments made, amounts paid toward maximum out-of-pocket expenses and other similar payments made, and for account balances under any flexible spending account existing, before the Effective Date. In the event that any Continuing Employee receives an "Eligible Rollover Distribution" (within the meaning of Section 402(c)(4) of the Internal Revenue Code) from any Employee Benefit Plans of TDSF or its Affiliates, Licensee or its Affiliates shall cause an Employee Benefit Plan maintained by License or its Affiliates in which such Continuing Employee participates that is intended to constitute a qualified plan under Section 401 of the Internal Revenue Code to accept a direct rollover of such eligible rollover distribution (including any portion of such eligible rollover distribution comprised of the outstanding balance of a loan from such Employee Benefit Plan of TDSF or its Affiliates). After the end of the first (1st) Contract Year, Licensee shall provide such compensation to Licensee Employees (including Continuing Employees) as it deems appropriate in its sole discretion.

                      9.4.3 Employee Discounts. During the Term, Licensee shall provide employee discounts on purchases of products sold in the Facilities and the Internet Store to all employees of Licensee (and, at Licensee’s option, to employees of Licensee’s Affiliates) in an amount equal to at least thirty percent (30%) off of a product’s retail (or discounted or reduced, as the case may be) price; provided, that, commencing in the fourth (4th) Contract Year, Licensee may, in its business judgment, increase or decrease such employee discounts. In addition, for so long as TDSF provides Theme Park passes to Licensee Employees in accordance with the terms of Section 9.9.10, Licensee shall provide the same discount in the same percentage amount to all employees of TDSF and its Affiliates with respect to all purchases of products sold in the Facilities and the Internet Store.

                      9.4.4 Management Team. Notwithstanding anything to the contrary herein, (i) the hiring or other appointment of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer/President for TDS USA and TDS Canada, respectively, or, if any such position does not exist, persons serving in similar capacities with comparable duties (collectively, the "Management Employees"), (ii) the termination or other dismissal of each of the Management Employees, and (iii) the terms of employment of each of the Management Employees shall be determined by Licensee in its business judgment following Licensee’s consultation in good faith with TDSF. Notwithstanding the foregoing, TDSF and its Affiliates shall have no liability in connection with any assignment, reassignment, transfer, removal or discharge of any Management Employee and Licensee shall indemnify and hold TDSF and its Affiliates harmless in connection therewith.

                      9.4.5 Severance and Other Employee Benefits. TDSF and its Affiliates shall be solely responsible for, and shall indemnify and hold harmless Licensee, Licensee Parent and Canadian Parent against, (i) with respect to any Continuing Employee whose employment is terminated by Licensee or any of its Affiliates prior to the first (1st) anniversary of the Effective Date, severance benefits payable to such Continuing Employee upon such termination in an amount equal to the severance benefits that would have been payable to such Continuing Employee under the Disney Severance Plan had such termination occurred on the Effective Date, provided, that, if any such terminated Continuing Employee is subsequently rehired by Licensee or any of its Affiliates within one (1) year following such termination, Licensee and/or Licensee Parent shall reimburse TDSF and its Affiliates for all amounts paid thereby pursuant to this subparagraph (i) of this Section 9.4.5, and (ii) all amounts paid by Licensee or Licensee Parent following the Effective Date to ensure that, until the completion of the calendar year in which the Effective Date occurs, Continuing Employees receive full credit for (A) any co-payments or deductible payments made, amounts paid toward maximum out-of-pocket expenses and other similar payments made during such calendar year before the Effective Date, and (B) for account balances under any flexible spending account existing before the Effective Date, provided that, in the case of this subparagraph (B), the Effective Date is on or before December 31, 2004. Any amounts due from TDSF or its Affiliates to Licensee in respect of the preceding sentence shall, following the Effective Date, be invoiced by Licensee to TDSF on a Retail Monthly basis and paid by TDSF or its Affiliate to Licensee within twenty (20) Business Days following receipt of each such invoice. Except as otherwise provided in this Section 9.4.5, Licensee acknowledges and agrees that it is solely responsible for, and shall indemnify and hold harmless TDSF and its Affiliates against, any and all Losses (including, without limitation, additional severance and other amounts payable to or in respect of any Continuing Employee) arising directly or indirectly from, out of or based on the termination of employment of any Continuing Employee (and/or any other Licensee Employee) from and after the Effective Date.

           9.5 Customer Service; Product Returns. Licensee acknowledges that, in order to maintain the high reputation and goodwill associated with TDSF and its Affiliates, Licensee’s performance of customer service functions in connection with the operation of the Facilities, the Internet Store and the Business must be at least equal to quality levels generally prevailing among full-priced specialty retail chains focused on children’s consumer products. To ensure this level of quality, Licensee shall maintain staffing levels for the Facilities, the Internet Store and the Business sufficient to provide prompt and courteous service consistent with the name, image, brand and reputation of TDSF and its Affiliates and otherwise comply with the Operating Manual (including, without limitation, any provisions of the Operating Manual with respect to courtesy and cleanliness) in performing customer service functions in connection with the operation of the Facilities, the Internet Store and the Business. In addition, Licensee shall maintain and comply with product return and refund policies with respect to Disney Merchandise sold through the Facilities and the Internet Store that are at least as favorable to Licensee’s customers as the policies in effect at the Facilities and the Internet Store immediately prior to the Effective Date, except for modifications to such policies as may be approved by each of Licensee and TDSF in its respective business judgment.

           9.6 Disney Merchandise.

                      9.6.1 General Merchandise Management. Licensee shall be responsible for determining the merchandise, assortment and strategies to be employed in operating the Business, which shall be set forth in a quarterly merchandise plan (the "Quarterly Merchandise Plan") for the Business for each Fiscal Quarter of Licensee during the Term. At least one (1) Retail Month prior to the beginning of each Fiscal Quarter, Licensee shall prepare and submit to TDSF the Quarterly Merchandise Plan for the upcoming Fiscal Quarter (except that the Quarterly Merchandise Plan for the first (1st) Fiscal Quarter shall be prepared and submitted within one (1) Retail Month after the Effective Date). The Quarterly Merchandise Plan shall in all cases contain one (1) or more SKUs of Disney Merchandise within each of the three (3) Pre-Approved Merchandise Categories, and any proposed Disney Merchandise that does not fall within one of the three (3) Pre-Approved Merchandise Categories or an Additional Merchandise Category shall require the prior written approval of TDSF in its sole discretion pursuant to Section 9.19.3. Licensee shall consider in good faith any comments or suggestions of TDSF with respect to each Quarterly Merchandise Plan. Each Quarterly Merchandise Plan shall set forth information with respect to merchandise categories and assortment, including detailed Disney Merchandise lists by SKU, that Licensee proposes to employ in operating the Business for the upcoming Fiscal Quarter and such other information relating to the Disney Merchandise proposed to be offered for sale in the Facilities and the Internet Store as will be reasonably necessary, or as TDSF may reasonably request, to allow TDSF to make an informed judgment and appraisal of each Quarterly Merchandise Plan. Any material variations from any Quarterly Merchandise Plan for any Fiscal Quarter shall also be submitted to TDSF and, if any such change contemplates the addition of Disney Merchandise that does not fall within one of the three Pre-Approved Merchandise Categories or an Additional Merchandise Category, such change shall also be subject to TDSF’s prior written approval in its sole discretion pursuant to Section 9.19.3. Licensee shall be entitled to determine product pricing and inventory levels of Disney Merchandise in its sole discretion.

                      9.6.2 Disney Dollars. TDSF and/or certain of its Affiliates have issued and/or may in the future issue Disney Dollars, which can be redeemed for or used as a method of payment to purchase a variety of products and services offered by TDSF and its Affiliates. In connection with any and all Disney Dollars, Licensee agrees that it shall, in accordance with TDSF’s instructions:

                                 (a) Accept and honor, as a valid method of payment, at their face value, throughout all of the Facilities (other than the Facilities located in Canada (unless otherwise determined by TDSF) and excluding the Internet Store), for all Disney Merchandise offered therein (or such portion thereof as may be designated by TDSF from time to time), any and all Disney Dollars, and install, maintain, support, modify and administer such information technology and systems at or for the Facilities as may be reasonably requested by TDSF in order to enable the processing of transactions with Disney Dollars at such Facilities;

                                 (b) Issue, throughout all of the Facilities (except for Facilities located in Canada (unless otherwise determined by TDSF) or as otherwise specified in writing by TDSF in its sole discretion), at face value, Disney Dollars in denominations of One Dollar ($1), Five Dollars ($5) and Ten Dollars ($10), and such additional denominations (e.g., collectible denominations such as Fifty Dollars ($50)) as TDSF may designate from time to time, and install, maintain, support, modify and administer such information technology and systems at or for the Facilities as may be reasonably requested by TDSF in order to enable the issuance of such Disney Dollars at the Facilities;

                                 (c) Maintain an adequate inventory of Disney Dollars to satisfy consumer demand therefor throughout the Facilities and report to TDSF or its designated Affiliate, within twenty (20) Business Days following the end of each fiscal month of TDSF, the amount of such inventory of Disney Dollars maintained by Licensee as of the end of such fiscal month of TDSF. The sufficiency of the amount of such inventory of Disney Dollars maintained by Licensee shall be determined in good faith consultation with TDSF and shall be subject to TDSF's approval in its business judgment. Such inventory of Disney Dollars shall exclude any Disney Dollars accepted from customers at the Facilities as a method of payment for Disney Merchandise in the Facilities, all of which shall be cancelled and returned by Licensee to TDSF or its designated Affiliate (i.e., Disneyland Resort Currency Services) on a monthly basis in accordance with procedures determined by TDSF in its business judgment. With respect to such Disney Dollars that are redeemed at the Facilities, cancelled and returned by Licensee to TDSF or its Affiliates, (i) TDSF or its Affiliates shall, at their election in their sole discretion, either (x) grant Licensee a credit against future purchases of Disney Dollars hereunder equal to the face amount of such redeemed, cancelled and returned Disney Dollars, or (y) on a monthly basis pay Licensee in cash an amount equal to the face amount of such redeemed, cancelled and returned Disney Dollars via wire transfer to an account of Licensee designated by it, and (ii) TDSF or its Affiliates shall reimburse Licensee for its reasonable, out-of-pocket, documented costs incurred in returning such Disney Dollars to TDSF or its designated Affiliate so long as Licensee shall use a shipping service approved by TDSF in its business judgment;

                                 (d) Purchase Licensee's inventory of Disney Dollars at face value from TDSF or its designated Affiliate (i.e., Disneyland Resort Currency Services). Upon receipt of an order for Disney Dollars from Licensee, TDSF or its designated Affiliate will deliver to Licensee a written invoice setting forth (i) the quantity, denominations and serial numbers of the Disney Dollars ordered and (ii) the aggregate face value thereof. Licensee shall pay each such Disney Dollar invoice within five (5) Business Days of receipt thereof via wire transfer of same day funds to an account designated by TDSF or its designated Affiliate, whereupon the Disney Dollars that are covered by such Disney Dollar invoice shall be shipped to Licensee, at the expense of TDSF or its Affiliates, and no shipment thereof shall occur until such payment in full has been received by TDSF or its designated Affiliate;

                                 (e) Participate from time to time in marketing, advertising or promotional activities pertaining to the acquisition and usage of Disney Dollars, including, without limitation, the display of signage at point-of-sale locations in all Facilities advertising the sale of Disney Dollars at each such Facility, the form, manner, location and all other elements of such signage to be determined by TDSF in its sole discretion; provided that, with respect to marketing, advertising or promotional activities (other than the point-of-sale signage described above) under this subparagraph (e) in which Licensee is required to participate without its approval or consent, TDSF shall, or shall cause its Affiliates or a third Person to, reimburse Licensee for all documented, out-of-pocket, direct advertising costs and expenses (specifically excluding agency fees or any imputed costs) incurred by Licensee as a result of such marketing, advertising or promotional activities (e.g., the cost of in-store collateral materials, newspaper advertising placements, billboards);

                                 (f) Provide to TDSF and its Affiliates, within twenty (20) Business Days following the end of each month, information regarding the volume of Disney Dollars issued and redeemed at the Facilities during such month;

                                 (g) Not use any of the creative design or production elements of the Disney Dollars, all of which shall be retained in their entirety by TDSF and/or its Affiliates, nor offer any certificate, currency, form of payment or other instrument that is comparable to or that competes with the Disney Dollars; and

                                 (h) Take or refrain from taking such additional actions as TDSF may reasonably request in connection with the issuance and acceptance of Disney Dollars (provided that, if any such additional actions result in the imposition on Licensee of any obligations materially more onerous than those set forth in the preceding subparagraphs (a) through (g), inclusive, TDSF shall reimburse Licensee for its actual, reasonable costs and expenses incurred or suffered as a result thereof).

                      9.6.3 Merchandise Sharing Obligations.

                                 (a) Obligations of Licensee. Upon request, Licensee and its Affiliates shall make available (by selling or arranging for the Manufacturers to supply) Disney Merchandise to Affiliates of TDSF and to Japan Disney Store Operators at such fair-market prices and/or royalty rates and other customary terms and conditions as shall be negotiated by the parties to such transactions in good faith; provided, that, upon Licensee's request, if its obligations under this Section 9.6.3(a) with respect to Japan Disney Store Operators are causing a material disruption in the operation of the Business by Licensee, TDSF shall use commercially reasonable efforts (other than the expenditure of money) to reduce the extent to which Licensee is required to perform such obligations as necessary in order to alleviate such material disruption of Licensee's operation of the Business. In addition, in the event that Licensee requests to purchase Other Disney Store Merchandise (other than Japan Disney Store Merchandise) from Other Disney Store Operators (other than Japan Disney Store Operators) and such Other Disney Store Operators agree to do so, Licensee and its Affiliates shall, upon request, make available (by selling or arranging for the Manufacturers to supply) Disney Merchandise to such Other Disney Store Operators at such fair-market prices and/or royalty rates and other customary terms and conditions as shall be negotiated by the parties to such transactions in good faith. Nothing herein shall prohibit or be deemed to prohibit Licensee from making available (by selling or arranging for the Manufacturers to supply) Disney Merchandise to Other Disney Store Operators at Licensee's election, except to the extent that TDSF or any of its Affiliates have prohibited or not approved the offer for sale, sale, marketing, advertising or promotion of such Disney Merchandise outside of the Territory.

                                 (b) Obligations of TDSF. TDSF and its Affiliates shall use commercially reasonable efforts (other than the expenditure of money) to cause (i) Japan Disney Store Operators to make available (by selling or arranging for their manufacturers to supply) Japan Disney Store Merchandise to Licensee, (ii) Other Disney Licensees within the Territory to make available (by selling or arranging for their manufacturers to supply) Other Licensee Merchandise to Licensee, (iii) BVHE to make available (by selling or arranging for its manufacturer to supply) home video products (which includes DVDs and other comparable new technologies that may be developed in the future for the home viewing of film properties) ("BVHE Merchandise") to Licensee and (iv) upon Licensee's request and subject to Licensee's compliance with its obligations under the second sentence of Section 9.6.3(a), Other Disney Store Operators (other than Japan Disney Store Operators) to make available (by selling or arranging for their manufacturers to supply) Other Disney Store Merchandise (other than Japan Disney Store Merchandise) to Licensee, in each case under the preceding subparagraphs (i), (ii), (iii) and (iv) at such fair-market prices and/or royalty rates and other customary terms and conditions as shall be negotiated by the parties to such transactions in good faith but, in the case of the preceding subparagraph (iii), subject to Section 9.6.5. Before Licensee may offer for sale, sell, market, advertise or promote any such Other Disney Store Merchandise (including Japan Disney Store Merchandise), Other Licensee Merchandise or BVHE Merchandise, Licensee must first obtain all approvals with respect to such merchandise that are required pursuant to this Agreement (including, without limitation, the approval provisions contained in Section 5). Licensee acknowledges and agrees that, notwithstanding the fact that TDSF or any of its Affiliates previously may have approved the sale of Other Disney Store Merchandise (including Japan Disney Store Merchandise), Other Licensee Merchandise or BVHE Merchandise by an Other Disney Store Operator (including a Japan Disney Store Operator), an Other Disney Licensee or BVHE, as the case may be, TDSF shall be entitled to determine, in its sole discretion, subject to Section 5.1.3(h), whether any such merchandise may be offered for sale, sold, marketed, advertised or promoted by Licensee as Disney Merchandise through the Facilities and/or the Internet Store under this Agreement. Any Other Disney Store Merchandise (including Japan Disney Store Merchandise), Other Licensee Merchandise or BVHE Merchandise that is approved by TDSF hereunder and that, after obtaining TDSF's approval hereunder, Licensee offers for sale, sells, markets, advertises or promotes in accordance with this Section 9.6.3(b) and the other provisions of this Agreement shall be deemed to be Disney Merchandise for purposes of this Agreement.

                                 (c) Availability of Merchandise Designs. Licensee shall endeavor to make available for review and use by Affiliates of TDSF, Japan Disney Store Operators and, if applicable, Other Disney Store Operators (other than Japan Disney Store Operators) the merchandise designs of any Disney Merchandise made available by Licensee pursuant to Section 9.6.3(a) (in each case subject to reasonable confidentiality undertakings), and TDSF and its Affiliates shall endeavor to cause Japan Disney Store Operators, Other Disney Licensees within the Territory, BVHE and, if applicable, Other Disney Store Operators (other than Japan Disney Store Operators) to make available for review and use by Licensee the merchandise designs of any Other Disney Store Merchandise (including Japan Disney Store Merchandise), Other Licensee Merchandise or BVHE Merchandise made available to Licensee pursuant to Section 9.6.3(b) (in each case subject to reasonable confidentiality undertakings).

                      9.6.4 Product Warranties. Each of TDS USA and TDS Canada, jointly and severally, hereby warrants to TDSF and its Affiliates and to each customer of Licensee, with respect to all Disney Merchandise or other consumer products or merchandise developed, manufactured or offered for sale by TDS USA and/or TDS Canada, that each of such Disney Merchandise and other products and merchandise (i) shall be manufactured and assembled in compliance with all applicable Laws and the terms of this Agreement, (ii) shall contain all instructions, warnings, labels and other materials as may be required by applicable Laws, (iii) shall be of good quality and fit for its intended use by consumers, (iv) shall be free from any defect in design, material or workmanship, (v) shall not be misbranded, adulterated or unsafe within the meaning of any applicable Laws, and (vi) shall comply in all respects with all applicable Laws, including, without limitation, all applicable Laws pertaining to articles, materials or substances banned from commerce into or within the Territory. In addition, to the extent Licensee obtains any product warranty from any manufacturer or vendor of Disney Merchandise or other consumer products developed, manufactured or offered for sale by Licensee at the Facilities and/or the Internet Store, Licensee shall also obtain such warranty for the benefit of TDSF and its Affiliates in each instance and, in any case when Disney Merchandise is acquired by Other Disney Store Operators, for the benefit of such Other Disney Store Operators as well.

                      9.6.5 Purchase of Home Entertainment Products. In the event that Licensee requests to purchase any digital video discs, home videos or other home entertainment products from TDSF or its Affiliates (including, without limitation, BVHE), TDSF shall, or shall cause its Affiliates to, make available (by selling or arranging for its or their manufacturers to supply) such digital video discs, home videos or other home entertainment products to Licensee on terms and conditions that are reasonably comparable to those offered by TDSF or its Affiliates to similarly situated retailers with respect to digital video discs, home videos or other home entertainment products purchased by such similarly situated retailers in similar quantities, which terms and conditions may include, to the extent Licensee qualifies therefor based on criteria applicable to such similarly situated retailers, the availability of certain credit terms, volume discounts and other similar benefits, in each case in accordance with applicable Laws; provided that, TDSF shall cause BVHE (or such other Affiliate of TDSF as TDSF shall designate in its sole discretion) to provide for payment of each invoice for such digital video discs, home videos and other home entertainment products by Licensee within sixty (60) days (as opposed to any shorter period that would otherwise be applicable to Licensee).

                      9.6.6 Disposition of Defective Merchandise. Notwithstanding anything to the contrary contained herein (other than provisions relating to the sale of slightly irregular Softlines of Disney Merchandise pursuant to Section 6.3(i)(c)), any Disney Merchandise or other consumer products or merchandise developed, manufactured or offered for sale by Licensee that are damaged or defective in any way shall be either: (i) destroyed by Licensee at its sole cost and expense or (ii) donated to a charitable organization selected by Licensee following Licensee’s consultation in good faith with TDSF; provided, that, with respect to subparagraph (ii) of this Section 9.6.6, Licensee shall (a) be solely responsible for ensuring that any such damaged or defective Disney Merchandise or other consumer products or merchandise so donated complies with product warranties and all applicable Laws, including, without limitation, consumer product safety regulations, and that any such donation complies with all applicable Laws, and (b) indemnify and hold harmless TDSF and its Affiliates for any failure of any such Disney Merchandise or other consumer products or merchandise or any such donation to so comply with such product warranties and applicable Laws, as applicable.

           9.7 Covenants Relating to Real Property.

                      9.7.1 Conduct Relating to Leased Property.

                                 (a) Obligations Under Leases. Licensee shall comply with all of its material duties and obligations under the terms of each Lease Agreement. To the extent Licensee has Knowledge thereof, Licensee shall promptly deliver written notice to TDSF of any action or non-action by the landlord or sublandlord of each Lease Agreement (the "Landlord") or any other party thereto that is, or would with the passage of time or the giving of notice or both become, a default under such Lease Agreement.

                                 (b) Notices With Respect to Leased Properties. Licensee shall deliver to TDSF copies of (i) any material notices delivered to Licensee pursuant to a Lease Agreement from the Landlord or any other applicable party to a Lease Agreement, (ii) any other material correspondence received by Licensee from the Landlord relating to a Leased Property, and (iii) any material notices or correspondence delivered to Licensee from any third parties (including, without limitation, any Governmental Entities or insurance carriers) relating to a Leased Property. Such copies shall be delivered by Licensee to TDSF promptly and no later than ten (10) Business Days after receipt by Licensee. Licensee shall deliver to TDSF copies of (x) any material notices that Licensee delivers to the Landlord pursuant to a Lease Agreement, (y) any other material correspondence that Licensee delivers to the Landlord relating to a Leased Property and (z) any material notices or correspondence that Licensee delivers to any third parties (including, without limitation, any Governmental Entities or insurance carriers) relating to a Leased Property. Such copies shall be delivered by Licensee to TDSF promptly and no later than ten (10) Business Days after delivery of such documents to the Landlord or to any third party.

                                 (c) Insurance With Respect to Leased Properties. Upon TDSF's request (made in TDSF's sole discretion), Licensee shall, within one (1) month following the Effective Date or the date of any Lease Extension Arrangement or New Business Property Lease Agreement, and from time to time as requested by TDSF, provide proof to TDSF that Licensee is maintaining sufficient insurance with respect to all Lease Agreements by delivering to TDSF true, complete and current copies of its insurance policies or certificates of insurance in form and content reasonably satisfactory to TDSF. Licensee shall also deliver to TDSF all notices it receives from its insurance providers that relate to the type of coverage, the amount of coverage or termination of coverage promptly and no later than ten (10) Business Days after receipt by Licensee. In addition, Licensee shall name TDSF and its Affiliates as additional insureds under its comprehensive general liability insurance policy for each Leased Property or, if the Landlord carries such insurance and if practicable through the exercise of Licensee's commercially reasonable efforts, cause the Landlord to name TDSF and its Affiliates as additional insureds.

                                 (d) Environmental Matters With Respect to Leased Properties. Licensee shall comply in all material respects with all applicable Environmental Laws with respect to each Leased Property and shall keep each Leased Property free from any Hazardous Substances.

                                 (e) Notification and Summary of Proposed Lease Agreements. At least five (5) Business Days prior to entering into any Lease Agreement with a Landlord, Licensee shall provide to TDSF written notice of its intention to enter into such Lease Agreement (the "Proposed Lease Agreement Notice"), which Proposed Lease Agreement Notice shall include (i) the name and address of the Landlord and (ii) a summary of the material terms of such Lease Agreement, consisting of the term thereof, Licensee's rental obligations (including base rent, percentage rent and common area maintenance charges or comparable payments if designated by a different name), a statement of aggregate capital expenditure obligations thereunder, any other forms of consideration to be provided to the Landlord by Licensee, termination rights, any rights arising in connection with a change of control transaction, and any rights of TDSF (or purported obligations of TDSF) arising thereunder and the enforcement mechanisms associated therewith, in the form of Schedule 9.7.1(e). In the event that such material terms are not satisfactory to TDSF in its business judgment, TDSF shall provide to Licensee written notice of its objections to such terms within five (5) Business Days following the Proposed Lease Agreement Notice and such objections immediately shall be submitted to (x) the President of TWDC's Consumer Products Division or, at TDSF's option, the President of TWDC (or, if no person holds either such title, a senior executive officer of TWDC performing a similar function) and (y) the Chief Executive Officer of Licensee (or, if no person holds either such title, a senior executive officer of such entity performing a similar function) or, at TDSF's option, the Board of Licensee, who shall negotiate in good faith with one another in an effort to resolve the dispute, provided, that, notwithstanding any such objection by TDSF and prior to resolution thereof, Licensee shall be entitled to enter into the proposed Lease Agreement on the terms set forth in the Proposed Lease Agreement Notice so long as such proposed Lease Agreement complies with all of the other requirements set forth in this Agreement with respect to Lease Agreements, including, without limitation, Section 9.19.4. Notwithstanding anything to the contrary herein, this Section 9.7.1(e) shall not apply to, and Licensee shall not be required to provide a Proposed Lease Agreement Notice with respect to, any amendment or modification to a then existing Lease Agreement unless such amendment or modification relates to or affects any of the material terms of such existing Lease Agreement as set forth in subparagraph (ii) of this Section 9.7.1(e).

                                 (f) Limited Termination Rights of Licensee. Except in connection with Permitted Closings as to which all of the requirements set forth in, and any TDSF approvals required by, this Agreement have been complied with and/or obtained and in connection with which, in the case of a Disney-Guaranteed Lease, Licensee has obtained a full and final release of TDSF and its Affiliates from any and all obligations with respect to the applicable Facility (whether under the terms of the applicable Lease Agreement, by operation of law, or otherwise) in a form satisfactory to TDSF in its sole discretion, Licensee shall not exercise any termination rights that Licensee may have under a Lease Agreement (including, without limitation, termination rights following a casualty or condemnation) without first obtaining TDSF's written approval in its sole discretion, which approval shall be sought in accordance with the approval provisions set forth in Section 9.19.1 or 9.19.3, as applicable.

                                 (g) TDSF Termination Rights With Respect to Disney-Guaranteed Leases. Following the date that is three (3) months after the Subsequent Closing Date (or, if no Subsequent Closing occurs, following the date that is three (3) months after the expiration of the Subsequent Closing Period), with respect to any Leased Property as to which TDSF or any of its Affiliates is an obligor or guarantor or is otherwise liable under the applicable Lease Agreement (whether under the terms of the applicable Lease Agreement, by operation of law, or otherwise) (each, a "Disney-Guaranteed Lease," which, in any event, shall be deemed to include all Lease Agreements assigned to Licensee upon or in connection with the Subsequent Closing), TDSF may, in its sole discretion, require Licensee to exercise any right of termination that Licensee may have under such Disney-Guaranteed Lease, unless Licensee is able to obtain a full and final release of TDSF and its Affiliates from any guarantee or other obligations under such Disney-Guaranteed Lease in a form satisfactory to TDSF in its sole discretion. If a termination right arises under any Disney-Guaranteed Lease, then (x) Licensee shall promptly notify TDSF in writing of such termination right and the time period during which it may be exercised and any limitations relating thereto, and (y) TDSF may notify Licensee of its election to terminate such Disney-Guaranteed Lease at any time during the period in which Licensee is entitled to exercise its termination right under such Disney-Guaranteed Lease. Upon such notice by TDSF to Licensee, Licensee shall promptly terminate such Disney-Guaranteed Lease.

                                 (h) Expiring Disney-Guaranteed Leases. Following the date that is three (3) months after the Subsequent Closing Date (or, if no Subsequent Closing occurs, following the date that is three (3) months after the expiration of the Subsequent Closing Period), with respect to any Disney-Guaranteed Lease, Licensee shall not enter into any Lease Extension Arrangement or operate the applicable Facility beyond the expiration date of the Original Lease Term of such Disney-Guaranteed Lease (including, without limitation, by establishing a month-to-month tenancy), unless Licensee has obtained from the Landlord a full and final release of TDSF and its Affiliates from any guarantee or other obligations under such Disney-Guaranteed Lease in a form satisfactory to TDSF in its sole discretion.

                                 (i) Acquisition of Lease Agreements from Bankruptcy. Licensee shall be permitted to acquire Lease Agreements in proceedings under the Federal Bankruptcy Code or any other applicable bankruptcy Law, subject in each case to all of the requirements set forth in, and any TDSF approvals required by, this Agreement, including, without limitation, this Section 9.7.1 and Section 9.19, and to approval of the applicable bankruptcy court and compliance with all applicable bankruptcy and other Laws.

                                 (j) Assignment and Subletting. Licensee and its Subsidiaries may not Transfer all or any part of a Leased Property (i) to TCP or any of its Affiliates (other than Licensee) without TDSF's prior written approval in its sole discretion, or (ii) to any other Person without TDSF's prior written approval in its business judgment; provided, that, with respect to this subparagraph (ii), if TDSF and its Affiliates have no liability with respect to such Leased Property under applicable Law or under Contract as determined by TDSF, or if Licensee is able to obtain a full and final release of TDSF and its Affiliates from any and all obligations with respect to such Leased Property (whether under the terms of the applicable Lease Agreement, by operation of law, or otherwise) in a form satisfactory to TDSF in its sole discretion in connection with such Transfer, TDSF's approval shall not be required with respect to such Transfer unless, at the time of such Transfer, there are outstanding ten (10) or more Leased Properties that have been Transferred by Licensee or its Subsidiaries without the approval of TDSF pursuant to this subparagraph (ii) of this Section 9.7.1(j), in which case such Transfer shall be subject to TDSF's prior written approval in its business judgment. Any approval of TDSF required pursuant to this Section 9.7.1(j) shall be sought in accordance with the approval provisions set forth in Section 9.19.3. In the event of any Transfer by Licensee or its Subsidiaries of all or any part of a Leased Property to TCP, any of its Affiliates or any other Person, Licensee shall provide TDSF with at least five (5) Business Days' advance written notice thereof, regardless of whether TDSF's approval is required in connection therewith pursuant to this Section 9.7.1(j).

                                 (k) Limitations on Short-Term Leases. Licensee agrees that (i) during the period beginning on the sixtieth (60th) day after the Effective Date and ending on December 31, 2005, there shall be no more than seventy-five (75) Short-Term Leases for Core Stores in effect at any time, (ii) during the period beginning on January 1, 2006 and ending on December 31, 2007, there shall be no more than fifty (50) Short-Term Leases for Core Stores in effect at any time, and (iii) on and after January 1, 2008, no more than ten percent (10%) of the Facilities shall be leased pursuant to Short-Term Leases at any time; provided, that during the last three (3) Contract Years of the Initial Term or any Renewal Term, if the Term has not been renewed pursuant to Section 2.2 prior to the beginning of such three (3) Contract Year period, any Lease Agreement renewed during such three (3) Contract Year period may have a termination date that coincides with the expiration date of this Agreement.

                                 (l) No Licensee Parent or Canadian Parent Guarantees. Without the prior written approval of TDSF in its sole discretion, Licensee shall not authorize or permit Licensee Parent or Canadian Parent, under any circumstances, to be or agree to be an obligor or guarantor, or to be or agree to be otherwise liable, under or with respect to (i) any Lease Agreement, (ii) any Leased Property or other Business Property or (iii) any other leased property (including, without limitation, any leased personal property) that was, is or will be used by Licensee relating to, or associated with, the Business or any lease or other Contract with respect thereto.

                                 (m) Delivery of Executed Lease Agreements. Licensee shall deliver to TDSF a copy of all Lease Agreements entered into after the Effective Date promptly after their execution.

                      9.7.2 Conduct Relating to Other Real Property. Licensee shall not occupy, use or operate any Other Real Property in connection with the Business without the prior written approval of TDSF in its sole discretion, which approval shall be sought in accordance with the approval provisions set forth in Section 9.19.1. If such written approval is obtained with respect to any such Other Real Property, Licensee shall comply with each of the following provisions set forth in this Section 9.7.2 regarding such Other Real Property:

                                 (a) Notices and Correspondence. Licensee shall deliver to TDSF copies of all material notices or other correspondence delivered to Licensee from any third parties (including, without limitation, any Governmental Entities or insurance carriers) relating to such Other Real Property. Such copies shall be delivered by Licensee to TDSF promptly, and no later than three (3) Business Days after receipt by Licensee. Licensee shall deliver to TDSF copies of any material notices or correspondence that Licensee delivers to any third parties (including, without limitation, any Governmental Entities or insurance carriers) relating to such Other Real Property. Such drafts shall be delivered by Licensee to TDSF promptly, and no later than three (3) Business Days after delivery of such documents to any third party.

                                 (b) Insurance With Respect to Other Real Property. Licensee shall provide TDSF with proof that Licensee is maintaining that amount and type of insurance carried by similarly situated property owners or users, or both, of property that is similar to such Other Real Property and that is being used for similar purposes as such Other Real Property by delivering to TDSF true, complete and current copies of its insurance policies or certificates of insurance in form and content reasonably satisfactory to TDSF. Licensee shall also promptly deliver to TDSF all notices it receives from its insurance providers that relate to the type of coverage, the amount of coverage or termination of coverage for such Other Real Property. In addition, Licensee shall name TDSF as an additional insured on its comprehensive general liability insurance policy for such Other Real Property.

                                 (c) Environmental Matters With Respect to Other Real Property. Licensee shall comply in all material respects with all applicable Environmental Laws with respect to such Other Real Property and shall keep such Other Real Property free from any Hazardous Substances.

                                 (d) Transfers. Licensee may not Transfer such Other Real Property, or any part of it or any interest in it, (i) to TCP or any of its Affiliates (other than Licensee) without TDSF's prior written approval in its sole discretion, or (ii) to any other Person without TDSF's prior written approval in its business judgment. Any approval of TDSF required pursuant to this Section 9.7.2(d) shall be sought in accordance with the approval provisions set forth in Section 9.19.3.

           9.8 Strategic Alliances.

                     9.8.1 General. TDSF and/or its Affiliates are currently parties to, and from time to time in the future will become parties to, certain strategic and corporate alliances with various unrelated third parties pertaining to, among other things, marketing, advertising and promotional arrangements, product supply and sourcing arrangements, and other comparable arrangements for the Theme Park, cruise line, media, entertainment and consumer products businesses of TDSF and its Affiliates, including, without limitation, the Co-Branded Credit Card Agreements (collectively, "Strategic Alliances"). Licensee acknowledges and agrees that, in connection with these Strategic Alliances, TDSF may from time to time exercise its approval rights under this Agreement, including with respect to Licensee’s use of the Licensed Materials under Sections 4 and 5, to ensure TDSF’s and/or its Affiliates’ compliance with the terms of such Strategic Alliances. Licensee further agrees that, in the event that, following the Effective Date, TDSF and/or its Affiliates propose to enter into any new Strategic Alliance or amend or modify any existing Strategic Alliance, Licensee shall, upon TDSF’s request (made in TDSF’s sole discretion) and for such reasonable period of time as TDSF may request, engage in good faith negotiations with TDSF and/or its Affiliates regarding the terms and conditions (including, without limitation, separate compensation to Licensee) upon which Licensee, through the Business, the Facilities and/or the Internet Store, may engage in such Strategic Alliance together with TDSF and/or its Affiliates and the respective alliance party, provided, that TDSF shall be under no obligation whatsoever to make any such request (but rather may enter into any such Strategic Alliance or amendment or modification thereof without any consultation, discussion or negotiation with Licensee whatsoever) and that, if TDSF does make such request, each of Licensee and TDSF and/or its Affiliates shall be entitled to decide whether to enter into any such Strategic Alliance (and TDSF and/or its Affiliates shall be entitled to decide whether, if Licensee is willing, to include Licensee in such Strategic Alliance), in each case in its respective sole discretion, and may terminate such discussions at the end of the period reasonably requested by TDSF without recourse or remedy by the other party and without any abatement or reduction of any payments or other obligations hereunder. Any agreement reached under this Section 9.8.1 shall be memorialized in a separate written agreement. Licensee further agrees that, in connection with the operation of the Business, the Facilities and/or the Internet Store, it shall not, nor shall it permit its Affiliates to, enter into strategic or corporate alliances or any other marketing or promotional Contracts with any unrelated third parties or other Persons, whether with respect to any form of marketing, advertising and promotional arrangements, product supply and sourcing arrangements, or any other comparable arrangements, without the prior written consent of TDSF, to be obtained pursuant to the procedures set forth in Section 9.19.3 and to be granted or denied in TDSF’s sole discretion.

                      9.8.2 **.

_____________________
** This information (consisting of a total of 4 pages) is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                     9.8.3 **.

_____________________
** This information (consisting of a total of 2 pages) is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                      9.8.4 Other Disney Cards and Non-U.S. Strategic Alliances. TDSF and/or its Affiliates are currently parties to, or from time to time in the future may become parties to, certain strategic and corporate alliances with various unrelated third parties pertaining to the issuance of credit and/or charge cards outside of the Territory or marketing, advertising and/or promotional arrangements with respect to Payment Service Products outside of the Territory (collectively, "Non-U.S. Strategic Alliances"). To the extent that any of the Non-U.S. Strategic Alliances provide any such third parties with rights within the Territory (including, without limitation, rights with respect to acceptance of such cards as a method of payment at the Facilities and/or the Internet Store or marketing, advertising or promotional activities with respect to Payment Service Products related to the Facilities and/or the Internet Store), TDSF shall notify Licensee of such Non-U.S. Strategic Alliances and Licensee shall take or refrain from taking such actions as TDSF may reasonably request in order to ensure the compliance of TDSF and its Affiliates with the terms and conditions of such Non-U.S. Strategic Alliances; provided, that, in making any such request, TDSF (a) shall not impose on Licensee any obligations materially more onerous than those contained in the Co-Branded Card Agreements as they exist as of the Effective Date and as they are incorporated into the terms of Section 9.8.2 (or if any such obligations imposed on Licensee are materially more onerous, Licensee shall nonetheless comply therewith if such obligations can be reasonably quantified and alleviated by monetary compensation and TDSF agrees to reimburse Licensee for its actual, reasonable costs and expenses incurred or suffered in connection therewith), and (b) shall confirm to Licensee that such Non-U.S. Strategic Alliance shall not result in any such additional imposition as specified in the preceding subparagraph (a) (or that TDSF will reimburse Licensee for the actual, reasonable costs and expenses incurred or suffered by Licensee as a result of such imposition, if applicable). Licensee agrees that it will continue to be bound by the provisions of this Section 9.8.4 notwithstanding any amendment, modification, extension, renewal or replacement of any of the Non-U.S. Strategic Alliances, including, without limitation, any of the foregoing that may result in any credit and/or charge cards issued thereunder being issued by a different financial institution or that may arise from the Transfer of the portfolio of such credit and/or charge card accounts (in which event the new financial institution issuing such cards shall be treated for purposes of this Section 9.8.4 as if it were the original financial institution), provided, that, in each case, (i) any such amendment, modification, extension, renewal or replacement shall not result in the imposition on Licensee of any obligations materially more onerous than those contained in the Co-Branded Card Agreements as they exist as of the Effective Date and as they are incorporated into the terms of Section 9.8.2 (or if any such obligations imposed on Licensee are materially more onerous, Licensee shall nonetheless comply therewith if such obligations can be reasonably quantified and alleviated by monetary compensation and TDSF agrees to reimburse Licensee for its actual, reasonable costs and expenses incurred or suffered in connection therewith), and (ii) TDSF shall promptly notify Licensee of any such amendment, modification, extension, renewal or replacement and confirm to Licensee that such amendment, modification, extension, renewal or replacement shall not result in any such additional imposition as specified in the preceding subparagraph (i) (or that TDSF will reimburse Licensee for the actual, reasonable costs and expenses incurred or suffered by Licensee as a result of such imposition, if applicable).

                      9.8.5 Other Strategic Alliance Arrangements. From time to time during the Term, upon TDSF’s request, Licensee shall participate, in accordance with TDSF’s instructions, in marketing, advertising or promotional activities pertaining to other Strategic Alliances with TDSF, its Affiliates and its Strategic Alliance partners; provided that, with respect to any such marketing, advertising or promotional activities in which Licensee is required to participate without its approval or consent, TDSF shall, or shall cause a third Person to, reimburse Licensee for all documented, out-of-pocket, direct advertising costs and expenses incurred by Licensee as a result of such marketing, advertising or promotional activities (e.g., the cost of in-store collateral materials, newspaper advertising placements, billboards).

                      9.8.6 Introductions to Strategic Alliance Parties. From time to time, but not more often than three (3) times per Contract Year unless otherwise agreed to by the parties in their respective sole discretion, Licensee may request that TDSF and/or its Affiliates arrange for the introduction of Licensee to representatives of any of the various unrelated third parties with whom TDSF and/or its Affiliates have entered into major, multi-business unit, corporate strategic alliances. Upon such request by Licensee, to the extent that TDSF and/or its Affiliates determine in their sole discretion that it is feasible and appropriate, TDSF and/or its Affiliates shall (i) arrange for such introduction and (ii) permit Licensee to participate in discussions with such representatives regarding the Facilities and the Internet Store (either with or without the participation of TDSF and/or its Affiliates, as determined by TDSF in its sole discretion).

           9.9 Synergy Rights and Obligations.

                      9.9.1 Theme Park Admissions. Licensee shall procure from TDSF or its Affiliates and offer for sale and sell to retail customers in all of the Facilities (unless TDSF shall otherwise determine in its sole discretion) general admission tickets and passes and other admission media, if any, for Theme Parks owned, leased, licensed, controlled and/or operated by TDSF or its Affiliates, including, without limitation, WALT DISNEY WORLD® Resort and DISNEYLAND® Resort ("Theme Park Admission Passes"), at the prices and in accordance with the terms and conditions set forth on Schedule 9.9.1. The Theme Park Admission Passes shall only be available through the Facilities and not the Internet Store. Licensee shall not offer for sale or sell within the Facilities or the Internet Store or otherwise any admission tickets, passes or other media for any Theme Park that is not owned, leased, licensed, controlled and/or operated by TDSF or its Affiliates or that is not approved for sale by TDSF hereunder in its sole discretion.

                      9.9.2 Required Product. From time to time, at the request of TDSF or any of its Affiliates, Licensee shall offer for sale, sell, market, advertise and promote in the Facilities and the Internet Store such Other Disney Store Merchandise, Other Licensee Merchandise and other consumer products and merchandise that bear, feature or incorporate one (1) or more of the Disney Properties or other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or its Affiliates as TDSF or its Affiliates may select (collectively, the "Required Product"); provided, that Licensee shall not be required to offer for sale, sell, market, advertise or promote in the Facilities digital video discs or other home video products pursuant to this Section 9.9.2 (but, for purposes of clarification, Licensee may be required to offer for sale, sell, market, advertise or promote such products in the Internet Store pursuant to this Section 9.9.2). Notwithstanding anything to the contrary contained herein, TDSF shall determine, in its sole discretion, the Facilities and/or the Internet Store in which Required Product shall be so offered, the suggested retail price at which Required Product shall be so offered, the amount and volume of Required Product to be offered and the amount of space within each Facility and in the Internet Store to be used for display and/or marketing and advertising of Required Product, provided, that (i) the aggregate amount of space within each Facility that TDSF may require Licensee to use for display and/or marketing and advertising of Required Product (including, without limitation, shelf space, end cap space, point-of-sale space, window display space and other store display space) shall not exceed the amounts set forth in Schedule 9.9.2 unless otherwise requested or approved by Licensee, (ii) Licensee shall be entitled to discontinue the offer and sale of any SKU of Required Product in the Facilities and/or the Internet Store in the event that such SKU of Required Product shall fail to achieve an inventory turn rate of at least one hundred percent (100%) during any fifteen (15) week period following its introduction at the Facilities and/or the Internet Store, as applicable (provided, that Licensee shall determine such inventory turn rate in accordance with past practice and shall provide TDSF with a reasonably detailed, written calculation thereof that is satisfactory to TDSF in its business judgment) and, in any event, Licensee may cease to offer and sell any SKU of Required Product in the Facilities and/or the Internet Store on the date that is three (3) Retail Months following its introduction at the Facilities and/or the Internet Store, as applicable, and (iii) regardless of the price at which Licensee elects to sell Required Product (which Licensee may determine in its sole discretion), the Monthly Royalty Amounts for Required Product shall be based on the greater of (x) the actual selling price of such Required Product or (y) the suggested retail price for the Required Product as determined by TDSF in accordance with this Section 9.9.2. TDSF further agrees that, except as Licensee may otherwise agree, the initial suggested retail price for Required Product at the Facilities and/or the Internet Store shall provide for a gross margin on the sale of such Required Product at least equal to the average gross margin earned by Licensee during the most recently completed twelve (12) Retail Months for the category of merchandise into which such Required Product falls, as calculated by Licensee in good faith and certified in writing by Licensee to TDSF. Licensee shall determine the manner in which any Required Product will be marketed and advertised in the Facilities, the Internet Store and/or in the general marketplace, subject to the approval of TDSF in its business judgment. Any Required Product that Licensee offers for sale, sells, markets, advertises or promotes in accordance with this Section 9.9.2 shall be deemed to be Disney Merchandise for purposes of this Agreement.

                      9.9.3 Advance Preview of Motion Picture Properties and Television Properties. At least eighteen (18) months prior to the beginning of each calendar year during the Term (the calendar year to which a presentation under this Section 9.9.3 relates is referred to for purposes of this Section 9.9.3 as a "Release Year"), or, if earlier, prior to or at approximately or near the same time prior to a Release Year as such presentations are made to other major consumer products licensees of TDSF and its Affiliates, at TDSF headquarters at such times as the parties shall mutually agree, TDSF or its Affiliates shall present to Licensee a general description of (including, to the extent available, story summaries, story boards, style guides, film clips, character drawings or animations and/or other artwork relating to) those Motion Picture Properties and Television Properties that (i) feature or incorporate one (1) or more of the Disney-Branded Properties or Non-Disney-Branded Properties (or any properties that TDSF believes may be designated as Non-Disney-Branded Properties hereunder), and (ii) are scheduled for release or distribution during such Release Year; provided, that, with respect to the first (1st) calendar year and, if there are not at least eighteen (18) months between the Effective Date and the beginning of the second (2nd) calendar year, then also with respect to the second (2nd) calendar year, TDSF or its Affiliates shall make the presentation required by this Section 9.9.3 with respect to the applicable Motion Picture Properties and Television Properties as soon as reasonably practicable following the Effective Date. During each such presentation, TDSF shall use its commercially reasonable efforts to provide information regarding the relative popularity of the Disney Properties featured in such presentation based upon ticket sales for the applicable Motion Picture Properties, Nielsen ratings for the applicable Television Properties or other comparable publicly available data to the extent available to TDSF in the ordinary course of business. Following such initial presentation, during meetings held at TDSF headquarters on a quarterly basis at such times as the parties shall mutually agree, TDSF or its Affiliates shall provide Licensee with updates regarding material changes to the matters covered by each such initial presentation and shall, upon Licensee’s request, provide Licensee with an opinion regarding Licensee’s ideas for the merchandising and/or promotion in the Facilities and the Internet Store of the Disney Properties featured in such initial presentation or quarterly update. Notwithstanding the foregoing, TDSF and its Affiliates shall not be required to disclose to Licensee any information that they are prohibited from disclosing pursuant to any Contract binding on TDSF or its Affiliates or any of their properties, applicable Law or the rules and regulations of any stock exchange on which TDSF’s or any of its Affiliates’ Securities are traded.

                      9.9.4 Coupons of TDSF and its Affiliates. Licensee shall accept and honor, as a valid method of payment, throughout all of the Facilities and, as and to the extent requested by TDSF and to the extent reasonably practicable, the Internet Store, for all Disney Merchandise offered therein (or such portion thereof as may be designated by TDSF from time to time), any coupon or comparable instrument offered by TDSF or any of its Affiliates (e.g., Walt Disney Records, Buena Vista Home Entertainment); provided, that, with respect to any Disney Merchandise purchased at the Facilities or the Internet Store with any such coupon or instrument, TDSF or its Affiliates shall reimburse Licensee an amount equal to the Purchase Price of such Disney Merchandise on such date, minus any applicable sales Tax paid separately by the customer by means other than the coupon or comparable instrument, discounts, rebates, refunds, credits, allowances, adjustments and product returns, such reimbursement to be made on a monthly basis within twenty (20) Business Days following Licensee’s delivery to TDSF of a reasonably detailed invoice therefor.

                      9.9.5 Acceptance of Returned Merchandise From the Other Party’s Stores. Licensee shall, at the Facilities, accept merchandise that was purchased by a customer from any TDSF Flagship Store (including, as applicable, the El Capitan), any Designated WDW Store, any Disney Retained Store (including, as applicable, the El Capitan), any retail store described in Section 6.1.3, the DDM Business or any other store (other than an Outlet Store or a Temporary Liquidation Store, which shall be differentiated from other merchandise based on the sales receipt) offering merchandise that bears, features or incorporates Disney-Branded Properties and that is owned, leased, licensed, controlled and/or operated by TDSF or its Affiliates or by a third party on their behalf within the Territory (each, a "TDSF/Affiliate Store") and that the customer requests to return at the Facility for a refund (a "Licensee Reciprocal Return"), and TDSF and its Affiliates shall, at the TDSF/Affiliate Stores (other than the DDM Business), accept Disney Merchandise that was purchased by a customer from a Facility or the Internet Store and that the customer requests to return at the TDSF/Affiliate Store for a refund (a "Disney Reciprocal Return"), in each case in accordance with the following:

                                 (a) Each Facility and each TDSF/Affiliate Store shall be entitled to and shall comply with its own ordinary course return policies (e.g., pertaining to the required condition of the merchandise, the availability of a sales receipt, the permitted time period for returns, etc.) in connection with the acceptance of any merchandise pursuant to a Licensee Reciprocal Return or a Disney Reciprocal Return, respectively, and any attempted return of merchandise that does not comply with such applicable return policies may be rejected by such store. Customers whose returns are so rejected shall be informed that their return of merchandise does not comply with the store's return policy and shall be directed to the store at which such merchandise was purchased if they have additional inquiries.

                                 (b) TDSF shall, or shall cause its Affiliates to, reimburse Licensee for all Licensee Reciprocal Returns, and Licensee shall reimburse TDSF for all Disney Reciprocal Returns, in each case in the full amount paid by the applicable party to the customer who returned the merchandise. Within twenty (20) Business Days following the end of each Retail Month during the Term, each of Licensee and TDSF shall deliver a written invoice to the other party for the aggregate amount of Licensee Reciprocal Returns and Disney Reciprocal Returns, respectively, incurred during the preceding Retail Month, which invoices shall be due and payable within twenty (20) Business Days following delivery thereof. Payments shall be made by wire transfer of immediately available funds to accounts designated by Licensee and TDSF.

                                 (c) On a Retail Monthly basis, all returnable merchandise (i.e., excluding merchandise for which the original receipt is marked as "non-refundable") with a retail price of One Hundred Twenty Five Dollars ($125) or more collected in connection with merchandise returns under this Section 9.9.5 shall be returned to TDSF or Licensee, as the case may be, at the cost of the original selling party, via bulk mail to a single address to be designated by TDSF or Licensee, as the case may be, and all merchandise with a retail price of less than One Hundred Twenty Five Dollars ($125) collected in connection with such returns shall be either (i) clearly marked as "customer return" and sold in the applicable store, with the net proceeds of such sale to be netted against any reimbursements owed under this Section 9.9.5 to the selling party by the party entitled to receive such returned merchandise, or (ii) destroyed by the party who receives such returned merchandise.

                      9.9.6 No Limitation on Premiums by Third Parties. Notwithstanding anything to the contrary contained herein, Licensee acknowledges and agrees that there shall be no limitation on the right of TDSF or its Affiliates to authorize any third Person, including, without limitation, Strategic Alliance associates, to create, develop, manufacture and distribute, as "premiums" on a free or promotional basis, consumer products that bear, feature or incorporate one (1) or more Disney Properties, notwithstanding the fact that such premiums may be distributed through retail venues or other comparable channels of distribution that may be competitive with the Business, the Facilities and the Internet Store.

                      9.9.7 Requests for Assistance; Access to Archives.

                                 (a) Requests for Assistance. From time to time, Licensee may request that TDSF and/or its Affiliates provide or arrange for the provision of creative and/or developmental advice and/or assistance in connection with the operation of the Business. Upon such request by Licensee, if TDSF and/or its Affiliates determine, in their sole discretion based on their expertise in the applicable area, available resources, the complexity of the task and other factors that TDSF and/or its Affiliates may deem relevant, that it is feasible and appropriate to so provide or arrange for such advice and/or assistance, TDSF and/or its Affiliates shall use commercially reasonable efforts to do so. In the event that TDSF and/or its Affiliates so provide or arrange for such advice and/or assistance, Licensee shall reimburse TDSF and its Affiliates for their costs and expenses incurred in connection therewith in accordance with the Allocated Cost Methodology. TDSF and/or its Affiliates shall invoice Licensee monthly in arrears for the advice and/or assistance provided pursuant to this Section 9.9.7, and Licensee shall pay TDSF and/or its Affiliates for amounts due on each such invoice no later than twenty (20) Business Days following delivery of such invoice by TDSF and/or its Affiliates.

                                 (b) Access to Archives and Website. To the extent that TDSF or any of its Affiliates maintains any Archives Location, TDSF shall, upon Licensee's request and during normal business hours, provide Licensee and/or its Representatives with reasonable access to such Archives Location and, in connection therewith, shall make available for consultation with Licensee the employee of TDSF or its Affiliates who is primarily responsible for maintaining or overseeing such Archives Location; provided, that TDSF shall not be required to provide Licensee such access or make available such employee on any date that is earlier than ten (10) Business Days after such request by Licensee or on more than three (3) occasions during any Contract Year (which, in the first (1st) Contract Year, will include the Stub Period). In addition, to the extent that TDSF or any of its Affiliates continue to maintain the licensee website located at www.disneylicensing.com (or any substantially similar replacement or successor website) and continue to provide access thereto to other major third party manufacturing licensees of TDSF or its Affiliates, TDSF shall provide Licensee with reasonable access thereto, subject to Licensee's execution and delivery to TDSF of an access agreement relating thereto in form and substance satisfactory to TDSF in its business judgment.

                     9.9.8 Cross-Marketing Opportunities. From time to time during the Term, upon the written request of either party, which request shall contain, to the extent reasonably practicable, a reasonably detailed proposal, each of TDSF and Licensee shall consider and negotiate in good faith for a period of twenty (20) Business Days (or such longer period of time as the parties may consent to in writing in their respective sole discretion) regarding proposals by the other party to engage in cross-marketing opportunities between or among the Facilities and the Business, TCP and its "Children’s Place" retail stores, and/or one (1) or more Affiliates or business units of TWDC, provided, that (i) any such cross-marketing opportunities shall be designed to provide approximately equal benefits to all parties participating therein, (ii) each party to any such negotiations shall be entitled to decide whether to enter into any such cross-marketing opportunity in its respective sole discretion and may terminate such good faith consideration or negotiation following such twenty (20) Business Day period without recourse or remedy by the other party and without any abatement or reduction of any payments or other obligations hereunder, (iii) any agreement reached under this Section 9.9.8 shall be memorialized in a separate written agreement, and (iv) neither party shall be required to consider or negotiate more than four (4) cross-marketing proposals during any Contract Year (which, in the first (1st) Contract Year, will include the Stub Period).

                     9.9.9 Volume Discounts. From time to time, Licensee may request that TDSF and/or its Affiliates permit or arrange for Licensee to participate in or benefit from volume discounts or similar benefits that TDSF and/or its Affiliates may receive within the Territory pursuant to arrangements with major shipping vendors or overnight courier suppliers of TWDC (e.g., TWDC’s major overnight courier service for deliveries in the United States). Upon such request by Licensee, TDSF and/or its Affiliates and Licensee shall explore in good faith the feasibility of extending to Licensee or otherwise allowing Licensee to participate in or benefit from any such arrangements, provided, that (i) any determination as to the feasibility of so extending such arrangements to Licensee or otherwise allowing Licensee to participate therein or benefit therefrom shall be made by TDSF and/or its Affiliates in their sole discretion without recourse or remedy by Licensee and without any abatement or reduction of any payments or other obligations of Licensee hereunder, and (ii) TDSF and/or its Affiliates shall not be required to explore the feasibility of so extending such arrangements to Licensee or otherwise allowing Licensee to participate therein or benefit therefrom on more than one (1) occasion during any Contract Year (which, in the first (1st) Contract Year, will include the Stub Period).

                      9.9.10 Reciprocal Benefits for Employees. During each Contract Year of the Term, TDSF or its Affiliates agree to provide each person (other than a Silver Pass Holder) who has been a Licensee Employee for a minimum of three (3) months with a total of three (3) complimentary one-day, one-park passes for admission for such Licensee Employee and two (2) guests of such Licensee Employee to a Theme Park located in the Territory and owned, leased, licensed, controlled and/or operated by or on behalf of TDSF and/or any of its Affiliates, in each case subject to the following: (i) in order for any Licensee Employee to obtain such Theme Park passes, Licensee shall be required to provide TDSF or its designated Affiliate with twenty (20) Business Days prior written notice setting forth the name of such Licensee Employee, the Theme Park that such Licensee Employee intends to visit, the date on which such Licensee Employee intends to visit such Theme Park and a statement certifying that such person is not a Silver Pass Holder and has been a Licensee Employee for at least three (3) months, and (ii) upon receipt of the notice pursuant to the preceding subparagraph (i), TDSF shall or shall cause its Affiliate to make the respective Theme Park passes available for pick-up at the applicable Theme Park on the date specified for the visit (subject to black-out periods or other comparable restrictions applicable to such complimentary Theme Park passes). Licensee shall be responsible for ensuring compliance with the foregoing procedures and for taking such steps as may be reasonably necessary to prevent any fraudulent or "gaming" behavior by Licensee Employees in connection with such Theme Park passes and any Silver Passes issued pursuant to Section 20.3 (i.e., Licensee Employees selling their Theme Park passes to other persons or providing them to other persons rather than using them for their own benefit). Commencing in the fourth (4th) Contract Year and on a periodic basis thereafter, TDSF and Licensee shall review in good faith such compliance procedures to determine their effectiveness and shall make such adjustments thereto as may be necessary in TDSF’s business judgment to avoid any such misconduct or misuse of the Theme Park passes issued hereunder or otherwise to ensure that the procedures followed under this Section 9.9.10 are effective and efficient. In the event that, at any time during the Term, (i) Licensee ceases to provide employees of TDSF and its Affiliates with a discount of at least thirty percent (30%) on purchases of products within the Facilities and the Internet Store in the manner contemplated by Section 9.4.3, or (ii) TDSF and/or its Affiliates cease to provide such Theme Park passes to their employees for any reason, then in either such case TDSF shall be entitled in its sole discretion to immediately cease providing Theme Park passes to Licensee Employees pursuant to this Section 9.9.10 or otherwise.

                      9.9.11 Disney Gift Cards and Stored Value Cards. TDSF and/or certain of its Affiliates have issued and/or may in the future issue Gift Cards, including, by way of illustration and not limitation, a stored value card or gift card ("Disney Stored Value Cards"), by which customers can store (i.e., prepay) cash value that can be redeemed for or used as a method of payment to purchase a variety of products and services offered by TDSF and its Affiliates. In connection with any and all Gift Cards, including Disney Stored Value Cards, Licensee agrees that it shall:

                                 (a) Participate from time to time, in accordance with TDSF's instructions, in marketing, advertising or promotional activities pertaining to the acquisition, activation, retention and usage of Gift Cards; provided that, with respect to marketing, advertising or promotional activities under this subparagraph (a) in which Licensee is required to participate without its approval or consent, TDSF shall, or shall cause the issuer or administrator of the respective Gift Card or any third Person to, reimburse Licensee for all documented, out-of-pocket, direct advertising costs and expenses incurred by Licensee as a result of such marketing, advertising or promotional activities (e.g., the cost of in-store collateral materials, newspaper advertising placements, billboards);

                                 (b) In accordance with TDSF's instructions, (a) accept and honor, as a valid method of payment, throughout all of the Facilities and the Internet Store (except as otherwise specified by TDSF in writing), for all Disney Merchandise offered therein (or such portion thereof as may be designated by TDSF from time to time), any Gift Card, and (b) install, maintain, support, modify and administer such information technology and systems at or for the Facilities and the Internet Store as may be reasonably requested by TDSF in order to enable the processing of transactions with Gift Cards at the Facilities and the Internet Store in accordance with this Section 9.9.11; provided, that, with respect to any Disney Merchandise purchased at the Facilities or the Internet Store with a Disney Stored Value Card, TDSF or its Affiliates shall reimburse Licensee an amount equal to the Purchase Price of such Disney Merchandise on such date, minus (I) an amount equal to such percentage of such Purchase Price as TDSF or its Affiliates may determine from time to time in their sole discretion (such percentage, the "Stored Value Card Fee Rate" and such amount, the "Stored Value Card Fee"), provided, that the Stored Value Card Fee Rate (x) shall not exceed, by any material amount, the percentage of the Purchase Price of consumer products and merchandise purchased from third party licensees of TDSF or its Affiliates with a Disney Stored Value Card that is deducted from the amount reimbursable to such third party licensees, and (y) with respect to Licensee, shall not in any event exceed two percent (2%) of the Purchase Price of the applicable Disney Merchandise on the applicable date, and (II) any applicable sales Tax paid separately by the customer by means other than the Disney Stored Value Card, discounts, rebates, refunds, credits, allowances, adjustments and product returns, such reimbursement to be made on a monthly basis within twenty (20) Business Days following Licensee's delivery to TDSF of a reasonably detailed invoice therefor;

                                 (c) Upon TDSF's request, in accordance with TDSF's instructions, (i) issue, throughout all of the Facilities and, as applicable, the Internet Store, any Gift Card, (ii) install, maintain, support, modify and administer such information technology and systems at or for the Facilities and the Internet Store as may be reasonably requested by TDSF in order to enable the issuance of Gift Cards at the Facilities and, as applicable, the Internet Store in accordance with this Section 9.9.11, (iii) with respect to any Disney Stored Value Cards that are issued by Licensee, remit the proceeds thereof to such Affiliate of TDSF as TDSF shall designate from time to time, and (iv) with respect to any Gift Cards other than Disney Stored Value Cards that are issued by Licensee, remit the proceeds thereof in such manner as TDSF shall designate from time to time, in the case of each of subparagraphs (i), (ii), (iii) and (iv) on such terms as TDSF may reasonably request;

                                 (d) Upon TDSF's request, provide (not more than once per Retail Month) to TDSF and its Affiliates information regarding the volume of purchases at the Facilities and the Internet Store made with Gift Cards, separately identifying Disney Stored Value Cards;

                                 (e) If not done prior to the Effective Date, enter into a participation agreement, including, without limitation, a ValueLink Participation Agreement (or any amendment, modification or replacement thereof), pursuant to which Licensee shall participate in any Disney Stored Value Card program operated or administered by a third party, on such terms as TDSF and Licensee shall approve in their respective business judgment, such approval of TDSF to be obtained in accordance with Section 9.19.3;

                                 (f) Comply with such program rules and regulations with respect to Gift Cards, including the Disney Stored Value Cards, as may be in effect from time to time during the Term; and

                                 (g) Take or refrain from taking such additional actions as TDSF may reasonably request in connection with the issuance and acceptance of Gift Cards (provided that, if any such additional actions result in the imposition on Licensee of any obligations materially more onerous than those set forth in the preceding subparagraphs (a) through (f), inclusive, TDSF shall reimburse Licensee for its actual, reasonable costs and expenses incurred or suffered as a result thereof).

                      9.9.12 TDSF Reproduction Rights. Notwithstanding any other provisions of this Agreement, TDSF and its Affiliates shall have the royalty-free right, without obtaining the approval of Licensee, to photograph, take videos or motion pictures of, televise or otherwise reproduce in any manner or through any media (such photographs, videos, motion pictures, televising or other reproductions, collectively, "Reproductions") any of the Facilities, the Internet Store or any parts thereof for the general business or marketing purposes of TDSF and/or its Affiliates (e.g., a presentation to financial analysts that features a variety of the operations of TDSF and its Affiliates, such as their Theme Park and filmed entertainment businesses, together with information regarding the Facilities and the Internet Store). Such right shall include the right to use, on a royalty-free basis, Licensee’s and TCP’s name as the operator of the Facilities and the Internet Store. TDSF may display, use, sell, license or otherwise exploit any such Reproductions for any purpose, commercial or otherwise, both during the Term and after the expiration or earlier termination of this Agreement and all of the foregoing materials and all benefits and revenues obtained therefrom shall be the sole and exclusive property of TDSF and its Affiliates. Upon TDSF’s reasonable request, and at Licensee’s expense, Licensee shall use its commercially reasonable efforts to obtain, for TDSF’s benefit, releases, clearances or other instruments from any Licensee Employees or otherwise as may be necessary to permit TDSF to make and use or cause to be made and used any such Reproductions.

           9.10 Access and Right to Cure.

                      9.10.1 Monitoring and Inspection. At any time and from time to time, during normal business hours, with or without notice to Licensee, TDSF, its Affiliates or its Representatives shall be entitled to inspect and monitor the Business Properties and, upon three (3) Business Days advance notice, interview a reasonable number of Licensee employees to ensure that the Business Properties are being maintained, and the Business is being conducted, and the Licensed Materials are being used, displayed and reproduced, in a high quality manner that is at least equal to the quality levels prevailing among full-priced specialty retail chains focused on children’s consumer products and in compliance with this Agreement, the Operating Manual, any applicable Lease Agreements and applicable Law, and Licensee shall provide TDSF, its Affiliates and its Representatives with access to all such Business Properties and personnel in order to enable TDSF, its Affiliates and its Representatives to conduct such inspection and monitoring. Such inspection may include, without limitation, review of customer surveys, the review of customer correspondence, such as complaints, with respect to Disney Merchandise and the operation of the Facilities and the Internet Store, and, upon three (3) Business Days advance notice, interviews with a reasonable number of Licensee employees and management. In connection with such inspections, TDSF shall use its commercially reasonable efforts not to disrupt in any material respect the day-to-day operations of Licensee or any Business Property being inspected.

                      9.10.2 TDSF Self-Help Cure. In the event that (a) TDSF determines that (i) the Business is being conducted, or any Business Property is being maintained, repaired, refurbished or operated, by Licensee in any manner that is not in strict compliance with this Agreement, the Operating Manual, the terms of any applicable Lease Agreement or any applicable Law, (ii) Licensee has committed any Licensee Infringing Use or other misuse of any of the names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or its Affiliates, (iii) Licensee is in material breach of any Lease Agreement or other material Contract entered into by Licensee in connection with the operation of the Business, (iv) Licensee has materially breached any of its other obligations and duties under this Agreement or any other Contract with TDSF or its Affiliates entered into by Licensee in connection herewith (including, without limitation, any Royalty Breach), or (v) any other action or omission of Licensee at or with respect to any Facility, as identified and determined by TDSF in its sole discretion, requires corrective or remedial measures, even if such action or omission does not constitute non-compliance, infringement, misuse or breach as described under the preceding subparagraphs (i), (ii), (iii) and (iv), and (b) following written notice from TDSF to Licensee of any such non-compliance, infringement, misuse, breach, action or omission, Licensee shall fail to Cure or otherwise correct such non-compliance, infringement, misuse, breach, action or omission in a timely manner (which shall not exceed (A) in the case of the preceding subparagraph (i), (ii), (iii) or (iv), the lesser of any time period specified in this Agreement or twenty (20) Business Days following written notice if not so specified (and, if not so specified and such 20-Business-Day period applies, if such Cure or other correction cannot reasonably be accomplished to TDSF’s satisfaction in its business judgment within such 20-Business-Day period, then Licensee shall in good faith have commenced such Cure or other correction within such 20-Business-Day period and shall thereafter have proceeded diligently to complete such Cure or other correction to TDSF’s satisfaction in its business judgment within twenty-five (25) Business Days following such written notice from TDSF to Licensee) or (B) in the case of the preceding subparagraph (v), seven (7) Business Days following written notice (and, if such Cure or other correction cannot reasonably be accomplished to TDSF’s satisfaction in its business judgment within such 7-Business-Day period, then Licensee shall in good faith have commenced such Cure or other correction within such 7-Business-Day period and shall thereafter have proceeded diligently to complete such Cure or other correction to TDSF’s satisfaction in its business judgment within ten (10) Business Days following such written notice from TDSF to Licensee), then TDSF, its Affiliates and its Representatives shall have the right, but not the obligation, to correct or cure any such non-compliance, infringement, misuse, breach or other action or omission in such manner as TDSF shall deem appropriate in its sole discretion (each, a "TDSF Self-Help Cure"); provided, that TDSF shall not undertake any TDSF Self-Help Cure described in the preceding subparagraph (v) with respect to any action or omission that does not constitute non-compliance, infringement, misuse or breach hereunder on more than two (2) occasions during the Stub Period or more than five (5) occasions in any Contract Year. In connection with any such TDSF Self-Help Cure, Licensee shall, upon two (2) Business Days’ written notice from TDSF, (x) provide TDSF, its Affiliates and Representatives with full access to any Business Property or Business Properties designated by TDSF for purposes of conducting such TDSF Self-Help Cure for so long as TDSF may require, (y) issue such directions and instructions to Licensee’s employees, management, Affiliates, Representatives and Manufacturers as TDSF shall request in order to accomplish such TDSF Self-Help Cure and, if Licensee shall fail to issue any such directions or instructions within two (2) Business Days following TDSF’s request, Licensee hereby designates TDSF as Licensee’s true and lawful attorney-in-fact and agent, for Licensee and in Licensee’s name, place and stead, in any and all capacities, to issue such directions and instructions to Licensee’s employees, management, Affiliates, Representatives and Manufacturers, and (z) take such other actions as TDSF may request in order to enable TDSF to perform such TDSF Self-Help Cure. In addition to the foregoing, either party shall be entitled to refer any non-compliance, infringement, misuse or breach issues specified in subparagraph (i), (ii), (iii) or (iv) of this Section 9.10.2 to the Joint Advisory Committee, provided, that no decision of the Joint Advisory Committee with respect thereto shall in any manner limit the rights or duties of the parties hereunder. No action taken hereunder by or on behalf of TDSF shall in any manner limit or restrict any other right or remedy available to TDSF under this Agreement or at law or in equity or in any manner impose upon TDSF any additional obligations or responsibilities not expressly set forth in this Agreement.

                      9.10.3 TDSF Self-Help Fund.

                                 (a) Funding. Prior to or on the Effective Date, Licensee has either (i) delivered the TDSF Self-Help Fund Amount in cash to an escrow agent reasonably acceptable to TDSF in order to fund an escrow account in accordance with an escrow agreement substantially in the form of Schedule 9.10.3(a), under which escrow agreement Licensee is obligated to continue to provide additional funds as necessary from time to time to maintain on a continuous basis an amount in cash in such account equal to the TDSF Self-Help Fund Amount (as the same may be increased from time to time in accordance with this Section 9.10.3), or (ii) entered into an irrevocable letter of credit in favor of and for the benefit of TDSF with an availability equal to the TDSF Self-Help Fund Amount with a bank or other financial institution and on terms that are reasonably acceptable to TDSF, which irrevocable letter of credit shall be renewed, amended or otherwise modified by Licensee as necessary from time to time to maintain on a continuous basis an availability thereunder equal to the TDSF Self-Help Fund Amount (as the same may be increased from time to time in accordance with this Section 9.10.3) (such escrow account funds or irrevocable letter of credit availability as provided under either of the preceding subparagraphs (i) and (ii), the "TDSF Self-Help Fund").

                                 (b) Use of Fund. Licensee acknowledges and agrees that the TDSF Self-Help Fund may be drawn upon only by TDSF (and not by Licensee) from time to time (without TDSF being required to seek or obtain any consent or authorization whatsoever from Licensee) for the purposes of (i) reimbursing TDSF, its Affiliates and Representatives for any and all costs and expenses incurred by any of them from time to time in connection with any TDSF Self-Help Cure described in subparagraph (i), (ii), (iii) or (iv) of Section 9.10.2, (ii) reimbursing TDSF, its Affiliates and Representatives for any and all reasonable costs and expenses incurred by any of them from time to time in connection with any TDSF Self-Help Cure described in subparagraph (v) of Section 9.10.2, (iii) paying TDSF any Licensee Infringement/Breach Fee that is due and owing to TDSF and that has not been paid by Licensee to TDSF by the second (2nd) Business Day following written notice from TDSF to Licensee that such Licensee Infringement/Breach Fee was not paid on the date specified by Section 21.24, and/or (iv) reimbursing TDSF for any amount for which Licensee is required to provide indemnification pursuant to Section 12.1 if such indemnification is not paid by Licensee in accordance with the terms of Section 12 by the fifth (5th) Business Day following written notice from TDSF to Licensee of such non-payment. Costs and expenses incurred by TDSF, its Affiliates and Representatives in connection with any TDSF Self-Help Cure shall be billed against the TDSF Self-Help Fund in accordance with the Allocated Cost Methodology. TDSF's use of the TDSF Self-Help Fund shall not in any manner limit or restrict any other right or remedy available to TDSF under this Agreement or at law or in equity.

                                 (c) TDSF Self-Help Fund Amount and Adjustments. The term "TDSF Self-Help Fund Amount" shall mean (i) for the Stub Period, Two Million Dollars ($2,000,000), (ii) for the first (1st) Contract Year, Two Million Dollars ($2,000,000), and (iii) for the second (2nd) Contract Year and continuing through each and every Contract Year of the Term thereafter, an amount equal to the TDSF Self-Help Fund Amount for the immediately preceding Contract Year adjusted to reflect the increase, if any, in the CPI in accordance with the CPI Adjustment Methodology.

           9.11 Reporting Obligations.

                      9.11.1 Monthly Sales and Operating Statements. Not later than twenty (20) Business Days after the end of each Retail Month during the Term, Licensee shall furnish to TDSF a detailed statement setting forth pertinent data relating to the operating performance of the Facilities and the Internet Store during the preceding Retail Month, including, without limitation, information regarding (i) total revenues and Net Retail Sales generated by the Facilities and the Internet Store, reported in the aggregate, by Facility and the Internet Store, by merchandise category and by SKU, (ii) revenue generated from the sale in the Facilities and the Internet Store of Other Disney Store Merchandise, Other Licensee Merchandise and BVHE Merchandise, (iii) revenue generated in the Facilities and the Internet Store from the sale of Disney Merchandise to (a) TDSF or any of its Affiliates and (b) employees of each of Licensee, TDSF and their respective Affiliates, in the aggregate, (iv) the amount of any Taxes on the manufacture, distribution or sale of Disney Merchandise, (v) the amount and type of any and all other sources of revenue, (vi) capital expenditures incurred during such Retail Month, (vii) marketing expenses incurred during such Retail Month, (viii) commissions from the sale of Theme Park Admission Passes and (ix) the amount of purchases made using each of Visa Payment Service Products, Disney’s Visa Card, the Monogram-Disney Card and Disney Stored Value Cards.

                      9.11.2 Quarterly Financial Information. Licensee shall deliver to TDSF, as soon as practicable after the end of each of the first three (3) Fiscal Quarters of Licensee’s Fiscal Year, and in any event within twenty (20) Business Days after the end of each such Fiscal Quarter, true and complete copies of the unaudited consolidated balance sheets, and the related consolidated statements of income, stockholders’ equity and cash flows, of each of TDS USA and TDS Canada and their respective Subsidiaries as well as of Licensee and its Subsidiaries on a consolidated basis as at the close of such Fiscal Quarter and covering operations for such Fiscal Quarter and, in the case of Fiscal Quarters after the first Contract Year, setting forth in each case in comparative form the figures for the comparable period of the previous Fiscal Year. All such financial statements (i) shall be prepared in accordance with GAAP (except for the omission of normal year-end adjustments and footnote disclosures) consistently applied throughout the periods involved, (ii) shall be true and correct in all material respects, and (iii) shall fairly present the financial condition, income, changes in stockholders’ equity and cash flow of TDS USA, TDS Canada and/or Licensee, as the case may be, on a consolidated basis, as applicable, as of the respective dates thereof and for the respective periods covered thereby. All such financial statements delivered hereunder shall be accompanied by a certificate of compliance, executed by the Chief Financial Officer of Licensee or a senior executive financial officer of Licensee with knowledge of or responsibility for the matters being certified, certifying that (a) such financial statements are being delivered pursuant to and in accordance with this Section 9.11, (b) Licensee is in compliance with this Agreement, including, without limitation, with respect to Refurbishments and the material terms of each Lease Agreement, and (c) whether, if this Agreement were up for renewal pursuant to Section 2.2.1 as of the end of the applicable Fiscal Quarter of Licensee (as if the end of such Fiscal Quarter were the end of a Fiscal Year), Licensee would then be in compliance with the Financial Covenant pursuant to Section 2.2.1(e) (with a compliance report setting forth in detail the appropriate calculation for the Financial Covenant).

                      9.11.3 Annual Financial Information. Licensee shall deliver to TDSF, as soon as practicable after the end of each of Licensee’s Fiscal Years, and in any event within forty (40) Business Days after the end of each such Fiscal Year, true and complete copies of the unaudited consolidated balance sheets of each of TDS USA and TDS Canada and their respective Subsidiaries as well as of Licensee and its Subsidiaries on a consolidated basis as at the end of such Fiscal Year, the consolidated statements of income of such parties for such Fiscal Year (together with statements of income for each individual Facility for such Fiscal Year on a Facility-by-Facility basis and a reconciliation of such individual Facility statements of income to the consolidated statements of income of TDS USA, TDS Canada and Licensee), and stockholders’ equity and cash flows of such parties for such Fiscal Year and, in the case of Fiscal Years after the First Contract Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail. All such financial statements (i) shall be prepared in accordance with GAAP consistently applied throughout the periods involved, (ii) shall be true and correct in all material respects, and (iii) shall fairly present the financial condition, income, changes in stockholders’ equity and cash flow of such parties and their respective Subsidiaries on a consolidated basis, as applicable on the respective dates thereof and for the respective periods covered thereby. All such financial statements delivered hereunder shall be accompanied by a certificate of compliance, executed by the Chief Financial Officer of Licensee or a senior executive financial officer of Licensee with knowledge of or responsibility for the matters being certified, certifying that (i) such financial statements are being delivered pursuant to and in accordance with this Section 9.11, (ii) Licensee is in compliance with this Agreement, including, without limitation, with respect to Refurbishments and the material terms of each Lease Agreement, and (iii) whether, if this Agreement were up for renewal pursuant to Section 2.2.1 as of the end of the applicable Fiscal Year, Licensee would then be in compliance with the Financial Covenant pursuant to Section 2.2.1(e) (with a compliance report setting forth in detail the appropriate calculation for the Financial Covenant).

                      9.11.4 Liquidity Plan. Licensee shall deliver to TDSF, as soon as practicable after the end of each of Licensee’s second (2nd) and fourth (4th) Fiscal Quarters during each Fiscal Year of Licensee, and in any event within twenty (20) Business Days after the end of each such Fiscal Quarter, a list setting forth Licensee’s internal and external sources of liquidity, including, without limitation, the source or provider, type, material terms and amount of each such source of liquidity (the "Liquidity Plan"), for the two (2) year period beginning on the first (1st) day of such Fiscal Quarter (the "Liquidity Period"), in substantially the same format as the liquidity plan that was provided by Licensee’s Affiliates pursuant to the Acquisition Agreement, subject to such reasonable changes thereto as TDSF may request from time to time. Licensee shall not accept or use, and shall cause its Affiliates not to accept or use, as a source of liquidity, any funds contributed, provided or otherwise made available to Licensee or any of its Affiliates by any Disqualified Person, directly or indirectly, in connection with the Liquidity Plan. The Liquidity Plan delivered hereunder shall be accompanied by a certificate of compliance, executed by the Chief Financial Officer of Licensee or a senior executive financial officer of Licensee with knowledge of or responsibility for the matters being certified, certifying that (i) such Liquidity Plan is being delivered pursuant to and in accordance with this Section 9.11, (ii) such Liquidity Plan is true, correct and accurate in all material respects, (iii) no provider of liquidity under such Liquidity Plan is a Disqualified Person, and (iv) he or she reasonably believes the sources of liquidity set forth in such Liquidity Plan will be sufficient in the aggregate to meet Licensee’s expected operating needs, capital expenditures and Tax obligations during the applicable Liquidity Period.

                      9.11.5 Tax Returns. Licensee shall provide TDSF with a copy of the final version of all United States federal income Tax Returns pertaining to the Business and Licensee and its Subsidiaries in the form filed with the Internal Revenue Service within ten (10) Business Days after the actual filing thereof.

                      9.11.6 SEC Filings. As soon as reasonably practicable prior to the filing thereof with the SEC or any other Governmental Entity, Licensee shall provide TDSF with a draft copy of all filings made by any Licensee Entity and/or any TCP Entity under the Securities Act, the Securities Exchange Act, any other federal or state securities Laws or otherwise with the SEC, including, without limitation, any registration statements (and all amendments or supplements thereto), periodic filings under the Securities Exchange Act, applications for admission and reports to any securities exchange, stock market or other securities trading system, and all correspondence with the SEC or relating to any of the foregoing filings (collectively, "Securities Filings"); provided that, (i) for any report or filing (such as a Form 8-K) other than a periodic report on Form 10-Q or 10-K, the annual report to shareholders, the annual proxy statement and any other periodic or regular filings (or any replacement of any of the foregoing), Licensee shall only be required to use commercially reasonable efforts to provide such securities filings prior to the filing thereof with the SEC or any other Governmental Entity, and (ii) with respect to Securities Filings by TCP Entities, Licensee shall only be required to provide a draft copy of the portions of such filings that relate to any Licensee Entity, any Licensee Securities, any Licensee Affiliate Securities and/or the Business. Licensee shall or shall cause its Affiliates to consider in good faith any comments of TDSF with respect to such Securities Filings, provided that no comment made by TDSF with respect to any such Securities Filings shall constitute a representation or warranty by TDSF with respect to the legality thereof and under no circumstances whatsoever shall TDSF have any liability with respect to such Securities Filings. Licensee shall also provide TDSF with a copy of the final version, as filed, of all such Securities Filings within three (3) Business Days after the actual filing thereof. Licensee shall ensure that all Securities Filings are timely filed with the appropriate Governmental Entity, and Licensee represents and warrants to TDSF that no such Securities Filings shall contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading. In connection with any offering of any Licensee Securities or Licensee Affiliate Securities, Licensee shall, in addition to the Securities Filings identified above, provide TDSF with such additional reports, records and information and access to Licensee’s or its Affiliates’ officers, directors, underwriters, financial advisors, accountants, counsel and other advisors in connection therewith, in each case as TDSF may reasonably request.

                      9.11.7 Other Information. In addition to the statements, information and Tax Returns required by this Section 9.11, Licensee shall deliver to TDSF, promptly following TDSF’s request, such other documents, reports, data and information as TDSF may from time to time reasonably request.

                      9.11.8 Form of Delivery. All of Licensee’s reports, statements and other information delivered pursuant to this Section 9.11 shall be made in a form and manner and in media (e.g., paper, electronic format) reasonably satisfactory to TDSF (subject to the provisions of Section 9.11.4).

           9.12 Organizational Structure.

                      9.12.1 Maintenance of Corporate Organization. After the Effective Date, during the Term, without the prior written approval of TDSF in its business judgment, which approval shall be sought in each instance in accordance with the approval provisions set forth in Section 9.19.3:

                                 (a) Licensee shall not, and shall not agree to, (i) reorganize itself or any of its Subsidiaries (including Canadian Parent) into a different jurisdiction or a different form of entity or otherwise alter the organizational structure of itself or any of its Subsidiaries (including Canadian Parent), (ii) create or otherwise acquire any direct or indirect Subsidiary or dissolve or otherwise dispose of any of its direct or indirect Subsidiaries (including Canadian Parent), (iii) issue any equity Securities (including, without limitation, any Securities convertible into or exercisable or exchangeable for equity Securities) of any of its direct or indirect Subsidiaries (including Canadian Parent), other than to Licensee Parent, Licensee or Canadian Parent or pursuant to a Permitted Transfer, (iv) except in connection with the incurrence or guarantee of Indebtedness by Licensee or any of its Subsidiaries (including Canadian Parent) in accordance with the terms of this Agreement (including, without limitation, Section 9.17.2, Section 9.17.3 and subparagraphs (c) and (d) of Section 9.13.3, if applicable), Transfer or otherwise change the manner in which it or any of its Subsidiaries (including Canadian Parent) holds any Lease Agreement or any of its material assets (whether voluntarily or by operation of law), or (v) amend, modify, restate or replace any of its or its Subsidiaries' Governing Documents (including the Governing Documents of Canadian Parent); provided, that, notwithstanding subparagraph (i) of this Section 9.12.1(a):

                                            (I) On or within twenty (20) Business Days following the Effective Date, TDS USA shall be permitted to merge with and into a limited liability company to be named "Hoop Retail Stores, LLC" and newly formed for such sole purpose by, and as a wholly owned Subsidiary of, Licensee Parent under the laws of the State of Delaware, which limited liability company shall have no material assets, operations or liabilities prior to such merger and shall be a sister company of TDS USA prior to such merger such that, following such merger, TDS USA shall remain a wholly owned Subsidiary of Licensee Parent as a Delaware limited liability company (the "TDS USA Merger") without the prior written approval of TDSF so long as (w) such TDS USA Merger complies with all applicable Laws, (x) in connection with such TDS USA Merger, Licensee does not amend, modify, restate or replace any of TDS USA's Governing Documents except with such changes as TDSF may approve in its business judgment and except as and to the extent required by applicable Laws, (y) none of the documents or instruments used and/or filed by TDS USA in connection with such TDS USA Merger conflicts with, violates or breaches any provision of this Agreement, and (z) following the TDS USA Merger, the Entity that survives the TDS USA Merger, as the successor to TDS USA, shall be and be deemed to be "TDS USA" and a "Licensee" for all purposes of this Agreement, bound hereby to the same extent and in the same manner as if it were the original TDS USA that executed this Agreement; and

                                            (II) On or within twenty (20) Business Days following the Effective Date, TDS Canada and Canadian Limited Partner may form a limited partnership under the laws of the Province of Ontario ("New Canadian Limited Partnership") of which TDS Canada will be and at all times will remain the sole general partner and Canadian Limited Partner will be and at all times will remain the sole limited partner, provided that (A) all documents pertaining to the formation of Canadian Limited Partner and New Canadian Limited Partnership, including, without limitation, each of their respective Governing Documents, shall comply with applicable Laws, shall not conflict with, violate or breach any provision of this Agreement and shall have been approved in writing by TDSF in its business judgment prior to the formation of Canadian Limited Partner and New Canadian Limited Partnership, respectively, (B) on the effective date of the formation of New Canadian Limited Partnership, TDS USA and TDS Canada shall, and shall cause New Canadian Limited Partnership and Canadian Limited Partner to, execute and deliver to TDSF a Joinder Agreement in the form set forth in Schedule 9.12.1(a) (the "Canadian Joinder"), and (C) following New Canadian Limited Partnership's, Canadian Limited Partner's, TDS USA's and TDS Canada's execution and delivery to TDSF of the Canadian Joinder, (1) the term "TDS Canada" as used herein shall be deemed to refer individually and collectively to both TDS Canada and New Canadian Limited Partnership, each of which shall be jointly and severally liable for all of the duties and obligations of "TDS Canada" hereunder, (2) the term "Licensee" as used herein shall be deemed to refer individually and collectively to TDS USA, TDS Canada and New Canadian Limited Partnership, each of which shall be jointly and severally liable for all of the duties and obligations of "Licensee" hereunder as set forth in Section 21.26, (3) the term "Canadian Parent" as used herein shall be deemed to refer individually and collectively to both Canadian Parent and Canadian Limited Partner, with the provisions hereof that are applicable to Canadian Parent to be equally applicable in all respects to Canadian Limited Partner, and (4) the Business conducted within Canada may be owned, leased, licensed, controlled and operated by TDS Canada or New Canadian Limited Partnership or both of them, as they shall determine in their respective sole discretion, subject in each case to the terms and conditions of this Agreement applicable to TDS Canada and Licensee; and

                                            (III) On or within twenty (20) Business Days following the Effective Date (except that such date may be extended if and only to the extent that any action taken, or failed to be taken, in error by TDSF or its Affiliates on or prior to the Effective Date renders it impossible to effect such continuation within such twenty (20) Business-Day period, in which event, if applicable, Licensee shall be obligated to correct such error and effect such continuation as soon as reasonably practicable following the Effective Date), TDS Canada shall be permitted to be continued under the laws of the province of New Brunswick, Canada, by way of an amalgamation with Hoop Canada, Inc., a corporation incorporated under the laws of the Province of New Brunswick that will be the survivor of such amalgamation (the "Canada Reincorporation" and the date on which the Canada Reincorporation occurs, the "Canada Reincorporation Date"), without the prior written approval of TDSF so long as (w) such Canada Reincorporation complies with all applicable Laws, (x) in connection with such Canada Reincorporation, Licensee does not amend, modify, restate or replace any of TDS Canada's Governing Documents except with such changes as TDSF may approve in its business judgment and except as and to the extent required by applicable Laws, (y) none of the documents or instruments used and/or filed by TDS Canada in connection with such Canada Reincorporation conflicts with, violates or breaches any provision of this Agreement, and (z) following the Canada Reincorporation, the Entity that survives the Canada Reincorporation, as the successor to TDS Canada, shall be and be deemed to be "TDS Canada" and a "Licensee" for all purposes of this Agreement, bound hereby to the same extent and in the same manner as if it were the original TDS Canada that executed this Agreement; and

                                 (b) Licensee shall not cause or permit Licensee Parent or TCP to (i) reorganize Licensee Parent or any of its Subsidiaries into a different jurisdiction or a different form of entity or otherwise alter the organizational structure of Licensee Parent or any of its Subsidiaries, (ii) create or otherwise acquire any direct or indirect Subsidiary or dissolve or otherwise dispose of any direct or indirect Subsidiary of Licensee Parent, (iii) issue any equity Securities (including, without limitation, any Securities convertible into or exercisable or exchangeable for equity Securities) of any of Licensee Parent's direct or indirect Subsidiaries, other than to Licensee Parent or pursuant to a Permitted Transfer, (iv) except in connection with the incurrence or guarantee of Indebtedness by Licensee Parent (to the extent TDSF approves any such incurrence or guarantee pursuant to Section 9.17.3) or any of Licensee Parent's Subsidiaries in accordance with the terms of this Agreement (including, without limitation, subparagraphs (c) and (d) of Section 9.13.3, if applicable), Transfer or otherwise change the manner in which Licensee Parent or any Subsidiary of Licensee Parent holds any of its assets (whether voluntarily or by operation of law), or (v) amend, modify, restate or replace any of Licensee Parent's Governing Documents or the Governing Documents of any of Licensee Parent's Subsidiaries; provided, that references in this subparagraph (b) of this Section 9.12.1 to Subsidiaries of Licensee Parent shall not include Licensee or Licensee's Subsidiaries (including Canadian Parent), which shall be governed by subparagraph (a) of this Section 9.12.1; and

                                 (c) In any case where any of the following matters or actions would reasonably be expected to have a material adverse effect on Licensee or the Business, Licensee shall not cause or permit TCP to (i) reorganize TCP or any TCP Entity into a different jurisdiction or a different form of entity or otherwise alter the organizational structure of TCP or any TCP Entity, (ii) create or otherwise acquire, or dissolve or otherwise dispose of, any TCP Entity, (iii) issue any equity Securities (including, without limitation, any Securities convertible into or exercisable or exchangeable for equity Securities) of any TCP Entity, other than pursuant to a Permitted Transfer, (iv) Transfer or otherwise change the manner in which TCP or any TCP Entity holds any of its material assets relating to or used in connection with the Business (whether voluntarily or by operation of law), or (v) amend, modify, restate or replace any of TCP's Governing Documents or the Governing Documents of any TCP Entity.

                      9.12.2 Transactions with TCP or its Affiliates. Notwithstanding anything to the contrary set forth in Section 9.12.1, Licensee shall not, and shall not cause or permit any other Licensee Entity to, enter into any transaction involving the sale, merger, consolidation, reorganization or other business combination (including any asset sale) of any Licensee Entity with or into TCP or any of its Affiliates without the prior written approval of TDSF in its sole discretion, unless, following such transaction, (i) all Securities of TDS USA and TDS Canada (or their respective successors) will be solely owned by Licensee Parent and Canadian Parent, respectively (or their respective successors), (ii) Licensee Parent and Canadian Parent (or their respective successors) will have no Subsidiaries (other than TDS USA and TDS Canada, respectively, or their respective successors) nor any other debt or equity investments in any other Person (other than Securities of TDS USA and TDS Canada, respectively (or their respective successors)) and will have no business, assets or operations other than holding all outstanding Securities of TDS USA and TDS Canada, respectively (or their respective successors), (iii) except as permitted by Section 9.1.3, the Business, the Facilities, the Internet Store, the Distribution Centers and any material assets relating to or used in connection therewith will not be owned, leased, licensed, controlled and/or operated by any Person other than TDS USA and TDS Canada (or their respective successors), and (iv) TDS USA, TDS Canada and their respective Subsidiaries (or any of their respective successors) will not directly or indirectly own, lease, license, control, maintain, manage, staff, supply, administer, market, advertise, promote, operate or otherwise engage in any manner in any business or activity other than the Business, in which case such transaction shall be subject to the prior written approval of TDSF in its business judgment. Any approval of TDSF required pursuant to this Section 9.12.2 shall be sought in accordance with the approval provisions set forth in Section 9.19.3. For purposes of clarification, consummation by TDS USA of the TDS USA Merger pursuant to and in accordance with Section 9.12.1(a)(I) shall not be or be deemed to be a breach by TDS USA of this Section 9.12.2.

                      9.12.3 Distinct Public Name of Licensee Entities. Licensee shall, and shall cause each Licensee Entity to, at all times hold itself out to the public through, and shall be known by, a Distinct Public Name, and each of TDS USA and TDS Canada shall change its name to such a Distinct Public Name within twenty (20) Business Days following the Effective Date. In addition, if Licensee or any License Entity engages in any public offering of any of its Securities or seeks to register any of its Securities under the Securities Act or any other applicable securities Laws, then such Securities shall be traded under a Distinct Public Name approved by TDSF in its sole discretion, such that there shall be no confusion between such Securities offered by Licensee or any Licensee Entity pursuant to such public offering or registration and the publicly traded Securities of TDSF or any of its Affiliates. Licensee acknowledges and agrees that TDSF has approved the use of the name "Hoop" (and variations thereof) in connection with the Licensee Entities only for so long as no Securities of any such Licensee Entity are registered under the Securities Act or other applicable securities Laws or publicly traded in any manner, but in the event any such Securities are to be so registered and/or publicly traded, the name "Hoop" (and variations thereof) will be required to be changed prior to such registration or public offering to a different Distinct Public Name approved by TDSF in its sole discretion. This provision shall survive the expiration or earlier termination of this Agreement indefinitely.

           9.13 Governance.

                      9.13.1 Board Observation Rights at Licensee/TCP Entities. During the Term, with respect to (i) TCP, each Subsidiary of TCP that is engaged in the Business in any manner (other than the Licensee Entities), and any Parent Affiliate of TCP (collectively, the "TCP Entities"), and (ii) Licensee Parent, Licensee, Canadian Parent and their respective Subsidiaries (collectively, "Licensee Entities"), notwithstanding anything to the contrary contained in the Governing Documents of the TCP Entities or the Licensee Entities, TDSF shall have the right to have its designee (the "Board Observer") attend all meetings ("Board Meetings") of the board of directors, management committee, managing members or other comparable governing body (each, a "Board") of each of the TCP Entities and the Licensee Entities and review in advance each action proposed to be taken by each such Board without a meeting thereof, in accordance with, and subject to, the following:

                                 (a) Licensee shall deliver, and shall cause the other Licensee Entities and the TCP Entities to deliver, to TDSF copies of all reports, notices, minutes, consents, actions taken and/or proposed to be taken without a meeting and other materials that the Licensee Entities and the TCP Entities provide to their respective Board members (collectively, "Board Communications"), including, without limitation, at least five (5) Business Days' advance written notice of each Board Meeting;

                                 (b) The Board Observer shall be permitted to attend all Board Meetings in person or by telephone, and Licensee shall ensure that appropriate arrangements are made such that the Board Observer will be able to hear everyone during any Board Meeting at which the Board Observer participates by telephone;

                                 (c) Prior to attending his or her first Board Meeting, each Board Observer shall be required to execute a customary and reasonable confidentiality agreement in form and substance reasonably satisfactory to each of Licensee and TDSF;

                                 (d) The Board Observer shall be an observer only, shall not be an actual member of any Board and shall not have any of the rights, duties or obligations of a member of any Board, including, without limitation, no right to vote on any matter that may come before the Board and no fiduciary or other obligations to any Licensee Entity or TCP Entity, any of their respective securityholders or any other Person arising from being a Board Observer, and Licensee shall indemnify and hold harmless each Board Observer with respect to any Loss that may arise directly or indirectly from, out of or based on his or her service as a Board Observer (other than any Loss arising from the Board Observer's breach of the confidentiality agreement referred to in the preceding subparagraph (c) of this Section 9.13.1);

                                 (e) The TCP Entities (but not the Licensee Entities) shall have the right to exclude the Board Observer from any portion of their respective Board Meetings (and any related portion of any Board Communications) consisting of any compensation committee meeting or any executive session, in each case where all members of the Board who are also employees of the respective TCP Entity are also excluded (collectively, such compensation committee meeting and such executive session, a "Board Special Committee Session"), provided, that (i) such Board Special Committee Session is conducted in a manner consistent with past practice and does not relate to the Business and (ii) TDSF is provided advance written notice of such Board Special Committee Session; and

                                 (f) TDSF shall have the right to designate any officer or advisor of TDSF or its Affiliates as the Board Observer and replace or substitute the Board Observer with another officer or advisor of TDSF or its Affiliates from time to time during the Term, subject to Licensee's written consent of each such designee, which consent shall not be unreasonably withheld.

                      9.13.2 Independent Directors at Licensee Entities. During the Term, notwithstanding anything to the contrary contained in the Governing Documents of any Licensee Entity, the Board of each Licensee Entity (each, a "Licensee Board" and collectively, the "Licensee Boards") shall at all times include at least two (2) Independent Directors, in accordance with, and subject to, this Section 9.13.2 (provided that, with respect to TDS Canada (or, as applicable, its successor), (x) such two (2) Independent Directors shall not be required to be on the Board of TDS Canada until the date that is twenty (20) Business Days following the Effective Date or, if and only if the Canada Reincorporation is delayed beyond the twentieth (20th) Business Day following the Effective Date as a result of an action taken or failed to be taken in error on or prior to the Effective Date by TDSF or its Affiliates that renders it impossible to effect the Canada Reincorporation within such twenty (20) Business Day period as described in the first parenthetical of Section 9.12.1(a)(III), then until the date that is the Canada Reincorporation Date, and (y) so long as the Independent Directors are not on the Board of TDS Canada, TDS Canada shall not be permitted to engage in any of the transactions contemplated by Section 9.13.3 without the prior written consent of TDSF in its sole discretion). Except as otherwise provided in this Section 9.13.2, each Independent Director shall be jointly selected by Licensee and TDSF and, unless otherwise agreed by each of TDSF and Licensee in its respective sole discretion, shall serve on each of the Licensee Boards. The term of each Independent Director on each Licensee Board shall be two (2) years, following which such Independent Director shall be removed from and replaced with a new Independent Director on each Licensee Board, provided, that any Independent Director may serve on any Licensee Board for one (1) additional two (2) year term with the approval of TDSF in its sole discretion and, thereafter, for additional two (2) year terms with the approval of each of TDSF and Licensee in its respective sole discretion. An Independent Director may be removed from a Licensee Board during such Independent Director’s term only with the prior written consent of each of TDSF and Licensee, to be granted or denied in its respective sole discretion. In the event of the death, incapacity, resignation or removal of an Independent Director or the expiration of his or her term as herein provided, a replacement Independent Director shall be selected in accordance with the procedure set forth in the following sentence, and, without the prior written consent of TDSF, no Licensee Board shall take any action requiring the consent of the Independent Directors pursuant to Section 9.13.3 unless and until such replacement Independent Director has been duly appointed. Upon the death, incapacity, resignation or removal of, or at least six (6) months prior to the expiration of the term of, any Independent Director, each of Licensee and TDSF shall submit to the other the names of three (3) proposed candidates to serve as an Independent Director for the next two (2) year term and, for a period of three (3) months after such submissions, Licensee and TDSF shall negotiate in good faith regarding which of the proposed candidates shall serve as Independent Director(s) for such next term; provided, that, if the parties fail to mutually agree upon the Independent Director(s) to serve for such next term from such proposed candidates within such three (3) month period, TDSF shall submit to Licensee the names of four (4) proposed candidates (or, if only one Independent Director remains to be selected, two (2) proposed candidates) to serve as Independent Director(s) for such next term and Licensee shall designate two (2) of such proposed candidates (or, if only one Independent Director remains to be selected, one (1) of such proposed candidates) to so serve for such term, and Licensee shall be entitled to object to any of such four (4) (or, if applicable, two (2)) candidates proposed by TDSF if and only if such candidate fails to satisfy one (1) or more of the elements of the definition of "Independent Director" set forth in Section 1.

                      9.13.3 Major Decisions Requiring Approval of Independent Directors. In addition to any other approval required under applicable Law or the Governing Documents of any Licensee Entity or otherwise, Licensee shall be responsible for ensuring that no Licensee Entity shall do, cause or permit any of the following to occur without the approval of both of the Independent Directors of such Licensee Entity:

                                 (a) (i) the making by any Licensee Entity of an assignment for the benefit of its creditors; or (ii) the bringing of any action by any Licensee Entity seeking its dissolution, the liquidation of any of its assets or the appointment of a trustee, interim trustee, receiver or other custodian for any of its property; or (iii) the voluntary commencement by any Licensee Entity of a proceeding under the Federal Bankruptcy Code or any other applicable bankruptcy Law, or of a reorganization or arrangement proceeding for the settlement, readjustment, composition or extension of any of its debts upon any terms, or of an action or petition seeking similar relief or alleging that it is Insolvent or unable to pay its debts as they mature; or (iv) the consent by any Licensee Entity to any action brought against the Licensee Entity seeking its dissolution or liquidation of any of its assets, or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of its property;

                                 (b) the payment by any Licensee Entity of any dividends or other distributions to the holders of its Securities on or with respect to its Securities (each, a "Dividend Payment"), other than (without duplication and provided that each written notice provided by Licensee hereunder shall specify under which of the following subparagraphs any Dividend Payment is purported to be authorized): (I) by TDS Canada to Canadian Parent or by Canadian Parent to TDS USA (provided that Licensee shall provide TDSF with at least five (5) Business Days prior written notice thereof); (II) any payment due from any Licensee Entity under the TCP Tax Sharing Agreement or the TCP Intercompany Services Agreement in accordance with its terms (provided that Licensee shall provide TDSF with at least five (5) Business Days prior written notice of any payment under the TCP Tax Sharing Agreement); (III) following the three (3) month anniversary of the Effective Date, subject to compliance with the conditions set forth in Subparagraphs (i), (ii) and (iv) of this Section 9.13.3(b) as of the date of declaration and payment of the respective Dividend Payments, one (1) or more Dividend Payments that do not exceed, as of the date of declaration and payment thereof, in the aggregate for all Dividend Payments made pursuant to this Subparagraph (III), either (x) Cumulative Cash Flow as of such dates or (z) the NWC Permitted Dividend Amount (and, if any Dividend Payment is made without the approval of both of the Independent Directors of such Licensee Entity pursuant to this Subparagraph (III), Licensee shall, at least five (5) Business Days prior to the date on which such Dividend Payment is to be made, cause its Chief Financial Officer (or a senior executive financial officer of Licensee with knowledge of or responsibility for the matters being certified) to certify in writing to TDSF that the conditions of this Subparagraph (III) have been and will be met on the date of declaration and payment of the Dividend Payment, which certification shall be accompanied by a reasonably detailed calculation of the Cumulative Cash Flow, the NWC Permitted Dividend Amount and all Dividend Payments that have been made and are then proposed to be made pursuant to this Subparagraph (III)); provided that (1) any amount that is treated as a funding commitment payment by TCP and Licensee Parent pursuant to the last sentence of Section 2(b) of the TCP Guaranty and Commitment shall count against (or as a payment of) the NWC Permitted Dividend Amount hereunder for purposes of determining compliance with subparagraph (z) of this Subparagraph (III) and (2) Licensee shall be required to exercise its rights under this Subparagraph (III) prior to exercising its rights under the following Subparagraph (IV); or (IV) a Dividend Payment in connection with which each of the following conditions is met at both the time such Dividend Payment is declared and paid (and, if any Dividend Payment is made without the approval of both of the Independent Directors of such Licensee Entity pursuant to this Subparagraph (IV), Licensee shall, at least five (5) Business Days prior to the date on which such Dividend Payment is to be made, cause its Chief Financial Officer (or a senior executive financial officer of Licensee with knowledge of or responsibility for the matters being certified) to certify in writing to TDSF that the following conditions have been and will be met on the date of declaration and payment of the Dividend Payment, which certification shall be accompanied by a reasonably detailed calculation of the matters set forth in the following Subparagraphs (v), (vi) and (vii)):

                                            (i) There shall be no Uncured Royalty Breach, Uncured Licensee Infringing Use or Uncured Material Breach by Licensee;

                                            (ii) There shall be no continuing, uncured breach by either TCP or Licensee Parent of any material term, covenant or condition that is binding upon TCP or Licensee Parent under the TCP Guaranty and Commitment;

                                            (iii) None of the Licensee Entities shall have any outstanding Indebtedness with a term of one (1) year or more;

                                            (iv) None of the Licensee Entities shall have violated or breached in any material respect, or committed any material event of default or any act or omission that, with notice or the passage of time or both, would result in a material event of default under the terms of any material Contract that is binding upon such Licensee Entity, which violation, breach or event of default has not been cured within the applicable time period permitted under such Contract;

                                            (v) Licensee shall have completed and fulfilled in its entirety the Initial Minimum Refurbishment Commitment in accordance with the terms of Section 9.3.5(b);

                                            (vi) the sum of such Dividend Payment plus all Dividend Payments previously paid shall not exceed an amount equal to fifty percent (50%) of Cumulative Cash Flow prior to the subject Dividend Payment, provided, that, if (A) at both the time the subject Dividend Payment is declared and paid and immediately following the payment thereof (taking into account such payment), there is at least Ninety Million Dollars ($90,000,000) of cash and cash equivalents reflected on the consolidated balance sheet of Licensee Parent, Licensee, Canadian Parent and their respective Subsidiaries, and (B) at both the time the subject Dividend Payment is declared and paid, Licensee, Licensee Parent, Canadian Parent and their respective Subsidiaries have generated at least Ninety Million Dollars ($90,000,000) of Cumulative Cash Flow since the Effective Date, the sum of the Dividend Payment plus all Dividend Payments previously paid may exceed an amount equal to fifty percent (50%) of Cumulative Cash Flow prior to the subject Dividend Payment but shall not exceed an amount equal to ninety percent (90%) of Cumulative Cash Flow prior to the subject Dividend Payment; and

                                            (vii) the Dividend Payment shall not exceed an amount equal to the amount of cash and cash equivalents projected as of the date that is the last day of the Contract Year immediately following the Contract Year in which the subject Dividend Payment is to be made, assuming the payment in full as of such date of all Licensee Payments that will have accrued up to and including such date, all calculated in accordance with GAAP and in good faith by Licensee and based, in the case of future periods, on the Annual Business Plan for such future periods;

                                 (c) except as permitted pursuant to subparagraph (a) or (b) of Section 9.17.2 or subparagraph (d) of this Section 9.13.3, the incurrence by Licensee Entities of any Indebtedness outstanding at any time in excess of Twenty-Five Million Dollars ($25,000,000) in the aggregate among all such entities;

                                 (d) the guarantee by any Licensee Entity of any Indebtedness of any Person, other than a guarantee by a Licensee Entity in connection with the incurrence of Indebtedness as permitted pursuant to subparagraph (a) or (b) of Section 9.17.2;

                                 (e) the making of any capital expenditures or capital expenditure commitments by any Licensee Entity, other than capital expenditures and capital expenditure commitments related to Refurbishments or New Store Construction, in excess of (i) during the Initial Term, Fifteen Million Dollars ($15,000,000) in any Contract Year (which, in the first (1st) Contract Year, will include the Stub Period), (ii) during the First Renewal Term, if applicable, Twenty Million Dollars ($20,000,000) in any Contract Year, (iii) during the Second Renewal Term, if applicable, Twenty-Five Million Dollars ($25,000,000) in any Contract Year and (iv) during the Third Renewal Term, if applicable, Thirty Million Dollars ($30,000,000) in any Contract Year;

                                 (f) the making of any capital contribution or any other Transfer of cash, cash equivalents, assets, properties, operations or any other portion of the TDS USA business by TDS USA to any of its Subsidiaries in an amount that exceeds, on a cumulative basis from the Effective Date to the applicable date of determination, an amount equal to (i) the portion of the Funding Commitment (as defined in the TCP Guaranty and Commitment) that has been fully and indefeasibly paid and satisfied through the payment of cash or freely transferable Cash Equivalents (as defined in the TCP Guaranty and Commitment) by TCP and/or Licensee Parent to TDS USA in accordance with the terms of the TCP Guaranty and Commitment on a cumulative basis from the Effective Date to the applicable date of determination, multiplied by (ii) a fraction, the numerator of which is the number of Facilities operating in Canada as of the applicable date of determination and the denominator of which is the total number of Facilities operating throughout the Territory as of the applicable date of determination; and

                                 (g) the agreement by any Licensee Entity to take (or cause to be taken) any actions described in the preceding subparagraphs (a) through (f).

                      9.13.4 Decisions Requiring the Approval of Only the Independent Directors. Upon the occurrence of and at all times during the continuance of any event described in Section 13.11 that would provide TDSF with a right of termination hereunder, the Independent Directors (acting alone and without any other approval or authorizations) shall be entitled to approve and authorize (i) the making by any Licensee Entity of an assignment for the benefit of its creditors, (ii) the bringing of any action by any Licensee Entity seeking its dissolution, the liquidation of any of its assets or the appointment of a trustee, interim trustee, receiver or other custodian for any of its property, (iii) the voluntary commencement by any Licensee Entity of (a) a proceeding under the Federal Bankruptcy Code or any other applicable bankruptcy Law, (b) a reorganization or arrangement proceeding for the settlement, readjustment, composition or extension of any of such Licensee Entity’s debts upon any terms, or (c) an action or petition seeking similar relief or alleging that such Licensee Entity is Insolvent or unable to pay its debts as they mature, or (iv) the consent by any Licensee Entity to any action brought against the Licensee Entity seeking its dissolution or liquidation of any of its assets, or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of its property.

                      9.13.5 Incorporation into Governing Documents. The Governing Documents for each of the Licensee Entities and the TCP Entities shall contain provisions specifying the terms of Sections 9.13.2, 9.13.3 and 9.13.4, and such Governing Documents shall otherwise be in accordance with the terms of such Sections. For purposes of clarification, such Governing Documents shall provide full membership rights to the Independent Directors (the same as any other member of the Board, other than the additional rights and obligations set forth in Sections 9.13.2, 9.13.3 and 9.13.4) and shall not limit any rights, voting or otherwise, of the Independent Directors.

           9.14 Auditors. Licensee’s auditors shall be a nationally recognized "Big 4" accounting firm (or, in the event that all of the "Big 4" accounting firms in existence as of the Effective Date cease to exist during the Term, an accounting firm of comparable national standing satisfactory to TDSF in its business judgment). Licensee shall promptly notify TDSF in writing of any change in Licensee’s auditors.

           9.15 Affiliate Transactions.

                      9.15.1 Intercompany Agreements. Without the prior written approval of TDSF in its sole discretion, none of Licensee Parent, Licensee, Canadian Parent or any of their respective Subsidiaries shall make any payment or reimbursement to, or borrow any monies or receive any services from, or permit any Encumbrance to be placed upon the Business, any Licensee Securities, any Licensee Affiliate Securities or any of the Contracts (including, without limitation, this Agreement), assets or properties of Licensee or any Licensee Entity in connection with, TCP or any of its Affiliates (other than the Licensee Entities, subject to Section 9.17.2(e)), except pursuant to and in accordance with the provisions of the TCP Intercompany Services Agreement or the TCP Tax Sharing Agreement. For purposes of clarification and without limiting the foregoing, under no circumstances shall TCP or its Affiliates be entitled to pledge as collateral or grant any security interest in or otherwise Encumber any Licensee Securities, any Licensee Affiliate Securities, any Contracts (including without limitation, this Agreement), assets or properties of Licensee or any Licensee Entity or any portion of the Business in connection with any Indebtedness of TCP or its Affiliates (other than the Licensee Entities to the extent permitted under Section 9.17.2(e)). Any amendments, modifications, waivers, renewals, replacements or other changes to or under the TCP Intercompany Services Agreement or the TCP Tax Sharing Agreement shall be subject to the approval of TDSF in its business judgment.

                      9.15.2 Other Transactions with Affiliates. Other than the TCP Intercompany Services Agreement and the TCP Tax Sharing Agreement, all transactions between Licensee and/or its Subsidiaries, on the one hand, and any of their respective Affiliates, on the other hand (including, without limitation, any purchase, sale, lease or exchange of property), shall be conducted at all times on an arm’s length, commercially reasonable basis and on terms and conditions at least as favorable to Licensee and its Subsidiaries as those that would be commercially available from an unaffiliated third party. Except as otherwise provided in Section 9.12.2, any transaction between Licensee and/or its Subsidiaries, on the one hand, and one (1) or more of their respective Affiliates, on the other hand (other than a transaction pursuant to and in accordance with the TCP Intercompany Services Agreement or the TCP Tax Sharing Agreement), involving more than Sixty Thousand Dollars ($60,000) in the aggregate (or such greater amount as may be set forth as the disclosure threshold under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, as amended, modified or replaced from time to time) in any Contract Year shall be subject to TDSF’s prior written approval in its sole discretion, which approval shall be sought in accordance with the approval provisions set forth in Section 9.19.3.

           9.16 Permits and Compliance With Law. Licensee shall be responsible for making any filings with, and applying for, obtaining and maintaining all permits, authorizations, variances, waivers, licenses and other approvals required from, Governmental Entities for the construction, maintenance and operation of the Business Properties and all other matters pertaining to the operation of the Business; provided, that, upon Licensee’s request and at Licensee’s expense, TDSF shall cooperate with Licensee to make such filings and to obtain and maintain such permits, authorizations, variances, waivers, licenses and approvals. Without limiting any other specific obligations of Licensee hereunder (including the preceding sentence), Licensee shall ensure, and shall be solely responsible for ensuring, that all of the operations of the Business Properties and the Business as described in this Agreement or otherwise shall at all times be conducted in accordance with all applicable Laws.

           9.17 Funding of Business.

                      9.17.1 Operating Costs. Except to the extent of any reimbursement obligation of TDSF expressly provided in this Agreement, Licensee shall bear all costs incurred in connection with the operation of the Business Properties and the Business and the performance of its obligations under this Agreement, including, without limitation, all costs with respect to the identification and leasing or acquisition of each Business Property; the development, construction, installation and furnishing of the Business Properties; the creation, development, hosting and operation of the Internet Store and all distribution and back office functions relating thereto; the manufacture, sourcing, delivery, distribution, offer for sale, sale, and marketing, advertising and promotion of Disney Merchandise; operations and personnel training; and preparing any statements, reports or other documents required by this Agreement.

                      9.17.2 Indebtedness of Licensee and its Subsidiaries. Without the prior written approval of TDSF in its sole discretion, Licensee shall not, and shall not permit any of its Subsidiaries to, issue any debt Securities, incur any Indebtedness or guarantee or otherwise be or agree to be liable for any Indebtedness or liabilities of any Person, except as permitted by and in accordance with the following:

                                 (a) Licensee and/or its Subsidiaries shall be permitted to incur trade payables and comparable liabilities having terms of one (1) year or less and incurred in the ordinary course of business;

                                 (b) From the Effective Date until the fifth (5th) anniversary of the Effective Date (the "Five Year Date"), Licensee and/or its Subsidiaries shall be permitted to enter into and incur Indebtedness under one (1) or more loan agreements, credit agreements, lines of credit, working capital or other bank facilities or similar arrangements under which a bank or other financial institution provides or arranges loans, letters of credit and/or the extension of credit to Licensee and/or its Subsidiaries in connection with the operation of the Business (collectively, the "Debt Facilities"); provided, that (i) the amount of funds available under the Debt Facilities is determined based solely on Licensee's and its Subsidiaries' inventory (including, to the extent permitted under the applicable Debt Facility, inventory on order) and accounts receivable and is not increased based on a guarantee by TCP or its Affiliates or any other Person (other than Licensee's Subsidiaries) or any other credit-enhancing factor or device (provided, that any such guarantee by TCP or its Affiliates or other credit-enhancing factor or device shall not be prohibited so long as (x) such guarantee or other credit-enhancing factor or device is necessary to obtain any such Debt Facility or to obtain a more favorable interest rate and (y) the amount of funds available under any such Debt Facility is not increased, in whole or in part, based on such guarantee or other credit-enhancing factor or device); (ii) Indebtedness incurred under all such Debt Facilities, taken together, shall be limited to (A) trade letters of credit to fund inventory purchases without limitation, (B) one (1) or more revolving loans having terms of one (1) year or less to fund (x) working capital needs or letters of credit to fund working capital needs other than inventory purchases, in each case including, without limitation, capital expenditures in connection with Refurbishments and New Store Construction, or (y) the portion of the net working capital adjustment that may, at the election of Licensee Parent, be paid by Licensee pursuant to Section 3.3.1(B) of the Acquisition Agreement (such loans and letters of credit, collectively, the "Revolving Loans") and/or (C) one (1) or more term loans having terms of more than one (1) year solely to fund capital expenditures for purposes other than Refurbishments and New Store Construction (collectively, the "Term Loans") (by way of example and without limitation, capital expenditures in connection with a new information technology system or a new Distribution Center shall be permitted uses of funds borrowed pursuant any Term Loan); and (iii) (x) the aggregate outstanding liability of Licensee and its Subsidiaries under all Term Loans shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) in the aggregate at any time, (y) the aggregate outstanding liability of Licensee and its Subsidiaries under all Revolving Loans and all Term Loans, taken together, shall not exceed (aa) Forty Million Dollars ($40,000,000) in the aggregate during the period from the Effective Date to February 1, 2005, by which time such outstanding aggregate liability must be paid down to Twenty-Five Million Dollars ($25,000,000) or less in the aggregate, and (bb) following February 1, 2005 and the pay-down referred to in the preceding subparagraph (aa), Thirty-Five Million Dollars ($35,000,000) in the aggregate at any time and (z) at least once per calendar year (other than calendar year 2004), the aggregate outstanding liability of Licensee and its Subsidiaries under all Revolving Loans and all Term Loans, taken together, shall be reduced to an amount equal to Ten Million Dollars ($10,000,000) or less (for purposes of this subparagraph (iii), "aggregate outstanding liability" shall include all liability for principal, interest, penalties, fees, charges and other payments in any form and the amount of letters of credit to fund working capital needs other than inventory purchases described in subparagraph (ii)(B) of this Section 9.17.2(b) shall be deemed to constitute outstanding principal);

                                 (c) From the Five Year Date until the date as of which TCP and Licensee Parent have invested at least One Hundred Million Dollars ($100,000,000) in cash or cash equivalents in Licensee pursuant to the TCP Guaranty and Commitment, Licensee and/or its Subsidiaries shall be permitted to enter into and incur Indebtedness under one (1) or more Debt Facilities; provided, that (i) the amount of funds available under the Debt Facilities is determined based solely on Licensee's and its Subsidiaries' inventory and accounts receivable and is not increased based on a guarantee by TCP or its Affiliates or any other Person (other than Licensee's Subsidiaries) or any other credit-enhancing factor or device (provided, that any such guarantee by TCP or its Affiliates or other credit-enhancing factor or device shall not be prohibited so long as (x) such guarantee or other credit-enhancing factor or device is necessary to obtain any such Debt Facility or to obtain a more favorable interest rate and (y) the amount of funds available under any such Debt Facility is not increased, in whole or in part, based on such guarantee or other credit-enhancing factor or device); and (ii) such Debt Facilities and all Indebtedness incurred thereunder shall be subject to the approval of both of the Independent Directors of Licensee or such Subsidiary, as applicable, to the extent required by subparagraphs (c) and/or (d) of Section 9.13.3;

                                 (d) Following the later of (i) the Five Year Date and (ii) the date as of which TCP and Licensee Parent have invested at least One Hundred Million Dollars ($100,000,000) in cash or cash equivalents in Licensee pursuant to the TCP Guaranty and Commitment, Licensee and/or its Subsidiaries shall be permitted to enter into and incur Indebtedness under one (1) or more Debt Facilities; provided, that such Debt Facilities and all Indebtedness incurred thereunder shall be subject to the approval of both of the Independent Directors of Licensee or such Subsidiary, as applicable, to the extent required by subparagraphs (c) and/or (d) of Section 9.13.3; and

                                 (e) Without limiting the provisions of subparagraphs (a) through (d) of this Section 9.17.2, Licensee acknowledges and agrees that, with respect to any Debt Facility proposed to be entered into by Licensee or its Subsidiaries, Licensee shall, at least fifteen (15) Business Days prior to entering into or permitting any Subsidiary to enter into any such Debt Facility, provide TDSF with drafts of all Contracts to be entered into by Licensee or its Subsidiaries in connection therewith and shall, thereafter, provide TDSF with each draft of any such Contract that is distributed between the parties thereto (redlined to reflect changes therein). TDSF shall have the right to review and comment on all drafts of such Contracts, which comments shall be considered by Licensee and its Subsidiaries in good faith, and the final versions of all terms and provisions of such Contracts that relate to or affect in any manner the remedies thereunder, the termination thereof or defaults and/or events of default thereunder, or that, as determined by TDSF in its business judgment, relate to or affect in any manner this Agreement, the rights or obligations of the parties hereunder or the names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or its Affiliates, shall be subject to the prior written approval of TDSF in its business judgment. Without limiting the foregoing, unless TDSF shall otherwise consent in its sole discretion, Licensee acknowledges and agrees that, in connection with any new Debt Facility entered into by Licensee in accordance with this Section 9.17 following the Effective Date, (i) such Debt Facility shall provide that, upon the occurrence of any default or event of default that would allow a lender or any other Person under such Debt Facility to foreclose on or sell the inventory or other collateral securing the obligations under such Debt Facility, TDSF and its Affiliates shall have protections, cure periods, grace periods and other rights and remedies at least equal to those available to TDSF and its Affiliates under the Original Debt Facility, (ii) except and only to the limited extent granted under the Original Debt Facility, under no circumstances whatsoever shall this Agreement, or any rights of Licensee arising hereunder in the Disney Properties, the Licensed Materials or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or its Affiliates, be pledged as collateral for, be the subject of any security interest or lien granted in connection with, or otherwise be Encumbered in any manner whatsoever by, any such Debt Facility, and (iii) except and only to the limited extent entered into in connection with the Original Debt Facility, neither TDSF nor its Affiliates shall be required to enter into any Contract (including, without limitation, any inter-creditor agreement) associated with any such Debt Facility (provided that, with respect to any new Debt Facility of Licensee and its Subsidiaries that complies with the provisions of this Agreement, including this Section 9.17.2, upon Licensee's request, TDSF shall enter into an agreement with the agent or lender under such new Debt Facility containing the same provisions as those set forth in the "Designation of Secured Lender Under License Agreement" entered into by TDSF in connection with the Original Debt Facility). The foregoing provisions of this Section 9.17.2(e) shall apply equally to any proposed amendment, modification or other change to any Debt Facility of Licensee or its Subsidiaries, including, without limitation, the Original Debt Facility.

                      9.17.3 Indebtedness of Licensee Parent and Canadian Parent. Without the prior written approval of TDSF in its sole discretion, neither Licensee Parent nor Canadian Parent shall under any circumstances issue any debt Securities, incur any Indebtedness, guarantee or otherwise be or agree to be liable for any Indebtedness of any Person or otherwise incur or suffer to exist any material liabilities of any kind, other than Licensee Parent’s obligations under the TCP Guaranty and Commitment.

           9.18 Operating Manual. Prior to the Effective Date, TDSF and Licensee have agreed upon the terms of one (1) or more operating manuals setting forth, among other things, operating procedures, employee training requirements, quality control procedures and other policies and procedures applicable to the conduct of the Business and the Business Properties (collectively, the "Operating Manual"). Licensee shall, and shall cause its Affiliates to, comply with and abide by the Operating Manual. Each of TDSF and Licensee may, from time to time, propose changes in, additions to or deletions, variations or departures from the Operating Manual by providing written notice of such proposal to the other party. The parties shall consider any such proposal in good faith and any such proposed change, addition, deletion, variation or departure shall be subject to the approval of TDSF and Licensee in their respective business judgment; provided, that (i) any proposed change, addition, deletion, variation or departure relating to the Disney Properties, the Licensed Materials or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or any of its Affiliates shall, if proposed by Licensee, be subject to the approval of TDSF in its sole discretion or, if proposed by TDSF, not require the approval of Licensee, (ii) neither party shall disapprove any proposed change, addition, deletion, variation or departure that is necessary in order to comply with applicable Law or any change thereof, including, without limitation, health and safety standards and regulations, and (iii) any proposed change, addition, deletion, variation or departure that is intended to amend, modify, supplement or replace any of the terms or provisions of this Agreement or has the effect of amending, modifying, supplementing or replacing any of such terms or provisions shall be subject to the approval of TDSF and Licensee in their respective sole discretion. Licensee shall reimburse TDSF for all costs and expenses incurred by TDSF or its Affiliates in connection with the design, development, printing and distribution of the Operating Manual and any amendments thereto. Notwithstanding the preceding sentence, TDSF shall be, and be deemed to be, the sole and exclusive owner of the Operating Manual and all rights therein, which are reserved to TDSF. Licensee shall neither acquire nor assert any rights in or to the Operating Manual and, without limiting the foregoing, Licensee hereby assigns to TDSF all rights created by its use of the Operating Manual, together with the goodwill attaching to that part of Licensee’s business in connection with which the Operating Manual is used. TDSF’s ownership of the Operating Manual shall include sole and exclusive ownership of all amendments, modifications, replacements or other derivatives thereof or therefrom, regardless of which party is responsible for any of the foregoing.

           9.19 Operational Approval Procedures.

                      9.19.1 Approving Openings and Closings of Business Properties. Licensee shall not be permitted to open or close any Facility without obtaining (i) in the case of Permitted Openings, TDSF’s written approval of the New Store Construction pursuant to Section 9.19.2 and (ii) in any case other than Permitted Openings and Permitted Closings, TDSF’s written approval of the Opening/Closing Proposal pursuant to the following provisions of this Section 9.19.1 in each instance:

                                 (a) Submissions. Licensee shall submit to TDSF for approval (i) a written proposal with respect to the opening or closing of the Business Property (the "Opening/Closing Proposal"), (ii) specific information with respect to the location of the Business Property proposed to be opened or closed, (iii) in the case of the closing of a Business Property, a statement of the proposed Barricade Procedures and Wind Down Procedures for such Business Property and, if the applicable Lease Agreement is not expiring, the manner in which the Lease Agreement will be terminated and the status of the consent or non-consent of the Landlord pertaining thereto and any terms and conditions related to obtaining such consent, and (iv) all other background information and supporting material as will be reasonably necessary, or as TDSF may reasonably request, to allow TDSF to make an informed judgment and appraisal for purposes of TDSF's approving or disapproving Licensee's Opening/Closing Proposal. All such materials shall be submitted to the individual so designated by TDSF.

                                 (b) Approval or Disapproval. Provided that Licensee has fully complied with Section 9.19.1(a), within twenty (20) Business Days following Licensee's submission thereof, TDSF shall notify Licensee of its approval or disapproval of the Opening/Closing Proposal. Licensee acknowledges and agrees that TDSF shall not approve any proposed closing of a Business Property pursuant to this Section 9.19.1 unless (i) the related Lease Agreement is expiring concurrently with such closing or authorizes cessation of operations at such Business Property prior to expiration thereof or (ii) the respective Landlord under the related Lease Agreement has consented to the early termination thereof and the terms and conditions upon which the Landlord has granted such consent are satisfactory to TDSF in its business judgment.

                                 (c) Modification of Opening/Closing Proposal; Postponement or Revocation of Approval. In the event that an Opening/Closing Proposal approved by TDSF pursuant to Section 9.19.1(b) or any of the materials submitted to TDSF pursuant to Section 9.19.1(a) in connection with the approval thereof are (or, in light of changed circumstances, need to be) modified or updated prior to, in the case of a proposed New Business Property opening, the execution of the New Business Property Lease Agreement for such New Business Property by Licensee or any of its Affiliates and, in the case of a proposed Business Property closing, such closing, Licensee shall submit a modified Opening/Closing Proposal, together with any modified or new supporting materials of the type described in Section 9.19.1(a). Provided that Licensee has fully complied with this Section 9.19.1(c), TDSF shall notify Licensee of its approval or disapproval of the modified Opening/Closing Proposal within ten (10) Business Days following Licensee's submission of the materials required or requested to be submitted pursuant to this Section 9.19.1(c). In the event that (i) any such modifications, (ii) any alleged or actual copyright and/or trademark infringement or other Disney IP Claim or any other legal consideration or rights dispute regarding any intellectual property, or (iii) any corporate brand considerations, including, without limitation, protection of the Disney Properties or the "Disney" brand, name, reputation and quality, requires, in TDSF's sole discretion, the temporary postponement (or, if necessary, revocation) of any previous approval, then TDSF shall be entitled to postpone or revoke such approval by promptly notifying Licensee thereof; provided, that, in the case of a revocation pursuant to the preceding subparagraph (ii) or (iii), TDSF will reimburse Licensee for its actual, reasonable out-of-pocket costs and expenses incurred from the date the preliminary approval of the revoked item was granted up to the date of the revocation of such approval.

                      9.19.2 Approving Facility Design Elements, New Store Construction and Refurbishments. Licensee shall be required to obtain TDSF’s written approval with respect to all Facility Design Elements, whether in connection with (i) constructing, building out, outfitting and opening a Facility ("New Store Construction"), (ii) making Refurbishments to a Facility, or (iii) otherwise modifying any aspect of the design or appearance of a Facility ("Design Modifications"), in accordance with the following procedures:

                                 (a) Submissions. Licensee shall submit to TDSF for approval (i) a written proposal with respect to the proposed New Store Construction, Refurbishment or Design Modifications, as the case may be (the "Design Proposal"), which proposal shall include, to the extent applicable, all plans, drawings, designs, artwork, photographs, materials, samples and other media relating to all proposed Facility Design Elements, including, without limitation, the size; square footage (except that no approval shall be required for a Store Facility that has at least 2,250 but not more than 7,500 square feet of net retail merchandising space that is open to the general public); layout; departments and organization; carpeting and flooring; furniture, fixtures and equipment; shelving; appliances; lighting; color scheme; decor; signage; displays; cut-outs; window strips; multimedia; check-out counters, registers and systems; and all other physical attributes (it being understood that each of the foregoing attributes shall be subject to TDSF's approval in its business judgment to the extent such attributes do not use, bear, display or feature any Disney Properties); (ii) a budget setting forth the estimated costs of such New Store Construction, Refurbishments or Design Modifications, as the case may be; and (iii) all other background information and supporting material as will be reasonably necessary, or as TDSF may reasonably request, to allow TDSF to make an informed judgment and appraisal for purposes of TDSF's approving or disapproving the Design Proposal. All such materials shall be submitted to the individual so designated by TDSF.

                                 (b) Approval. Provided that Licensee has fully complied with Section 9.19.2(a), TDSF shall notify Licensee of its approval or disapproval of the Design Proposal within twenty (20) Business Days following Licensee's submission of the information required or requested to be submitted pursuant to Section 9.19.2(a).

                                 (c) Modification of Design Proposal; Postponement or Revocation of Approval. In the event that a Design Proposal approved by TDSF pursuant to Section 9.19.2(b) or any of the materials submitted to TDSF pursuant to Section 9.19.2(a) in connection with the approval thereof, are (or, in light of changed circumstances, need to be) modified or updated prior to the completion of the New Store Construction, Refurbishments or Design Modifications, as the case may be, Licensee shall submit a modified Design Proposal, together with any modified or new supporting materials of the type described in Section 9.19.2(a). Provided that Licensee has fully complied with this Section 9.19.2(c), TDSF shall notify Licensee of its approval or disapproval of the modified Design Proposal within ten (10) Business Days following Licensee's submission of the materials required or requested to be submitted pursuant to this Section 9.19.2(c). In the event that (i) any such modifications, (ii) any alleged or actual copyright and/or trademark infringement or other Disney IP Claim or any other legal consideration or rights dispute regarding any intellectual property, or (iii) any corporate brand considerations, including without limitation, protection of the Disney Properties or the "Disney" brand, name, reputation and quality requires, in TDSF's sole discretion, the temporary postponement (or, if necessary, revocation) of any previous approval, then TDSF shall be entitled to postpone or revoke such approval by promptly notifying Licensee thereof; provided, that, in the case of a revocation pursuant to the preceding subparagraphs (ii) or (iii), TDSF will reimburse Licensee for its actual, reasonable out-of-pocket costs and expenses incurred from the date the preliminary approval of the revoked item was granted up to the date of the revocation of such approval.

                                 (d) Expedited Facility Design Element Approval Process. At any time and from time to time during the Term, Licensee shall be entitled to submit to TDSF for approval plans, drawings, designs, artwork, photographs, materials, samples and other media that set forth or propose a combination of particular Facility Design Elements (by way of illustration and not limitation, certain flooring, furniture, fixtures and equipment, a specified color scheme and other selected Facility Design Elements) to serve as a Facility design template to be used in multiple Facilities (a "Model Design"). Any such Model Design so submitted by Licensee shall be subject to TDSF's approval in its sole discretion (except to the extent that certain Facility Design Elements are subject to TDSF's approval in its business judgment as set forth in Section 9.3.6(a) or Section 9.19.2(a)). TDSF shall notify Licensee of its approval or disapproval of the proposed Model Design within forty-five (45) Business Days following Licensee's submission. In addition, prior to the Effective Date, TDSF has provided Licensee with one (1) or more Model Designs developed by and satisfactory to TDSF, including the "Castle" Model Design (each, an "Initial Model Design"), and TDSF may (but shall not be obligated to) provide Licensee with one (1) or more additional Model Designs developed by and satisfactory to TDSF at such times during the Term as TDSF may elect in its sole discretion. Licensee shall be entitled to use any Model Design approved or provided by TDSF hereunder in connection with future New Store Construction, Refurbishments or Design Modifications during the time period specified by TDSF (which time period shall not be less than three (3) calendar years) without re-submitting such Model Design for approval in accordance herewith; provided, that (i) Licensee shall have the right to make reasonable modifications to the layout of any approved Model Design solely for the purpose of conforming the Model Design to the size and layout of the particular Leased Property, provided, that, any modification to any Disney Properties used therein shall be subject to TDSF's approval in its sole discretion, (ii) Licensee shall remain obligated to submit and, to the extent required by this Section 9.19.2, obtain TDSF's approval with respect to, the other materials required under this Section 9.19.2 to be submitted with Design Proposals in connection with such New Store Construction, Refurbishments or Design Modifications (e.g., for purposes of illustration and without limitation, budget and cost information), provided, that, in the event that TDSF's approval is required with respect to such other materials, TDSF shall notify Licensee of its approval or disapproval thereof within ten (10) Business Days following Licensee's submission of such materials, (iii) upon TDSF's request, Licensee shall provide reasonably satisfactory evidence of its compliance with the applicable Model Design (including, without limitation, the specifications and quality standards thereof) and (iv) TDSF shall have the right in its sole discretion to alter, modify, discontinue or terminate any Model Design at any time (x) following the time period designated for use thereof by TDSF or (y) prior to the expiration of such designated time period in the event that (I) any alleged or actual copyright and/or trademark infringement or other Disney IP Claim or any other legal consideration or rights dispute regarding any intellectual property, or (II) any corporate brand considerations, including, without limitation, protection of the Disney Properties or the "Disney" brand, name, reputation and quality, requires, in TDSF's sole discretion, such alteration, modification, discontinuation or termination of such Model Design.

                                 (e) Refurbishment Costs. Notwithstanding anything to the contrary herein, to the extent Licensee proposes to make Refurbishments to one (1) or more Facilities pursuant to a Model Design submitted by Licensee to TDSF for approval pursuant to Section 9.19.2(d), in evaluating such Model Design so submitted by Licensee, TDSF shall not require Licensee to complete such Refurbishments pursuant to a Model Design that would require Licensee to spend in connection therewith an amount in excess of the reasonable cost for completing Refurbishments in accordance with any Initial Model Design (the "Maximum Refurbishment Amount"), provided, that, beginning effective with the second (2nd) Contract Year and continuing through each and every Contract Year of the Term thereafter, the Maximum Refurbishment Amount for each Contract Year shall be the Maximum Refurbishment Amount for the immediately preceding Contract Year, as adjusted to reflect the increase, if any, in the CPI in accordance with the CPI Adjustment Methodology.

                      9.19.3 Other Operational Approvals. Except as otherwise specifically provided in this Section 9.19 and except for any approval required with respect to Licensed Materials or Disney Properties (for which the provisions of Sections 4 and 5 shall govern), Licensee shall comply with the following procedures in obtaining TDSF’s approval with respect to any matter as to which such approval is required pursuant to this Section 9 (each such matter as to which TDSF’s approval is required, an "Approval Item"):

                                 (a) Submissions. With respect to any Approval Item, Licensee shall submit to TDSF for approval a written proposal with respect to the Approval Item (an "Approval Item Proposal"), including all background information and supporting material as will be reasonably necessary, or as TDSF may reasonably request, to allow TDSF to make an informed judgment and appraisal for purposes of TDSF's approving or disapproving the Approval Item Proposal. Without limiting the foregoing, in the case of approval of any Approval Item Proposal that is a Contract, Licensee shall submit an initial draft of the proposed Contract and shall, thereafter, provide TDSF with each revised draft thereof that is distributed between the parties thereto (redlined to reflect changes therein). TDSF shall have the right to review and comment on all drafts of each such Contract, which comments must be considered in good faith by Licensee, and the final version of each such Contract shall be subject to approval by TDSF in its business judgment (unless, with respect to any such particular Approval Item that is a Contract, a different approval standard is otherwise provided in this Agreement, in which case such other approval standard shall apply). All such materials (including any Contracts) shall be submitted to the individual so designated by TDSF.

                                 (b) Approval. Provided that Licensee has fully complied with Section 9.19.3(a), TDSF shall notify Licensee of its approval or disapproval of the Approval Item Proposal within twenty (20) Business Days following Licensee's submission of the materials required or requested to be submitted pursuant to Section 9.19.3(a); provided, however, that with respect to any Contract, TDSF shall notify Licensee of its approval or disapproval of such Contract within ten (10) Business Days after the final version of such Contract is provided to TDSF.

                                 (c) Modification of Approval Item Proposal; Postponement or Revocation of Approval. In the event that an Approval Item Proposal approved by TDSF pursuant to Section 9.19.3(b) or any of the materials submitted to TDSF pursuant to Section 9.19.3(a) in connection with the approval thereof are (or, in light of changed circumstances, need to be) modified or updated prior to the taking of any action with respect to such Approval Item Proposal, Licensee shall submit a modified Approval Item Proposal, together with any modified or new supporting materials of the type described in Section 9.19.3(a). Without limiting the foregoing, in the event that a modified Approval Item Proposal is a Contract, Licensee shall submit an initial draft of such modified Contract, redlined to reflect changes to the form of such Contract that was approved pursuant to Section 9.19.3(b), and shall, thereafter, provide TDSF with each revised draft thereof that is distributed between the parties thereto (redlined to reflect changes therein). Such Contract shall be subject to the provisions applicable to Contracts set forth in Section 9.19.3(a) (including the approval standards set forth therein). Provided that Licensee has fully complied with this Section 9.19.3(c), TDSF shall notify Licensee of its approval or disapproval of the modified Approval Item Proposal within ten (10) Business Days following Licensee's submission of the materials required or requested to be submitted pursuant to this Section 9.19.3(c). In the event that (i) any such modifications, (ii) any alleged or actual copyright and/or trademark infringement or other Disney IP Claim or any other legal consideration or rights dispute regarding any intellectual property, or (iii) any corporate brand considerations, including, without limitation, protection of the Disney Properties or the "Disney" brand, name, reputation and quality, requires, in TDSF's sole discretion, the temporary postponement (or, if necessary, revocation) of any previous approval, then TDSF shall be entitled to postpone or revoke such approval by promptly notifying Licensee thereof, provided, that in the case of a revocation pursuant to the preceding subparagraphs (ii) or (iii), TDSF will reimburse Licensee for its actual, reasonable out-of-pocket costs and expenses incurred by Licensee from the date the preliminary approval of the revoked item was granted up to the date of the revocation of such approval.

                      9.19.4 Mandatory Provisions in New Business Property Lease Agreements and Lease Extension Arrangements. Each New Business Property Lease Agreement and, to the extent not already contained in any applicable Lease Agreement, each Lease Extension Arrangement shall contain provisions satisfactory to TDSF in its sole discretion that give effect to the following (**):

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                                 (a) Acknowledgment of No Obligation by TDSF. Notwithstanding any rights of TDSF under the applicable Lease Agreement and the relationship between TDSF and Licensee hereunder, Landlord shall acknowledge that (other than with respect to any express guarantee obligations of TDSF or any of its Affiliates under a Disney-Guaranteed Lease) TDSF and its Affiliates have no obligations under such Lease Agreement, provided, that this Section 9.19.4(a) shall not apply in the case of any Lease Extension Arrangement that extends the term of a Lease Agreement for a period of less than one (1) year;

                                 (b) TDSF's Right to Enter and Occupy Facility. TDSF (or its Representatives or Affiliates) shall, without the consent of Licensee or the applicable Landlord but subject to such customary and reasonable requirements of such Landlord as may be set forth in such Lease Agreement, have the right to enter and occupy the Business Property that is the subject of the applicable Lease Agreement for the purpose of effectuating repairs or alterations to such Business Property so long as such repairs or alterations are allowed to be made by Licensee under such Lease Agreement;

                                 (c) TDSF's Right to Cure Default. Following any event or circumstance that constitutes (or that with the passage of time or the giving of notice or both would become) an event of default under a Lease Agreement, TDSF (or its designated Representatives or Affiliates) shall have the right, but not the obligation, to cure such default; and

                                 (d) TDSF's Right to Transfer Upon License Termination. If this Agreement expires or is earlier terminated, Landlord's consent to a Transfer of the applicable Lease Agreement (or to a change of control of the tenant thereunder) (i) in the case of a Transfer to TDSF or any of its Affiliates, shall not be required, and (ii) in the case of a Transfer to any other Person, shall not be unreasonably withheld, regardless of whether the request for such consent is made by Licensee or by TDSF or any of its Affiliates.

                      9.19.5 General Terms Applicable to TDSF Approval of All Operational Submissions. Notwithstanding anything contained herein to the contrary, with respect to all submissions by Licensee under this Section 9.19, Licensee acknowledges and agrees that: (i) the approval or disapproval of any such submission shall be at TDSF’s sole discretion (unless the specific covenant under which Licensee requests approval specifies TDSF’s business judgment rather than TDSF’s sole discretion); (ii) if any submission is disapproved by TDSF, where such submission by Licensee would be permissible in accordance with the terms of this Agreement if modified, TDSF shall, to the extent feasible (and in any event with respect to a substantial number of submissions), propose in writing alternative suggestions and recommendations with respect thereto for the purpose of providing Licensee an opportunity to correct such submission and re-submit it to TDSF; (iii) any submission not receiving the specific written approval of TDSF shall be deemed disapproved; (iv) no failure of TDSF to respond within a specified time period shall be deemed a breach of or default under this Agreement by TDSF under any circumstances; (v) any submission receiving approval by TDSF will not constitute or imply a representation or belief by TDSF that such submission complies with any applicable Laws and/or other policies issued by any Governmental Entity, which compliance shall be the sole responsibility of Licensee and, in connection therewith, Licensee shall, at its sole cost and expense, obtain any required consents, approvals, permits, licenses or other authorizations that may be required by any Governmental Entity or applicable Law; (vi) any approval by TDSF of a submission may be expressed in an informal written manner, such as by way of a TDSF Representative placing his or her signature and the word "approved" directly upon the proposed submission or by a TDSF Representative providing written approval via electronic mail or fax; (vii) any materials required to be submitted in connection with any approval process under this Section 9.19 may be submitted to TDSF in parts or stages over time rather than submitting all of the required materials at one time (so long as Licensee shall note clearly in writing that such submission is a partial submission) and, upon Licensee’s written request, TDSF will grant preliminary approvals or disapprovals (in accordance with the provisions of this Section 9.19) of any partial submission made under this Section 9.19 in order to permit Licensee to proceed to the next stage of the proposed activity, provided, that TDSF shall reserve its final approval or disapproval decision until all materials have been submitted for its review as required under this Section 9.19, and TDSF may modify or revoke any preliminary approval without obligation or liability to, or remedy or recourse by, Licensee, it being acknowledged and agreed by Licensee that any such preliminary approvals or disapprovals are solely an accommodation to Licensee at its request and that Licensee shall rely on any such preliminary approvals or disapprovals at its own risk; and (viii) any use of Disney Properties or Licensed Materials required in connection with any operational matter submitted by Licensee in connection with any approval process under this Section 9.19 shall be subject to the approval provisions set forth in Section 5 in addition to the approval provisions set forth in this Section 9.19.

10.           CUSTOMER DATA.

           10.1 Definition of Customer Data. As used in this Agreement, "Customer Data" shall mean all information (including, without limitation, names, addresses, e-mail addresses, telephone numbers, dates of birth, transaction data, demographic data, behavioral data, customer service data, correspondence and other documents and information) obtained from customers and maintained in Licensee’s or its Affiliates’ books and records in connection with (i) their purchases of Disney Merchandise at the Facilities or through the Internet Store and (ii) any other transactions entered into by such customers at the Facilities or through the Internet Store (e.g., Internet Store registration, sweepstakes registrations, customer surveys), in each case to the extent obtained in accordance with any applicable Laws, the Disney Privacy Policy and any Customer Elections. The Customer Data shall be treated, kept and maintained by each party as Confidential Information in accordance with the terms of Section 17.2, subject to each party’s rights as set forth in this Section 10.

           10.2 Ownership and Use of Customer Data.

                      10.2.1 During the Term. During the Term only, TDSF and Licensee shall be deemed to be the joint owners of the Customer Data, provided, that (i) Licensee shall use the Customer Data solely for purposes of operating the Business and fulfilling its obligations under this Agreement, (ii) TDSF and its Affiliates may use the Customer Data for any business purpose of TDSF or any of its Affiliates, provided, that TDSF and its Affiliates shall not use the Customer Data obtained hereunder for purposes of marketing, advertising or promoting the DDM Business or any Primary Disney Retail Store, and (iii) any use by Licensee or TDSF (or any of their respective Affiliates) of the Customer Data shall be in compliance with all applicable Laws, the Disney Privacy Policy and all Customer Elections. Without limiting the foregoing, Licensee shall not (a) Transfer or otherwise provide to any third party (a "Data Transfer") any Customer Data, other than to (I) TDSF or any of its Affiliates or (II) any third party agents who are providing services to Licensee or any of its Affiliates in connection with the operation of the Business, provided, that Licensee shall ensure that each such third party agent shall (A) obtain no ownership rights or interests in such Customer Data, (B) return such Customer Data to Licensee after it has provided services in connection with the Business, (C) be subject to the same restrictions on Data Transfers, solicitations, marketing, advertising and promotional campaigns, and other uses as apply to Licensee under this Section 10.2.1 and to confidentiality provisions with respect to such Customer Data reasonably comparable to the provisions set forth in Section 17.2, and (D) keep and maintain such Customer Data in accordance with all applicable Laws, the Disney Privacy Policy and all Customer Elections, or (b) unless otherwise approved by TDSF in accordance with Section 5, use any Customer Data for any type of solicitation, any marketing, advertising or promotional campaign, or any use not related to the operation of the Business.

                      10.2.2 Following Expiration or Termination. Upon the date of expiration or earlier termination of this Agreement, (i) TDSF shall be, and be deemed to be, the sole and exclusive owner of the Customer Data, (ii) Licensee shall, as soon as reasonably practicable, provide to TDSF, at Licensee’s sole cost and expense and in such manner and in such formats as TDSF reasonably requests, all Customer Data that Licensee has not previously provided to TDSF in accordance with Section 10.3, and (iii) following its completion of the actions set forth in subparagraph (ii) of this Section 10.2.2, Licensee shall destroy and/or delete all Customer Data from its books, records and databases, except to the extent Licensee is required to maintain any Customer Data pursuant to applicable Law (in which event Licensee shall only retain and use such retained Customer Data as and to the extent required by applicable Law).

                      10.2.3 Data Obtained Independently by TDSF. Nothing contained in this Section 10 or elsewhere in this Agreement shall apply to, or limit or prohibit the use in any manner of, any information or data owned or held by TDSF or any of its Affiliates to the extent such information or data has been independently obtained by TDSF or any of its Affiliates from a source other than Licensee or any of its Affiliates or the Business, even if such information or data is duplicative of Customer Data.

           10.3 Provision of Information by Licensee to TDSF. During the Term, (i) on a Retail Monthly basis within twenty (20) Business Days following the end of each Retail Month during the Term in respect of the preceding Retail Month, Licensee shall provide updated Customer Data to TDSF, including, without limitation, all new names and related information acquired during the preceding Retail Month, at Licensee’s sole cost and expense and in such manner and in such formats as TDSF reasonably requests, and (ii) Licensee shall take all such actions as TDSF reasonably requests to facilitate such provision of Customer Data; provided, that all actions by Licensee pursuant to this Section 10.3 shall be subject to all applicable Laws, the Disney Privacy Policy and all Customer Elections.

           10.4 Approval of Direct Marketing Activities. Licensee acknowledges and agrees that any direct marketing activities conducted by Licensee or its Affiliates in connection with the Business, including, without limitation, mail, telephone or internet solicitations and activities relating to the Internet Store, whether or not using Customer Data and/or Licensed Materials, shall require the prior written consent of TDSF in each instance pursuant to Section 5. In connection with any such direct marketing activities conducted by Licensee or its Affiliates in connection with the Business, Licensee shall be entitled to use, in addition to Customer Data, comparable information obtained from customers of the business of TCP and its Affiliates (other than the Licensee Entities), subject to Licensee’s compliance with applicable Law, any privacy elections made by such customers and any privacy policy applicable to such information and provided that Licensee’s use of such customer data of TCP shall not by itself provide Licensee with any rights of ownership therein. Notwithstanding the foregoing, none of TCP or its Affiliates (other than the Licensee Entities) shall have any right to use Customer Data in connection with direct marketing activities conducted by TCP or such Affiliates or any other activities, except and only to the extent approved in writing by TDSF in its sole discretion, which approval may be conditioned upon TCP’s and such Affiliates’ compliance with certain limitations and restrictions, including, without limitation, the time periods during which such direct marketing activities may occur and the frequency and content of such direct marketing activities.

11.        OWNERSHIP OF CERTAIN TECHNOLOGY AND PRODUCT DESIGN ELEMENTS.

           11.1 Definitions. As used herein, the following terms have the meanings set forth below:

           "Non-Disney Technology and Elements" shall mean, collectively, (i) all proprietary technology embedded in the Disney Merchandise and developed specifically for the Business, including, without limitation, any related specifications, functional requirements, documentation, copyrights and copyright applications, patents and patent applications, trade secret rights, trademarks and trademark applications (for the name(s) of the technology itself as opposed to the name(s) of the Disney Merchandise in which it is embedded) and other related intellectual property rights, and (ii) the style, design, size, shape, color, trade dress, industrial designs, merchandise designs, merchandise tools (i.e., molds, dies, etc.), appearance and other comparable aesthetic features of the Disney Merchandise (collectively, the "Product Design Elements"), including, without limitation, any related copyrights and copyright applications, patents and patent applications, inventions (whether or not patentable), trade secret rights, trademarks and trademark applications (for the name(s) of the Product Design Element itself as opposed to the name(s) of the Disney Merchandise in which it is embedded) and other related intellectual property rights (provided, that this subparagraph (ii) shall not include any Product Design Elements that are based on, embody, contain, feature, display, reflect or express, directly or indirectly, in whole or in part, by direct reference or by inference (e.g., by shape or outline but without specific features), any of the Licensed Materials or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or any of its Affiliates, which Product Design Elements shall be, and be deemed to be, solely and exclusively owned by TDSF and shall be reserved to TDSF with unlimited rights to use and exploit the same at any time (whether during the Term or thereafter) with no duty to account to Licensee and shall be otherwise subject to the provisions of this Agreement as "Licensed Materials," including, without limitation, Section 4.4).

           "Product Trademarks" shall mean any and all names, brands, trademarks, logos, symbols or other proprietary designations or intellectual property used to identify, and developed specifically for, the Disney Merchandise, including, without limitation, all registrations thereof, applications to register the same, common law rights therein and the goodwill associated therewith; provided, that "Product Trademarks" shall not include (in whole or in part) any names, brands, trademarks, logos, symbols or other proprietary designations or intellectual property that are owned by TDSF or any of its Affiliates separately and independently from this Agreement (such as, by way of example and without limitation, the Licensed Materials).

           For purposes of illustration only and without limitation, if an Article of Disney Merchandise consisted of a toddler’s cup with a specially designed no-drip lid, a cup handle shaped like a generic trumpet (without reference to any Licensed Materials), and a carrying case shaped like the ears of Mickey Mouse (but without the features of Mickey Mouse’s face), and such Disney Merchandise is called "Dizzy’s No-Drip Cup", then (i) the no-drip lid and the generic trumpet-shaped handle would be Non-Disney Technology and Elements, (ii) the Mickey Mouse-inspired carrying case would constitute Licensed Materials and would not be Non-Disney Technology and Elements (even though it does not bear the exact features of Mickey Mouse), and (iii) the name "Dizzy’s No-Drip Cup" would be a Product Trademark.

           11.2 Non-Disney Technology and Elements Ownership and License Rights. As between TDSF and Licensee, subject to the rights of any licensors or other third parties:

                      11.2.1 Licensee shall be, and be deemed to be, the sole and exclusive owner of all Non-Disney Technology and Elements with respect to which substantially all development costs and expenses have been borne by Licensee and/or any of its Affiliates; provided, that, both during the Term and thereafter, (i) Licensee shall, upon the request of TDSF or any Other Disney Store Operator, grant TDSF and its Affiliates (but, for the avoidance of doubt, not any third party licensees of TDSF or its Affiliates within the Territory) or any Other Disney Store Operator and its Affiliates, respectively, a non-exclusive license to use any such Non-Disney Technology and Elements at a fair-market royalty rate to be negotiated in good faith by such parties (or any of their respective Affiliates), provided, that TDSF shall not, and shall not permit its Affiliates to, sublicense any rights granted thereto pursuant to this subparagraph (i) of this Section 11.2.1 to any of their respective third party licensees within the Territory (but, for purposes of clarification, TDSF and its Affiliates shall be permitted to sublicense any rights granted thereto pursuant to this subparagraph (i) of this Section 11.2.1 to any of their respective third party licensees outside of the Territory), and (ii) Licensee shall be permitted to license any such Non-Disney Technology and Elements to third parties within or outside of the Territory for use in connection with consumer products and merchandise that are not Disney Merchandise so long as such Non-Disney Technology and Elements are not, as determined by TDSF in its business judgment, likely to be perceived by the public as closely associated with or attributable to, as applicable, Disney Merchandise, Licensed Materials, any Disney Properties, any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or any of its Affiliates, the Facilities or the Internet Store;

                      11.2.2 TDSF shall be, and be deemed to be, the sole and exclusive owner of all Non-Disney Technology and Elements with respect to which substantially all development costs and expenses have been borne by TDSF and/or any of its Affiliates; provided, that, during the Term only, TDSF shall, upon Licensee’s request, grant Licensee and its Affiliates a non-exclusive license to use any such Non-Disney Technology and Elements solely for purposes of carrying out Licensee’s obligations under this Agreement, at a fair-market royalty rate to be negotiated in good faith by the parties hereto (or any of their respective Affiliates), provided, that, for purposes of clarification, (i) Licensee shall not, and shall not permit its Affiliates to, sublicense any rights granted thereto pursuant to this Section 11.2.2 to any Person, and (ii) TDSF shall be permitted to license any such Non-Disney Technology and Elements to any Person within or outside of the Territory, including, without limitation, a Person who competes directly or indirectly with Licensee or its Affiliates; and

                      11.2.3 With respect to any Non-Disney Technology and Elements that are jointly developed by TDSF or any of its Affiliates, on the one hand, and Licensee or any its Affiliates, on the other hand (for these purposes, "joint development" meaning that each party has devoted a material amount of resources, whether in the form of technical expertise, personnel, financial resources or otherwise, to the development of the Non-Disney Technology and Elements), Licensee and TDSF shall be deemed to be the joint owners of such Non-Disney Technology and Elements, each with unlimited rights to use, exploit and sublicense the same so long as, in the case of any such sublicense by Licensee, such Non-Disney Technology and Elements are not, as determined by TDSF in its business judgment, likely to be perceived by the public as closely associated with or attributable to, as applicable, Disney Merchandise, Licensed Materials, any Disney Properties, any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or any of its Affiliates, the Facilities or the Internet Store.

           11.3 Product Trademark Ownership. As between TDSF and Licensee, subject to the rights of any licensors or other third parties, TDSF shall be, and be deemed to be, the sole and exclusive owner of all Product Trademarks, which are reserved to TDSF with unlimited rights to use and exploit the same at any time (whether during the Term or thereafter) and with no duty to account to Licensee, provided, that, during the Term and within the Territory only, TDSF hereby grants to Licensee and its Affiliates a non-exclusive, royalty-free license to use all such Product Trademarks solely for purposes of carrying out Licensee’s obligations under the terms of this Agreement.

           11.4 Further Assurances. Each of the parties hereto agrees to execute and deliver to the other party such assignments and other conveyance documents as may be required and reasonably requested from time to time by the other party to confirm the other party’s ownership of Non-Disney Technology and Elements and Product Trademarks.

           11.5 Survival of Section. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement indefinitely.

12.           INDEMNIFICATION.

           12.1 Indemnification by Licensee. Each of TDS USA and TDS Canada, jointly and severally, shall defend, indemnify and hold TDSF and each of its Affiliates and the officers, directors, agents, representatives, employees, successors and assigns of each, forever harmless from and against any and all third-party claims, damages, losses, liabilities, obligations, settlements, injunctions, suits, actions, proceedings, liens, demands, charges, fines, penalties, costs and expenses of every kind and nature (whether based on tort, breach of contract, product liability, patent or copyright infringement or otherwise), including, without limitation, reasonable fees and expenses of attorneys and other professionals and disbursements that may be imposed on, incurred by or asserted against the Persons hereby required to be indemnified (but not against any of the same to the extent that a negligent act or omission or willful misconduct of any such Person was the cause of same) (collectively, "Loss"), arising directly or indirectly from, out of or based on:

                      12.1.1 any failure by Licensee to perform any of the agreements, terms, covenants or conditions of this Agreement to be performed by Licensee or any breach of any representation or warranty made by Licensee in this Agreement, including, without limitation, any Material Breach, any Licensee Infringing Use and/or any use of any music or film clip rights acquired from TDSF or its Affiliates in connection with this Agreement that constitutes an infringing use thereof or that is in violation of this Agreement or in violation of any Contract entered into in connection with such music or film clip rights; or

                      12.1.2 the use by TDSF or its Affiliates of Licensee’s names, brands, trademarks, logos, symbols, characters, designs, copyrights, materials, plans, ideas or other proprietary designations or intellectual property, provided, that such use was in accordance with the terms and conditions of this Agreement or as otherwise permitted by Licensee; or

                      12.1.3 any applicable Taxes (including, without limitation, sales, use, withholding (imposed by Canada or any other non-U.S. taxing jurisdiction), value-added or other similar Taxes) arising in connection with the payment of the Licensee Payments or other payments due to TDSF hereunder by Licensee or in connection with this Agreement, regardless of whether such Taxes must be collected by TDSF or its Affiliates on behalf of the applicable taxing authority and regardless of whether Licensee shall challenge the assessment or amount of such Taxes, except for any local, state, provincial or federal income Taxes (or franchise, gross receipts or other similar Taxes imposed in lieu of net income Taxes), other than withholding Taxes imposed by Canada or any other non-U.S. taxing jurisdiction, payable by TDSF or its Affiliates on, or in respect of, the Licensee Payments; or

                      12.1.4 the creation, development, manufacture, sourcing, purchase, offer for sale, sale or use of any Disney Merchandise or any other products or services of Licensee or its Affiliates, whether intended or unintended, and any injury to person or property or illness or death allegedly resulting therefrom, including, without limitation, (i) the manufacture, assembly and delivery of such Disney Merchandise or other products or services, (ii) any alleged deficiency or inadequacy in any instructions, warnings, labels or other materials included with any such Disney Merchandise or other products or services, (iii) the fitness of any such Disney Merchandise or other products or services for its intended use by consumers, (iv) any defect in design, material or workmanship of such Disney Merchandise or other products or services, (v) any misbranding, adulteration or unsafe feature of such Disney Merchandise or other products or services, (vi) any failure of such Disney Merchandise or other products or services to comply with any applicable Laws, including, without limitation, Laws pertaining to articles, materials or substances banned from commerce into or within the Territory, (vii) any breach of any Manufacturer’s Agreement or Manufacturer’s MOU by any Manufacturer or Licensee; or (viii) any name, brand, trademark, trade name, trade dress, logo, symbol, character, patent, copyrighted work, trade secret, music right, film clips or other proprietary designation or intellectual property used in connection with the Disney Merchandise or such other product or service (other than the Licensed Materials to the extent and only to the extent to which TDSF has indemnified Licensee pursuant to Section 12.2.2); or

                      12.1.5 the maintenance, management, supplying, administering and operation of the Business Properties and the Business and all activities related thereto, and any injury to person or property or illness or death allegedly resulting therefrom; or

                      12.1.6 the staffing of the Business Properties and the Business and all activities related thereto, including, without limitation, the compensation, hiring and termination of Licensee Employees and any other activities described in Section 9.4.1; or

                      12.1.7 any breach or violation of or failure to comply with any representation, warranty, term, covenant or condition contained in any Lease Agreement or other Contract of Licensee or its Affiliates pertaining to the Business, including, without limitation, reimbursement of TDSF and/or its Affiliates for any amounts paid by any of them under any guarantee of a Lease Agreement; or

                      12.1.8 the conduct of any marketing, advertising or promotional activity or sales process hereunder by or on behalf of Licensee or its Affiliates, including, without limitation, the production and broadcast of any television or radio commercials in connection therewith, direct-to-consumer solicitations via mail, email or otherwise, any marketing, advertising or promotion on or through the Internet Store and the promotion, advertising, marketing, offering for sale and sale of Theme Park Admission Passes; or

                      12.1.9 any negligent act or omission or willful misconduct by Licensee or its Affiliates, or the officers, directors, agents or employees of each, in connection with its or their performance relating to this Agreement; or

                      12.1.10 the operation by Licensee of the Facilities or by TCP or its Affiliates, other than Licensee, of any retail location or other venue of TCP or such Affiliates;

                      provided, that, notwithstanding the foregoing, TDS USA and TDS Canada shall not be required to defend, indemnify or hold TDSF, its Affiliates or the officers, directors, agents, representatives, employees, successors and assigns of each harmless from or against any third-party Loss arising from, out of or based on any of the foregoing matters if and only if and only to the extent to which TDSF or any of its Affiliates is required to indemnify Licensee, any of its Affiliates or the officers, directors, agents, representatives, employees, successors and assigns of each with respect to any such matters pursuant to the terms of the Acquisition Agreement or Section 12.2 of this Agreement.

           12.2 Indemnification by TDSF. TDSF shall defend, indemnify and hold Licensee and each of its Affiliates and the officers, directors, agents, representatives, employees, successors and assigns of each, forever harmless from and against any and all third-party Loss arising directly or indirectly from, out of or based on:

                      12.2.1 any failure by TDSF to perform any of the agreements, terms, covenants or conditions of this Agreement to be performed by TDSF or any breach of any representation or warranty made by TDSF in this Agreement; or

                      12.2.2 use of the Disney Properties and the Licensed Materials by Licensee, but if and only if (A) such use was in strict accordance with the terms and conditions of this Agreement (and in the exact form and manner approved hereunder by TDSF) and (B) either (i) such use infringes the copyright of any third party or (ii) such use consists of the use of the name "Disney" or the designs of the "Mickey Mouse," "Minnie Mouse," "Donald Duck," "Daisy Duck" and "Goofy" animated characters and it infringes the trademark of a third party. In the case of this Section 12.2.2, (a) Loss shall not include lost profits and (b) except as specifically provided under subparagraph (B)(ii) of this Section 12.2.2, no warranty or indemnity is being given by TDSF with respect to any Loss arising from any claim that use of the Disney Properties or the Licensed Materials or any other proprietary designations or intellectual property owned by or licensed to TDSF or any of its Affiliates on or in connection with the Disney Merchandise, the FF&E Materials, the Marketing Materials or any other materials approved hereunder by TDSF infringes on any trademark or other right of any third party or otherwise constitutes unfair competition; or

                      12.2.3 any local, state, provincial or federal income Taxes (or franchise, gross receipts or other similar Taxes imposed in lieu of net income Taxes), other than withholding Taxes imposed by Canada or any other non-U.S. taxing jurisdiction, payable by TDSF or its Affiliates on, or in respect of, the Licensee Payments; or

                      12.2.4 the operation by TDSF or its Affiliates of any Theme Park or other retail or entertainment venue that is solely owned and controlled by TDSF or its Affiliates; or

                      12.2.5 **; or

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

                      12.2.6 any negligent act or omission or willful misconduct by TDSF or its Affiliates, or the officers, directors, agents or employees of each, in connection with its or their performance relating to this Agreement;

                      provided, that, notwithstanding the foregoing, TDSF shall not be required to defend, indemnify or hold Licensee, its Affiliates or the officers, directors, agents, representatives, employees, successors and assigns of each harmless from or against any third-party Loss arising from, out of or based on any of the foregoing matters if and only if and only to the extent to which TCP, Licensee Parent, Canadian Parent or Licensee is required to indemnify TDSF, any of its Affiliates or the officers, directors, agents, representatives, employees, successors and assigns of each with respect to any such matters pursuant to the terms of the Acquisition Agreement or Section 12.1 of this Agreement.

           12.3 Procedures of Indemnification.

                      12.3.1 Either party seeking indemnification under this Agreement (the "Indemnified Party") shall give notice to the party required to provide indemnification hereunder (the "Indemnifying Party") promptly after the Indemnified Party has actual knowledge of any claim as to which indemnity may be sought hereunder, and the Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party), if it acknowledges in writing its liability with respect to defense costs, to assume the defense of any claim or litigation resulting therefrom; provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be satisfactory to the Indemnified Party in its business judgment; (ii) the Indemnified Party may participate in such defense, represented by counsel of the Indemnified Party’s own choosing, but only at the Indemnified Party’s own cost and expense, except with respect to any claim or litigation by or with a Governmental Entity involving or relating to any Tax matter; and (iii) the omission by the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and the Indemnifying Party is actually prejudiced or damaged as a result of such failure to give notice.

                      12.3.2 The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to entry of any judgment or administrative order or enter into any settlement or a compromise that would bind the Indemnified Party if such judgment, administrative order, settlement or compromise (i) could affect the validity or enforceability of any intellectual property rights or other business interests of the Indemnified Party, (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such claim or litigation, or (iii) would require any admission of wrongdoing on the part of the Indemnified Party.

                      12.3.3 Subject to TDSF’s rights pursuant to Section 4.8 with respect to Disney IP Claims, in the event that the Indemnified Party shall in its business judgment determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s intellectual property rights or ability to conduct future business, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or lawsuit relating to any such claim at the sole cost and expense of the Indemnifying Party.

                      12.3.4 In the event that the Indemnifying Party does not acknowledge in writing its indemnification obligation hereunder and accept the defense of any matter as above provided within ten (10) Business Days following written notice from the Indemnified Party of any such matter, the Indemnified Party, without waiving any rights under this Section 12, shall have the full right to defend against any such claim or litigation at the reasonable expense of the Indemnifying Party.

           12.4 Survival. The provisions of this Section 12 shall survive the expiration or earlier termination of this Agreement for three (3) years following the date of such expiration or termination of this Agreement.

13.           TERMINATION BY TDSF.

           Without prejudice to any other right or remedy available to TDSF at law or in equity in respect of any event described below (but subject to the limitations set forth in Section 21.22), this Agreement may be terminated by TDSF by written notice to Licensee upon the occurrence of one (1) or more of the following events:

           13.1 Royalty Breach. Either (i) Licensee shall commit any Royalty Breach that is not Cured by Licensee, (ii) during the first twenty-four (24) Retail Months of the Term, Licensee shall commit four (4) or more Royalty Breaches, whether Cured or Uncured by Licensee, or (iii) during any rolling twenty-four (24) Retail Month period during the remainder of the Term, Licensee shall commit three (3) or more Royalty Breaches, whether Cured or Uncured by Licensee; or

           13.2 Misuse of Licensed Materials. During any rolling twenty-four (24) Retail Month period during the Term, either (i) Licensee shall commit ** or more Licensee Infringing Uses that are not Cured by Licensee, or (ii) Licensee shall commit ** or more Licensee Infringing Uses, whether Cured or Uncured by Licensee; or

_____________________
** This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission.

           13.3 Material Breach. During any rolling twenty-four (24) Retail Month period during the Term, either (i) Licensee shall commit five (5) or more Material Breaches that are not Cured by Licensee or (ii) Licensee shall commit seven (7) or more Material Breaches, whether Cured or Uncured by Licensee, in each case other than any breaches described in Section 13.1, 13.2, 13.9 or 13.10; or

           13.4 Assignment. Any purported assignment or Transfer of Licensee’s rights, benefits or obligations hereunder shall be made or deemed to be made that is in violation of this Agreement; or

           13.5 Change of Control. Following the Effective Date, (i) Licensee, Licensee Parent, Canadian Parent or any of their respective Subsidiaries shall, in any single transaction or series of related transactions, Transfer (by lease, management or operation agreement, assignment, sale or otherwise) all or substantially all of its properties and assets to a Qualified Person without a Guaranty Assumption and, in the case of a Transfer involving Licensee Parent, Canadian Parent or Licensee, a License Assumption or to any Disqualified Person; (ii) TCP or any of its Affiliates (other than the Licensee Entities) shall, in any single transaction or series of related transactions, Transfer (by lease, management or operation agreement, assignment, sale or otherwise) all or substantially all of its properties and assets used primarily in the Business to a Qualified Person without a Guaranty Assumption or to any Disqualified Person; (iii) Licensee, Licensee Parent, Canadian Parent, TCP or any of their respective Affiliates shall enter into any merger, consolidation, amalgamation, combination or other comparable form of corporate transaction with a Qualified Person without a Guaranty Assumption and a License Assumption or with any Disqualified Person; (iv) any Licensee Securities or Licensee Affiliate Securities shall be Transferred by any Person other than pursuant to a Permitted Transfer; or (v) any TCP Securities or TCP Affiliate Securities shall be Transferred by any Person other than pursuant to a Permitted Transfer; provided, that, in the event that TDSF shall have a right of termination under the preceding subparagraph (v) of this Section 13.5, (A) the termination of this Agreement pursuant to this Section 13.5 shall not occur until the date that is twelve (12) months from the date Licensee or its Affiliates knew or (based upon diligent inquiry) should reasonably have known of such prohibited Transfer so long as, until such termination date, TCP shall use its good faith, commercially reasonable efforts to Transfer all of its right, title and interest in and to Licensee Parent, Licensee, Canadian Parent and their respective Subsidiaries, the Facilities, the Internet Store and the Business (whether by Transfer of all outstanding Licensee Securities, Licensee Parent Securities and/or Canadian Parent Securities or substantially all of Licensee’s properties and assets or otherwise) in a manner that does not violate the terms of subparagraphs (i), (iii) or (iv) of this Section 13.5, as applicable, such efforts of TCP to be demonstrated to TDSF’s satisfaction in its business judgment on at least a monthly basis, (B) the time period in the preceding subparagraph (A) shall be extended by three (3) months in the event that, prior to the expiration of the initial twelve (12) month period under the preceding subparagraph (A), TCP or its Affiliates shall have in good faith entered into a written, binding, definitive agreement with an unrelated third party pertaining to a Transfer as contemplated by the preceding subparagraph (A), which agreement shall be subject only to customary closing conditions for a transaction of that nature (e.g., regulatory approvals, material accuracy of representations and warranties, landlord consents), and (C) so long as any such Transfer as contemplated by the preceding subparagraph (A) is consummated within the time period specified in such subparagraph (or any extension thereof pursuant to the preceding subparagraph (B)), then TDSF’s right of termination under subparagraph (v) of this Section 13.5 shall expire upon the consummation of such Transfer.

           13.6 Insolvency. Either (i) any of (a) TDS USA, TDS Canada, Licensee Parent, Canadian Parent or any of their respective Subsidiaries, (b) TCP, any Significant Subsidiary of TCP or any Subsidiary of TCP that is engaged in the Business in any manner or (c) any Parent Affiliate of TCP shall become Insolvent or shall make an assignment for the benefit of creditors; or (ii) any action shall be brought by any such Person seeking its dissolution or liquidation of any of its assets or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of its property; or (iii) any such Person shall commence a voluntary proceeding under the Federal Bankruptcy Code; or (iv) any reorganization or arrangement proceeding is instituted by any such Person for the settlement, readjustment, composition or extension of any of its debts upon any terms; or (v) any action or petition shall otherwise be brought by any such Person seeking similar relief or alleging that it is Insolvent or unable to pay its debts as they mature; or (vi) any action shall be brought against any such Person seeking its dissolution or liquidation of any of its assets, or seeking the appointment of a trustee, interim trustee, receiver or other custodian for any of its property, and any such action is consented to or acquiesced in by any such Person or is not dismissed within two (2) months after the date upon which it was instituted; or (vii) any proceeding under the Federal Bankruptcy Code shall be instituted against any such Person, and (x) an order for relief is entered in such proceeding or (y) such proceeding is consented to or acquiesced in by any such Person or is not dismissed within two (2) months after the date upon which it was instituted; or (viii) any reorganization or arrangement proceeding shall be instituted against any such Person for the settlement, readjustment, composition or extension of any of its debts upon any terms, and such proceeding is consented to or acquiesced in by any such Person or is not dismissed within two (2) months after the date upon which it was instituted; or (ix) any action or petition shall otherwise be brought against any such Person seeking similar relief or alleging that it is Insolvent, unable to pay its debts as they mature or generally not paying its debts as they become due, and such action or petition is consented to or acquiesced in by any such Person or is not dismissed within two (2) months after the date upon which it was brought; or

           13.7 Reputational Decline. Licensee or any of its Affiliates engage in conduct that is generally viewed by the public as offensive or reprehensible from a legal or moral perspective and such conduct results in a material impairment or diminution of the good name, image or brand of TDSF or any of its Affiliates or of the Disney Properties, the Licensed Materials or any other names, brands, trademarks, logos, symbols, characters or other proprietary designations or intellectual property of TDSF or any of its Affiliates, in each case as determined by TDSF in its business judgment. In order to exercise the right of termination under this Section 13.7, TDSF shall provide written notice to Licensee within two (2) months following the date on which TDSF knows of such conduct. Any failure to provide such written notice within such two (2) month period shall constitute a waiver of the right to terminate this Agreement under this Section 13.7 with respect to the respective conduct in that particular instance only. In the event that Licensee disputes whether TDSF has a right to terminate this Agreement under this Section 13.7, Licensee shall, within twenty (20) Business Days following written notice from TDSF, provide TDSF with written notice of such dispute, whereupon the parties shall, within five (5) Business Days following such written notice from Licensee, commence the arbitration process specified under Section 21.23 with respect thereto. In connection therewith, within two (2) Business Days following the selection of the Arbitrator for such dispute in the manner specified in Section 21.23, the parties shall jointly submit a written request to such Arbitrator requesting that such dispute be resolved with extraordinary expedition in accordance with Section 21.23 and in any event within twenty (20) Business Days following the date of such request. The sole dispute to be resolved in connection with any proceeding submitted for resolution under Section 21.23 in accordance with the provisions of this Section 13.7 shall be whether or not TDSF has the right to terminate this Agreement pursuant to the terms of this Section 13.7. Notwithstanding anything contained herein to the contrary, in the event that TDSF seeks to terminate this Agreement pursuant to this Section 13.7, such termination shall not become effective until twenty (20) Business Days following the earliest to occur of (i) the failure of Licensee to notify TDSF of a dispute hereunder within twenty (20) Business Days following TDSF’s notice of termination, (ii) Licensee’s written acknowledgement that TDSF is entitled to terminate this Agreement under this Section 13.7, and (iii) the Arbitrator’s final written determination that TDSF is entitled to terminate this Agreement pursuant to this Section 13.7; or

           13.8 Material Breach or Termination of TCP Guaranty and Commitment. TCP or Licensee Parent shall breach or violate any material term, covenant or condition that is binding upon TCP or Licensee Parent under the TCP Guaranty and Commitment and shall fail to cure such breach within ten (10) Business Days following written notice of such breach from TDSF, Licensee or any of their respective Affiliates, or the TCP Guaranty and Commitment shall be terminated for any reason; or

           13.9 Breach of Certain Representations, Warranties and Covenants. Either (i) Licensee shall breach or violate, in any respect, any of the representations and warranties set forth in Section 18.1, 18.2 or subparagraph (i) or (ii) of Section 18.3, which breach or violation is not Cured by Licensee and has or might reasonably be expected to have a material adverse effect on Licensee’s ability to perform its obligations under this Agreement or the transactions contemplated by this Agreement, (ii) Licensee shall breach or violate, in any respect, the limitations set forth in Section 4.10.8 or (iii) Licensee, Licensee Parent or Canadian Parent shall breach or violate, in any respect, its obligations under the second sentence of Section 9.12.3. Notwithstanding anything to the contrary contained herein, Licensee acknowledges that Licensee, Licensee Parent and Canadian Parent shall have no right or opportunity to Cure any of the breaches or violations of their respective limitations and obligations described in subparagraph (ii) or (iii) of this Section 13.9 and, under such circumstances, TDSF shall be entitled to terminate this Agreement immediately upon three (3) Business Days’ written notice to Licensee; or

           13.10 Uncured Material Breach of Certain Covenants. Licensee shall commit any Material Breach of its obligations under Section 5.2.8, 6.3, 9.1, 9.8, 9.10.3, 9.13, 9.15.1, 10 or 21.2 or under the first sentence of Section 9.12.3, in each case that is not Cured by Licensee; or

           13.11 Defaults under Indebtedness. Any of the Licensee Entities shall (i) default in making any payment of any principal of any Indebtedness on the due date with respect thereto, (ii) default in making any payment of any interest on any Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (iii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is, in the case of any of the preceding subparagraphs (i), (ii) or (iii) of this Section 13.11, to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, such Indebtedness to become due prior to its stated maturity or otherwise to become payable or any collateral securing such Indebtedness (including, without limitation, any inventory of any Licensee Entity) to be foreclosed upon or sold for purposes of satisfying such Indebtedness; provided, that, with respect to Indebtedness that is not in any manner secured by any of the properties, assets, Contracts (including, without limitation, this Agreement) or Business of Licensee or its Affiliates, a default, event or condition described in subparagraph (i), (ii) or (iii) of this Section 13.11 shall not at any time entitle TDSF to terminate this Agreement pursuant to this Section 13.11 unless, at such time, one (1) or more defaults, events or conditions of the type described in subparagraphs (i), (ii) and/or (iii) of this Section 13.11 shall have occurred and be continuing with respect to such unsecured Indebtedness with an aggregate outstanding principal amount of Five Hundred Thousand Dollars ($500,000) or more; or

           13.12 Judgments. One (1) or more final, non-appealable judgments or decrees shall be entered against any of the Licensee Entities or any of their respective properties involving an aggregate liability (in excess of any applicable insurance as to which the relevant insurance company has acknowledged coverage) of Thirty-Five Million Dollars ($35,000,000) (the "Judgment Threshold") or more, and such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within twenty (20) Business Days following the entry thereof, provided, that, beginning effective with the second (2nd) Contract Year and continuing through each and every Contract Year of the Term thereafter, the Judgment Threshold for each Contract Year shall be the Judgment Threshold for the immediately preceding Contract Year, as adjusted to reflect the increase, if any, in the CPI in accordance with the CPI Adjustment Methodology; or

           13.13 Uninsured Losses. There shall occur any material loss, theft, damage or destruction of any property or assets of any of the Licensee Entities, which loss, theft, damage or destruction (i) until the end of the fourth (4th) Contract Year, results in an aggregate loss (in excess of any applicable insurance as to which the relevant insurance company has acknowledged coverage) of Thirty-Five Million Dollars ($35,000,000) (the "Loss Threshold") or more or could otherwise reasonably be expected to materially and adversely affect Licensee’s ability to operate the Business, or (ii) following the end of the fourth (4th) Contract Year, results in an aggregate loss (in excess of any applicable insurance as to which the relevant insurance company has acknowledged coverage) equal to or greater than the Loss Threshold and could reasonably be expected to materially and adversely affect Licensee’s ability to operate the Business, provided, that, beginning effective with the second (2nd) Contract Year and continuing through each and every Contract Year of the Term thereafter, the Loss Threshold for each Contract Year shall be the Loss Threshold for the immediately preceding Contract Year, as adjusted to reflect the increase, if any, in the CPI in accordance with the CPI Adjustment Methodology; or

           13.14 Breaches of Material Contracts. Any of the Licensee Entities shall be in breach of one (1) or more material Contracts by which any of such Licensee Entities or any of their respective properties is bound and such breach or breaches result in an aggregate liability (in excess of any applicable insurance as to which the relevant insurance company has acknowledged coverage) of Thirty-Five Million Dollars ($35,000,000) (the "Breach Threshold") or more and could reasonably be expected to materially and adversely affect Licensee’s ability to operate the Business, provided, that, beginning effective with the second (2nd) Contract Year and continuing through each and every Contract Year of the Term thereafter, the Breach Threshold for each Contract Year shall be the Breach Threshold for the immediately preceding Contract Year, as adjusted to reflect the increase, if any, in the CPI in accordance with the CPI Adjustment Methodology. For purposes of this Section 13.14, all Lease Agreements shall be deemed to be material Contracts.

           13.15 Other Termination Rights. In addition, TDSF shall have the right to terminate this Agreement in accordance with Sections 21.2 and 21.3 of this Agreement.

14.           TERMINATION BY LICENSEE.

           Without prejudice to any other right or remedy available to Licensee at law or in equity in respect of any event described below (but subject to the limitations set forth in Section 21.22), this Agreement may be terminated by Licensee by written notice to TDSF upon the occurrence of one (1) or more of the following events:

           14.1 Material Breach. During any rolling twenty-four (24) Retail Month period during the Term, either (i) TDSF shall commit five (5) or more Material Breaches that are not Cured by TDSF or (ii) TDSF shall commit seven (7) or more Material Breaches, whether Cured or Uncured by TDSF, in each case other than any breaches described in Section 14.4; or

           14.2 Withdrawn or Retired Character Properties. At any time during the Term, TDSF shall have sold or, on a permanent basis (i.e., for a period of three (3) years or more), withdrawn, retired from usage or lost the usage of, in connection with Disney Merchandise hereunder, one (1) or more Character Properties that were featured or incorporated in Disney Merchandise that, during any one (1) of the three (3) most recently completed twelve (12) Retail Month periods prior to the date of such sale or permanent withdrawal, retirement or loss of use, accounted for fifty-one percent (51%) or more of Licensee’s Net Retail Sales; or

           14.3 Loss of Use of "Disney" Name. Following the Effective Date, TDSF and its Affiliates shall become permanently and irrevocably prohibited from using the "Disney" name in a manner that prevents Licensee from operating the Business, the Facilities and the Internet Store under the "Disney Store" name and from performing its other material obligations under this Agreement; or

           14.4 Uncured Material Breach of Certain Covenants. TDSF shall commit two (2) or more Material Breaches of its obligations under (i) Section 6.2.2 or (ii) subparagraph (A) of Section 6.1, in each case that is not Cured by TDSF.

15.           PURCHASE OF FACILITIES UPON TERMINATION.

           15.1 Right to Purchase or Cause Purchase of Facilities; Notice Dates; Commencement of Purchase Process.

                      15.1.1 Right to Purchase. Upon the expiration or earlier termination of this Agreement, TDSF or any of its Affiliates shall have the right to purchase, or cause a third party (the "Third Party Purchaser") to purchase, one (1) or more of the Facilities (the Facilities designated in writing by TDSF to be purchased, the "Designated Facilities") through the process set forth in this Section 15 (the "Purchase Process"). For purposes hereof, each Designated Facility shall be deemed to include (i) all tenant improvements, furniture, fixtures and equipment, carpeting and flooring, shelving, appliances, lighting, décor, signage, displays, cut-outs, window strips, multimedia, check-out counters, registers and systems, information technology and systems, and other physical attributes located within or directly surrounding such Designated Facility; (ii) all inventories of Disney Merchandise located therein or allocated thereto; (iii) the employees at such Designated Facility; (iv) the Lease Agreement associated therewith; and (v) any other incidental assets or operations located directly in such Designated Facility. No Designated Facility shall be deemed to include (a) the corporate headquarters or other corporate offices or corporate employees of Licensee; (b) any Distribution Centers or distribution operations of Licensee; (c) any other Business Properties of Licensee that are not Facilities; (d) the Internet Store, which shall be deemed to include all webpages and user interfaces of the Internet Store, all software and programming code for the Internet Store, including from the check-out process through the distribution center fulfillment and replenishment process, and all inventory set aside specifically for the Internet Store in the ordinary course of business; (e) any inventory located outside of any Designated Facility; (f) any Non-Disney Technology and Elements owned by Licensee in accordance with the terms hereof; or (g) any other assets or operations of Licensee not included directly within a Designated Facility (such assets and operations described in the preceding subparagraphs (a) through (g) being referred to herein collectively as the "Overhead Assets and Operations"); provided, that, at TDSF’s election in its sole discretion, it shall be entitled to include all or any portion of the Overhead Assets and Operations in the Purchase Process by so designating all or such portion of the Overhead Assets and Operations in its Election Notice, in which event such Overhead Assets and Operations so designated by TDSF shall be treated for purposes of this Section 15 as one (1) "Designated Facility" to be purchased by TDSF, its Affiliates or a Third Party Purchaser, as the case may be, with the parties making such commercially reasonable adjustments to the Purchase Process set forth herein as may be necessary to accommodate such assets and operations in such process. During the Purchase Process, TDSF may elect, in its sole discretion, to add Facilities or Overhead Assets and Operations to, or to delete Facilities or Overhead Assets and Operations from, the Designated Facilities, for the benefit of itself, its Affiliates or any Third Party Purchaser. For purposes of clarification, the parties acknowledge and agree that none of the Disney Properties, the Licensed Materials or any other name, brand, trademark, logo, symbol, character or other proprietary designation or intellectual property of TDSF or its Affiliates will be offered for sale or sold through the Purchase Process.

                      15.1.2 No Obligation to Purchase. Notwithstanding anything contained in this Agreement to the contrary, and notwithstanding whether TDSF shall have exercised its right to commence the Purchase Process hereunder, neither TDSF nor any of its Affiliates shall be obligated to purchase, or cause a Third Party Purchaser to purchase, any of the Facilities or any Overhead Assets and Operations, and TDSF (or any of its Affiliates) or any Third Party Purchaser may withdraw from the Purchase Process at any time prior to the consummation thereof, without recourse or remedy by Licensee and without any abatement or reduction of any payments or other obligations hereunder. In the event that none of the Facilities or Overhead Assets and Operations is purchased by TDSF (or any of its Affiliates) or any Third Party Purchaser in accordance with the Purchase Process, all of the Facilities and the Overhead Assets and Operations shall continue to be held or owned solely by Licensee; provided, that, in such event, all of Licensee’s rights and licenses to use the Licensed Materials and/or any other proprietary designations or intellectual property owned by or licensed to TDSF or any of its Affiliates shall terminate as provided in Section 16.

                      15.1.3 Notice of Exercise of Right. Either (i) no earlier than the date that is four (4) years, and no later than the date that is two (2) years and six (6) months, prior to the expiration date of the Term (as the Term may be extended from time to time pursuant to Section 2.2), unless by such date each of the parties shall have executed a definitive written agreement regarding renewal or extension of this Agreement pursuant to the negotiations under Section 2.2.2, or (ii) if this Agreement is terminated prior to the end of the Term by either party, then no later than the date that is three (3) months following the date of such termination, TDSF shall, if it so elects, provide written notice (the "Election Notice") to Licensee that TDSF (or any of its Affiliates) is exercising its right to purchase, or cause a Third Party Purchaser to purchase, one (1) or more Designated Facilities in accordance with the terms of this Section 15, which Election Notice shall identify such Designated Facilities (subject to TDSF’s right to add thereto or delete therefrom pursuant to Section 15.1.1).

                      15.1.4 Commencement of Purchase Process. In the event that TDSF provides the Election Notice to Licensee in accordance with Section 15.1.3, the Purchase Process shall commence (i) on the date that is two (2) years prior to the expiration date of the Term (as the Term may be extended from time to time pursuant to Section 2.2) or (ii) if this Agreement is terminated prior to the end of the Term by either party hereto, then no later than the date that is six (6) months following the date of such termination (the date of such commencement of the Purchase Process, the "Purchase Commencement Date").

           15.2 Appraisal and Bidding Process; Determination of Compensation.

                      15.2.1 Appraisal of Business. In the event that TDSF (or any of its Affiliates) elects to exercise its right to purchase, or cause a Third Party Purchaser to purchase, the Designated Facilities in accordance with the terms of this Section 15, then TDSF and Licensee shall cause the Designated Facilities to be appraised in accordance with the following procedures:

                                 (a) Within ten (10) Business Days following the Purchase Commencement Date, each of Licensee and TDSF shall in writing provide the other party with the names of two (2) independent third party appraisers who are acceptable to Licensee or TDSF, respectively, and who are recognized as having the capability to appraise specialty retailers and who have had significant experience in performing such appraisals.

                                 (b) Within five (5) Business Days following each party's provision of the names of such two (2) appraisers to the other party, each of Licensee and TDSF shall notify the other party in writing regarding whether one or both of such proposed appraisers are acceptable to Licensee or TDSF, respectively (provided, that each of Licensee and TDSF shall be required to deem acceptable at least one of the appraisers proposed by the other party), and, within five (5) Business Days following such notice, each of Licensee and TDSF shall select and engage one (1) appraiser that was acceptable to the other party to conduct an appraisal of the Designated Facilities hereunder (each such appraiser, an "Appraiser," and, collectively, the "Appraisers"). Each Appraiser shall be required to (i) execute a confidentiality and non-disclosure agreement to be prepared by TDSF in a form reasonably satisfactory to TDSF and Licensee, and (ii) complete its appraisal of the Designated Facilities on or before the date that is three (3) months following the Purchase Commencement Date. Each party hereto shall bear all costs and expenses associated with the appraisal conducted by the Appraiser selected by such party.

                                 (c) TDSF shall provide each Appraiser with a copy of this Agreement. Each party hereto shall cause its Appraiser to appraise the Designated Facilities in accordance with standard valuation methodology commonly used by purchasers of specialty retail businesses (of a size and type comparable to the Designated Facilities) to determine the enterprise value of the Designated Facilities. The appraisal of the Designated Facilities shall also be conducted in accordance with the following assumptions and principles: (i) each Appraiser shall assume that all of the Designated Facilities that exist as of the date of such appraisal are being purchased; (ii) the terms and conditions of this Agreement, including, without limitation, all financial terms and conditions, the Licensee Payments, Licensee's right to use the Licensed Materials in accordance with the terms hereof, and all other material elements of the transactions contemplated hereby, will continue for the Designated Facilities for a period of fifteen (15) years (if the Purchase Process commences during the Initial Term) and ten (10) years (if the Purchase Process commences during any Renewal Term) (or, in the event that the right to purchase the Designated Facilities pursuant to the Purchase Process was triggered by an early termination of this Agreement by TDSF in accordance with the terms of Section 13 of this Agreement or by any proceeding under the Federal Bankruptcy Code or any other applicable bankruptcy Law, five (5) years), with no value assigned to any period thereafter; (iii) the Business will continue to operate on an ongoing basis in accordance with past practice for the 15-year, 10-year or 5-year period covered by the valuation in accordance with the preceding subparagraph (ii), including, without limitation, fully reflecting all requirements pertaining to maintenance of and capital improvements to the Designated Facilities and the liquidity and capital needs associated therewith; (iv) the enterprise valuation shall include an appropriate adjustment for corporate overhead expenses that would be required to be incurred and shared among all of the Designated Facilities as part of the operation of the chain, if such expenses are not already fully reflected by the inclusion of any Overhead Assets and Operations designated by TDSF to be included in the Purchase Process; and (v) no value will be assigned to tangible or intangible benefits that may accrue to any purchaser of the Designated Facilities as a result of its relationship with TDSF or any of its Affiliates (e.g., perceived marketplace validation or confirmation) or other potential business relationships with TDSF or any of its Affiliates that may accrue to a purchaser of the Designated Facilities other than those directly in connection with the Designated Facilities.

                                 (d) The parties shall cooperate in good faith with each Appraiser and use commercially reasonable efforts to assist in the appraisals of the Designated Facilities, including, without limitation, providing the Appraisers with reasonable access, upon reasonable notice and during normal business hours, to the relevant personnel, facilities, books, records, documentation and other materials necessary to conduct the appraisals of the Designated Facilities, promptly and accurately responding to any questions or inquiries from the Appraisers and commencing the gathering of relevant books, records, documentation and other materials necessary for the appraisals promptly following the Purchase Commencement Date so as to enable the appraisals to be completed as soon as reasonably practicable.

                                 (e) No later than three (3) months following the Purchase Commencement Date, each Appraiser shall be required to provide each of TDSF, Licensee and the other Appraiser with (i) its written estimate of the fair market value of the Designated Facilities taken as a whole and consisting of one unified enterprise (an "FMV Appraisal") and (ii) a schedule that sets forth the Facility Appraisal Value for each of the Designated Facilities. For purposes of this Agreement, the "Facility Appraisal Value" of a Facility shall be equal to (a) the applicable Appraiser's FMV Appraisal (less the value, if any, such Appraiser assigns to any Overhead Assets and Operations included in the Purchase Process at TDSF's request, which amount shall be separately identified by such Appraiser) multiplied by (b) a fraction, the numerator of which is the Net Retail Sales generated by such Designated Facility during the Contract Year most recently completed prior to the Purchase Commencement Date and the denominator of which is the Net Retail Sales generated by all of the Designated Facilities during the Contract Year most recently completed prior to the Purchase Commencement Date.

                      15.2.2 Bidding Process. In addition to the appraisals contemplated by Section 15.2.1, TDSF may solicit bids for the purchase of the Designated Facilities from prospective Third Party Purchasers (including any Third Party Purchasers suggested or proposed by Licensee) in accordance with the following:

                                 (a) TDSF shall, in its sole discretion, select the prospective Third Party Purchasers from which it will solicit bids for the Designated Facilities.

                                 (b) TDSF shall provide each prospective Third Party Purchaser that has executed a confidentiality and non-disclosure agreement (which shall be prepared by TDSF in a form reasonably satisfactory to TDSF and Licensee) with such information regarding the Designated Facilities as it deems necessary or desirable in its business judgment in order to enable each such prospective Third Party Purchaser to submit a good faith bid for the Designated Facilities, provided, that such information shall include the same instructions provided to the Appraiser pursuant to subparagraphs (i) through (v) of Section 15.2.1(c) (and both Licensee and TDSF agree that each such prospective Third Party Purchaser may be provided with a copy of this Agreement by TDSF). Neither TDSF nor Licensee shall disclose the FMV Appraisals or the Facility Appraisal Values to any prospective Third Party Purchaser.

                                 (c) Both TDSF and Licensee shall cooperate in good faith with each other and with each prospective Third Party Purchaser in connection with the potential purchase of the Designated Facilities. Throughout the Term and the Purchase Process, Licensee shall manage and operate the Business in good faith in a manner designed to preserve and maintain the integrity of the Purchase Process and the value of the Designated Facilities and the remainder of the Business. Without limiting the foregoing, in order to facilitate the purchase of the Designated Facilities by a Third Party Purchaser, Licensee shall at all times during the Term and the Purchase Process (i) preserve and maintain its ability, at the time of a Transfer of any Designated Facilities under this Section 15, to Transfer such Designated Facilities in the manner required hereunder, free and clear of any and all Encumbrances, other than and subject to the Lease Agreements applicable thereto; (ii) provide each prospective Third Party Purchaser with reasonable access, upon reasonable notice and during normal business hours, to the relevant personnel, facilities, books, records, documentation and other materials necessary to conduct due diligence with respect to the Designated Facilities and the remainder of the Business and perform a thorough valuation of the Designated Facilities and the remainder of the Business; (iii) promptly and accurately respond to any questions or inquiries from each prospective Third Party Purchaser; (iv) refrain from taking any actions or making any statements that would jeopardize the sale or Transfer of the Designated Facilities pursuant to the Purchase Process; and (v) take such additional steps and perform such additional actions as TDSF or any prospective Third Party Purchaser may reasonably request in connection with the purchase of the Designated Facilities.

                                 (d) Each prospective Third Party Purchaser that desires to submit an offer for the Designated Facilities shall submit such offer (each, a "Third Party Offer") in writing, which offer must contain, among other things, (i) a list of the Facilities and/or Overhead Assets and Operations that such prospective Third Party Purchaser desires to purchase and (ii) the price that such prospective Third Party Purchaser is willing to pay for such Facilities and/or Overhead Assets and Operations.

                                 (e) Following its receipt of any Third Party Offers from prospective Third Party Purchasers, TDSF shall have the right, in its sole discretion, to negotiate among the prospective Third Party Purchasers, solicit additional offers from either the original prospective Third Party Purchasers or, if TDSF has received fewer than three (3) Third Party Offers from prospective Third Party Purchasers, from one (1) additional round of prospective Third Party Purchasers, and otherwise administer the Purchase Process among the prospective Third Party Purchasers in any manner it deems necessary or desirable, provided, that TDSF shall at all times comply with the terms of this Section 15.

                                 (f) At the conclusion of the foregoing bidding process, TDSF shall have the right either (i) to purchase the Designated Facilities itself (or through any of its Affiliates) or (ii) to select, in its sole discretion, the Third Party Offer of one of the prospective Third Party Purchasers.

                      15.2.3 Compensation for Designated Facilities. If TDSF elects to proceed with a purchase of the Designated Facilities from Licensee either by itself (or any of its Affiliates) or through a Third Party Purchaser, then the compensation to the parties hereto in connection with such purchase shall be calculated as follows:

                                 (a) For purposes of this Agreement, (i) the "Licensee Compensation Amount" shall be equal to the sum of the two (2) FMV Appraisals from the Appraisers divided by two (2); and (ii) in the case of a purchase of the Designated Facilities by a Third Party Purchaser, the "Remainder Amount" shall be equal to the absolute value of the difference between the Licensee Compensation Amount and the final purchase price actually paid by such Third Party Purchaser.

                                 (b) In the case of a purchase of the Designated Facilities by TDSF or any of its Affiliates, TDSF shall pay an amount equal to the Licensee Compensation Amount to Licensee.

                                 (c) In the case of a purchase of the Designated Facilities by a Third Party Purchaser,

                                            (i) if the final purchase price actually paid by such Third Party Purchaser is equal to the Licensee Compensation Amount, then such Third Party Purchaser shall pay an amount equal to the Licensee Compensation Amount to Licensee; or

                                            (ii) if the final purchase price actually paid by such Third Party Purchaser is greater than the Licensee Compensation Amount, then such Third Party Purchaser shall pay an amount equal to the Licensee Compensation Amount to Licensee and either (a) in the event that the right to purchase the Designated Facilities pursuant to the Purchase Process was triggered by an early termination of this Agreement by TDSF in accordance with the terms of Section 13 of this Agreement or by any proceeding under the Federal Bankruptcy Code or any other applicable bankruptcy Law, an amount equal to the Remainder Amount to TDSF, (b) in the event that the right to purchase the Designated Facilities pursuant to the Purchase Process was triggered by an early termination of this Agreement by Licensee in accordance with the terms of this Agreement (including, without limitation, Section 14), an amount equal to the Remainder Amount to Licensee, or (c) in the event that the right to purchase the Designated Facilities pursuant to the Purchase Process was triggered by an early termination of this Agreement by the mutual agreement of TDSF and Licensee or by the expiration of this Agreement in accordance with its terms, an amount equal to one-half of the Remainder Amount to each of TDSF and Licensee; or

                                            (iii) if the final purchase price actually paid by such Third Party Purchaser is less than the Licensee Compensation Amount, then (I) such Third Party Purchaser shall pay an amount equal to such final purchase price to Licensee and (II) TDSF shall pay an amount equal to the Remainder Amount to Licensee.

                                 (d) At the time of the closing of the purchase of the Designated Facilities, the Licensee Compensation Amount, the Remainder Amount and the amount of the final purchase price actually paid by the Third Party Purchaser (as applicable) shall be, and shall be deemed to be, (i) reduced by the average of the two Facility Appraisal Values for each Designated Facility that ultimately is not Transferred to TDSF, its Affiliates or a Third Party Purchaser, as the case may be, due to closure of the Designated Facility, refusal of the Landlord thereof to consent to such Transfer, a casualty loss to such Designated Facility, the election of TDSF, its Affiliates or such Third Party Purchaser not to include such Designated Facility in the Purchase Process for any reason, or such other factors as may arise prior to the closing of the transaction that may preclude the inclusion of one (1) or more Designated Facilities in the final sale, and/or (ii) increased by the value of any Designated Facility that was added to the Purchase Process but was not included in the original FMV Appraisals, which value shall be calculated as (x) the Net Retail Sales generated by such Designated Facility during the Contract Year most recently completed prior to the Purchase Commencement Date, multiplied by (y) the quotient obtained when (I) the average of the two FMV Appraisals for all of the original Designated Facilities (exclusive of the value of any Overhead Assets and Operations) is divided by (II) the sum of the Net Retail Sales generated by all of the original Designated Facilities during the Contract Year most recently completed prior to the Purchase Commencement Date. In addition, the parties hereto shall, and shall cause the Appraisers and, if applicable, the Third Party Purchaser to, make such other appropriate, good faith adjustments in the FMV Appraisals, the Facility Appraisal Values, the Third Party Offers, the Licensee Compensation Amount and, if applicable, the Remainder Amount to reflect any other changes in the Designated Facilities or other pertinent portions of the Business that occur prior to the closing.

           15.3 Purchase Mechanics. In connection with the purchase of the Designated Facilities by TDSF or any of its Affiliates or a Third Party Purchaser pursuant to this Section 15, Licensee shall, at its sole cost and expense and as expeditiously as practicable, negotiate in good faith and execute and deliver all necessary agreements, instruments and other documentation customary for a transaction of this kind (which may require Licensee to agree to certain representations, warranties, indemnities, break-up fees, transition services and other terms and conditions customary for a transaction of this kind), all of which shall be in a form reasonably acceptable to TDSF and Licensee, and Licensee shall expeditiously take all such additional actions as may be reasonably required in order to consummate the purchase of the Designated Facilities as contemplated hereby. Licensee shall not take any action designed to hinder, delay or render impracticable the purchase of the Designated Facilities in accordance with the terms of this Section 15. In the event that, notwithstanding the exercise of its best efforts, Licensee is unable to reach final agreement with TDSF (or any of its Affiliates) or a Third Party Purchaser selected by TDSF, then TDSF may select another Third Party Purchaser pursuant to Section 15.2.2 to purchase the Designated Facilities, and Licensee shall, at its sole cost and expense, repeat the foregoing process with such alternative Third Party Purchaser. The consummation of any purchase of the Designated Facilities under this Section 15 shall occur concurrently with, or as soon as reasonably practicable following, the expiration of the Term, or, in the case of the earlier termination of this Agreement, Licensee shall use its best efforts to cause the consummation of such purchase as soon as reasonably practicable following the Purchase Commencement Date. Following the consummation of any purchase of the Designated Facilities under this Section 15, Licensee shall provide the purchaser with such support services as may be reasonably required in connection with such purchase, and such purchaser shall bear all actual, reasonable, out-of-pocket costs and expenses relating to such services (including, without limitation, the actual, reasonable out-of-pocket costs and expenses incurred by Licensee relating to such services). Under appropriate circumstances, Licensee may require such purchaser to enter into an interim service agreement with Licensee in connection with such purchase, provided, that the terms of any such agreement (including any financial terms) shall be reasonable and customary for a transaction of the sort contemplated thereby.

16.           EFFECT OF EXPIRATION OR TERMINATION OF THIS AGREEMENT.

           16.1 Expiration. In the event of the expiration of this Agreement in accordance with its terms, either (i) upon such expiration, if the Purchase Process contemplated by Section 15 was never commenced or was commenced and completed with respect to all of the Facilities concurrently with such expiration, (ii) within three (3) months following such expiration, if the Purchase Process contemplated by Section 15 was commenced and either abandoned prior to such expiration or completed with respect to less than all of the Facilities concurrently with such expiration, or (iii) if the Purchase Process contemplated by Section 15 was commenced but has not been completed or abandoned concurrently with or prior to such expiration, (a) if the Purchase Process is subsequently completed with respect to all of the Facilities, upon the date as of which the Purchase Process is completed, or (b) if the Purchase Process is subsequently abandoned or completed with respect to less than all of the Facilities, within three (3) months following the date of such abandonment or partial completion, Licensee shall, at its sole cost and expense, cease any and all uses of the Licensed Materials, whether in connection with the Disney Merchandise, the FF&E Materials, the Marketing Materials or otherwise, and shall no longer be entitled to use the same in connection with the Facilities, the Internet Store or the Business, except (x) for such materials already in existence and previously distributed to the public, and (y) to the extent that Licensee may have rights to use any Licensed Materials pursuant to any separate agreements with TDSF or any of its Affiliates apart from this Agreement. During any period following the expiration of this Agreement that Licensee may continue to operate the Business and use the Licensed Materials in accordance with the preceding sentence, Licensee shall continue to have the rights hereunder with respect to the use of the Licensed Materials provided in, and shall continue to operate the Business in accordance with, and each of the parties hereto shall continue to be bound by the terms and conditions of, Sections 1 (as applicable), 3 (other than Section 3.2), 4 (other than Section 4.11), 5, 7, 9 (other than Sections 9.9.3 and 9.9.8), 10, 11, 12, 15, 16, 17, 18, 19 and 21.

           16.2 Early Termination. In the event of the early termination of this Agreement by either party hereto, Licensee shall continue to have the rights hereunder with respect to the use of the Licensed Materials provided in, and shall continue to operate the Business in accordance with, and each of the parties shall continue to be bound by the terms and conditions of, Sections 1 (as applicable), 3 (other than Section 3.2), 4 (other than Section 4.11), 5, 7, 9 (other than Sections 9.9.3 and 9.9.8), 10, 11, 12, 15, 16, 17, 18, 19 and 21 until (i) if TDSF or any of its Affiliates elects (within the time period specified by Section 15.1.3) to purchase or cause a Third Party Purchaser to purchase all of the Facilities pursuant to Section 15, the date as of which the Purchase Process is completed, (ii) if TDSF or any of its Affiliates elects (within the time period specified by Section 15.1.3) to purchase or cause a Third Party Purchaser to purchase any Designated Facilities pursuant to Section 15 and such Purchase Process is completed but for less than all of the Facilities, or if such Purchase Process is commenced but subsequently abandoned, then the date that is twelve (12) months following such partial completion or such abandonment, or (iii) if TDSF and its Affiliates do not elect (within the time period specified by Section 15.1.3) to purchase or cause a Third Party Purchaser to purchase any Designated Facilities pursuant to Section 15, the date that is twelve (12) months following the date of such termination of this Agreement. Following such time period described in the preceding sentence, Licensee shall, at its sole cost and expense, cease any and all uses of the Licensed Materials, whether in connection with the Disney Merchandise, the FF&E Materials, the Marketing Materials or otherwise, and shall no longer be entitled to use the same in connection with the Facilities, the Internet Store or the Business, except (a) for such materials already in existence and previously distributed to the public, and (b) to the extent that Licensee may have rights to use any Licensed Materials pursuant to any separate agreements with TDSF or any of its Affiliates apart from this Agreement.

           16.3 Survival of Certain Provisions. Notwithstanding anything to the contrary contained herein, such rights and obligations of the parties under this Agreement that by their nature are intended to survive the expiration or earlier termination of this Agreement, including, without limitation, Sections 1 (as applicable), 10.2.2, 10.2.3, 11, 12, 16, 17, 18, 19 and 21 (except Sections 21.18 and 21.24), shall survive such expiration or termination of this Agreement either indefinitely or for such shorter period of time as may be set forth in any such section.

           16.4 Certain Rights of Licensee Regarding Inventory Liquidation Upon Expiration or Termination. If (a) the Term of this Agreement has been terminated or has expired and has not been renewed pursuant to Section 2.2 and no renewal or negotiation rights continue to exist thereunder, and (b) the Purchase Process contemplated by Section 15 was commenced but abandoned or terminated, or was commenced but was completed with respect to less than all of the Facilities, or was not commenced prior to the expiration of the period during which the Purchase Process could have been commenced pursuant to Section 15 and no Purchase Process can thereafter be commenced under Section 15 at any time in the future in accordance with the terms of Section 15, then, for a period not to exceed three (3) Retail Months prior to the expiration of the Initial Term or any Renewal Term (including for this purpose any additional time periods during which Licensee may continue to operate all or any portion of the Business beyond the expiration or termination of this Agreement pursuant to Section 16) (such 3-Retail-Month period, the "Liquidation Period"), Licensee shall have the right to liquidate Disney Merchandise in the Facilities and the Internet Store in accordance with the following: (i) Licensee shall be entitled, at its election, to retain a nationally recognized firm that specializes in inventory liquidation in order to assist Licensee in the liquidation of Disney Merchandise, provided that such firm shall be subject to the written approval of TDSF in its business judgment, (ii) Licensee shall be entitled to provide for a gradual increase in discounts off of the intended retail price of Disney Merchandise during the Liquidation Period in a manner determined by Licensee in its reasonable discretion, (iii) Licensee shall be entitled to consolidate inventories of Disney Merchandise among the Facilities as each Facility is closed, and (iv) Licensee shall be entitled to promote the liquidation and sale of Disney Merchandise at such discount prices solely within the Facilities and the Internet Store through signage indicating that a sale is in progress, provided that (x) all such signage shall be subject to TDSF’s written approval in its business judgment, (y) in no event shall Licensee use on such signage any Disney Properties other than the name "Disney Store" in a form, style, manner and size approved by TDSF in its sole discretion, and (z) in no event shall Licensee use any phrases such as "Going Out of Business," "Mass Closing," "Liquidation Sale," "Chain-Wide Sale," "Company-Wide Sale" or any comparable phrases (but Licensee shall be entitled to use the phrase "Store Closing" or comparable phrases). Notwithstanding the foregoing, for purposes of clarification, (1) in no event shall there be any marketing, advertising or promotion of any liquidation sale conducted by Licensee under this Section 16.4 anywhere outside of the Facilities or the Internet Store, including, without limitation, no marketing, advertising or promotion by or through any traditional media, direct mail, billboards or any other form of media or advertisement, (2) all Disney Merchandise sold during the Liquidation Period must be sold only at and through the Facilities and the Internet Store and through no other locations or distribution channels, and (3) except as specifically provided in the preceding subparagraphs (i) through (iv) of this Section 16.4, at all times during the Liquidation Period, Licensee shall continue to comply with all other requirements of this Agreement, including, without limitation, TDSF’s sole approval rights contained in Sections 4 and 5 hereof with respect to use of the Disney Properties and the Licensed Materials. Following the Liquidation Period, if Licensee has any remaining inventory of Disney Merchandise, Licensee shall, as soon as reasonably practicable, destroy any and all such Disney Merchandise and furnish to TDSF a certificate from Licensee’s Chief Financial Officer (or a senior executive financial officer with knowledge of or responsibility for such matters) certifying as to such destruction. The Liquidation Period and any rights granted to Licensee pursuant to this Section 16.4 shall automatically terminate upon the occurrence of any breach by Licensee of any of the provisions of this Section 16.4.

           16.5 Certain Rights of Secured Lender Regarding Inventory Liquidation Upon Event of Default. In connection with any Debt Facility of Licensee and/or its Subsidiaries that was entered into in accordance with Section 9.17.2 and that is secured by (among other things) inventories of Disney Merchandise, if an event of default (as defined in such Debt Facility) has occurred and is continuing after all applicable grace and cure rights and periods provided under such Debt Facility have been exhausted or have expired without an election by Licensee or its Subsidiaries or TDSF or its Affiliates to exercise any of its cure or comparable rights thereunder, then, for a period not to exceed three (3) Retail Months (the "Lender Liquidation Period"), the Secured Lender under such Debt Facility shall have the right (by itself or through a nationally recognized liquidation firm as provided in subparagraph (i) below) to liquidate Disney Merchandise subject to such Debt Facility in the Facilities and the Internet Store in accordance with the following: (i) the Secured Lender shall be entitled, at its election, to retain a nationally recognized firm that specializes in inventory liquidation in order to assist the Secured Lender in the liquidation of Disney Merchandise, provided that such firm shall be subject to the written approval of TDSF in its reasonable business judgment, and, to the extent the Secured Lender exercises such right under this subparagraph (i), any action that may be taken by the Secured Lender under this Section 16.5 may be undertaken or performed by such nationally recognized liquidation firm, (ii) the Secured Lender shall be entitled to provide for discounts off of the retail price of Disney Merchandise during the Lender Liquidation Period in a reasonable form and manner as determined by the Secured Lender, (iii) the Secured Lender shall be entitled to consolidate inventories of Disney Merchandise among the Facilities as each Facility is closed and to conduct the closure of Facilities in a manner that is reasonably satisfactory to each of the Secured Lender and TDSF, (iv) the Secured Lender shall be entitled to promote the liquidation and sale of Disney Merchandise at such discount prices solely within the Facilities and the Internet Store through signage indicating that a sale is in progress, provided that (x) all such signage shall be subject to TDSF’s written approval in its business judgment, (y) in no event shall the Secured Lender use on such signage any Disney Properties other than the name "Disney Store" in a form, style, manner and size approved by TDSF in its sole discretion, and (z) in no event shall the Secured Lender use any phrases such as "Going Out of Business," "Mass Closing," "Liquidation Sale," "Chain-Wide Sale," "Company-Wide Sale" or any comparable phrases (but the Secured Lender shall be entitled to use the phrase "Store Closing" or comparable phrases), and (v) the Secured Lender (or its nationally recognized liquidation firm) shall be entitled to operate the Facilities hereunder for the sole purpose of conducting the liquidation of Disney Merchandise contemplated by the preceding subparagraphs (i) through (iv). Notwithstanding the foregoing, for purposes of clarification, (1) in no event shall there be any marketing, advertising or promotion of any liquidation sale conducted by the Secured Lender (or its nationally recognized liquidation firm) under this Section 16.5 anywhere outside of the Facilities or the Internet Store, including, without limitation, no marketing, advertising or promotion by or through any traditional media, direct mail, billboards or any other form of media or advertisement, (2) all Disney Merchandise sold during the Lender Liquidation Period must be sold only at and through the Facilities and the Internet Store and through no other locations or distribution channels, (3) except as specifically provided in the preceding subparagraphs (i) through (v) of this Section 16.5, at all times during the Lender Liquidation Period, the Secured Lender shall comply with the requirements of this Agreement that pertain to the sale of Disney Merchandise and the operation of the Facilities for the sole purpose of selling such Disney Merchandise, but the Secured Lender shall not otherwise be deemed to be the "Licensee" for purposes hereof or otherwise enjoy the rights and privileges of the Licensee hereunder, including, without limitation, Licensee’s rights with respect to the creation, development and manufacture of Disney Merchandise, and (4) throughout the Lender Liquidation Period, the Secured Lender shall maintain customary and reasonable policies of insurance to protect against the risks associated with the exercise of its rights hereunder (and each of TDSF and Licensee shall be named as an additional insured under such policies). Following the Lender Liquidation Period, the Secured Lender shall have no further rights to sell any remaining inventory of Disney Merchandise. The Lender Liquidation Period and any rights granted to the Secured Lender pursuant to this Section 16.5 shall automatically terminate upon the occurrence of any breach by the Secured Lender of any of the provisions of this Section 16.5.

17.           PUBLIC DISCLOSURE; CONFIDENTIALITY.

           17.1 Public Disclosure. Except as required by any applicable Law or any regulation of any securities exchange, securities trading system or similar regulatory body, neither party will make or permit its Affiliates to make any public disclosure or issue any press release or other form of announcement with respect to this Agreement, any of the terms and conditions contained herein, or the negotiations and discussions between the parties without the prior written consent of the other party. Notwithstanding the foregoing, the parties hereto acknowledge that, from time to time during the Term, either party may make certain customary disclosures to the investment community, provided, that unless approved by the other party in its sole discretion, such disclosures are limited to the topic of such party’s business objectives for, and the business implications and general structure of, the relationship established by this Agreement, and provided further, that (i) neither party shall disclose any Confidential Information of the other party; and (ii) to the extent practical, the party making such disclosure by way of a prepared statement or other form of written disclosure to the investment community shall, prior to such disclosure, furnish a copy of all portions addressing such topics to the other party and consult with and consider suggestions from the other party with respect to the information to be disclosed and the type of forum in which such disclosure shall take place (except that, prior to the first press release or other form of announcement with respect to this Agreement, no such disclosure to the investment community may be made unless the party making such disclosure shall have received, prior to such disclosure, the written consent of the other party (unless required by any applicable Law or any regulation of any securities exchange, securities trading system or similar regulatory body)). In the event that either party hereto or its Affiliates is required to disclose any of the terms and conditions of this Agreement or Confidential Information pursuant to any applicable Law or any regulation of any securities exchange, securities trading system or similar regulatory body, such party shall use its reasonable efforts to obtain confidential treatment of the same pursuant to the applicable rules regarding obtaining confidential treatment. Such party shall give the other party prior written notice of such occurrence and shall incorporate the other party’s reasonable comments into the request for confidential treatment.

           17.2 Confidentiality. Without limiting the obligations set forth in Section 17.1, except as otherwise required by any applicable Law or any regulation of any securities exchange, securities trading system or similar regulatory body, Licensee and TDSF agree not to disclose to any third party (other than to their Affiliates and their and their Affiliates’ Representatives on a need-to-know basis only) or permit any third party to disclose or use (other than the right of TDSF or Licensee or their Affiliates or their and their Affiliates’ respective Representatives to use for purposes of this Agreement) any non-public, confidential or proprietary information (the "Confidential Information") that (i) TDSF, its Affiliates or any of its or its Affiliates’ Representatives makes available to Licensee, its Affiliates or any of its or its Affiliates’ Representatives or (ii) Licensee, its Affiliates or any of its or its Affiliates’ Representatives makes available to TDSF, TDSF’s Affiliates or any of TDSF’s or TDSF’s Affiliates’ Representatives in connection with this Agreement, including any Confidential Information disclosed by one party to the other party in connection with this Agreement at any time prior to the Effective Date and thereafter throughout the Term. Each of Licensee and TDSF further agrees not to use any such Confidential Information of the other in violation of any applicable securities Laws, including, without limitation, prohibitions thereunder pertaining to trading on material inside information. Such Confidential Information shall include the negotiations leading to this Agreement, the terms and conditions (including economic, legal and other terms) of this Agreement and any agreement referred to herein, information that one party may have caused to deliver to the other party that the delivering party has designated as "Confidential" or "Proprietary" or in like words or information that is generally treated as proprietary (such as financial and operational information and Customer Data), whether or not in written form and whether or not designated as confidential (including, without limitation, systems and software, scripts, plots, storylines, characters and trade secrets of either party hereto). Confidential Information shall not include information that: (i) is or becomes publicly known (other than as a result of a breach of this Agreement or any other legal duty by the receiving party, its Affiliates or its or its Affiliates’ Representatives), (ii) is lawfully received by the receiving party from a third party on a non-confidential basis, which third party is not to the knowledge of the receiving party bound in a confidential relationship with the disclosing party, or (iii) is generated independently by or for the receiving party without the use of Confidential Information of the disclosing party. Notwithstanding anything to the contrary contained herein, the Confidential Information of Licensee and its Affiliates shall not include any ideas, suggestions or concepts (except for any matters that may be subject to prior patent or trademark protection or as may be otherwise expressly provided for in this Agreement or any agreement executed at the time such information is exchanged) that may be conceived or developed during or as a result of any discussions, meetings or communications between the parties hereto (or their respective Affiliates or Representatives) during the Term (collectively, "Ideas"), and TDSF and its Affiliates shall be free to use and exploit any such Ideas in any manner and for any purpose and in their respective sole discretion, all without any restriction or any obligation, liability or compensation to Licensee or its Affiliates. If a receiving party, its Affiliates or its or its Affiliates’ Representatives are requested or required to disclose any of the Confidential Information of a disclosing party in an investigatory, legal, regulatory or administrative proceeding, such receiving party will, to the extent possible, provide the disclosing party with prompt notice thereof and, except in the case of a Tax proceeding, the disclosing party may seek a protective order or other appropriate remedy. If no such order or remedy is obtained, then the receiving party may, without liability hereunder, disclose in such proceeding that portion of the Confidential Information of the disclosing party that the receiving party’s legal counsel has advised the receiving party it is legally required to disclose. Each of the parties hereto agrees that it shall be responsible for any disclosure of Confidential Information by its Affiliates and its and its Affiliates’ Representatives that would constitute a breach of this Section 17.2.

           17.3 Survival of Section. The provisions of Sections 17.1 and 17.2 and the obligations of the parties thereunder shall survive the expiration or earlier termination of this Agreement for a period of three (3) years thereafter.

18.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSEE.

           Each of TDS USA and TDS Canada, jointly and severally, represents and warrants to, and covenants with, TDSF (subject to the proviso immediately following Section 12.1.10) as follows:

           18.1 Organization, Standing and Authority; Capitalization. Prior to the TDS USA Merger, TDS USA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and, following the TDS USA Merger, TDS USA will be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. TDS Canada is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario. Each of TDS USA and TDS Canada has the requisite power and authority to (i) execute and deliver this Agreement and the documents and instruments contemplated hereby, (ii) perform and comply with all of the terms, conditions and covenants to be performed and complied with by it hereunder and thereunder, and (iii) own its properties and assets and carry on its business as currently conducted. On the Effective Date, (a) all Outstanding TDS USA Securities and all Outstanding TDS Canada Securities are solely owned by Licensee Parent and Canadian Parent, respectively, (b) all outstanding Licensee Parent Securities are solely owned by TCP, (c) all outstanding Canadian Parent Securities are solely owned by TDS USA, and (d) none of Licensee, Licensee Parent or Canadian Parent has any Subsidiaries nor any other debt or equity investments in any other Person (other than Licensee Parent’s ownership of TDS USA Securities and Canadian Parent’s ownership of TDS Canada Securities). On the Effective Date, Licensee engages in no other business or operation than the Business, and Licensee Parent and Canadian Parent engage in no other business than holding all Outstanding TDS USA Securities and all Outstanding TDS Canada Securities, respectively. Prior to or on the Effective Date, Licensee has delivered to TDSF a true and complete copy of Licensee’s, Licensee Parent’s and Canadian Parent’s Governing Documents, all of which remain in full force and effect without amendment or modification; and

           18.2 Authorization and Binding Obligation. All necessary action on Licensee’s part has been duly and validly taken to authorize the execution, delivery and performance of this Agreement and such other agreements and instruments to be executed and delivered by Licensee in connection herewith. This Agreement has been duly executed and delivered by Licensee and constitutes its legal, valid and binding obligation enforceable against Licensee in accordance with the terms hereof; and

           18.3 Absence of Conflicting Agreements. No consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any Governmental Entity is required for Licensee’s execution, delivery and performance of this Agreement or any of the agreements or instruments contemplated hereby. Neither the execution, delivery and performance by Licensee of this Agreement or such other agreements and instruments nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of Licensee’s Governing Documents; (ii) violate any Law to which Licensee is subject that would have a material adverse effect on Licensee’s ability to perform its obligations hereunder; (iii) violate any material Contract to which Licensee is a party or is subject, or (iv) result in the imposition of any material Encumbrance against Licensee or any of its properties; and

           18.4 Claims; Legal Actions. Other than as set forth in the "TDS Schedules" delivered pursuant to the Acquisition Agreement, there is no Action pending or, to the knowledge of Licensee, threatened against or affecting Licensee or its Affiliates or any of its or their properties or assets that has or might reasonably be expected to have a material adverse effect on Licensee’s ability to perform its obligations under this Agreement or the transactions contemplated by this Agreement; and

           18.5 Full Disclosure. No representation or warranty made by Licensee in this Agreement or in any certificate, document or other instrument furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact nor shall any such representation or warranty omit any material fact necessary in order to make any statement contained herein or therein not misleading; and

           18.6 No Reliance. Licensee acknowledges and agrees that, except as expressly set forth herein, TDSF has not made, and Licensee is not relying on, any representation or warranty, express or implied, with respect to the subject matter hereof; and

           18.7 No Broker Fees. No agent, broker, finder, investment or commercial banker, or other Person or firm engaged by or acting on behalf of Licensee or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any broker’s or finder’s or similar fees or other commission as a result of this Agreement or such transactions, except for any fee that may become payable to Peter J. Solomon, for which Licensee shall have sole responsibility; and

           18.8 Survival. The representations and warranties contained in this Section 18 shall survive the execution and delivery of this Agreement indefinitely.

           19.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF TDSF.

           TDSF represents and warrants to, and covenants with, Licensee (subject to the proviso immediately following Section 12.2.6) as follows:

           19.1 Organization, Standing and Authority; Rights in Disney Properties. TDSF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. TDSF has the requisite power and authority to (i) execute and deliver this Agreement and the documents and instruments contemplated hereby, (ii) perform and comply with all of the terms, conditions and covenants to be performed and complied with by it hereunder and thereunder, and (iii) own its properties and assets and carry on its business as currently conducted. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Guarantor has the requisite power and authority to (i) execute and deliver the Disney Guarantee and the documents and instruments contemplated thereby, (ii) perform and comply with all of the terms, conditions and covenants to be performed and complied with by it thereunder, and (iii) own its properties and assets and carry on its business as currently conducted. TDSF has, and throughout the Term shall have, pursuant to one (1) or more intercompany license agreements with any of its Affiliates, sufficient rights in and to the name "Disney" and the Disney Properties to perform and comply with all of its obligations hereunder, subject to the terms and conditions hereof, and in the event that, during the Term, any licensor under any such intercompany license agreement transfers the name "Disney" together with all or a substantial portion of the Disney-Branded Properties to another Person, TDSF shall cause such licensor to require, as a condition to such transfer, that such Person confirm such intercompany license agreement and the terms and conditions thereof or enter into a replacement license agreement (or comparable instrument) with TDSF or its Affiliates (as determined by TDSF in its sole discretion) pursuant to which TDSF shall continue to have, throughout the Term, sufficient rights in and to the name "Disney" and the Disney-Branded Properties to perform and comply with all of its obligations hereunder, subject to the terms and conditions hereof; and

           19.2 Authorization and Binding Obligation. All necessary action on the part of each of TDSF and Guarantor has been duly and validly taken to authorize the execution, delivery and performance of this Agreement, the Disney Guarantee and such other agreements and instruments to be executed and delivered by them in connection herewith. This Agreement and the Disney Guarantee have been duly executed and delivered by TDSF and Guarantor, respectively, and constitute the legal, valid and binding obligations of TDSF and Guarantor, respectively, enforceable against TDSF and Guarantor, respectively, in accordance with the terms hereof and thereof; and

           19.3 Absence of Conflicting Agreements. No consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any Governmental Entity is required for the execution, delivery and performance by TDSF or Guarantor, as applicable, of this Agreement, the Disney Guarantee or any of the agreements or instruments contemplated hereby or thereby. Neither the execution, delivery and performance by TDSF or Guarantor, as applicable, of this Agreement, the Disney Guarantee or such other agreements and instruments nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of TDSF’s or Guarantor’s Governing Documents; (ii) violate any Law to which TDSF or Guarantor is subject that would have a material adverse effect on TDSF’s or Guarantor’s ability to perform its obligations hereunder or under the Disney Guarantee; (iii) violate any material Contract to which TDSF or Guarantor is a party or is subject, or (iv) result in the imposition of any material Encumbrance against TDSF or Guarantor or any of their respective properties; and

           19.4 Claims; Legal Actions. There is no Action pending or, to the knowledge of TDSF, threatened against or affecting TDSF or its Affiliates or any of its or their properties or assets that has or might reasonably be expected to have a material adverse effect on the respective abilities of TDSF or Guarantor to perform their respective obligations under this Agreement or the Disney Guarantee, as applicable, or the transactions contemplated hereby or thereby; and

           19.5 Full Disclosure. No representation or warranty made by TDSF or Guarantor in this Agreement or in any certificate, document or other instrument furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact nor shall any such representation or warranty omit any material fact necessary in order to make any statement contained herein or therein not misleading; and

           19.6 No Reliance. TDSF acknowledges and agrees that, except as expressly set forth herein, Licensee has not made, and TDSF and Guarantor are not relying on, any representation or warranty, express or implied, with respect to the subject matter hereof; and

           19.7 No Broker Fees. No agent, broker, finder, investment or commercial banker, or other Person or firm engaged by or acting on behalf of TDSF or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement, the Disney Guarantee or the transactions contemplated hereby or thereby is or will be entitled to any broker’s or finder’s or similar fees or other commission as a result of this Agreement or such transactions, except for any fee that may become payable to Bear Stearns and Goldman Sachs, for which TDSF and/or its Affiliates shall have sole responsibility; and

           19.8 Survival. The representations and warranties contained in this Section 19 shall survive the execution and delivery of this Agreement indefinitely.

20.           COMPLIMENTARY BENEFITS.

           During each full calendar year during the Term, TDSF or its Affiliates shall, at their sole cost and expense, provide Licensee with the following complimentary benefits (provided, that Licensee acknowledges and agrees that all such complimentary benefits provided by TDSF or its Affiliates under this Section 20 (i) may not be sold by Licensee, (ii) shall contain an expiration date of December 31 of the calendar year in which they are issued, and (iii) shall remain subject to TDSF and its Affiliates’ standard policies and practices, as may be amended and supplemented by TDSF and its Affiliates from time to time during the Term, applicable to Persons to whom complimentary or reduced rate admission tickets or related benefits are issued):

           20.1 An aggregate of fifty (50) complimentary one-day, one-park passes for admission to either WALT DISNEY WORLD Resort’s MAGIC KINGDOM® Park, EPCOT®, Disney-MGM Studios, DISNEY’S ANIMAL KINGDOM® Theme Park, Disney’s Blizzard Beach Water Park, Disney’s River Country Water Park or Disney’s Typhoon Lagoon Water Park, as Licensee may so elect (provided, that, with respect to the foregoing three (3) water parks, the number of one-day passes shall be limited to twenty-five (25) per calendar year);

           20.2 An aggregate of fifty (50) complimentary one-day park passes for admission to either DISNEYLAND® Park or DISNEY’S CALIFORNIA ADVENTURE™ Theme Park at DISNEYLAND Resort, as Licensee may so elect;

           20.3 "Silver Passes" for (i) each Licensee Employee who is an assistant Facility manager, a Facility manager, a district manager, a regional manager or a full-time director level or above employee located at the corporate headquarters who is solely dedicated to the Business, and (ii) a limited number of select senior executive officers of Licensee or its Affiliates whose primary responsibilities are managing and/or supervising the relationship established hereby as determined from time to time during the Term by TDSF in its sole discretion (collectively, "Silver Pass Holders"). Each Silver Pass will be separately issued in the name of the respective Silver Pass Holder but will not identify the holder thereof as an employee of TDSF or its Affiliates. Silver Passes may be subject to black-out periods or other comparable restrictions generally applicable to complimentary passes. Silver Passes shall be promptly returned to TDSF upon the date of expiration or earlier termination of this Agreement. In addition, Licensee agrees to promptly notify TDSF of any changes in either the employment status of any Silver Pass Holder or the responsibilities (i.e., responsibilities relating to the Business) of any Silver Pass Holder, and, at TDSF’s request, Licensee shall promptly return to TDSF the Silver Pass with respect to any Silver Pass Holder who TDSF, in its sole discretion, determines should no longer be entitled to hold a Silver Pass; and

           20.4 A complimentary membership for one individual designated by Licensee and reasonably acceptable to TDSF to "Club 33," which is a private club (i.e., not open to the general public, but available for use by select corporate sponsors and for TWDC executives for business purposes) located within DISNEYLAND® Park at DISNEYLAND Resort, provided, that such membership (i) shall be subject to the execution and delivery to TDSF of the then-current form of membership agreement for Club 33 and (ii) shall not be effective at any time other than the Term. In connection with Licensee’s use of Club 33, Licensee shall be responsible for all charges and costs (other than the annual membership fee) associated with the use of Club 33 (e.g., food and beverage costs).

21.           MISCELLANEOUS.

           21.1 Books and Records.

                      21.1.1 Right of Audit. During the Term, Licensee and its Affiliates shall at all times keep and maintain, in accordance with GAAP, accurate, complete and up-to-date books and records pertaining to all operations of the Business and Licensee’s rights and obligations under this Agreement. TDSF shall have, no more than twice during each Contract Year (which, in the first (1>st) Contract Year, will include the Stub Period) (unless TDSF has credible indications of non-compliance with this Agreement by Licensee, in which event a more frequent audit shall be permitted) and during normal business hours and upon at least five (5) Business Days’ prior written notice to Licensee, the right to, or the right to have its Affiliates or its or its Affiliates’ Representatives, conduct an audit (in accordance with the terms of this Section 21.1) of all such books and records for the sole purpose of verifying, and solely to the extent necessary to verify, compliance with the provisions of this Agreement. Licensee shall cooperate and cause its Affiliates to cooperate in all respects with TDSF, its Affiliates and/or its or its Affiliates’ Representatives in connection with such audits, including, without limitation, making available the management and employees of Licensee and representatives of Licensee’s outside auditors to assist and answer questions relating thereto. The costs and expenses associated with any such audits shall be borne entirely by TDSF, except as provided in Section 21.1.2. Such audit rights contained herein may be exercised at any time up to five (5) years following the end of the Contract Year to which such books and records relate, and Licensee and its Affiliates shall maintain such books and records for at least such period of time, and, if any dispute between the parties hereto with respect to this Agreement has arisen and remains unresolved at the expiration of such period of time, for such reasonable period of time thereafter during the attempted resolution of such dispute.

                      21.1.2 Underpayment or Overpayment Remedies. If, upon any such audit of books and records conducted in accordance with the terms of Section 21.1.1, one (1) or more errors shall be revealed, all related calculations prior to the date on which such discovery is made may be reviewed, and the amount of any overpayment or underpayment of amounts due to either party pursuant to the terms of this Agreement that may be disclosed by such review, together with interest accrued thereon from the date on which such underpayment or overpayment was made until the amount thereof is paid or credited at the per annum interest rate set forth in Section 21.20, shall be paid and/or adjusted between the parties hereto. If an error by Licensee results in there being due to TDSF an amount equal to one percent (1%) or more of the Licensee Payments due to TDSF with respect to any Contract Year, then the reasonable costs of examination, copying and/or auditing that revealed such errors shall also be paid by Licensee.

           21.2 Insurance. At all times during the Term and for a period of eighteen (18) months thereafter, Licensee shall maintain, at its own cost and expense, a comprehensive program of insurance to adequately protect the respective interests (including indemnification rights) of the parties hereunder, including, without limitation, the following insurance coverage with carriers and on forms that are reasonably acceptable to TDSF in each case (subject to the other provisions of this Section 21.2):

                                 (i) a policy or policies of commercial general liability insurance (including, without limitation, contractual liability, products/completed operations liability and cross-liability) with minimum limits of One Million Dollars ($1,000,000) per occurrence and maximum deductibles of Two Hundred Fifty Thousand Dollars ($250,000) per occurrence covering bodily injury (including death resulting therefrom), personal injury and/or property damage that may arise from or in connection with Licensee's performance of or failure to perform its obligations under this Agreement; and

                                 (ii) a policy or policies of workers' compensation insurance as required by applicable Law and employer's liability insurance with minimum limits of One Million Dollars ($1,000,000) per occurrence and maximum deductibles of Two Hundred Fifty Thousand Dollars ($250,000) per occurrence with respect to any employee, agent, subcontractor or other Representative of Licensee or its Affiliates performing services in connection with the Business or this Agreement; and

                                 (iii) a policy or policies of directors' and officers' insurance with minimum limits of Ten Million Dollars ($10,000,000) per occurrence and maximum deductibles of One Million Dollars ($1,000,000) per occurrence covering both the Board Observers and the Independent Directors contemplated by Section 9.13; and

                                 (iv) a policy or policies of excess liability covering General Liability, Products/Completed Operations Liability, Auto Liability, and Employers Liability with minimum limits of One Hundred Million Dollars ($100,000,000) per occurrence and in the aggregate. If Seventy Five Million Dollars ($75,000,000) of this aggregate is eroded, Licensee shall advise TDSF of this erosion immediately.

                      All insurance required hereby shall be placed with a carrier possessing an A-VII rating or better as listed in the Best Guide and, except in the case of workers’ compensation insurance required pursuant to subparagraph (iii) of this Section 21.2, shall provide that no cancellation, reduction or non-renewal of coverage thereunder may occur except upon at least twenty (20) Business Days’ prior written notice to TDSF. With respect to all insurance policies required hereunder or otherwise held by Licensee (other than policies for workers’ compensation insurance required pursuant to subparagraph (iii) of this Section 21.2), Licensee shall, within two (2) months after the Effective Date, provide to TDSF certificates of insurance (or copies of policies, if required by TDSF) (a) naming TDSF and its Affiliates, and the officers, directors, agents and employees of each, as additional insureds and (b) containing a waiver of subrogation with respect to such additional insureds (which waiver of subrogation will apply to all insurance policies, including policies for worker’s compensation insurance). TDSF’s or its Affiliates’ failure to request, review or object to the terms of such certificates of insurance or insurance policies shall not be deemed a waiver of Licensee’s obligations or the rights of TDSF or its Affiliates hereunder. In the event Licensee fails to obtain all insurance required hereby within two (2) months after the Effective Date, TDSF shall have the right to terminate this Agreement upon twenty (20) Business Days’ prior written notice to Licensee. All insurance required hereby shall be primary and non-contributory should other insurance be available to TDSF and its Affiliates and the officers, directors, agents and employees of each. The minimum limits of the insurance required in this Section 21.2 shall in no way limit or diminish Licensee’s liability under any other provisions of this Agreement.

           21.3 Force Majeure. If the performance by either party hereto of its respective nonmonetary obligations under this Agreement is delayed in whole or in part by acts of God, fire, floods, storms, explosions, accidents, epidemics, war, civil disorder, strikes or other labor difficulties, or any Law or action adopted or taken by any Governmental Entity, or any other cause not reasonably within such party’s control, whether or not specifically mentioned herein, such party shall be excused, discharged and released of performance to the extent such performance or obligation is so delayed by such occurrence without liability of any kind. Nothing contained herein shall be construed as requiring either party hereto to accede to any demands of, or to settle any disputes with, labor or labor unions, suppliers or other parties that such party considers unreasonable. The party subject to such a delay as contemplated herein shall, within five (5) Business Days following the occurrence of any event of "Force Majeure" as described hereunder, notify the other party hereto of such event and the probable duration thereof. Notwithstanding the foregoing, if either party is subject to an event of "Force Majeure" that persists for six (6) months or more and that materially diminishes any rights of the other party hereunder, then such other party shall be entitled to terminate this Agreement upon twenty (20) Business Days’ prior written notice to the party subject to the event of "Force Majeure."

           21.4 Waivers. No release, discharge or waiver of any provision hereof shall be enforceable against or binding upon either party hereto unless in writing and executed by a duly authorized officer of each of the parties hereto. Neither the failure to insist, nor any delay in insisting, upon strict performance of any of the agreements, terms, covenants or conditions hereof, nor the acceptance of monies due hereunder with knowledge of a breach of this Agreement, shall be deemed a waiver of any rights or remedies that either party hereto may have or a waiver of any subsequent breach or default in any of such agreements, terms, covenants and conditions, and no waiver of any rights or remedies that either party hereto may have in one instance shall be deemed to constitute a waiver of such rights or remedies in any other instance.

           21.5 Notices. Unless otherwise specified herein, all notices, requests, demands, consents and other communications hereunder, including, without limitation, submissions by Licensee pursuant to Section 5 or Section 9.19, shall be transmitted in writing and shall be deemed to have been duly given when hand delivered, or upon delivery when sent by express mail, courier or other recognized overnight mail or next day delivery service, charges prepaid, or three (3) Business Days following the date mailed when sent by registered or certified United States mail, postage prepaid, return receipt requested, or when deposited with a public telegraph company for immediate transmittal, charges prepaid, or when sent by facsimile, with a confirmation copy sent by recognized overnight mail or next day delivery, charges prepaid, addressed as follows (or, in the case of submissions by Licensee pursuant to Section 5 or Section 9.19, addressed to the individual designated by TDSF):

If to Licensee:	The Disney Store, LLC
The Disney Store (Canada) Ltd.
c/o The Children's Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, New Jersey 08540
Facsimile: (201) 558-2837
Attention: Chief Financial Officer

With a copy to: (which shall not constitute notice)	The Disney Store, LLC The Disney Store (Canada) Ltd. c/o The Children's Place Retail Stores, Inc. 915 Secaucus Road Secaucus, New Jersey 08540 Facsimile: (201) 558-2825 Attention: General Counsel

With a copy to: (which shall not constitute notice)	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Facsimile: (212) 806-6006 Attention: Jeffrey S. Lowenthal, Esq.

If to TDSF:	TDS Franchising, LLC c/o The Walt Disney Company 500 South Buena Vista Street (MC: 6916) Burbank, California 91521-6916 Attn.: Anne Gates, EVP and CFO Facsimile: (818) 559-6215

With a copy to: (which shall not constitute notice)	The Walt Disney Company 500 South Buena Vista Street Burbank, California 91521-0930 Attn.: General Counsel Facsimile: (818) 238-0404

With a copy to: (which shall not constitute notice)	The Walt Disney Company 500 South Buena Vista Street Burbank, California 91521-0930 Attn.: James Kapenstein, Esq. Facsimile: (818) 562-1813

           or such other address or facsimile number as may be designated by either party hereto by written notice to the other in accordance with this Section 21.5.

           21.6 Entire Agreement. The provisions contained in this Agreement (including the Disney Guarantee and the Schedules), the Acquisition Agreement, the TCP Guaranty and Commitment and/or any other documents, agreements and instruments contemplated hereby or thereby or to be executed and delivered in connection herewith or therewith or pursuant hereto or thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and replace any and all previous agreements between the parties, whether written or oral with respect to such subject matter. No statement or inducement with respect to the subject matter hereof by any party hereto or by any agent or representative of any party hereto that is not contained in this Agreement (including the Disney Guarantee and the Schedules), the Acquisition Agreement, the TCP Guaranty and Commitment and/or any other documents, agreements and instruments contemplated hereby or thereby or to be executed and delivered in connection herewith or therewith or pursuant hereto or thereto shall be valid or binding between the parties.

           21.7 Joint Venture/Partnership Disclaimer. The parties hereby acknowledge that it is not their intention to create between themselves a partnership, joint venture, fiduciary, employment or agency relationship for purposes of this Agreement, or for any other purpose whatsoever. Accordingly, notwithstanding any expressions or provisions contained herein or in any other document executed or delivered or to be executed or delivered, nothing herein shall be construed or deemed to create, or to express an intent to create, a partnership, joint venture, fiduciary, employment or agency relationship of any kind or nature whatsoever between the parties hereto.

           21.8 Accord and Satisfaction. Payment by any party hereto, or receipt or acceptance by a receiving party, of any payment due hereunder in an amount less than the amount required to be paid hereunder shall not be deemed an accord and satisfaction or a waiver by the receiving party of its right to receive and recover the full amount of such payment due hereunder, notwithstanding any statement to the contrary on any check or payment or on any letter accompanying such check or payment. The receiving party may accept such check or payment without prejudice to the receiving party’s right to recover the balance of such payment due hereunder or to pursue any other legal or equitable remedy provided in this Agreement.

           21.9 Relationship of Parties. Except as may be specifically provided under any provision of this Agreement, nothing contained in this Agreement shall (i) authorize, empower or constitute any party as agent of any other party in any manner, (ii) authorize or empower one party to assume or create an obligation or responsibility whatsoever, express or implied, on behalf of or in the name of any other party; or (iii) authorize or empower a party to bind any other party in any manner, make any representation, warranty, covenant, agreement or commitment on behalf of any other party, or permit a party to hold itself out as having the authority to do any of the foregoing.

           21.10 Effect of Headings. The headings and subheadings of the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the agreements, terms, covenants or conditions of this Agreement in any manner.

           21.11 Construction. This Agreement has been fully reviewed and negotiated by the parties hereto and their respective counsel. Accordingly, in interpreting this Agreement, no weight shall be placed upon which party hereto or its counsel drafted the provision being interpreted and prior drafts of this Agreement shall be disregarded and inadmissible as proof or indication of the intent of the parties or for any other purpose in the event of any other controversy regarding the meaning, construction or interpretation of this Agreement.

           21.12 Non-Assignment by Licensee. Licensee shall not Transfer, in any manner whatsoever, voluntarily or involuntarily or by operation of Law, this Agreement or any interest or benefit of Licensee contained herein (including, without limitation, Licensee’s rights and duties of performance), except that Licensee may Transfer this Agreement in connection with a Transfer of all or substantially all of Licensee’s properties and assets to a Person who is a Qualified Person, provided, that TDSF shall have obtained a Guaranty Assumption and a License Assumption in connection with such Transfer. There shall be no limitation, prohibition or restriction on the right of TDSF to Transfer, in any manner whatsoever, this Agreement or any interest or benefit of TDSF contained herein (including, without limitation, TDSF’s rights and duties of performance); provided, that (i) the Disney Guarantee shall remain in effect after any such Transfer and (ii) the Person to which TDSF Transfers this Agreement (or any interest or benefit of TDSF contained herein) shall have the ability to perform TDSF’s duties and obligations hereunder.

           21.13 Severability. If any term or provision of this Agreement shall be found to be void or contrary to any applicable Law, such term or provision shall be deemed to be severable from the other terms and provisions hereof, but only to the extent necessary to bring this Agreement within the requirements of such Law, and the remainder of this Agreement shall be given effect as if the parties hereto had not included the severed term herein; provided, that, if the party that would be adversely affected by such severance demonstrates that a material inducement to its entering into this Agreement would be materially impaired, such party shall be entitled to seek to terminate this Agreement on that ground.

           21.14 Amendments. No provision of this Agreement may be modified, supplemented or amended except by a written instrument duly executed by each of the parties hereto. Any such modifications, supplements or amendments shall not require additional consideration to be effective.

           21.15 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures to this Agreement shall be effective.

           21.16 Schedules. The Schedules to this Agreement, as designated herein and delivered concurrently with the execution hereof by TDSF to Licensee, shall each be deemed to form an integral part of this Agreement and to be incorporated herein as if herein set out in full. Capitalized terms used in the Schedules and not otherwise defined in the Schedules shall have the respective meanings ascribed to them in this Agreement.

           21.17 No Third Party Beneficiaries. Nothing in this Agreement is intended, or shall be deemed to, confer any rights or benefits upon any Person other than the parties hereto or to make or render any such other Person a third-party beneficiary of this Agreement, except to the extent that an Affiliate of either party or any officers, directors, agents, representatives, employees, successors or assigns of a party or any of its Affiliates have any rights (including a right to be indemnified pursuant to Section 12) under this Agreement.

           21.18 Further Assurances. Each party hereto shall, upon request by the other party, execute any and all further documents or instruments and take such additional actions as the other party may deem reasonably necessary to carry out the proper purposes of this Agreement.

           21.19 Conflicts of Interest. Each of the parties hereto shall exercise reasonable care and diligence to prevent their respective employees and agents from making, receiving, providing or offering substantial gifts, entertainment, payments, loans or other consideration for the purpose of influencing the other party’s employees or any vendors, contractors or other parties to act to the detriment of such other party.

           21.20 Interest. All arrearages in the payment of any sums due to either party hereto under the provisions of this Agreement shall bear interest from the due date until paid at the lesser of the (i) per annum amount that is equal to two percent (2%) plus the Prime Rate and (ii) the highest rate of interest then allowable pursuant to applicable Law.

           21.21 Governing Law; Remedies.

                      21.21.1 Except to the extent governed by the United States Copyright Act, the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051 et seq.) or other federal law of the United States, this Agreement shall be deemed to have been entered into in the State of California and shall be interpreted and construed in accordance with the laws of the State of California applicable to agreements executed and to be performed therein by each party hereto. Under no circumstances shall any laws enacting the United Nations Convention on Contracts for International Sale of Goods apply to this Agreement.

                      21.21.2 Each party hereby acknowledges and agrees that: (i) in the event of any breach or prospective breach of this Agreement by TDSF, Licensee’s remedy shall be limited solely to monetary damages (if and to the extent available), and Licensee hereby waives any and all rights it may have to any form of equitable relief, including, without limitation, any temporary restraining order, preliminary injunction, permanent injunction, specific performance or any other form of relief in equity; provided, that this Section 21.21.2 shall not prohibit Licensee from obtaining such equitable relief (if such relief is otherwise available and Licensee is able to satisfy the requirements necessary to obtain such relief) against TDSF and/or its Affiliates (but not against any third party licensee of TDSF or any of its Affiliates) in the case of (a) TDSF’s breach of Section 17 or (b) TDSF’s Uncured Material Breach of subparagraph (A) of Section 6.1; and (ii) in the event of any breach or prospective breach of this Agreement by Licensee (including, without limitation, any Licensee Infringing Use), TDSF’s remedy shall include, without limitation, monetary damages (if and to the extent available), any form of equitable relief, including, without limitation, any temporary restraining order, preliminary injunction, permanent injunction, specific performance or any other form of relief in equity (if such relief is available and TDSF is able to satisfy the requirements necessary to obtain such relief), and any other right or remedy available to TDSF as a result of such breach under this Agreement, at law, in equity or otherwise. In the case of any action for equitable relief by either party hereto that is permitted pursuant to the preceding sentence (each, an "Equitable Action"), the parties acknowledge and agree that money damages may not be an adequate remedy and that, in such action, the non-breaching party may, in its sole discretion, apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, a permanent injunction, specific performance or other form of equitable relief (without the posting of any bond or other security) as such court may deem just and proper in order to enforce the applicable provision of this Agreement or prevent any violation thereof and, to the extent permitted under applicable Law, each party hereto waives any objection to the imposition of such relief in any such Equitable Action. Any such equitable relief granted in an Equitable Action shall not be exclusive and any party seeking such relief shall also be entitled to seek and enforce any other right or remedy available to it, including money damages.

                      21.21.3 In any Equitable Action, the non-breaching party shall be entitled, in its sole discretion, to seek recourse and remedy through either (i) the dispute resolution procedures set forth in Section 21.23 or (ii) a legal proceeding submitted for trial before the Superior Court in and for the County of Los Angeles, State of California, or the United States District Court for the Central District of California, or if neither such court shall have jurisdiction, then before any other court sitting in Los Angeles County, California, having subject matter jurisdiction. The parties hereto consent to the exclusive jurisdiction of such courts in connection with any Equitable Action and to service of process outside of the State of California pursuant to the requirement of any such court in any matter subject to it. With respect to any dispute arising under this Agreement other than an Equitable Action, the parties hereto agree that all such disputes shall be resolved through the dispute resolution procedures set forth in Section 21.23; provided, that, if TDSF shall bring any Equitable Action in any court pursuant to subparagraph (ii) of this Section 21.21.3, it shall be entitled to seek any other remedy in addition to equitable relief, including money damages, to the extent permitted hereby in the same court proceeding and shall not be required to submit such matter to dispute resolution under Section 21.23.

                      21.21.4 The provisions of this Section 21.21 shall survive the expiration or earlier termination of this Agreement indefinitely.

           21.22 Limitation of Liability. Notwithstanding anything contained herein to the contrary, except (i) for any Loss paid to third parties for which either party hereto is obligated to indemnify the other party pursuant to Section 12 and (ii) in the case of a willful or grossly negligent Licensee Infringing Use or any other willful or grossly negligent misuse by Licensee or its Affiliates of any name, brand, trademark, logo, symbol, character or other proprietary designation or intellectual property of TDSF or any of its Affiliates, neither party shall be liable under this Agreement to the other party for any punitive, exemplary, consequential, incidental, indirect, special or speculative damages (including loss of profits) based upon breach of warranty, breach of contract, negligence, strict liability and tort, or any other legal theory. With respect to the matters specified in the preceding subparagraphs (i) and (ii), no such limitation on damages shall apply.

           21.23 Arbitration Procedures.

                      21.23.1 Management Negotiations. Except as otherwise provided in Section 21.21, in the event of any controversy, dispute or claim between TDSF or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand, arising out of or relating to this Agreement or any provisions hereof or the validity of this Agreement, the parties hereto agree that, prior to submitting such controversy, dispute or claim to the arbitration proceedings described below in this Section 21.23, it shall be submitted to the President of TWDC and the Chief Executive Officer of Licensee (or, if no person holds either such title, a senior executive officer of such entity performing a similar function), who shall negotiate in good faith with one another for a period of not less than five (5) Business Days in an effort to resolve such controversy, dispute or claim. Notwithstanding the foregoing, in the case of any Licensee Infringing Use or any other misuse by Licensee or its Affiliates of any name, brand, trademark, logo, symbol or other proprietary designation or intellectual property of TDSF or its Affiliates, TDSF may elect, in its sole discretion, to forego the procedure required by this Section 21.23.1 and proceed directly to arbitration under Section 21.23.2.

                      21.23.2 Arbitrable Disputes. Except as otherwise provided in Section 21.21, all controversies, disputes and claims between TDSF and/or its Affiliates, on the one hand, and Licensee and/or its Affiliates, on the other hand, arising out of or relating to this Agreement or any provision hereof or the validity of this Agreement that have not been resolved through the procedure set forth in Section 21.23.1 (collectively, "Arbitrable Disputes") must be resolved through binding arbitration administered by ADR Services (the "Arbitration Administrator") in accordance with the terms of this Section 21.23, or such other entity agreed upon by the parties hereto to administer the arbitration of an Arbitrable Dispute. Except as otherwise set forth in this Section 21.23, the U.S. Arbitration Act shall govern the interpretation and enforcement of, and proceedings pursuant to, the provisions of this Section 21.23.

                      21.23.3 Applicability of California Procedural Law. Unless otherwise stipulated in writing or on the record before the Arbitrator or the Appellate Arbitrators, in either case by all of the parties involved in an Arbitrable Dispute (the "Arbitration Parties") or affected by the stipulation, all Arbitrable Disputes will be governed by California procedural law, including, but not limited to, the procedures set forth in the California Code of Civil Procedure, the California Civil Code, the California Evidence Code, and the California Rules of Court (but not including any local rules), except to the extent such procedures are inconsistent with the express terms of this Section 21.23. It is the intent of the Parties that all pleadings, discovery, motion practice, trial and appeal (including, but not limited to, the format, scope, and substance of, and time requirements applicable to, any filings) proceed as if the Arbitrable Dispute had been brought in the Superior Court of the State of California, except: (i) the Arbitrator and Appellate Arbitrators will be appointed in accordance with Section 21.23.5; (ii) the Arbitrator will serve as the finder of fact (and the parties waive any right to a jury); (iii) there will be no interlocutory appellate (e.g., writ) relief available; (iv) discovery will be limited to matters that are directly relevant to the issues in the arbitration unless, upon a finding of good cause by the Arbitrator, leave is granted to conduct discovery that is reasonably calculated to lead to the discovery of admissible evidence; and (v) as otherwise expressly provided for in this Section 21.23. The parties hereto agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable Law or this Agreement, whichever expires earlier.

                      21.23.4 Arbitration Complaints and Notices. Any arbitration complaint for an Arbitrable Dispute (a "Complaint") or notice of appeal from an arbitration judgment (an "Appeal Notice") hereunder shall be served on the Arbitration Parties pursuant to the notice provisions contained in Section 21.5 (in the case of notice to Affiliates of either party hereto, notice to such party shall be deemed sufficient for purposes hereof). For purposes of this Section 21.23, service of all pleadings and other papers, and the calculation of all time deadlines, shall be made in accordance with California procedural law (including any modifications thereto that the Arbitrator or Appellate Arbitrators may make in accordance with California procedural law). However, without any order by the Arbitrator or Appellate Arbitrators, the Arbitration Parties may agree in writing to extend or shorten any time deadline, which will be deemed effective upon written notice by the affected Arbitration Parties to the Arbitration Administrator and all other Arbitration Parties.

                      21.23.5 Selection of Arbitrator and Appellate Arbitrators.

                                 (a) Within five (5) Business Days after service of a Complaint or an Appeal Notice, as the case may be, the Arbitration Parties will select their jointly agreed upon arbitrator or, in the case of an appeal, three (3) appellate arbitrators. The arbitrator shall be a former judge of the California Superior Court (or, if an insufficient number of such former judges are available to serve, former judges from the United States District Court for the Central District of California) and the appellate arbitrators shall be former judges of the California Court of Appeals (or, if an insufficient number of such former judges are available to serve, former judges from the California Superior Court who sat on the California Court of Appeals by designation, or, if an insufficient number of such former judges are available to serve, former judges from the California Superior Court who served on the bench for ten (10) years or more).

                                 (b) If the Arbitration Parties cannot agree upon an arbitrator or all three (3) appellate arbitrators within such time period, on the fifth (5th) Business Day thereafter, the Arbitration Parties will simultaneously exchange a list of five (5) proposed arbitrators or, in the case of an appeal, ten (10) proposed appellate arbitrators (the "Party Designations"). Any persons appearing on both Party Designations shall be designated as the arbitrator or the appellate arbitrators, selected in alphabetical order by last name. If for any reason a person so selected cannot or will not serve as arbitrator or appellate arbitrator, the next person common to both Party Designations in alphabetical order by last name shall be designated as the arbitrator or appellate arbitrator and so on until there are no more persons common to both Party Designations.

                                 (c) If the arbitrator or any appellate arbitrator remains to be selected following the procedures set forth in the preceding subparagraph (b), each Arbitration Party shall have the right to strike up to two names appearing on the other's Party Designation and, on the fifth (5th) Business Day following exchange of the Party Designations, shall notify the other Arbitration Party, in writing, of the names, if any, so stricken (the "Strike Notices").

                                 (d) Each party shall then rank each person remaining on both Party Designations in numerical order of preference (1 being the most preferred, 2 being next, and so on), and, on the second (2ND) Business Day following service of the Strike Notices, the Arbitration Parties shall simultaneously exchange their respective rankings (the "Priority Designations"). The person with the lowest combined total from the Priority Designations shall be designated as the arbitrator or, in the case of an appeal, the three (3) persons with the lowest combined totals from the Priority Designations shall be designated as the appellate arbitrators. Any ties will be broken by choosing the person first in alphabetical order by last name. If, for any reason, a person so selected cannot or will not serve as arbitrator or appellate arbitrator, the next person in order using the methodology prescribed in this Section 21.23.5 shall be designated as arbitrator or appellate arbitrator and so on until no more names appear on the Arbitration Parties' Priority Designations.

                                 (e) If there are no more names from which to select an arbitrator or appellate arbitrator on the parties' Priority Designations or if any party fails to comply with the selection procedures herein, the Arbitration Administrator shall provide a list of five (5) persons or, in the case of an appeal, ten (10) persons, all of whom shall be former judges complying with the requirements of Section 21.23.5(a). Each Arbitration Party may strike up to two (2) names from this list, and of those who are left the person whose name is first in alphabetical order by last name shall serve as arbitrator or, in the case of an appeal, the first three (3) persons in alphabetical order by last name shall serve as appellate arbitrators. The person selected pursuant to this Section 21.23.5 to serve as arbitrator is referred to herein as the "Arbitrator" and the persons selected pursuant to this Section 21.23.5 to serve as appellate arbitrators are referred to herein as the "Appellate Arbitrators."

                                 (f) Within two (2) Business Days after selection of the Arbitrator or the Appellate Arbitrators, the Arbitration Parties will inform the Arbitration Administrator, in writing and on a confidential basis, of the name and contact information of the Arbitrator or the Appellate Arbitrators.

                                 (g) If the Arbitrator or any Appellate Arbitrator becomes unable to serve for any reason, the next arbitrator or appellate arbitrator who would have been chosen pursuant to the procedure set forth in this Section 21.23.5 shall be selected or, if there is no such arbitrator or appellate arbitrator available as a result of such procedure, the Arbitration Parties shall repeat the procedure set forth in this Section 21.23.5 to select another arbitrator or appellate arbitrator.

                     21.23.6 Arbitrator Neutrality. In order to serve as an Arbitrator or Appellate Arbitrator for a Arbitrable Dispute, the appointed Arbitrator or Appellate Arbitrator must be neutral with respect to the matters being arbitrated, the Arbitration Parties, and their counsel, consistent with California Code of Civil Procedure § 170.1. The Arbitration Administrator is responsible for ensuring that appropriate disclosures are made by the Arbitrator and Appellate Arbitrators to achieve and maintain such neutrality. If there is a dispute over the neutrality of an appointed Arbitrator or Appellate Arbitrator, the dispute shall be resolved by the Arbitration Administrator.

                     21.23.7 Emergency Relief. Subject to the limitations contained in Section 21.21.2, if an Arbitration Party is seeking emergency relief prior to the appointment of the Arbitrator, the parties hereto agree that the AAA Optional Rules for Emergency Measures of Protection shall apply, but that the Arbitration Administrator shall appoint an arbitrator to preside over the emergency proceedings (the "Emergency Arbitrator"). The Emergency Arbitrator shall have jurisdiction: (i) only until the selection of the Arbitrator in accordance with Section 21.23.5; and (ii) only over such matters requiring emergency relief.

                     21.23.8 Arbitration Hearing/Arbitrator’s Rulings, Statement of Decision and Judgment. Unless otherwise agreed among all Arbitration Parties and the Arbitrator, there shall be a record of all proceedings conducted in conjunction with any arbitration. The Arbitrator will be vested with the full powers of a judge of the Superior Court of the State of California and will have the right to award or include in the Arbitrator’s award any relief that the Arbitrator deems proper in the circumstances, subject to the limitations set forth in Section 21.21.2 on equitable relief and subject to the limitation on liability set forth in Section 21.22, including, without limitation, money damages (with interest on unpaid amounts from the date due) and specific performance, a temporary restraining order, a preliminary and/or permanent injunction or other equitable relief (but only to the extent permitted by Section 21.21.2), provided, that the Arbitrator will not have the authority to declare any mark generic or otherwise invalid except to the extent necessary to rule on any claim of intellectual property infringement between the parties hereto (in which event such ruling shall be binding as between the parties hereto but such ruling shall not be binding as between either party hereto and any other Person). The Arbitrator shall issue rulings, a statement of decision, and a judgment as if the Arbitrator were a judge of the Superior Court of the State of California.

                      21.23.9 Appeal.

                                 (a) Within twenty (20) Business Days following receipt of any judgment, any Arbitration Party may notify the Arbitration Administrator of an intention to appeal to an arbitral tribunal. To appeal the judgment of an Arbitrator, an Arbitration Party must follow all of the prerequisites for appealing a judgment of the Superior Court of the State of California. All prerequisites ordinarily directed to the clerk of such court shall be directed to the Arbitration Administrator.

                                 (b) All appeals will be made to three (3) Appellate Arbitrators appointed (or replaced, if necessary) pursuant to Section 21.23.5.

                                 (c) The Appellate Arbitrators will conduct a hearing, review the judgment of the Arbitrator, and issue an appellate decision applying the same standards of review (and all of the same presumptions) as if the Appellate Arbitrators were judges of the California Court of Appeal reviewing a judgment of the Superior Court. The Appellate Arbitrators will be vested with the same powers as a California Court of Appeal (including the power to remand a matter to an Arbitrator, or a replacement Arbitrator, in accordance with the rights of a party following an appeal).

                                 (d) The Appellate Arbitrators' decision will be final and binding (unless remanded to the Arbitrator, or replacement Arbitrator, pursuant to subparagraph (c) of this Section 21.23.9), as to all matters of substance and procedure.

                      21.23.10 Jurisdiction/Venue/Enforcement of Award. The parties hereto consent and submit to the exclusive personal jurisdiction and venue of the Superior Court and the United States District Court, located in the County of Los Angeles, State of California, to compel arbitration of an Arbitrable Dispute in accordance with this Section 21.23, to enforce any arbitration award granted pursuant to this Section 21.23, including, without limitation, any award granting equitable relief, and to otherwise enforce this Section 21.23 and carry out the intentions of the parties to resolve all Arbitrable Disputes through arbitration. All arbitrations under this Section 21.23 shall be conducted in Los Angeles, California.

                      21.23.11 Discovery. Subject to and without limiting Section 21.23.3, (i) each Arbitration Party will, upon the written request of the other Arbitration Party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim; (ii) at the request of an Arbitration Party, the Arbitrator shall have the discretion to order examination by deposition of witnesses to the extent the Arbitrator deems such additional discovery relevant and appropriate (provided, that each Arbitration Party shall be entitled, in its sole discretion, to conduct depositions of up to five (5) fact witnesses and up to two (2) expert witnesses); (iii) all objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information; (iv) any dispute regarding discovery, or the relevant scope thereof, shall be determined by the Arbitrator, which determination shall be conclusive; and (v) all discovery shall be completed within the time period established by the Arbitrator.

                      21.23.12 Res Judicata, Collateral Estoppel and Law of the Case. A decision of the Arbitrator and Appellate Arbitrators shall have the same force and effect with respect to collateral estoppel, res judicata and law of the case that such decision would have been entitled to if decided in a court of law, but in no event shall such award be used by or against an Arbitration Party in a Non-Signatory Dispute.

                      21.23.13 Confidential Proceedings. All arbitration proceedings, including, without limitation, any appellate proceedings, will be closed to the public and confidential, and all records relating thereto will be maintained by the Arbitration Parties as Confidential Information in accordance with Section 17 and will be permanently sealed, except as necessary to obtain court confirmation of the judgment of the Arbitrator or the decision of the Appellate Arbitrators, as applicable, and except as necessary to give effect to res judicata and collateral estoppel (e.g., in a dispute between the Arbitration Parties that is not an Arbitrable Dispute), in which case all filings with any court shall be sealed to the extent permitted by the court and applicable Law.

                      21.23.14 Arbitrator Fees and Arbitration Costs. The Arbitrators or Appellate Arbitrators, as the case may be, will have no authority to award any damages that are inconsistent with Section 21.22. The Arbitration Parties will share equally the fees of the Arbitrator and Appellate Arbitrators and administrative costs of the arbitration (including reporter’s fees, but not including filing fees), with each side obligated for its pro rata share of the total (subject to reallocation as provided below). The determination of whether there are more than two sides will be made by the Arbitration Administrator, which determination may be reviewed by the Arbitrator upon the request of any Arbitration Party. The fees of the Arbitrator and Appellate Arbitrators and administrative costs of the arbitration paid by the prevailing Arbitration Party (as determined at the conclusion of all proceedings, including any appeal, remand or subsequent appeals) will be awarded as costs to the prevailing Arbitration Party. The entitlement of an Arbitration Party to attorneys’ fees and other additional costs shall be determined in accordance with any agreements between the Arbitration Parties governing such matters and California procedural law.

                      21.23.15 Non-Signatory Legal Actions. As used in this Section 21.23, "Arbitrable Dispute" does not include compulsory or permissive cross-claims between the parties that arise in a legal action brought by or against a non-signatory hereto ("Non-Signatory Dispute"). However, a party that has the right to assert a permissive cross-claim against another party in a Non-Signatory Dispute may choose to treat that claim as an Arbitrable Dispute and assert it in accordance with the terms of this Section 21.23.

                      21.23.16 Expedited Procedures. Consistent with the expedited nature of arbitration, it is the mutual intent of the parties that under all circumstances any controversies, disputes or claims between them be resolved expeditiously, and either Arbitration Party may, upon application to the Arbitrator for good cause shown, move the Arbitrator for extraordinary expedition (including, without limitation, the fixing of a discovery cut-off date and dates for the commencement and completion of hearings). In furtherance thereof and without limiting the foregoing, any application by TDSF to the Arbitrator to move for extraordinary expedition in the case of a Licensee Infringing Use (which application shall be made by TDSF in its sole discretion) shall be deemed to be for good cause (without the requirement of any discovery, hearing or other action or proceeding with respect to such application), and Licensee hereby consents to the granting of any such application by TDSF in the case of a Licensee Infringing Use.

                      21.23.17 No Declaratory Relief. Notwithstanding anything contained herein to the contrary, Licensee shall not be entitled to submit any action for declaratory relief (or any comparable action for a determination that Licensee has not violated, defaulted under or otherwise breached this Agreement or any other related agreement entered into in connection herewith) to the arbitration proceedings contemplated by this Section 21.23 or in court or through any other dispute resolution mechanism other than as contemplated by Section 21.23.1.

                      21.23.18 Survivability. The provisions of this Section 21.23 shall survive the expiration or earlier termination of this Agreement indefinitely.

           21.24 Certain Licensee Fees.

                      21.24.1 General. In the case of a Licensee Infringing Use, a Royalty Breach or any other Material Breach by Licensee, without prejudice to any other right or remedy available to TDSF or its Affiliates as a result thereof, Licensee shall pay to TDSF a fee (the "Licensee Infringement/Breach Fee") in the amount of Five Thousand Dollars ($5,000) (as adjusted and increased each Contract Year as provided in Section 21.24.2) per day per Facility, Internet Store or other Business Property affected by such Licensee Infringing Use, Royalty Breach or other Material Breach for the period beginning (a) in the case of a Licensee Infringing Use or Royalty Breach, on the second (2nd) Business Day following the day on which TDSF delivers written notice to Licensee of such Licensee Infringing Use or Royalty Breach, as applicable, or (b) in the case of any other Material Breach by Licensee, on the fourth (4th) Business Day following the day on which TDSF delivers written notice to Licensee of such Material Breach, and ending on the day on which such Licensee Infringing Use, Royalty Breach or other Material Breach is Cured, provided, that in no event shall the Licensee Infringement/Breach Fee for any particular Licensee Infringing Use, Royalty Breach or other Material Breach by Licensee exceed either Twenty-Five Thousand Dollars ($25,000) per day or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate (each such daily and aggregate limit, as adjusted and increased each Contract Year as provided in Section 21.24.2, the "Licensee Infringement/Breach Fee Maximum Amounts"). For purposes of illustration and without limitation, (i) in the case of a Licensee Infringing Use involving Marketing Materials, each Facility located within any geographical region in which or for which such Marketing Materials are printed, broadcast, displayed or otherwise distributed and the Internet Store would be considered to be affected by such Licensee Infringing Use, (ii) in the case of a Licensee Infringing Use involving Disney Merchandise, each Facility and the Internet Store offering such Disney Merchandise for sale would be considered to be affected by such Licensee Infringing Use, (iii) in the case of a Licensee Infringing Use involving FF&E Materials, each Facility that uses or displays such FF&E Materials would be considered to be affected by such Licensee Infringing Use, (iv) in the case of a Royalty Breach, each Facility and the Internet Store would be considered to be affected by such Royalty Breach, and (v) in the case of a Material Breach by Licensee of an operating covenant, such as a failure to maintain or refurbish any Facilities in accordance with the terms of this Agreement and/or the Operating Manual, each Facility in which such failure occurs would be considered to be affected by such Material Breach. Any payments of Licensee Infringement/Breach Fees pursuant to this Section 21.24 shall be made by Licensee to TDSF on a weekly basis on each Monday in respect of the seven (7) day period ending on the previous Friday, by wire transfer to the account designated by TDSF for payment of Licensee Payments under Section 7. In the event TDSF seeks money damages against Licensee in connection with any Licensee Infringing Use, Royalty Breach or other Material Breach by Licensee of this Agreement, the payments made by Licensee under this Section 21.24 shall be deducted from the amount of any money damages deemed payable by Licensee to TDSF in connection therewith, provided, that under no circumstances shall TDSF be required to bring any action against Licensee or prove any damages in connection with a Licensee Infringing Use, Royalty Breach or other Material Breach by Licensee of this Agreement in order to obtain the amounts payable under this Section 21.24 and in no event shall TDSF ever be required to reimburse any amounts received under this Section 21.24 (i.e., such as in a case in which the actual amount of money damages proved in connection with any Licensee Infringing Use, Royalty Breach or other Material Breach by Licensee of this Agreement is less than the amount paid by Licensee hereunder in connection with such Licensee Infringing Use, Royalty Breach or other Material Breach).

                      21.24.2 CPI Adjustments. Beginning effective with the second (2nd) Contract Year and continuing through each and every Contract Year of the Term thereafter, each of the Licensee Infringement/Breach Fee and the Licensee Infringement/Breach Fee Maximum Amounts for each Contract Year shall be the Licensee Infringement/Breach Fee and Licensee Infringement/Breach Fee Maximum Amounts, respectively, for the immediately preceding Contract Year, as adjusted to reflect the increase, if any, in the CPI in accordance with the CPI Adjustment Methodology.

                      21.24.3 Expenses. Except as otherwise expressly provided elsewhere in this Agreement, each party hereto shall be solely responsible for all costs and expenses arising from the performance of such party’s obligations under this Agreement, and Licensee shall be solely responsible for all costs and expenses arising from the operation of the Business, the Facilities, the Internet Store and all other Business Properties pursuant to Section 9.17.1.

                      21.24.4 Joint and Several Liability of TDS USA and TDS Canada. Notwithstanding anything to the contrary contained herein (other than subparagraph (i) of Section 7.6), TDS USA and TDS Canada shall be jointly and severally liable for all of the liabilities, duties and obligations of TDS USA, TDS Canada and/or Licensee hereunder without regard to (i) the party or parties to whom this Agreement allocates any such liability, duty or obligation, (ii) the owner, operator or location of any Business Property or (iii) the party or parties from whose action, omission, breach or violation any such liability, duty or obligation arises or on whose action, omission, breach or violation any such liability, duty or obligation is based.

                      21.24.5 Rules of Interpretation. Except as otherwise expressly provided in this Agreement, the following rules shall apply hereto: (i) the singular includes the plural and the plural includes the singular; (ii) "or" is not exclusive, and "include" and "including" are not limiting; (iii) a reference to any Contract includes any permitted modifications, supplements, amendments and replacements; (iv) a reference in this Agreement to a section or Schedule is to the section of or Schedule to this Agreement unless otherwise expressly provided; (v) a reference to a section or paragraph in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said section or paragraph; (vi) words such as "hereunder," "hereto," "hereof" and "herein," and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause hereof; (vii) a reference in this Agreement to a "party" (whether in the singular or the plural) shall (unless otherwise indicated herein) include both natural persons and entities (including, without limitation, corporations, partnerships, limited liability companies, limited liability partnerships, trusts or any other form of legal entity); (viii) references herein to "dollars" or "$" shall mean United States dollars unless otherwise specifically stated; and (ix) with respect to any matter requiring the approval or consent of either party hereunder, if no other standard for granting or denying such approval or consent is provided in this Agreement, such determination shall be made by the respective party in its sole discretion.

                      21.24.6 Language of the Agreement. At the request of the parties hereto, this Agreement and all notices related hereto have been drafted in English. À la requête des parties à la présente, cette entente et tout avis y rapportant ont été et seront rédigés en langue anglaise.

[Signatures Appear on Following Page]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the Effective Date by their respective duly authorized representatives.

TDSF:

TDS FRANCHISING, LLC

By: /s/ James M. Kapenstein
Name: James M. Kapenstein
Title: Vice President

By: /s/ David K. Thompson
Name: David K. Thompson
Title: Senior Vice President

LICENSEE:

THE DISNEY STORE, LLC

By: /s/ Steven Balasiano
Name: Steven Balasiano
Title: Senior Vice President

By: /s/ Seth Udasin
Name: Seth Udasin
Title: Treasurer

THE DISNEY STORE (CANADA) LTD.

By: /s/ Steven Balasiano
Name: Steven Balasiano
Title: Senior Vice President

GUARANTEE BY DISNEY WORLDWIDE SERVICES, INC.

           Disney Worldwide Services, Inc., a Florida corporation and a wholly-owned subsidiary of The Walt Disney Company ("Guarantor"), acknowledges that it is an Affiliate of TDSF and therefore stands to benefit substantially from the transactions contemplated by this Agreement. Accordingly, as a material inducement to Licensee to enter into this Agreement, which Licensee would not have done in the absence of this guarantee, Guarantor hereby absolutely and unconditionally guarantees to Licensee the full and timely performance of all of the obligations of TDSF under the terms and conditions of this Agreement, including any amendments, modifications, extensions or compromises thereof, required to be performed by TDSF (collectively, the "Obligations"); provided, that (a) the term "Obligations" as used herein shall not include obligations under any Contract entered into in connection with this Agreement but rather shall include only obligations arising under this Agreement and (b) notwithstanding anything to the contrary contained herein, Guarantor’s obligations under this guarantee shall at all times be limited to a maximum aggregate liability amount equal to Thirty-Five Million Dollars ($35,000,000) (the "Maximum Guarantee Liability"). Guarantor acknowledges and agrees that: (i) this is a guarantee of payment and performance and not of collectibility only; (ii) Guarantor’s responsibility for the Obligations is in no way conditioned upon any requirement that Licensee first attempt to collect any of the Obligations from TDSF and, upon demand from Licensee, the obligations of Guarantor shall become immediately due and payable, without demand, presentment, protest, notice of acceptance, notice of any obligations incurred, or any other notices of any kind or nature, each of which is expressly waived by Guarantor; (iii) this guarantee shall be binding upon Guarantor notwithstanding the addition, substitution or release of any Person primarily or secondarily liable for any Obligation, the bankruptcy, insolvency or other inability to pay or perform of TDSF, or any other act or omission that might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a release or discharge of Guarantor; (iv) until the Maximum Guarantee Liability has been satisfied, Guarantor shall not exercise any rights against TDSF arising as a result of payment by Guarantor hereunder, by way of subrogation, reimbursement, restitution, setoff, recoupment, counterclaim or otherwise; (v) until the Maximum Guarantee Liability has been satisfied, (a) the payment of any amount due to Guarantor by TDSF is subordinated to the prior payment in full of all of the Obligations, and (b) any amounts received by Guarantor in respect thereof while any Obligations are still outstanding shall be received by Guarantor as trustee for Licensee and shall be promptly paid over to Licensee; and (vi) upon demand by Licensee, Guarantor shall pay all documented out-of-pocket costs and expenses (including court costs and reasonable legal expenses) reasonably incurred by Licensee in connection with the enforcement of this guarantee. Guarantor represents and warrants to Licensee that this guarantee has been duly and validly executed by Guarantor and constitutes the legally valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms. Capitalized terms used herein without definition have the meanings assigned thereto in the Agreement. The terms of Section 21 of the Agreement, including, without limitation, Section 21.22, are hereby incorporated into this guarantee as if set forth in full herein, with the exception that references to "TDSF" therein shall be deemed to be references to "Guarantor" for purposes of this guarantee.

"Guarantor" Disney Worldwide Services, Inc., a Florida corporation By: /s/ James M. Kapenstein Name: James M. Kapenstein Title: Vice President

TABLE OF CONTENTS

Page

1.	DEFINITIONS	1

2.	TERM OF AGREEMENT	43
2.1 2.2	Initial Term Renewal Terms	43 44
2.2.1 2.2.2	Conditional Renewal Terms Negotiated Renewal Terms	44 46

3.	TERRITORY	46
3.1 3.2	Definition of Territory Rights of Negotiation Regarding Central America, South America and China	46 47

4.	LICENSE	48
4.1 4.2 4.3 4.4	Grant of License Exclusions; Reservation of Rights Limitations Ownership of Licensed Materials and Trademarks	48 49 49 51
4.4.1 4.4.2	Ownership Registration	51 51
4.5 4.6 4.7 4.8	Copyrights No Rights in Music Film Clips Infringement; Legal Actions	52 53 53 53
4.8.1 4.8.2 4.8.3 4.8.4	Notice Control of Disney IP Claims Involving Licensee; Costs Cooperation No Right to Proceeds	53 53 54 54
4.9 4.10 4.11 4.12	Withdrawal of Licensed Materials Limitations on Licensee's Uses Disney Character Appearances Certain Obligations to Third Parties	54 56 57 58

5.	TDSF'S APPROVAL PROCEDURES	58
5.1	Disney Merchandise Approvals	58
5.1.1 5.1.2 5.1.3 5.1.4	Approval of Conceptual Materials and Pre-Production Samples Approval of Production Samples General Matters Regarding Disney Merchandise Approvals Manufacturing/Sourcing	59 60 61 64
(a) (b) (c) (d) (e) (f)	International Labor Standards ("ILS"); Compliance
Product Safety
Approval of Manufacturers
Name and Address of Licensee
Unauthorized Activities
Potential Internal Audit Compliance Team and Product
Safety Laboratory	64 65 66 67 67 67
5.2	FF&E Materials and Marketing Materials Approvals	68
5.2.1 5.2.2 5.2.3 5.2.4 5.2.5 5.2.6 5.2.7 5.2.8	Original Submissions
Preliminary Approval
Final Proofs
Final Approval
Print, Radio and Television
FF&E Materials
Promotional Brief
** (This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission)	68 69 70 71 71 71 72 72
5.3 5.4 5.5 5.6 5.7 5.8	General Terms Applicable to TDSF Approval of All Licensed Materials Unique Nature of Agreement Quality Control Other Limitations Exceptions Business Stationery and Related Materials	73 73 74 74 75 75

6.	PRESERVATION OF PROMOTIONAL VALUE	75
6.1	Preservation of Licensee's Promotional Value	75
6.1.1 6.1.2 6.1.3 6.1.4 6.1.5 6.1.6 6.1.7	Flagship Stores, Designated WDW Stores and El Capitan
Disney Retained Stores
Other Disney Retail Stores
Outlet Stores
Direct-to-Consumer
Temporary Liquidation Stores
Existing Authorizations to Use Restricted Names	76 77 77 78 78 79 79
6.2 6.3 6.4	Other Channels of Distribution Not Limited Preservation of TDSF's Promotional Value Right of First Negotiation With Respect to NDB Stores	80 85 86

7.	ROYALTIES	87
7.1	Payments	87
7.1.1 7.1.2 7.1.3	Monthly Royalties Royalty for Non-Core Stores Facilities Royalty Abatement	87 88 89
7.2 7.3 7.4 7.5 7.6 7.7 7.8 7.9	Guarantee Manner of Payments US Dollars; Exchange Rates Termination of Agreement TDS Canada and Canadian Royalties TDS USA Royalties Use of Payments No Third Party Royalty Payments	89 90 90 90 90 91 91 91

8.	OVERSIGHT OF RELATIONSHIP	91
8.1 8.2 8.3	TDSF Advisors Licensee Advisors Joint Advisory Committee	91 92 92

9.	OPERATION OF THE FACILITIES AND THE INTERNET STORE	94
9.1	General Operating Standards	94
9.1.1 9.1.2 9.1.3 9.1.4	Operation Through Facilities and Internet Store Maximizing Value of the Business Operation By Licensee No Other Operations	94 94 95 95
9.2 9.3	Annual Business Plans Opening and Closing Business Properties; Maintenance and Refurbishment of Facilities	95 96
9.3.1	Initial Facilities; Opening and Closing Facilities	96
(a) (b) (c)	Permitted Openings Permitted Closings Restrictions on Permitted Openings and Permitted Closings	96 97 97
9.3.2	Outlet Facilities; Internet Store; Other Operations	98
(a) (b) (c)	Outlet Facilities Internet Store Distribution Centers	98 98 102
9.3.3 9.3.4 9.3.5	Additional Restrictions on Opening Facilities Additional Restrictions on Closings Maintenance and Refurbishment	102 102 103
(a) (b)	Maintenance Facility Refurbishment	103 103
9.3.6	Look and Feel	104
9.3.7	Days and Hours	104
9.4	Staffing	105
9.4.1 9.4.2 9.4.3 9.4.4 9.4.5	General Staffing Matters Employee Compensation and Benefits Employee Discounts Management Team Severance and Other Employee Benefits	105 106 107 107 107
9.5 9.6	Customer Service; Product Returns Disney Merchandise	108 108
9.6.1 9.6.2 9.6.3	General Merchandise Management Disney Dollars Merchandise Sharing Obligations	108 109 110
(a)	Obligations of Licensee	110
9.6.4 9.6.5 9.6.6	Product Warranties Purchase of Home Entertainment Products Disposition of Defective Merchandise	112 112 113
9.7	Covenants Relating to Real Property	113
9.7.1	Conduct Relating to Leased Property	113
(a) (b) (c) (d) (e) (f) (g) (h) (i) (j) (k) (l) (m)	Obligations Under Leases
Notices With Respect to Leased Properties
Insurance With Respect to Leased Properties
Environmental Matters With Respect to Leased
Properties
Notification and Summary of Proposed Lease
Agreements
Limited Termination Rights of Licensee
TDSF Termination Rights With Respect to Disney-
Guaranteed Leases
Expiring Disney-Guaranteed Leases
Acquisition of Lease Agreements from Bankruptcy
Assignment and Subletting
Limitations on Short-Term Leases
No Licensee Parent or Canadian Parent
Guarantees
Delivery of Executed Lease Agreements	113 113 114 114 114 115 115 115 116 116 116 116 117
9.7.2	Conduct Relating to Other Real Property	117
(a) (b) (c) (d)	Notices and Correspondence Insurance With Respect to Other Real Property Environmental Matters With Respect to Other Real Property Transfers	117 117 117 117
9.8	Strategic Alliances	118
9.8.1 9.8.2	General ** (This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission)	118 118
9.8.3	** (This information is confidential and has been omitted and separately filed with the Securities and Exchange Commission)	123
9.8.4 9.8.5 9.8.6	Other Disney Cards and Non-US Strategic Alliances Other Strategic Alliance Arrangements Introductions to Strategic Alliance Parties	124 125 126
9.9	Synergy Rights and Obligations	126
9.9.1 9.9.2 9.9.3 9.9.4 9.9.5 9.9.6 9.9.7	Theme Park Admissions
Required Product
Advance Preview of Motion Picture Properties and Television
Properties
Coupons of TDSF and its Affiliates
Acceptance of Returned Merchandise From the Other Party's
Stores
No Limitation on Premiums by Third Parties
Requests for Assistance; Access to Archives	126 126 127 128 128 129 129
9.9.8 9.9.9 9.9.10 9.9.11 9.9.12	Cross-Marketing Opportunities Volume Discounts Reciprocal Benefits for Employees Disney Gift Cards and Stored Value Cards TDSF Reproduction Rights	130 130 131 132 133
9.10	Access and Right to Cure	134
9.10.1 9.10.2 9.10.3	Monitoring and Inspection TDSF Self-Help Cure TDSF Self-Help Fund	134 134 135
(a) (b) (c)	Funding Use of Fund TDSF Self-Help Fund Amount and Adjustments	135 136 136
9.11	Reporting Obligations	136
9.11.1 9.11.2 9.11.3 9.11.4 9.11.5 9.11.6 9.11.7 9.11.8	Monthly Sales and Operating Statements Quarterly Financial Information Annual Financial Information Liquidity Plan Tax Returns SEC Filings Other Information Form of Delivery	136 137 137 138 138 139 139 139
9.12	Organizational Structure	139
9.12.1 9.12.2 9.12.3	Maintenance of Corporate Organization Transactions with TCP or its Affiliates Distinct Public Name of Licensee Entities	139 142 143
9.13	Governance	143
9.13.1 9.13.2 9.13.3 9.13.4 9.13.5	Board Observation Rights at Licensee/TCP Entities
Independent Directors at Licensee Entities
Major Decisions Requiring Approval of Independent Directors
Decisions Requiring the Approval of Only the Independent
Directors
Incorporation into Governing Documents	143 144 145 148 149
9.14 9.15	Auditors Affiliate Transactions	149 149
9.15.1 9.15.2	Intercompany Agreements Other Transactions with Affiliates	149 149
9.16 9.17	Permits and Compliance With Law Funding of Business	150 150
9.17.1 9.17.2 9.17.3	Operating Costs Indebtedness of Licensee and its Subsidiaries Indebtedness of Licensee Parent and Canadian Parent	150 150 153
9.18 9.19	Operating Manual Operational Approval Procedures	153 154
9.19.1	Approving Openings and Closings of Business Properties	154
(a) (b) (c)	Submissions Approval or Disapproval Modification of Opening/Closing Proposal; Postponement or Revocation of Approval	154 154 155
9.19.2	Approving Facility Design Elements, New Store Construction and Refurbishments	155
(a) (b) (c) (d) (e)	Submissions Approval Modification of Design Proposal; Postponement or Revocation of Approval Expedited Facility Design Element Approval Process Refurbishment Costs	155 156 156 156 157
9.19.3	Other Operational Approvals	157
(a) (b) (c)	Submissions Approval Modification of Approval Item Proposal; Postponement or Revocation of Approval	158 158 158
9.19.4	Mandatory Provisions in New Business Property Lease Agreements and Lease Extension Arrangements	159
(a) (b) (c) (d)	Acknowledgment of No Obligation by TDSF TDSF's Right to Enter and Occupy Facility TDSF's Right to Cure Default TDSF's Right to Transfer Upon License Termination	159 159 159 159
9.19.5	General Terms Applicable to TDSF Approval of All Operational Submissions	160

10.	CUSTOMER DATA	160
10.1 10.2	Definition of Customer Data Ownership and Use of Customer Data	160 161
10.2.1 10.2.2 10.2.3	During the Term Following Expiration or Termination Data Obtained Independently by TDSF	161 161 162
10.3 10.4	Provision of Information by Licensee to TDSF Approval of Direct Marketing Activities	162 162

11.	OWNERSHIP OF CERTAIN TECHNOLOGY AND PRODUCT DESIGN ELEMENTS	162
11.1 11.2 11.3 11.4 11.5	Definitions Non-Disney Technology and Elements Ownership and License Rights Product Trademark Ownership Further Assurances Survival of Section	162 163 165 165 165

12.	INDEMNIFICATION	165
12.1 12.2 12.3 12.4	Indemnification by Licensee Indemnification by TDSF Procedures of Indemnification Survival	165 167 168 169

13.	TERMINATION BY TDSF	169
13.1 13.2 13.3 13.4 13.5 13.6 13.7 13.8 13.9 13.10 13.11 13.12 13.13 13.14 13.15	Royalty Breach
Misuse of Licensed Materials
Material Breach
Assignment
Change of Control
Insolvency
Reputational Decline
Material Breach or Termination of TCP Guaranty and Commitment
Breach of Certain Representations, Warranties and Covenants
Uncured Material Breach of Certain Covenants
Defaults under Indebtedness
Judgments
Uninsured Losses
Breaches of Material Contracts
Other Termination Rights	169 169 169 170 170 171 171 172 172 172 172 173 173 174 174

14.	TERMINATION BY LICENSEE	174
14.1 14.2 14.3 14.4	Material Breach Withdrawn or Retired Character Properties Loss of Use of "Disney" Name Uncured Material Breach of Certain Covenants	174 174 174 174

15.	PURCHASE OF FACILITIES UPON TERMINATION	175
15.1	Right to Purchase or Cause Purchase of Facilities; Notice Dates; Commencement of Purchase Process	175
15.1.1 15.1.2 15.1.3 15.1.4	Right to Purchase No Obligation to Purchase Notice of Exercise of Right Commencement of Purchase Process	175 175 176 176
15.2	Appraisal and Bidding Process; Determination of Compensation	176
15.2.1 15.2.2 15.2.3	Appraisal of Business Bidding Process Compensation for Designated Facilities	176 178 179
15.3	Purchase Mechanics	181

16.	EFFECT OF EXPIRATION OR TERMINATION OF THIS AGREEMENT	182
16.1 16.2 16.3 16.4 16.5	Expiration
Early Termination
Survival of Certain Provisions
Certain Rights of Licensee Regarding Inventory Liquidation Upon
Expiration or Termination
Certain Rights of Secured Lender Regarding Inventory Liquidation Upon
Event of Default	182 182 183 183 184

17.	PUBLIC DISCLOSURE; CONFIDENTIALITY	185
17.1 17.2 17.3	Public Disclosure Confidentiality Survival of Section	185 186 187

18.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSEE	187
18.1 18.2 18.3 18.4 18.5 18.6 18.7 18.8	Organization, Standing and Authority; Capitalization Authorization and Binding Obligation Absence of Conflicting Agreements Claims; Legal Actions Full Disclosure No Reliance No Broker Fees Survival	187 188 188 188 188 188 188 189

19.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF TDSF	189
19.1 19.2 19.3 19.4 19.5 19.6 19.7 19.8	Organization, Standing and Authority; Rights in Disney Properties
Authorization and Binding Obligation
Absence of Conflicting Agreements
Claims; Legal Actions
Full Disclosure
No Reliance
No Broker Fees
Survival	189 189 189 190 190 190 190 190

20.	COMPLIMENTARY BENEFITS	190

21.	MISCELLANEOUS	191
21.1	Books and Records	191
21.1.1 21.1.2	Right of Audit Underpayment or Overpayment Remedies	191 192
21.2 21.3 21.4 21.5 21.6 21.7 21.8 21.9 21.10 21.11 21.12 21.13 21.14 21.15 21.16 21.17 21.18 21.19 21.20 21.21 21.22 21.23	Insurance
Force Majeure
Waivers
Notices
Entire Agreement
Joint Venture/Partnership Disclaimer
Accord and Satisfaction
Relationship of Parties
Effect of Headings
Construction
Non-Assignment by Licensee
Severability
Amendments
Counterparts; Facsimile Signatures
Schedules
No Third Party Beneficiaries
Further Assurances
Conflicts of Interest
Interest
Governing Law; Remedies
Limitation of Liability
Arbitration Procedures	192 193 194 194 195 195 196 196 196 196 196 197 197 197 197 197 197 197 197 198 199 199
21.23.1 21.23.2 21.23.3 21.23.4 21.23.5 21.23.6 21.23.7 21.23.8 21.23.9 21.23.10 21.23.11 21.23.12 21.23.13 21.23.14 21.23.15 21.23.16 21.23.17 21.23.18	Management Negotiations
Arbitrable Disputes
Applicability of California Procedural Law
Arbitration Complaints and Notices
Selection of Arbitrator and Appellate Arbitrators
Arbitrator Neutrality
Emergency Relief
Arbitration Hearing/Arbitrator's Rulings, Statement of
Decision and Judgment
Appeal
Jurisdiction/Venue/Enforcement of Award
Discovery
Res Judicata, Collateral Estoppel and Law of the Case
Confidential Proceedings
Arbitrator Fees and Arbitration Costs
Non-Signatory Legal Actions
Expedited Procedures
No Declaratory Relief
Survivability	199 200 200 200 201 202 202 202 203 203 203 204 204 204 204 204 205 205
21.24	Certain Licensee Fees	205
21.24.1 21.24.2	General CPI Adjustments	205 206
21.25 21.26 21.27	Expenses Joint and Several Liability of TDS USA and TDS Canada Rules of Interpretation	206 206 207

Schedule 1(a) Financial Covenant of Licensee

Schedule 1(b) Animated Characters

Schedule 1(c) DTR Product Categories

Schedule 1(d) Hardlines

Schedule 1(e) Non-Disney-Branded Properties

Schedule 1(f) Softlines

Schedule 1(g) Form of TCP Intercompany Services Agreement

Schedule 1(h) Toys/Plush

Schedule 5.1.4(a-1) Manufacturer's Agreement

Schedule 5.1.4(a-2) Form of Manufacturer's MOU

Schedule 5.1.4(a-3) Form of Manufacturer's FAMA

Schedule 5.2.1 Form of Promotional Brief

Schedule 6.1.7 Existing Restricted Name Agreements

Schedule 6.2.1 License Encumbrance Agreements

Schedule 6.2.4 Existing DTR Licenses

Schedule 9.3.1 Initial Facilities

Schedule 9.7.1(e) Form of Proposed Lease Agreement Notice

Schedule 9.9.1 Theme Park Admission Passes

Schedule 9.10.3(a) Form of Escrow Agreement

Schedule A Fee Schedule

Schedule 9.12.1(a) Form of Canadian Joinder	210 212 215 216 217 218 219 220 221 226 239 241 243 244 245 246 247 249 258 266 267